UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Information Services Group, Inc.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock of Information Services Group, Inc.
	(2)	Aggregate number of securities to which transaction applies:
All of the issued and outstanding capital stock of Information Services Group, Inc.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Pursuant to Section 14(g)(1)(A)(i) of the Securities Exchange Act of 1934, $30.70 per $1,000,000 of the proposed payment.
	(4)	Proposed maximum aggregate value of transaction:
$280,000,000
	(5)	Total fee paid:
$8,596
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Information Services Group, Inc.
Four Stamford Plaza
107 Elm Street
Stamford, CT 06902
(203) 517-3100

To the Stockholders of Information Services Group, Inc.:

You are cordially invited to attend a special meeting of the stockholders of Information Services Group, Inc., a Delaware corporation (“ISG”), relating to the proposed acquisition of all of the outstanding shares of capital stock of TPI Advisory Services Americas, Inc., a Texas corporation (“TPI”), from MCP-TPI Holdings, LLC (“MCP-TPI”), and related matters. The meeting will be held at [   •   ] on [   •   ], 2007, at the offices of ISG, Four Stamford Plaza, 107 Elm Street, Stamford, Connecticut 06902.

At this special meeting, you will be asked to consider and vote upon the following proposals:

•       The Acquisition Proposal—a proposal to adopt the Purchase Agreement, dated as of April 24, 2007, by and between MCP-TPI and ISG, and to approve the acquisition contemplated thereby, pursuant to which ISG will acquire all of the outstanding shares of capital stock of TPI for approximately $280 million in cash;

•       The Equity Incentive Plan Proposal—a proposal to approve the 2007 Equity Incentive Plan;

•       The Employee Stock Purchase Plan Proposal—a proposal to approve the 2007 Employee Stock Purchase Plan; and

•       The Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the adoption of the acquisition proposal and the transactions contemplated thereby, the equity incentive plan proposal or the employee stock purchase plan proposal.

The affirmative vote of a majority of the shares of common stock issued in ISG’s initial public offering (the “IPO”) voted at the meeting is required to adopt the acquisition proposal. The adoption of the equity incentive plan proposal and employee stock purchase plan proposal are not conditions to the acquisition proposal, but if a majority of the shares of ISG common stock issued in the IPO that are voted at the special meeting vote against the acquisition proposal or if the holders of 20% (6,468,750) or more of the IPO shares vote against the acquisition proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the acquisition proposal at the special meeting, the equity incentive plan proposal and employee stock purchase plan proposal will not be presented at the special meeting for adoption.

The adoption of the equity incentive plan proposal, employee stock purchase plan proposal and the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of shares of ISG’s common stock represented in person or by proxy and entitled to vote at the special meeting.

Each ISG stockholder who holds shares of the common stock issued as part of the units issued in the IPO has the right to vote against adoption of the acquisition proposal and demand that ISG convert such stockholder’s shares into an amount in cash equal to such stockholder’s pro rata portion of the funds held in the trust account (net of taxes payable on any interest earned thereon and $3,000,000 of interest earned on the trust account that has been released to ISG) into which a substantial portion of the net proceeds of the IPO was deposited. This includes any stockholder who acquires shares issued in the IPO through purchases following the IPO, and such stockholder is entitled to conversion rights. As of June 30, 2007, there was approximately $254,052,000 in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes), or approximately $7.85 per share issued in the IPO. These shares will be converted into cash on such basis only if the acquisition is completed. However, if the holders of 20% (6,468,750) or more of the shares of common stock issued in the IPO vote against adoption of the acquisition proposal and demand conversion of their shares into a pro rata portion of the trust account no later than the close of the vote on the acquisition proposal at the special meeting, ISG will not complete the acquisition. Prior to exercising their conversion rights, ISG’s stockholders should verify the market price of ISG’s common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Shares of ISG’s common stock are currently listed on the American Stock Exchange under the symbol “III.” On September 28, 2007, the record date for the special meeting of stockholders, the last sale price of ISG’s common stock was $[   •   ].

With respect to the acquisition proposal, all of ISG’s initial stockholders agreed to vote the shares of common stock held by them that they acquired prior to the IPO either for or against the adoption of the acquisition proposal in the same manner that the majority of the shares issued in the IPO that are voted at the meeting are voted on such proposal. They have indicated that they will vote such shares “FOR” the adoption of the equity incentive plan, the employee stock purchase plan proposal and, if necessary, the adjournment proposal, although there is no agreement in place with respect to these proposals.

After careful consideration, ISG’s board of directors has determined that the acquisition proposal is fair to and in the best interests of ISG and its stockholders. ISG’s board of directors has also determined that the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal are also in the best interests of ISG’s stockholders. ISG’s board of directors recommends that you vote, or give instruction to vote, “FOR” the adoption of the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal.

Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the acquisition proposal and the transactions contemplated by the purchase agreement, as well as detailed information concerning each of the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal. We urge you to read the proxy statement and attached annexes carefully.

Your vote is important. Whether or not you plan to attend the special meeting in person, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

I look forward to seeing you at the meeting.

Sincerely,
Michael P. Connors
Chairman and Chief Executive Officer

This proxy statement is first being sent to stockholders on or about [   •   ], 2007.

Neither the Securities and Exchange Commission nor any state securities commission has determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE ACQUISITION PROPOSAL AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ISG’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE ACQUISITION PROPOSAL AND DEMAND THAT ISG CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ACQUISITION PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE ACQUISITION AND THEN TENDER YOUR PHYSICAL STOCK CERTIFICATE TO OUR STOCK TRANSFER AGENT. If the ACQUISITION is not completed, then these shares will not be converted into cash.  If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account and request that a physical stock certificate be issued in your name. SEE “SPECIAL MEETING OF ISG STOCKHOLDERS—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

SEE ALSO “RISK FACTORS” FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE ACQUISITION PROPOSAL.

Information Services Group, Inc.
Four Stamford Plaza
107 Elm Street
Stamford, CT 06902
(203) 517-3100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [   •   ], 2007

TO THE STOCKHOLDERS OF INFORMATION SERVICES GROUP, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Information Services Group, Inc., a Delaware corporation (“ISG”), will be held at [   •   ] on [   •   ], 2007, at the offices of ISG, Four Stamford Plaza, 107 Elm Street, Stamford, Connecticut 06902, for the following purposes:

(1)         to consider and vote upon the adoption of the Purchase Agreement, dated as of April 24, 2007, by and between MCP-TPI Holdings, LLC (“MCP-TPI”) and ISG, and to approve the acquisition contemplated thereby, pursuant to which ISG will acquire all of the outstanding shares of capital stock of TPI Advisory Services Americas, Inc., a Texas corporation (“TPI”), for approximately $280 million in cash;

(2)         to consider and vote upon the approval of the 2007 Equity Incentive Plan;

(3)         to consider and vote upon the approval of the 2007 Employee Stock Purchase Plan; and

(4)         to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are insufficient votes for, or otherwise in connection with, the adoption of the acquisition proposal and the transactions contemplated thereby, the equity incentive plan proposal or the employee stock purchase plan proposal.

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of ISG’s common stock at the close of business on September 28, 2007 are entitled to notice of the special meeting and to have their vote counted at the special meeting and any adjournments or postponements thereof. ISG will not transact any other business at the special meeting except for business properly brought before the special meeting or any adjournment or postponement thereof by ISG’s board of directors.

A complete list of ISG stockholders of record entitled to vote at the special meeting will be available for inspection by stockholders for 10 days prior to the date of the special meeting at the principal executive offices of ISG during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. The first proposal above must be approved by a majority of the votes cast by the holders of shares of common stock issued in ISG’s initial public offering. In addition, regardless of whether or not the acquisition proposal receives the requisite votes, the holders of less than 20% (6,468,749) of such shares can vote against the acquisition and demand to convert their shares into a pro rata portion of our trust account by the close of the vote on the acquisition proposal at the special meeting in order for the acquisition proposal to be approved. The second, third and fourth proposals above must each be approved by the holders of a majority of the votes cast by holders of shares of ISG common stock present in person or represented by proxy and entitled to vote at the special meeting.

All ISG stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of ISG common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the vote with respect to the acquisition proposal, equity incentive plan proposal, employee stock purchase plan proposal or the adjournment proposal. Abstentions will have no effect for passing of the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal or the adjournment proposal.

The board of directors of ISG recommends that you vote “FOR” each of the proposals, which are described in detail in the accompanying proxy statement.

By Order of the Board of Directors

Michael P. Connors
Chairman and Chief Executive Officer

[   •   ], 2007

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE ACQUISITION PROPOSAL AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ISG’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE ACQUISITION PROPOSAL AND DEMAND THAT ISG CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ACQUISITION PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE ACQUISITION AND THEN TENDER YOUR PHYSICAL STOCK CERTIFICATE TO OUR STOCK TRANSFER AGENT. If the ACQUISITION is not completed, then these shares will not be converted into cash.  If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account and request that a physical stock certificate be issued in your name. SEE “SPECIAL MEETING OF ISG STOCKHOLDERS—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

INDUSTRY AND MARKET DATA

Industry and market data used throughout this proxy statement were obtained through internal company research, surveys and studies conducted by third parties and industry and general publications. The information contained in the NASSCOM-McKinsey report referred to herein, published by the National Association of Software and Service Companies, or NASSCOM, and McKinsey & Company, or McKinsey, in 2005 is based on studies and analyses of surveys of business process outsourcing service providers and clients conducted by McKinsey. The NASSCOM-McKinsey report was the primary source for third-party industry and market data and forecasts referred to herein. In addition, we have included in this proxy statement information from the International Data Corporation, or IDC, market analysis reports published in 2007, the McKinsey quarterly reports published in 2006 and a January 2007 report by Forrester Research, Inc., an independent technology and research company. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Forward-Looking Statements.”

ii

SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION

•  The parties to the purchase agreement are Information Services Group, Inc., a Delaware corporation (“ISG”), and MCP-TPI Holdings, LLC (“MCP-TPI”), a Texas limited liability company. MCP-TPI is owned by investment funds associated with Monitor Clipper Partners, members of TPI’s management and other individuals. See the section entitled “The Acquisition Proposal.”

•  ISG will purchase from MCP-TPI all of the outstanding shares of capital stock of TPI Advisory Services Americas, Inc., a Texas corporation (“TPI”). See the section entitled “The Acquisition Proposal—General Description of the Acquisition.”  TPI is engaged in the business of providing sourcing advisory services. Its principal executive offices are located in The Woodlands, Texas. See the section entitled “Business of TPI.”

•  The purchase price to be paid is $280 million. In addition, ISG will pay MCP-TPI in cash an amount equal to the normalized cash and cash equivalents of TPI on April 23, 2007, which the parties agreed is equal to $5 million. MCP-TPI will simultaneously apply a portion of the purchase price to pay off TPI’s indebtedness in full. There is no working capital or other post-closing purchase price adjustment. The cash generated by TPI between April 24, 2007 and the closing date will remain in TPI for the benefit of ISG. If the closing does not occur by October 24, 2007, ISG will pay additional consideration of $50,000 in cash per day commencing on October 24, 2007 through and including the closing date. See the section entitled “The Purchase Agreement—Purchase Price.”

•  $15 million of the purchase price will be placed in escrow, which will secure any indemnification claims made by ISG. See the section entitled “The Purchase Agreement—Escrow Funds.”

•  The purchase price will be paid with: (i) at least $220 million of cash currently held in a trust account established in connection with ISG’s initial public offering and (ii) proceeds from debt financing pursuant to debt commitment letters obtained from Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. See the sections entitled “The Acquisition Proposal—Financing for the Acquisition” and “The Purchase Agreement—Other Covenants.”

•  Prior to and following the execution of the purchase agreement, ISG entered into subscription, non-competition and related agreements with TPI’s founder, TPI’s President and CEO, ten other members of TPI’s management team and over 100 other employees of TPI. Such agreements provide that, on the closing date of the acquisition, the TPI employees will invest an amount equal to approximately 30% of such individual’s net after tax proceeds from the transaction in newly issued ISG common stock at the closing trading price on the closing date of the acquisition. It is estimated that the total amount of net after-tax proceeds to be invested is approximately $25 million. In addition, following the consummation of the acquisition, ISG intends to initiate a $40 million stock and/or warrant repurchase program.

•  In addition to voting on the acquisition proposal, the stockholders of ISG will vote on proposals to approve an equity incentive plan, approve an employee stock purchase plan and to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the adoption of the acquisition proposal and the transactions contemplated thereby, the equity incentive plan proposal or the employee stock purchase plan proposal. See the sections entitled “The Equity Incentive Plan Proposal,” “The Employee Stock Purchase Plan Proposal” and “The Adjournment Proposal.”

•  All of the current members of ISG’s board of directors are expected to continue to serve as directors of ISG following the acquisition. Upon completion of the acquisition, we expect the board of directors of ISG to continue to be Robert J. Chrenc, Michael P. Connors, R. Glenn Hubbard and Robert E. Weissman. We expect the executive officers of ISG to continue to be Michael P. Connors, Frank Martell, Earl H. Doppelt and Richard G. Gould. See section entitled “Directors and Executive Officers of ISG Following the Acquisition.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.              Why am I receiving this proxy statement?

A.              ISG and MCP-TPI have entered into the Purchase Agreement, dated as of April 24, 2007, which is described in this proxy statement. We refer to this agreement in this proxy statement as the purchase agreement. A copy of the purchase agreement is attached to this proxy statement as Annex A. We encourage you to review the purchase agreement carefully.

In order to complete the acquisition, a majority of the votes cast at the special meeting by the holders of shares of our common stock issued in our initial public offering (the “IPO”) must vote to adopt the purchase agreement and approve the acquisition. In addition, regardless of whether or not the acquisition proposal receives the requisite votes, the holders of less than 20% (6,468,749) of such shares can vote against the acquisition and demand to convert their shares into a pro rata portion of our trust account by the close of the vote on the acquisition proposal at the special meeting in order for the acquisition proposal to be approved. ISG stockholders are also being asked to approve the adoption of the 2007 Equity Incentive Plan, adoption of the 2007 Employee Stock Purchase Plan and a proposal to adjourn the special meeting if necessary, but these approvals are not conditions to the acquisition. The 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan have been approved by ISG’s board of directors and will be effective upon completion of the acquisition, subject to stockholder approval of the plan. The 2007 Equity Incentive Plan is attached as Annex B hereto. The 2007 Employee Stock Purchase Plan is attached as Annex C hereto.

ISG will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement contains important information about the proposed acquisition, the other proposals and the special meeting of ISG stockholders. You should read this proxy statement together with all of the annexes carefully.

You are invited to attend the special meeting to vote on the proposals described in this proxy statement. However, you don’t need to attend the meeting to ensure your shares are voted at the meeting. Instead, you may simply complete, sign and return the enclosed proxy card. Your vote is important. Regardless of whether you plan to attend the meeting, ISG encourages you to submit a proxy as soon as possible after carefully reviewing this proxy statement.

Q.              Why is ISG proposing the acquisition?

A.              ISG was organized for the purpose of acquiring, through an acquisition, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses. Based upon its experience in the information services industry, ISG management believes that TPI’s history, size, independence and expertise discussed elsewhere in this proxy statement make it well-positioned to take advantage of potential growth opportunities in the sourcing advisory services industry. For a description of TPI’s history, size, independence and expertise, please see the section entitled “Business of TPI.”

Q.              What is being voted on?

A.              There are four proposals on which the ISG stockholders are being asked to vote. The first proposal, the acquisition proposal, is to adopt the purchase agreement and approve the acquisition.

The second proposal, the equity incentive plan proposal, is to approve the 2007 Equity Incentive Plan. The 2007 Equity Incentive Plan has been approved by our board of directors and will be effective upon completion of the acquisition, subject to stockholder approval of the plan.

The third proposal, the employee stock purchase plan proposal, is to approve the 2007 Employee Stock Purchase Plan.  The 2007 Employee Stock Purchase Plan has been approved by our board of directors and will be effective upon completion of the acquisition, subject to stockholder approval of the plan.

The fourth proposal, the adjournment proposal, is to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the adoption of the acquisition proposal and the transactions contemplated thereby, the equity incentive plan proposal or the employee stock purchase plan proposal.

Q.              How are votes counted?

A.              Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will not be counted towards the vote total for the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal or the adjournment proposal. Broker non-votes will not be counted towards the vote total for the acquisition proposal, equity incentive plan proposal or the employee stock purchase plan proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the American Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. The adjournment proposal is the only discretionary item being proposed at the special meeting.

Q.              What is the quorum requirement?

A.              A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if holders of at least a majority of the outstanding shares entitled to vote are present in person or by proxy at the meeting or by proxy. On the record date, there were 40,429,687 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the special meeting may adjourn the special meeting until a quorum is present.

Q.              Who can vote at the special meeting?

A.              Only stockholders of record at the close of business on September 28, 2007 will be entitled to vote at the special meeting. On this record date, there were 40,429,687 shares of common stock outstanding and entitled to vote at the special meeting.

Stockholder of Record: Shares Registered in Your Name

If on September 28, 2007 your shares were registered directly in your name with ISG’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 28, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q.              What vote is required in order to adopt the acquisition proposal?

A.              The adoption of the purchase agreement will require the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of ISG common stock issued in connection with the IPO outstanding on the record date. If the holders of 20% (6,468,750) or more of the shares of the common stock issued in the IPO vote against adoption of the acquisition proposal and demand that we convert their shares into a pro rata portion of our trust account no later than the close of the vote on the acquisition proposal at the special meeting, then ISG will not complete the acquisition. No vote of the holders of our warrants is necessary to adopt the acquisition proposal, or any of the other proposals, and we are not asking the warrant holders to vote on the acquisition proposal or any of the other proposals. If you “Abstain” from voting on the acquisition proposal, it will not be counted towards the vote total and will not result in the exercise of your conversion rights. Similarly, if you do not give instructions to your broker on how to vote your shares, the shares will be treated as broker non-votes and will have no effect. If a majority of the shares of ISG’s common stock issued in the IPO and voted at the meeting vote against the acquisition proposal or if the holders of 20% (6,468,750) or more of such shares vote against the acquisition proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the acquisition proposal at the special meeting, none of the other proposals will be presented for adoption.

Q.              What vote is required in order to adopt the equity incentive plan proposal?

A.              The adoption of the equity incentive plan proposal will require the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the special meeting. If you “Abstain” from voting on the equity incentive plan proposal, it will have no effect for passing of the proposal. Broker non-votes will have no effect. ISG is proposing the adoption of the 2007 Equity Incentive Plan to enable it to attract, retain and reward its directors, officers, employees and third-party consultants using equity-based incentives. The 2007 Equity Incentive Plan has been approved by our Board of Directors and will be effective upon completion of the acquisition, subject to stockholder approval of the plan.

Q.              What vote is required in order to adopt the employee stock purchase plan proposal?

A.              The adoption of the employee stock purchase plan proposal will require the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the special meeting. If you “Abstain” from voting on the employee stock purchase plan proposal, it will have no effect for passing of the proposal. Broker non-votes will have no effect. ISG is proposing the adoption of the 2007 Employee Stock Purchase Plan to provide its employees with an opportunity to purchase shares of ISG common stock through payroll deductions. The 2007 Employee Stock Purchase Plan has been approved by our Board of Directors and will be effective upon completion of the acquisition, subject to stockholder approval of the plan.

Q.              What vote is required in order to adopt the adjournment proposal?

A.              The adoption of the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the special meeting. If you “Abstain” from voting on this proposal, it will have no effect for passing of the proposal. Because brokers will have discretion to vote on this proposal, there will be no broker non-votes with respect to this proposal.

Q.              Does the ISG board recommend voting for the adoption of the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal?

A.              Yes. After careful consideration of the terms and conditions of these proposals, the board of directors of ISG has determined that the acquisition and the other transactions contemplated by the purchase agreement, the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal are fair to and in the best interests of ISG and its stockholders. The ISG board of directors recommends that ISG stockholders vote “FOR” each of these proposals. The members of ISG’s board of directors have interests in the acquisition that are different from, or in addition to, your interests as a stockholder. For a description of such interests, please see the section entitled “The Acquisition Proposal—Interests of ISG Directors and Officers in the Acquisition.”

For a description of the factors considered by ISG’s board of directors in making its determination, see the section entitled “The Acquisition Proposal—ISG’s Board of Directors’ Reasons for Approval of the Acquisition.”

Q.              Did the directors of ISG make a determination as to the value of TPI?

A.              While they did not identify a specific value for TPI, ISG’s directors determined that the fair market value of TPI is in excess of 80% of ISG’s net assets. For a discussion of the factors they considered in making this determination, see the section entitled “The Acquisition Proposal—ISG’s Board of Directors’ Reasons for the Approval of the Acquisition.”

Q.              Did ISG’s board obtain a fairness opinion in connection with its approval of the acquisition proposal?

A.              Yes. On April 24, 2007, Evercore Group L.L.C. (“Evercore”) delivered to ISG’s board of directors its written opinion that, as of that date and based upon and subject to the factors, limitations and assumptions described in the opinion, the consideration to be paid by ISG pursuant to the purchase agreement was fair from a financial point of view to ISG. The full text of this opinion is attached to this proxy statement as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations included in connection with the review undertaken. Evercore’s opinion speaks only as of the date of the opinion, is directed to ISG’s board of directors and addresses only the fairness, from a financial point of view, to ISG of the consideration to be paid by ISG pursuant to the purchase agreement.

Q.              How do ISG’s insiders intend to vote their shares?

A.              With respect to the acquisition proposal, all of ISG’s inside stockholders have agreed to vote the shares of common stock acquired by them prior to the IPO, either for or against the adoption of the acquisition proposal in the same manner that the majority of the shares issued in the IPO that are voted at the special meeting are voted on such proposal. They have indicated that they will vote such shares for the equity incentive plan proposal, the employee stock purchase plan proposal and, if necessary, the adjournment proposal, although there is no agreement in place with respect to these proposals.

Q.              Do I have conversion rights?

A.              If you hold shares of common stock issued in the IPO, then you have the right to vote against adoption of the acquisition proposal and demand that ISG convert such shares into an amount in cash equal to a pro rata portion of the funds held in the trust account (net of taxes payable on the interest earned thereon and $3,000,000 of interest earned on the trust account that has been released to ISG) into which a substantial portion of the net proceeds of the IPO was deposited. This includes any stockholder who acquires shares issued in the IPO through purchases following the IPO, and such stockholder is entitled to conversion rights.

Q.              How do I exercise my conversion rights?

A.              If you wish to exercise your conversion rights, you must affirmatively vote against adoption of the acquisition proposal and demand that ISG convert your shares into cash prior to the close of the vote on the acquisition proposal at the special meeting. Any action that does not include an affirmative vote against adoption of the acquisition proposal will prevent you from exercising your conversion rights. You may exercise your conversion rights by checking the appropriate box on the proxy card or by any other writing that clearly states that conversion is demanded and such writing is delivered so that it is received by ISG at any time up to the special meeting. If you (i) initially vote for adoption of the acquisition proposal, but later wish to vote against adoption of the acquisition proposal and exercise your conversion rights, (ii) initially vote against adoption of the acquisition proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to ISG to exercise your conversion rights, or (iii) initially vote against adoption of the acquisition proposal but later wish to vote for the acquisition proposal, you may request that ISG send you another proxy card on which you may indicate your intended vote and, if that vote is against adoption of the acquisition proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting ISG at the phone number or address listed at the end of this section. Any corrected or changed proxy card or written demand of conversion rights must be received by ISG at any time up to the special meeting.

In addition, in order to convert your shares, you must continue to hold these shares through the completion of the acquisition and thereafter tender your physical stock certificate (together with necessary stock powers, letter of instructions and certificate to ISG) to our stock transfer agent. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account and request that a physical stock certificate be issued in your name. See section entitled “Special Meeting of ISG Stockholders—Conversion Rights” for detailed instructions.

If, notwithstanding your vote against adoption of the acquisition proposal and your proper exercise of conversion rights, the acquisition is completed, then you will be entitled to receive a pro rata portion of the funds held in the trust account (net of taxes payable on the interest earned thereon and $3,000,000 of interest earned on the trust account that has been released to ISG), calculated as of the date that is two days prior to the completion of the acquisition. If you exercise your conversion rights, then you will be exchanging your shares of ISG common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the completion of the acquisition and thereafter tender your physical stock certificate to our stock transfer agent. If the acquisition is not completed, then these shares will not be converted into cash.

Q.              What happens to the ISG warrants I hold if I vote against adoption of the acquisition proposal and exercise my conversion rights?

A.              Exercising your conversion rights does not result in either the conversion or loss of your warrants. Your warrants will continue to be outstanding following the conversion of your common stock. However, if ISG does not consummate the acquisition or an alternate business combination by August 6, 2008, subject to extension under certain circumstances to February 6, 2009, ISG will be required to commence proceedings to dissolve and liquidate and your ISG warrants will become worthless.

Q.              What if I object to the proposed acquisition? Do I have appraisal rights?

A.              ISG stockholders do not have appraisal rights in connection with the acquisition.

Q.              What happens to the funds held in the trust account after completion of the acquisition?

A.              Upon completion of the acquisition, ISG stockholders who voted against the acquisition proposal and elected to exercise their conversion rights will receive their pro rata portion of the funds in the trust account (net of taxes payable on the interest earned thereon and $3,000,000 of interest earned on the trust account that has been released to ISG), calculated as of the date that is two days prior to the completion of the acquisition. The balance of the funds in the trust account will be released to ISG to enable it to pay the purchase price and certain other obligations (including deferred underwriting fees of approximately $8,262,500, depending on the number of shares converted) and any amounts not paid as consideration to MCP-TPI may be used to finance operations of TPI or to effect other acquisitions.

Q.              Who will manage ISG after the acquisition?

A.              All of the current members of ISG’s board of directors are expected to continue to serve as directors of ISG following the acquisition. Upon completion of the acquisition, we expect the board of directors of ISG to continue to be Robert J. Chrenc, Michael P. Connors, R. Glenn Hubbard and Robert E. Weissman. We expect the executive officers of ISG to continue to be Michael P. Connors, Frank Martell, Earl H. Doppelt and Richard G. Gould. See section entitled “Directors and Executive Officers of ISG Following the Acquisition.”

Q.              How are directors, officers and senior advisors compensated?

A.              Our directors, officers and senior advisors do not receive any compensation for their services to ISG. However, our officers, directors and senior advisors beneficially own, in the aggregate, 8,085,937 shares of ISG common stock and 6,500,000 warrants. On September 28, 2007, the aggregate market value of these securities (without taking into account any discount due to the restricted nature of these securities) was $[•] based on the last reported sales on the American Stock Exchange on that day.

Q.              What will the business strategy of TPI be after the acquisition?

A.              ISG intends to continue to pursue many of the same strategies that TPI already has been pursuing, including initiatives to improve profit margins and efficiency, expand TPI’s client base and identify opportunities to expand data and advisory services and grow the business. However, ISG and TPI’s business strategies may evolve and change over time.

Q.              What happens if the acquisition is not completed?

A.              If the acquisition is not completed, the 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan will not be adopted and ISG will continue to search for a target company for a business combination. However, ISG may be required to commence proceedings to dissolve and liquidate if it does not consummate a business combination by August 6, 2008 (or by February 6, 2009 if a letter of intent, agreement in principal or definitive agreement relating to the business combination in question is executed by August 6, 2008). In any dissolution and liquidation, we would expect the funds held in the trust account (net of taxes payable on the interest earned thereon and $3,000,000 of interest earned from the trust account that has been released to ISG), plus any remaining net assets not held in trust, would be distributed pro rata to the holders of ISG’s common stock acquired in the IPO. However, our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the sections entitled “Risk Factors—If We Are Unable To Complete An Initial Business Combination And Are Forced To Dissolve And Liquidate The Trust Account, Our Public Stockholders May Receive Less Than $8.00 Per Share And Our Warrants Will Expire Worthless,” “Risk Factors—If We Do Not Complete A Business Combination And Dissolve, Payments From The Trust Account To Our Public Stockholders May Be Delayed” and “Other Information related to ISG—Plan of Dissolution and Distribution of Assets if No Business Combination.” Holders of ISG common stock acquired prior to the IPO, have waived any right to any liquidation distribution with respect to those shares. The ISG warrants currently outstanding will expire and become worthless if ISG is required to commence proceedings to dissolve and liquidate.

Q.              If the acquisition is completed, what will happen to the ISG common stock, units and warrants?

A.              The acquisition will have no effect on the ISG common stock, units and warrants. They will continue to remain outstanding.

Q.              When do you expect the acquisition to be completed?

A.              It is currently anticipated that the acquisition will be completed during the fourth quarter of 2007, subject to adoption of the purchase agreement by ISG’s stockholders and the satisfaction of certain other conditions, as discussed in greater detail in the purchase agreement.

For a description of the conditions to completion of the acquisition, see the section entitled “The Purchase Agreement—Conditions to Closing.”

Q.              What do I need to do now?

A.              ISG urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the acquisition will affect you as a stockholder of ISG. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.              How do I vote?

A.              If you are a holder of record of ISG common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. Whether or not you plan to attend the special meeting in person, we urge you to submit a proxy to ensure your shares are voted at the meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may still attend the special meeting and vote in person if you have already submitted a proxy.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from ISG. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Q.     Can I change my vote after I have mailed my signed proxy or direction form?

A.              Yes. You can revoke your proxy at any time prior to the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways: (i) you may submit another properly completed proxy card with a later date; (ii) you may send a written notice that you are revoking your proxy to ISG’s Secretary at the address listed at the end of this section; or (iii) you may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Q.              Do I need to send in my stock certificates?

A.              Only ISG stockholders who vote against adoption of the acquisition proposal and elect to have their shares converted into a pro rata share of the funds in the trust account must tender their physical stock certificate to our stock transfer agent. ISG stockholders who elect to have their shares converted do not need to tender their physical stock certificate to our stock transfer agent prior to the special meeting. ISG stockholders who vote in favor of the adoption of the acquisition proposal, or who otherwise do not elect to have their shares converted should not submit their stock certificates now or after the acquisition, because their shares will not be converted or exchanged in connection with the acquisition.

Q.              What should I do if I receive more than one set of voting materials?

A.              You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, if your shares are registered in more than one name or are registered in different accounts. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to ensure that all of your ISG shares are voted at the meeting.

Q.              Who is paying for this proxy solicitation?

A.              We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and officers and the underwriters in the IPO, may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. Innisfree M&A Incorporated, a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $12,500 plus $5 per solicited stockholder and out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q.              Who can help answer my questions?

A.              If you have questions about the acquisition or the other proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Information Services Group, Inc.
Four Stamford Plaza
107 Elm Street
Stamford, CT 06902
Attn: Corporate Secretary
Tel: (203) 517-3100

You may also obtain additional information about ISG from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the acquisition, you should read this entire document carefully, including the purchase agreement attached as Annex A to this proxy statement. We encourage you to read the purchase agreement carefully. It is the legal document that governs the acquisition and certain other transactions contemplated by the purchase agreement. It is also described in detail elsewhere in this proxy statement. Unless the context requires otherwise, the terms “we,” “us” and “our” refer to Information Services Group, Inc. In addition “TPI” refers to TPI Advisory Services Americas, Inc. and its subsidiaries.

The Parties

ISG

ISG is a blank check company organized as a corporation under the laws of the State of Delaware. It was formed for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses. On February 6, 2007, ISG consummated an initial public offering (the “IPO”) of its equity securities from which it received net proceeds of approximately $254,550,000, including the proceeds from the exercise of the over-allotment option by the underwriters. Approximately $254,050,000 of the net proceeds from the IPO were placed into a trust account. The remainder of the net proceeds of the IPO and $3 million of interest earned on the trust account that has been released to us, or approximately $3,500,000 in total, has been or will be used by ISG to pay the expenses incurred in its pursuit of a business combination as well as general and administrative expenses. As of June 30, 2007, ISG held approximately $2.271 million in cash outside the trust account available to fund the consummation of the acquisition.

If ISG does not consummate a business combination transaction by August 6, 2008 (or by February 6, 2009 if a letter of intent, agreement in principal or definitive agreement relating to the business combination in question is executed by August 6, 2008), it will be required to commence proceedings to dissolve and liquidate and distribute to its public stockholders the amount in its trust account (net of taxes payable and $3,000,000 of interest earned on the trust account that has been released to ISG) plus any of its remaining net assets.

The ISG common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and one warrant to purchase common stock) are listed on the American Stock Exchange under the symbols III for the common stock, III.WS for the warrants and III.U for the units.

The current mailing address of ISG’s principal executive office is Information Services Group, Inc., Four Stamford Plaza, 107 Elm Street, Stamford, CT 06902, and its telephone number is (203) 517-3100.

TPI

TPI is a Texas corporation that was founded in 1989. Its principal executive offices are located at 10055 Grogan’s Mill Road, Suite 200, The Woodlands (Houston), Texas 77380; its telephone number is (281) 465-5700; and its fax number is (281) 465-5770. Its website address is www.tpi.net. The information and content contained on its website are not part of this proxy statement.

TPI was the pioneer in developing the market for sourcing advisory services and has done more than almost any other firm to shape the current state of the outsourcing transaction market space, according to a January 2007 report prepared by Forrester Research, Inc. Since its founding, TPI has performed more than 2,500 engagements and 600 transactions and, with 2006 revenues of $162 million earned from serving 240 different clients, TPI has grown to become the largest independent sourcing advisory firm in the world focusing on the design, implementation, and management of sourcing strategies for major corporate clients. TPI is a fact-based sourcing advisory firm that provides independent analysis and advice to its clients on the services that should be sourced and the best provider to use. TPI is able to remain unbiased because it does not provide sourcing services to or derive fees from service providers. TPI provides industry knowledge and advice to its clients to help them implement substantial and sustainable improvements in business support operations through a combination of insourcing, offshoring, shared services and outsourcing. Over its 18 year history, TPI has developed an integrated global advisory platform, which is distinguished by its comprehensive scope of services; industry expertise; unparalleled proprietary data and market intelligence; and independence and objectivity. Please see the section entitled “Business of TPI’’ for a description of TPI and its business.

The Acquisition Proposal

On April 24, 2007, ISG and MCP-TPI entered into a purchase agreement, pursuant to which it is proposed that ISG will purchase from MCP-TPI all of the outstanding shares of capital stock of TPI. The purchase price to be paid is $280 million. In addition, the purchase agreement provides that ISG will pay MCP-TPI in cash an amount equal to the normalized cash and cash equivalents of TPI on April 23, 2007, which the parties agreed is equal to $5 million. MCP-TPI will simultaneously apply a portion of the purchase price to pay off TPI’s indebtedness in full. There is no working capital or other post-closing purchase price adjustment. The cash generated by TPI between April 24, 2007 and the closing date will remain in TPI for the benefit of ISG. If the closing does not occur by October 24, 2007, ISG will pay additional consideration of $50,000 in cash per day commencing on October 24, 2007 through and including the closing date.

The purchase price will be paid with: (i) at least $220 million of cash currently held in a trust account established in connection with ISG’s initial public offering and (ii) proceeds from debt financing pursuant to debt commitment letters obtained from Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. See the sections entitled “The Acquisition Proposal—Financing for the Acquisition.”

At the closing, $15 million of the purchase price will be placed into an escrow account to support MCP-TPI’s indemnification obligations to ISG, with approximately $7.5 million being released 12 months after the closing and the remainder being released 18 months after the closing. See “The Purchase Agreement—Escrow Funds.”

If the closing occurs, each party has agreed to indemnify the other party against damages arising out of any inaccuracy of such party’s representations and warranties (subject to a deductible of $1.5 million) and any breaches of such party’s covenants and agreements. The aggregate amount of damages for which either party is liable shall not exceed $15 million (or, in the case of damages claimed by ISG, the amount in the escrow account).

Under the purchase agreement, the obligations of each party to consummate the transaction are subject to the following closing conditions: (i) accuracy of representations and warranties of the other party; (ii) compliance by the other party with its covenants and obligations; (iii) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act; and (iv) no statute, rule, regulation or order of any governmental entity which prohibits the consummation of the transaction. In addition, the obligation of ISG to consummate the transaction is also subject to an absence of a material adverse effect on TPI and is subject to obtaining the approval of ISG’s stockholders with respect to the transaction (and holders of 20% or more of ISG common stock shall not have exercised their right to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust fund). See “The Purchase Agreement—Conditions to Closing of the Acquisition.” On May 11, 2007, ISG received notification that the acquisition will not be reviewed under the HSR Act.

The purchase agreement may be terminated at any time prior to the closing, as follows: (i) by mutual written consent of each party; (ii) by either party if the transaction has not been consummated by February 24, 2008; (iii) by MCP-TPI if the Deutsche Bank debt commitment letter has been terminated or the financing provided for therein becomes unavailable and ISG has not obtained replacement financing commitments within 45 days; (iv) by either party, if ISG’s stockholders do not approve the purchase agreement at the stockholders meeting (or if holders of in excess of 20% or more of ISG’s common stock exercise their conversion rights); or (v) by MCP-TPI, if ISG materially breaches its covenants relating to the proxy statement (which remains uncured for 30 days). If the purchase agreement is terminated due to ISG’s stockholders not approving the transaction (or due to the exercise of conversion rights by stockholders of ISG) or due to ISG’s material breach of the covenant relating to the proxy statement or if ISG fails to effect the closing within 10 days after all of the closing conditions have been satisfied, ISG will pay $500,000 to MCP-TPI for its expenses.

ISG’s Recommendations to Stockholders; Reasons for Approval of the Acquisition

After careful consideration of the terms and conditions of the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal, the board of directors of ISG has determined that the acquisition and the other transactions contemplated by the purchase agreement, the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal are fair to and in the best interests of ISG and its stockholders. In reaching its decision with respect to the acquisition and the transactions contemplated by the purchase agreement, the board of directors of ISG reviewed various industry and financial data and considered the due diligence and evaluation materials provided by TPI in order to determine that the consideration to be paid in connection with the acquisition was reasonable. See “The Acquisition Proposal—ISG’s Board of Director’s Reasons of the Approval of the Acquisition” and “The Acquisition Proposal—Recommendation of ISG’s Board of Directors.” On April 24, 2007, Evercore delivered to ISG’s board of directors its written opinion that, as of that date and based upon and subject to the factors, limitations and assumptions described in the opinion, the consideration to be paid by ISG pursuant to the purchase agreement was fair from a financial point of view to ISG. See “The Acquisition Proposal—Opinion of Evercore Group L.L.C.” Accordingly, ISG’s board of directors recommends that ISG stockholders vote:

•       FOR the acquisition proposal;

•       FOR the equity incentive plan proposal;

•       FOR the employee stock purchase plan proposal; and

•       FOR the adjournment proposal.

The Equity Incentive Plan Proposal

The 2007 Equity Incentive Plan reserves 4,000,000 shares of ISG common stock (representing approximately 9.9% of the outstanding ISG common stock upon completion of the acquisition). The purpose of the plan is to provide ISG’s employees, directors and independent contractors with the opportunity to receive stock-based and other long-term incentive grants in order to attract, retain and motivate key individuals and to align their interests with those of our stockholders. Stock options and other grants will not be made under the equity incentive plan if the plan is not approved. The 2007 Equity Incentive Plan is attached as Annex B to this proxy statement. We encourage you to read the 2007 Equity Incentive Plan in its entirety.

The Employee Stock Purchase Plan Proposal

The 2007 Employee Stock Purchase Plan reserves 1,200,000 shares of ISG common stock (representing approximately 3.0% of the outstanding ISG common stock upon completion of the acquisition). The purpose of the plan is to provide ISG’s employees with the opportunity to purchase shares of ISG common stock through payroll deductions. The 2007 Employee Stock Purchase Plan is attached as Annex C to this proxy statement. We encourage you to read the 2007 Employee Stock Purchase Plan in its entirety.

Management of ISG

All of the current members of ISG’s board of directors are expected to continue to serve as directors of ISG following the acquisition. Upon completion of the acquisition, we expect the board of directors of ISG to continue to be Robert J. Chrenc, Michael P. Connors, R. Glenn Hubbard and Robert E. Weissman. We expect the executive officers of ISG to continue to be Michael P. Connors, Frank Martell, Earl H. Doppelt and Richard G. Gould. See section entitled “Directors and Executive Officers of ISG Following the Acquisition.”

ISG Inside Stockholders

As of June 30, 2007, the directors, officers and senior advisors of ISG and their affiliates (the “ISG Inside Stockholders”) either directly or beneficially, owned and were entitled to vote 8,085,937 shares, or approximately 20% of ISG’s outstanding common stock. In connection with the IPO, ISG entered into agreements with the ISG Inside Stockholders pursuant to which the ISG Inside Stockholders agreed to vote the shares owned by them immediately prior to the IPO, either for or against the adoption of the acquisition proposal in the same manner that the majority of the shares issued in the IPO that are voted at the special meeting are voted on such proposal. They have indicated that they intend to vote their shares “FOR” all of the proposals being presented at the special meeting, including, if necessary, the adjournment proposal, although there is no agreement in place with respect to these proposals.

Subscription and Non-Competition Agreements

Prior to the execution of the purchase agreement, ISG entered into subscription, non-competition and related agreements with TPI’s founder, Dennis McGuire, and with Ed Glotzbach, TPI’s President and CEO, and 10 other members of TPI’s management team. Such agreements provide that, on the closing date of the acquisition, each of Mr. McGuire, Mr. Glotzbach and such other members of TPI’s management team will invest an amount equal to approximately 30% of such individual’s net after tax proceeds from the transaction in newly issued ISG common stock. The purchase price per share will be the closing trading price of the ISG common stock on the closing date of the acquisition.

Mr. McGuire agreed to not sell any such ISG shares for a period of one year after the closing date and to not sell more than 50% of such ISG shares during the period between the first and second anniversaries of the closing date. Each of Mr. Glotzbach and such members of the TPI management team agreed not to sell any such ISG shares until the earliest to occur of (1) the second anniversary of the closing date, (2) such individual’s death or termination of employment due to disability and (3) the termination of such individual’s employment by ISG without cause (including constructive termination under specified circumstances). With respect to Mr. McGuire and Mr. Glotzbach, ISG will have a right of first offer if Mr. McGuire wishes to sell any of his shares at any time or if Mr. Glotzbach wishes to sell any of his shares during two years after his transfer restrictions cease to apply.

Each of these individuals also agreed that, until the seventh anniversary of the closing date in the case of Mr. McGuire and until the second anniversary of the termination of employment in the case of Mr. Glotzbach and such other members of the TPI management team:

•       such individual will not compete with ISG’s business or interfere with or harm ISG’s relationships with clients, and

•       such individual will not solicit or hire ISG’s employees or solicit or encourage ISG’s employees to leave the employ of ISG.

In the event any of these covenants are violated by any of these individuals, such individual has agreed to forfeit the ISG shares (or the proceeds if the shares have been sold).

After April 24, 2007, ISG entered into similar subscription, non-competition and related agreements with over 100 employees of TPI. It is estimated that the total amount of net after tax proceeds to be invested is approximately $25 million.

Repurchase Program

Following the consummation of the acquisition, ISG intends to initiate a $40 million stock and/or warrant repurchase program.

Date, Time and Place of Special Meeting of ISG Stockholders Meeting

The special meeting of the stockholders of ISG will be held at [   •   ] on [   •   ], 2007, at the offices of ISG, Four Stamford Plaza, 107 Elm Street, Stamford, Connecticut 06902 to consider and vote upon the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of ISG common stock at the close of business on September 28, 2007, which is the record date for the special meeting. You will have one vote for each share of ISG common stock you owned at the close of business on the record date. ISG warrants do not have voting rights. On the record date, there were 40,429,687 shares of ISG common stock outstanding.

Quorum and Vote of ISG Stockholders

A quorum of ISG stockholders is necessary to hold a valid meeting. A quorum will be present at the ISG special meeting if holders of a majority of the outstanding shares entitled to vote at the special meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

•       The adoption of the acquisition proposal will require the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of ISG common stock issued in connection with the IPO outstanding on the record date. If the holders of 20% (6,468,750) or more of the shares of the common stock issued in the IPO vote against adoption of the acquisition proposal and demand that ISG convert their shares into a pro rata portion of ISG’s trust account no later than the close of the vote on the acquisition proposal at the special meeting, then ISG will not complete the acquisition.

•       The adoption of the 2007 Equity Incentive Plan will require the affirmative vote of a majority of the votes cast by holders of the shares of ISG common stock represented in person or by proxy and entitled to vote at the special meeting.

•  The adoption of the 2007 Employee Stock Purchase Plan will require the affirmative vote of a majority of the votes cast by holders of the shares of ISG common stock represented in person or by proxy and entitled to vote at the special meeting.

•       The adoption of the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of the shares of ISG common stock represented in person or by proxy and entitled to vote at the special meeting.

Abstentions will count as present for purposes of determining a quorum, but will not be counted towards the vote total for the acquisition proposal, equity incentive plan proposal, employee stock purchase plan proposal or adjournment proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the acquisition proposal, the equity incentive plan proposal or the employee stock purchase plan proposal. Because brokers will have discretion to vote on the adjournment proposal, there will be no broker non-votes with respect to the adjournment proposal. Please note that you cannot seek conversion of your shares unless you affirmatively vote against adoption of the acquisition proposal, demand that ISG convert your shares into cash no later than the close of the vote on the acquisition proposal, continue to hold your shares through the completion of the acquisition and present your physical stock certificate to our stock transfer agent.

Relation of Proposals

The adoption of the equity incentive plan proposal and the employee stock purchase plan proposal are not conditions to the acquisition proposal, but if a majority of the shares of ISG common stock issued in the IPO vote against the acquisition proposal or if the holders of 20% (6,468,750) or more of such shares vote against the acquisition proposal and demand to convert their shares into a pro rata portion of the ISG trust account no later than the close of the vote on the acquisition proposal at the special meeting, the equity incentive plan proposal and the employee stock purchase plan proposal will not be presented at the special meeting for adoption. The 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan have been approved by ISG’s board of directors and will take effect upon completion of the acquisition, subject to stockholder approval of the plan.

Conversion Rights

Pursuant to ISG’s amended and restated certificate of incorporation, a holder of shares of ISG common stock issued in the IPO may, if the stockholder affirmatively votes against the acquisition, demand that ISG convert such shares into an amount in cash equal to a pro rata portion of the funds held in ISG’s trust account (net of taxes payable on the interest earned thereon and $3,000,000 of interest earned on the trust account that has been released to ISG) calculated as of the date that is two business days prior to the completion of the acquisition. This includes any stockholder who acquires shares issued in the IPO through purchases following the IPO, and such stockholder is entitled to conversion rights. This demand must be made in writing prior to the close of the vote on the acquisition proposal at the special meeting. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Such demand may also be made in any other writing that clearly states that conversion is demanded and is delivered so that it is received by ISG at any time up to the special meeting.

In addition, in order to exercise your conversion rights you must continue to hold your shares through the completion of the acquisition and thereafter tender the physical stock certificate to Continental Stock Transfer & Trust Company, our transfer agent, together with written instructions that you wish to convert your shares into your pro rata share of the trust account. Certificates that have not been tendered will not be converted into cash. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account and request that a physical stock certificate be issued in your name. See the section entitled “Special Meeting of ISG Stockholders—Conversion Rights.”

If the conversion is properly demanded by following the instructions above and the acquisition is completed, ISG will convert each share of common stock into a pro rata portion of the trust account calculated as of the date that is two days prior to completion of the acquisition. As of June 30, 2007, there was approximately $254,052,000 in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes), or approximately $7.85 per share issued in the IPO. If you exercise your conversion rights, then you will be exchanging your shares of ISG common stock for cash and will no longer own the shares after the acquisition. You will be entitled to receive cash for these shares only if you continue to hold these shares through the completion of the acquisition and thereafter tender your physical stock certificate to our stock transfer agent. Prior to exercising their conversion rights, our stockholders should verify the market price of our common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the acquisition is not completed, these shares will not be converted into cash. If we are unable to complete the acquisition or an alternative business combination by August 6, 2008, subject to extension under certain circumstances to February 6, 2009, we will be required to commence proceedings to dissolve and liquidate. In such event, we expect that the public stockholders will receive at least the amount they would have received if they sought conversion of their shares and we had completed the acquisition. However, our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the sections entitled “Risk Factors—If we are unable to consummate a business combination within the prescribed time frames and are forced to dissolve and distribute our assets, the per-share distribution to our public stockholders will be less than $8.00,” “Risk Factors—If we do not complete a business combination and dissolve, payments from the trust account to our public stockholders may be delayed” and “Other Information related to ISG—Plan of Dissolution and Distribution of Assets if No Business Combination.”

If the holders of 20% (6,468,750) or more of the shares of common stock issued in the IPO vote against adoption of the acquisition proposal and demand conversion of their shares, ISG will not complete the acquisition.

Appraisal Rights

ISG stockholders do not have appraisal rights in connection with the acquisition under the Delaware General Corporation Law (“DGCL”).

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any information provided by electronic means will be consistent with the written proxy statement and proxy card. Deutsche Bank Securities, Morgan Joseph and Lazard Capital Markets, the underwriters in the IPO, may also solicit proxies on our behalf. Innisfree M&A Incorporated, a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $12,500 plus $5 per solicited stockholder and out-of-pocket expenses. Such fee will be paid with non-trust account funds.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Interests of ISG Directors and Officers in the Acquisition

When you consider the recommendation of ISG’s board of directors in favor of adoption of the acquisition proposal, you should keep in mind that ISG’s directors and officers have interests in the acquisition that are different from, or in addition to, your interests as a stockholder.

•       If we do not complete the proposed acquisition by February 6, 2009 or an alternative business combination by August 6, 2008 (or by February 6, 2009 if a letter of intent, agreement in principle or definitive agreement relating to the business combination in question is executed by August 6, 2008), ISG will be required to commence proceedings to dissolve and liquidate. In such event, the 8,085,937 shares of common stock and 6.5 million warrants held by the ISG Inside Stockholders that were acquired prior to the IPO will be worthless because the ISG Inside Stockholders have waived any rights to receive any liquidation proceeds. The common stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $[   •   ] based on the closing sale prices of $[   •   ] and $[   •   ], respectively, on the American Stock Exchange on September 28, 2007, the record date.

•       ISG Inside Stockholders hold an aggregate of 8,085,937 shares of ISG common stock and 6.5 million warrants that they purchased prior to the IPO for a total consideration of approximately $6.5 million. In light of the amount of consideration paid, our directors and officers will likely benefit from the completion of the acquisition even if the acquisition causes the market price of ISG’s securities to significantly decrease. This may influence their motivation for promoting the acquisition and/or soliciting proxies for the adoption of the acquisition proposal.

•       After the completion of the acquisition, Messrs. Chrenc, Connors, Hubbard and Weissman will continue to serve as members of the board of directors of ISG and Mr. Connors will continue to serve as an officer. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the ISG board of directors so determines. ISG currently has made no determinations regarding the compensation it will pay its directors or officers after completion of the acquisition.

•       If ISG dissolves and liquidates prior to the consummation of a business combination, our four officers, Messrs. Connors, Martell, Doppelt and Gould, pursuant to certain written agreements executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. This arrangement was entered into to reduce the risk that, in the event of our dissolution and liquidation, the trust account is reduced by claims of creditors. However, we cannot assure you that they will be able to satisfy those obligations. If the acquisition is completed, these indemnification obligations will terminate.

Certain Other Interests in the Acquisition

In addition to the interests of our directors and officers in the acquisition, you should keep in mind that certain individuals promoting the acquisition and/or soliciting proxies on behalf of ISG have interests in the acquisition that are different from, or in addition to, your interests as a stockholder.

•       In connection with our IPO, the underwriters (including Deutsche Bank Securities, Morgan Joseph, and Lazard Capital Markets) agreed to defer fees equal to 3.19% of the gross proceeds from the sale of the units to the public stockholders, or approximately $8,262,500, until the consummation of our initial business combination.

In addition, the exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the acquisition may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest. See “The Acquisition Proposal—Interests of ISG Directors and Officers in the Acquisition.”

Quotation or Listing

ISG’s outstanding common stock, warrants and units are listed on the American Stock Exchange.

Tax Consequences of the Acquisition

A stockholder of ISG who exercises conversion rights and effects a termination of the stockholder’s interest in ISG will generally recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of ISG for cash, if such shares were held as a capital asset on the date of the acquisition. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of ISG common stock.

If the acquisition is completed, no gain or loss will be recognized by ISG stockholders with respect to their ISG common stock who either vote for the acquisition proposal or vote against adoption of the acquisition proposal but elect not to exercise their conversion rights.

For a description of the material United States federal income tax consequences of the acquisition, please see the information set forth in “The Acquisition Proposal—Material United States Federal Income Tax Consequences of the Acquisition.”

Accounting Treatment

The acquisition will be accounted for using the purchase method of accounting with ISG treated as the acquiror. Under this method of accounting, TPI’s assets and liabilities will be recorded by ISG at their respective fair values as of the closing date of the acquisition (including any identifiable intangible assets). Any excess of purchase price over the net fair values of TPI’s assets and liabilities will be recorded as goodwill. The financial statements of ISG after the acquisition will reflect these values. The results of operations of TPI will be included in the results of operations of ISG beginning upon the completion of the acquisition. See “The Acquisition Proposal—Anticipated Accounting Treatment” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

Regulatory Matters

The completion of the acquisition and the other transactions contemplated by the purchase agreement is subject to review under the HSR Act and potentially other regulatory requirements. On May 11, 2007, ISG received notification that the acquisition will not be reviewed under the HSR Act. See “The Acquisition Proposal—Regulatory Matters.”

Risk Factors

In evaluating the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Market Price for ISG Securities

ISG consummated the IPO in January 2007. In the IPO, ISG sold 32,343,750 units, which included all of the 4,218,750 units that were subject to the underwriters’ over-allotment option. Each unit consisted of one share of ISG’s common stock and one redeemable common stock purchase warrant to purchase one share of ISG’s common stock at an exercise price of $6.00 exercisable upon the later of ISG’s completion of a business combination and January 31, 2008. ISG common stock, warrants and units are listed on the American Stock Exchange under the symbols III, III.WS and III.U, respectively. ISG’s units commenced public trading on February 1, 2007, and its common stock and warrants commenced separate public trading on February 12, 2007. The closing prices for each share of common stock, warrant and unit of ISG on April 23, 2007, the last trading day before announcement of the execution of the purchase agreement, were $7.41, $0.74 and $8.10, respectively.

Holders

As of September 28, 2007, there were [   •   ] holders of record of the units, [   •   ] holders of record of the common stock and [   •   ] holders of record of the warrants.

Dividends

ISG has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the acquisition. It is the current intention of the board of directors to retain all earnings, if any, for use in the business operations, and accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of any dividends subsequent to the acquisition will be within the discretion of the then board of directors and will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of ISG.

ISG SELECTED FINANCIAL DATA

ISG is providing the following selected financial information to assist you in your analysis of the financial aspects of the acquisition. The following selected financial and other operating data should be read in conjunction with “ISG Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its financial statements and the related notes to those statements included elsewhere in this proxy statement. The statement of operations data for the period from July 20, 2006 (inception) through December 31, 2006 and the balance sheet data as of December 31, 2006 have been derived from ISG’s audited financial statements included elsewhere in this proxy statement. The statement of operations data for the six months ended June 30, 2007 and the balance sheet data as of June 30, 2007 have been derived from ISG’s unaudited financial statements included elsewhere in this proxy statement. Interim results are not necessarily indicative of results for the full fiscal year and historical results are not necessarily indicative of results to be expected in any future period.

ISG Selected Financial Data
(in thousands, except share and per share data)

	For the Period July 20, 2006 (inception) to	Six Months Ended
	December 31, 2006	June 30, 2007
Statement of Operations Data:
Revenue	$—	$—
Operating expenses:
Formation, general and administrative	51	544
Operating loss	(51)	(544)
Interest and dividend income	—	5,255
Interest expense	(4)	(3)
Income (loss) before taxes	(55)	4,708
Income tax provision	—	(2,047)
Net income (loss)	$(55)	$2,661
Cash Flow Data:
Cash provided by (used in):
Operating activities	$(47)	$2,366
Investing activities	$(48)	$(254,580)
Financing activities	$184	$254,396
Balance Sheet Data: (end of period)
Cash and cash equivalents	$89	$2,271
Total Assets (including amounts held in Trust Fund)	$817	$257,815
Total stockholders’ equity (deficit)	$(49)	$198,111
Weighted Average Shares Outstanding:
Basic and Diluted	7,095,560	33,960,937
Income (Loss) per Share:
Basic and Diluted	$(0.01)	$0.08

TPI SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

ISG is providing the following selected consolidated historical financial information of TPI to assist you in your analysis of the financial aspects of the acquisition. The financial information for each of the three years in the period ended December 31, 2006 was derived from TPI’s audited financial statements and the financial information for the six months ended June 30, 2006 and 2007 was derived from TPI’s unaudited interim financial statements included elsewhere in this proxy statement. The information for the years ended December 31, 2002 and 2003 was derived from TPI’s audited financial statements not included in this proxy statement. TPI’s unaudited interim financial statements reflect all adjustments necessary to state fairly their financial position at June 30, 2006 and 2007 and their income and cash flows for the six months ended June 30, 2006 and 2007. Interim results are not necessarily indicative of results for the full year and historical results are not necessarily indicative of results to be expected in any future period. The selected financial information set forth below should be read in conjunction with “TPI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its audited and unaudited financial statements included elsewhere in this proxy statement.

	Years Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(dollars in thousands)
Statement of Operations Data:
Revenue	$63,980	$72,114	$97,150	$146,128	$161,503	$83,382	$85,567
Operating expenses:
Direct costs and expenses for advisors	37,982	43,526	58,493	83,690	95,562	49,059	51,141
Selling, general, and administrative	21,437	20,496	30,174	45,100	50,586	26,298	26,911
Depreciation and amortization	764	836	829	1,930	2,436	1,408	1,087
Operating income	3,797	7,256	7,654	15,408	12,919	6,617	6,428
Interest income	22	15	20	44	108	18	127
Interest expense	(38)	(51)	(1,643)	(3,398)	(3,821)	(1,976)	(1,809)
Loss on extinguishment of debt	—	—	—	—	(527)	(527)	—
Foreign currency transaction gain (loss)	193	399	334	(411)	(136)	86	220
Income before taxes	3,974	7,619	6,365	11,643	8,543	4,218	4,966
Income tax provision(1)	(570)	(385)	(1,806)	(5,176)	(3,457)	(1,687)	(2,072)
Net Income	$3,404	$7,234	$4,559	$6,467	$5,086	$2,531	$2,894
Cash Flow Data:
Cash provided by (used in):
Operating activities	$6,628	$6,031	$6,166	$5,944	$3,437	$(4,221)	$(4,569)
Investing activities	$(656)	$(865)	$(1,668)	$(5,469)	$(777)	$(163)	$(725)
Financing activities	$(5,747)	$(4,607)	$(3,023)	$700	$261	$4,597	$383
Balance Sheet Data: (end of period)
Cash and cash equivalents	$2,856	$3,415	$4,889	$5,939	$9,454	$6,525	$4,731
Total Assets	$13,235	$16,395	$26,467	$47,680	$48,821	$52,267	$50,960
Total stockholders’ equity (deficit)	$3,181	$5,752	$(17,740)	$(7,519)	$572	$(1,687)	$3,788
Other Financial Data:
Adjusted EBITDA(2)	$4,754	$8,491	$8,817	$16,927	$15,219	$8,111	$7,735

(1)          In June 2004, TPI completed a leveraged recapitalization and simultaneously elected to be taxed as a C Corporation. See Note 1 to TPI’s consolidated financial statements included herein.

(2)          As used herein, Adjusted EBITDA means net income before (i) net interest expense and loss on debt extinguishment, (ii) depreciation and amortization and (iii) income tax expense. TPI believes that Adjusted EBITDA is a useful measure to stockholders of comparative operating performance, as it is less susceptible to variances in net income resulting from amortization of intangible assets and is therefore more reflective of changes in our revenue and cost drivers and other factors that affect operating performance. TPI believes that Adjusted EBITDA provides a useful and appropriate perspective on the fundamental health of the Company’s business operations unaffected by factors outside the control of operational management. Material limitations associated with the use of the measure as compared to net income primarily are that the cost of capital borrowed (interest expense), the cost of the consumption of intangible assets acquired in acquisitions (amortization expense) and the burden of paying income taxes are all excluded from Adjusted EBITDA. Adjusted EBITDA as defined herein is not intended as a measure of our operating performance, as an alternative to net income or as an alternative to any other performance measure in conformity with U.S. generally accepted accounting principles or as an alternative to cash flow provided by operating activities as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly titled measures used by other entities.

The following table provides a reconciliation of Adjusted EBITDA to net income (loss):

	Years Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(dollars in thousands)
Net income (loss)	$3,404	$7,234	$4,559	$6,467	$5,086	$2,531	$2,894
Interest expense, net	(16)	(36)	(1,623)	(3,354)	(3,713)	(1,958)	(1,682)
Loss on extinguishment of debt	—	—	—	—	(527)	(527)	—
Depreciation and amortization	(764)	(836)	(829)	(1,930)	(2,436)	(1,408)	(1,087)
Income tax expense	(570)	(385)	(1,806)	(5,176)	(3,457)	(1,687)	(2,072)
Adjusted EBITDA	$4,754	$8,491	$8,817	$16,927	$15,219	$8,111	$7,735

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary of the unaudited pro forma condensed combined financial information is intended to provide you with a picture of what our business might have looked like had the acquisition been completed on June 30, 2007 (in the case of the pro forma condensed combined balance sheets) or as of January 1, 2006 (in the case of the pro forma condensed statements of operations for the year ended December 31, 2006 and for the six month period ended June 30, 2007). However, you should not rely on the summary unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the acquisition occurred or the future results that may be achieved after the acquisition. The following summary of the unaudited condensed combined financial information has been derived from and should be read in conjunction with, the “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes appearing elsewhere on this proxy statement.

The following summary information has been prepared using two different levels of assumptions with respect to the number of outstanding shares of ISG stock, as follows:

•       Assuming Maximum Approval:  This presentation assumes that 100% of ISG stockholders approve the acquisition; and

•       Assuming Minimum Approval: This presentation assumes that only 80.01% of ISG stockholders approve the acquisition and the remaining 19.99% all vote against the acquisition and elect to exercise their conversion rights.

	Year Ended December 31, 2006		Six Months Ended June 30, 2007
	Maximum Approval	Minimum Approval	Maximum Approval	Minimum Approval
	(in thousands, except share and per share data)
Combined Statements of Operations Data:
Revenue	$161,503	$161,503	$85,567	$85,567
Operating expenses:
Direct costs and expenses for advisiors	95,562	95,562	51,141	51,141
Selling, general and administrative	48,134	48,134	25,955	25,955
Depreciation and amortization	13,898	13,898	5,281	5,281
Operating income (loss)	3,909	3,909	3,190	3,190
Interest income	108	108	147	147
Interest expense	(5,579)	(7,050)	(6,410)	(7,146)
Loss on extinguishment of debt	(527)	(527)
Foreign currency transaction gain (loss)	(136)	(136)	220	220
Income (loss) before tax benefit	(2,225)	(3,696)	(2,853)	(3,589)
Income tax benefit	828	1,417	892	1,186
Net income (loss)	$(1,397)	$(2,279)	$(1,961)	$(2,403)
Weighted average shares outstanding:
Basic and Diluted	43,554,687	37,085,938	43,554,687	37,085,938
Income (loss) per share:
Basic and Diluted	$(0.03)	$(0.06)	$(0.05)	$(0.06)
Combined Balance Sheet Data: (end of period)
Cash and cash equivalents			$65,817	$36,157
Total Assets			$418,707	$389,547
Total stockholders’ equity			$273,922	$224,762
Other Financial Data:
Adjusted EBITDA(1)	$17,671	$17,671	$8,691	$8,691

The following table provides a reconciliation of pro forma Adjusted EBITDA to pro forma net income (loss):

	Year Ended December 31, 2006		Six Months Ended June 30, 2007
	Maximum Approval	Minimum Approval	Maximum Approval	Minimum Approval
	(in thousands)
Net income (loss)	$(1,397)	$(2,279)	$(1,961)	$(2,403)
Interest expense, net	(5,471)	(6,942)	(6,263)	(6,999)
Loss on extinguishment of debt	(527)	(527)	—	—
Depreciation and amortization	(13,898)	(13,898)	(5,281)	(5,281)
Income tax benefit (expense)	828	1,417	892	1,186
Adjusted EBITDA(1)	$17,671	$17,671	$8,691	$8,691

(1)          As used herein, Adjusted EBITDA means net income before (i) net interest expense and loss on debt extinguishment, (ii) depreciation and amortization and (iii) income tax benefit (expense). ISG believes Adjusted EBITDA is an useful measure to stockholders of comparative operating performance, as it is less susceptable to variances in net income resulting from amortization of intangible assets and is therefore more reflective of changes in our revenue and cost drivers and other factors that affect operating performance. TPI believes that Adjusted EBITDA provides a useful and appropriate perspective on the fundamental health of the Company’s business operations unaffected by factors outside the control of operational management. Material limitations associated with the use of the measure as compared to net income primarily are that the cost of capital borrowed (interest expense), the cost of the consumption of intangible assets acquired in acquisitions (amortization expense) and the burden of paying income taxes are all excluded from Adjusted EBITDA. Adjusted EBITDA as defined herein is not intended as a measure of our operating performance, as an alternative to net income or as an alternative to any other performance measure in conformity with U.S. generally accepted accounting principles or as an alternative to cash flow provided by operating activities as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly titled measures used by other entities.

COMPARATIVE PER SHARE DATA
(in thousands, except per share data)

	Year Ended December 31, 2006
	Historical		Pro Forma Combined
			Maximum	Minimum
	ISG	TPI	Approval	Approval
Book Value per share*	$(0.01)	$0.09	N/A	N/A
Cash dividends declared per share	N/A	N/A	N/A	N/A
Income (loss) per share from continuing operations: basic and diluted	$(0.01)	$0.80	$(0.03)	$(0.06)

	Six Months Ended June 30, 2007
	Historical		Pro Forma Combined
			Maximum	Minimum
	ISG	TPI	Approval	Approval
Book Value per share*	$4.90	$0.59	$6.29	$6.06
Cash dividends declared per share	N/A	N/A	N/A	N/A
Income (loss) per share from continuing operations: basic and diluted	$0.08	$0.45	$(0.05)	(0.06)

*                    Book value per share is calculated by dividing stockholders’ equity by the number of common shares outstanding for the periods presented.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to adopt the acquisition proposal. Unless the context indicates otherwise, the term “TPI” refers to TPI Advisory Services Americas, Inc. and its subsidiaries, and the terms “we, “us” and “our” refer to Information Services Group, Inc.

Risks Related to the Acquisition

If our stockholders fail to vote or abstain from voting on the adoption of the acquisition proposal, they may not exercise their conversion rights to convert their shares of common stock of ISG into a pro rata portion of the trust account.

Stockholders holding shares of ISG stock issued in the IPO who vote against adoption of the acquisition proposal may demand that we convert their shares into cash equal to a pro rata portion of the funds in the trust account (net of taxes payable on the interest earned thereon and $3,000,000 of interest earned on the trust account that has been released to ISG). Stockholders who seek to exercise this conversion right must vote against adoption of the acquisition proposal, demand that ISG convert their shares into cash prior to the close of the special meeting, continue to hold these shares through the completion of the acquisition and present their physical stock certificate to our stock transfer agent. Any stockholder who fails to vote or who abstains from voting on the acquisition proposal may not exercise his conversion rights and will not receive a pro rata portion of the trust account upon conversion of such stockholder’s shares. In addition, any converting stockholder who fails to tender his or her physical stock certificates will also forfeit his or her right to receive the conversion price.

We may have insufficient time or funds to complete an alternate business combination if the acquisition proposal is not adopted by our stockholders or the acquisition is otherwise not completed.

Pursuant to our amended and restated certificate of incorporation, we must liquidate and dissolve if we do not complete the proposed acquisition by February 6, 2009 or an alternate business combination by August 6, 2008 (or by February 6, 2009 if a letter of intent, agreement in principle or definitive agreement relating to the business combination in question is executed by August 6, 2008). If the acquisition proposal is not adopted by our stockholders, we will not complete the acquisition and may not be able to consummate an alternate business combination within the required time frame, either due to insufficient time or insufficient operating funds. If we fail to consummate a business combination within the required time frame, we will be required to commence proceedings to dissolve and liquidate our assets.

If we are unable to complete an initial business combination and are forced to dissolve and liquidate the trust account, our public stockholders may receive less than $8.00 per share and our warrants will expire worthless.

If we are unable to complete a business combination within the prescribed timeframes and are forced to dissolve and liquidate our assets as part of our plan of dissolution and distribution, the per share liquidation distribution may be less than $8.00 because of the expenses of the IPO, our general and administrative expenses and the anticipated costs of seeking an initial business combination, which may include using a portion of the funds not being placed in trust as a down payment with respect to a particular proposed business combination. If we were to expend all of the net proceeds of the IPO and the private placement, other than the proceeds deposited in the trust account, and without taking into account any interest earned on the trust account or taxes payable on such interest, the initial per share liquidation price would be $7.85 as of June 30, 2007, or $0.15 less than the per unit offering price of $8.00, assuming that amount was not further reduced by claims of creditors. We cannot assure you that the actual per share liquidation price will not be less than $7.85. In the event that our board of directors recommends and our stockholders approve a plan of dissolution and distribution and it is subsequently determined that our reserves for claims and liabilities to third parties are insufficient, stockholders who receive funds from our trust account could be liable up to such amounts to creditors. Furthermore, there will be no distribution with respect to our outstanding warrants, which will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section below entitled “Other Information Related to ISG—Plan of Dissolution and Distribution of Assets if No Business Combination.”

The ability of our stockholders to exercise their conversion rights may not allow us to optimize our capital structure.

If many stockholders exercise their conversion rights, we may need to arrange additional third party financing to help fund the acquisition. In such an event, we may end up having a leverage ratio that is not optimal for our business.

If we do not complete a business combination and dissolve, payments from the trust account to our public stockholders may be delayed.

We currently believe that our dissolution and any plan of distribution subsequent to the expiration of the required time frames for the consummation of a business combination would proceed in approximately the following manner:

•       our board of directors will, consistent with our obligation in our amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of distribution, which it will then vote to recommend to our stockholders, and at such time it will also cause to be prepared a preliminary proxy statement setting out the plan of distribution as well as the board’s recommendation of our dissolution and the plan;

•       upon such deadline, we would file our preliminary proxy statement with the SEC;

•       if the SEC does not review the preliminary proxy statement, then, 10 days following the passing of such deadline, we would mail the proxy statements to our stockholders, and 30 days following the passing of such deadline we would convene a meeting of our stockholders, at which they will either approve or reject our dissolution and plan of distribution; and

•       if the SEC does review the preliminary proxy statement, we currently estimate that we would receive such comments within approximately 30 days following the passing of such deadline. We would mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we would convene a meeting of our stockholders at which they will either approve or reject our dissolutions and plan of distribution.

In the event we seek stockholder approval for our dissolution and plan of distribution and do not obtain such approval, we would nonetheless continue to pursue stockholder approval for our dissolution. These procedures, or a vote to reject our dissolution and any plan of distribution by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our dissolution and plan of distribution. Furthermore, creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to our public stockholders. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate and senior to claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due to them. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with DGCL procedures and federal securities laws and regulations.

We will dissolve and liquidate if we do not consummate a business combination and our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the proposed acquisition or consummate an alternate business combination, we will dissolve and liquidate pursuant to Section 275 of the DGCL. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if a corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period from the date of the last notice of rejection before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder for claims brought after the third anniversary of the dissolution would be barred. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of our plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. As a result, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of our stockholders may extend to claims brought beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders in our dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution.

The loss of key executives could adversely affect our ability to integrate our business with TPI’s operations.

The success of our integration with TPI will be dependent upon the continued service of a relatively small group of our key executives consisting of Mr. Connors, our Chairman and Chief Executive Officer; Mr. Martell, Executive Vice President, Chief Financial Officer and Treasurer; Mr. Doppelt, Executive Vice President, General Counsel and Corporate Secretary; and Mr. Gould, Executive Vice President. Although we currently intend to retain our existing management and enter into employment or other compensation arrangements with them following the proposed acquisition, the terms of which have not yet been determined, we cannot assure you that such individuals will remain with us for the immediate or foreseeable future. We do not have employment contracts with any of our current executives. The unexpected loss of the services of one or more of these executives could adversely affect our ability to integrate our business with TPI’s operations.

Our current directors, officers and senior advisors either directly or beneficially own shares of common stock and warrants and have other interests in the acquisition that are different from and in addition to yours. If the acquisition is not approved and we subsequently dissolve and liquidate because we do not consummate an alternative business combination, the securities held by them will become worthless. Consequently, they may have a conflict of interest in determining whether particular changes to the acquisition or waivers of the terms thereof are appropriate.

Our current directors, officers and senior advisors either directly or beneficially own an aggregate of 8,085,937 shares of ISG common stock and 6.5 million warrants that they purchased prior to our IPO for a total consideration of approximately $6.5 million. In light of the amount of consideration paid, our directors, officers and senior advisors will likely benefit from the completion of the acquisition, even if the acquisition causes the market price of ISG’s securities to significantly decrease. This may influence their motivation for promoting the acquisition and/or soliciting proxies for the adoption of the acquisition proposal. The common stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $[   •   ] based on the closing sale prices of $[   •   ] and $[   •   ], respectively, on the American Stock Exchange on September 28, 2007, the record date. These securities are subject to lock-up agreements and may not be sold, assigned or transferred until at least one year after we consummate a business combination, and the ISG Inside Stockholders have waived any rights to receive any liquidation proceeds that may be distributed upon our liquidation in respect of shares they acquired prior to our IPO. Therefore, if the acquisition proposal is not adopted and we subsequently dissolve and liquidate because we do not consummate an alternative business combination, the shares and warrants held directly or beneficially by our directors and officers will be worthless. In addition, if we dissolve and liquidate prior to the consummation of a business combination, our four officers, Messrs. Connors, Martell, Doppelt and Gould, pursuant to certain written agreements executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. Finally, our officers, directors and senior advisors will receive reimbursement for out-of-pocket expenses incident to the offering and identifying, investigating and implementing a suitable business combination. These personal and financial interests of our directors and officers may have influenced their decision as members of our board of directors to approve the acquisition proposal. In considering the recommendations of our board of directors to vote for the acquisition proposal, you should consider these interests. Additionally, the exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the acquisition may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

If we are unable to maintain a current prospectus relating to the common stock underlying our warrants, our warrants may have little or no value and the market for our warrants may be limited.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, we have agreed to use our reasonable best efforts to maintain a current prospectus relating to the common stock issuable upon exercise of our warrants until the expiration of our warrants. However, we cannot assure you that we will be able to do so. If the prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, our warrants may not be exercisable before they expire and we will not net-cash settle the warrants. Thus, our warrants may be deprived of any value.

The market for our warrants may be limited, and the warrants may expire worthless. Even if warrant holders are not able to exercise their warrants because there is no current prospectus or the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we can exercise our redemption rights.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

We may redeem the warrants issued as a part of our units (including warrants issued and outstanding as a result of the exercise of the purchase option that we agreed to sell to the underwriters in the IPO and the warrants sold in the private placement) at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might have an adverse effect on the market price of the common stock.

Excluding 6.5 million warrants held directly or beneficially by the ISG Inside Stockholders, outstanding redeemable warrants to purchase an aggregate of 32,343,750 shares of common stock will become exercisable after the later of January 31, 2008 and the completion of a business combination. To the extent they are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. In addition, we sold to the underwriters in the IPO an option to purchase up to 1,406,250 units at $9.60 per unit. The exercise of this option, and the exercise of the warrants included in the units issuable upon the exercise of this option, would lead to further dilution and a potential increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares.

If the private placement prior to the IPO was not conducted in compliance with applicable law, the ISG Inside Stockholders may have the right to rescind the units purchased in the private placement.

On January 31, 2007, we consummated a private placement of 6,500,000 warrants to the ISG Inside Stockholders. Although we believe that we conducted the private placement in accordance with applicable law, there is a risk that the warrants should have been registered under the Securities Act of 1933, as amended, and applicable blue sky laws, in which case the securities may have been issued in violation of Section 5 of the Securities Act of 1933, as amended, and such applicable blue sky laws. Although the ISG Inside Stockholders have waived their respective rights, if any, to rescind their warrant purchases as a remedy to our failure to register these securities, their waiver may not be enforceable in light of the public policy underlying federal and state securities laws. If the existing stockholders bring a claim against us and successfully assert rescission rights, we may be required to refund an aggregate of $6.5 million, plus interest, to them, thereby reducing the amount in the trust account available to us to pay the purchase price, transaction costs and deferred underwriting fees, make payments to ISG stockholders who exercise conversion rights and fund our operations after the acquisition, or, in the event we do not complete the acquisition, an alternate business combination within the period prescribed by the IPO, the amount available to our public stockholders upon our dissolution and liquidation.

ISG and TPI expect to incur significant costs associated with the acquisition, whether or not the acquisition is completed, which will reduce the amount of cash otherwise available for other corporate purposes.

Both ISG and TPI expect to incur significant costs associated with the acquisition, whether or not the acquisition is completed. These costs will reduce the amount of cash otherwise available for other corporate purposes. There is no assurance that the significant costs associated with the acquisition will prove to be justified in light of the benefits ultimately realized.

The completion of the acquisition could result in disruptions in business, loss of clients or contracts or other adverse effects.

The completion of the acquisition may cause disruptions, including potential loss of clients and other business partners, in the business of TPI, which could have material adverse effects on the combined company’s business and operations. Although we believe that TPI’s business relationships are and will remain stable following the acquisition, TPI’s clients and other business partners, in response to the completion of the acquisition, may adversely change or terminate their relationships with the combined company, which could have a material adverse effect on the business of TPI or the combined company following the acquisition.

The pro forma financial statements are not an indication of the combined company’s financial condition or results of operations following the acquisition.

The pro forma financial statements contained in this proxy statement are not an indication of the combined company’s financial condition or results of operations following the acquisition. The pro forma financial statements have been derived from the historical financial statements of ISG and TPI and many adjustments and assumptions have been made regarding the combined company after giving effect to the acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, the actual financial condition and results of operations of the combined company following the acquisition may not be consistent with, or evident from, these pro forma financial statements.

In addition, the actual earnings per share, which is referred to as EPS, of the combined company following the acquisition may decrease below that reflected in the pro forma financial information for several reasons. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the combined company’s actual EPS following the acquisition. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The price of the common stock after the acquisition may be volatile and less than what you originally paid for your shares of common stock prior to the acquisition.

The price of the common stock after the acquisition may be volatile, and may fluctuate due to factors such as:

•       actual or anticipated quarterly and annual results;

•       mergers, consolidations and strategic alliances in the advisory services industry;

•       market conditions in the advisory services industry;

•       our earnings estimates and those of our publicly held competitors; and

•       the general state of the capital markets.

Our common stock after the acquisition may trade at prices lower than what you originally paid for your corresponding shares of our common stock prior to the acquisition.

Our officers, directors and senior advisors may allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could impact our ability to consummate a business combination.

None of our officers, directors and senior advisors is required to commit his full time to our business and, accordingly, our officers, directors and senior advisors may have conflicts of interest in allocating management time among various business activities.

Some of our officers, directors and senior advisors are currently affiliated with entities which may have existing or potential interests in our target industry engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicting fiduciary duties in determining to which entity a particular business opportunity should be presented.

In the course of their other business activities, our officers, directors and senior advisors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

To complete the proposed acquisition, we will incur a substantial amount of debt, which will limit our ability to fund general corporate requirements and obtain additional financing, limit our flexibility in responding to business opportunities and competitive developments and increase our vulnerability to adverse economic and industry conditions.

We will incur a substantial amount of indebtedness to finance the proposed acquisition, transaction costs, deferred underwriting fees and our operations after the acquisition. We have obtained a commitment letter from Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. on April 24, 2007, with respect to a $95 million term loan facility and a $10 million revolving credit facility. As a result of the substantial fixed costs associated with the debt obligations, we expect that:

•       a decrease in revenues will result in a disproportionately greater percentage decrease in earnings;

•       we may not have sufficient liquidity to fund all of these fixed costs if our revenues decline or costs increase;

•       we may have to use our working capital to fund these fixed costs instead of funding general corporate requirements, including capital expenditures;

•       we may not have sufficient liquidity to respond to business opportunities, competitive developments and adverse economic conditions; and

•       our results of operations will be adversely affected if interest rates increase because, based on a full draw of the $95,000,000 term loan, a one percent increase in interest rates would result in an after-tax impact on earnings of approximately $530,000 per year.

These debt obligations may also impair our ability to obtain additional financing, if needed, and our flexibility in the conduct of our business. We expect that our indebtedness under the senior secured revolving credit facility will be secured by substantially all of our assets, leaving us with limited collateral for additional financing. Moreover, we expect that the terms of our indebtedness under the senior secured revolving credit facility will restrict our ability to take certain actions, including the incurrence of additional indebtedness, mergers and acquisitions, investments and asset sales. Our ability to pay the fixed costs associated with our debt obligations will depend on our operating performance and cash flow, which in turn depend on general economic conditions and the advisory services market. A failure to pay interest or indebtedness when due could result in a variety of adverse consequences, including the acceleration of our indebtedness. In such a situation, it is unlikely that we would be able to fulfill our obligations under or repay the accelerated indebtedness or otherwise cover our fixed costs.

We may fail to realize the cost reductions and productivity improvements we estimate following consummation of the acquisition.

ISG’s management may not be able to achieve estimated cost reductions and productivity improvements following consummation of the acquisition.  ISG’s plan for achieving these cost reductions and productivity improvements is expected to be implemented over a 12 to 15 month period following consummation of the acquisition.  Additional information about the value creation estimates can be found in the “Value Creation Plan” section of this proxy statement.  If our estimates turn out to be incorrect, the anticipated cost savings and productivity improvements may not be realized fully or at all, or may take longer to realize than expected.

Risks Related to TPI’s Business and Industry

The rate of growth in sourcing activity and/or the use of technology in business may fall significantly below the levels that TPI currently anticipates.

TPI’s business is dependent upon continued growth in sourcing activity, the use of technology in business by its clients and prospective clients and the continued trend towards sourcing of complex information technology and business process tasks by large and small organizations. If sourcing diminishes as a management and operational tool, or if the growth in the use of technology slows down, or if the cost of sourcing alternatives rises, TPI’s business could suffer. Companies that have already invested substantial resources in developing in-house information technology and business process functions may be particularly reluctant or slow to move to a sourcing solution that may make some of their existing personnel and infrastructure obsolete.

TPI’s engagements may be terminated, delayed or reduced in scope by clients at any time.

TPI’s clients may decide at any time to abandon, postpone and/or to reduce TPI’s involvement in a transaction. TPI’s engagements can therefore terminate, or the scope of TPI’s responsibilities may diminish with limited advance notice. If an engagement is terminated, delayed or reduced unexpectedly, the TPI professionals working on the engagement could be underutilized until TPI assigns them to other projects. Accordingly, the termination or significant reduction in the scope of a single large engagement, or multiple smaller engagements, could harm TPI’s business results.

TPI’s operating results may fluctuate significantly from period to period as a result of factors outside of its control.

TPI expects its revenues and operating results to vary significantly from accounting period to accounting period due to factors including:

•       fluctuations in revenues earned on contracts;

•       commencement, completion or termination of contracts during any particular period;

•       additions and departures of key advisors;

•       transitioning of advisors from completed projects to new engagements;

•       seasonal trends;

•       the introduction of new services by TPI or its competitors;

•       changes in fees, pricing policies or compensation arrangements by TPI or its competitors;

•       strategic decisions by TPI, its clients or its competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•       global economic and political conditions and related risks, including acts of terrorism; and

•       conditions in the travel industry that could prevent its advisors from traveling to client sites.

TPI depends on project-based advisory engagements and its failure to secure new engagements could lead to a decrease in its revenues.

Advisory engagements typically are project-based. TPI’s ability to attract advisory engagements is subject to numerous factors, including the following:

•       delivering consistent, high-quality advisory services to its clients;

•       tailoring its advisory services to the changing needs of its clients;

•       matching the skills and competencies of its advisory staff to the skills required for the fulfillment of existing or potential advisory engagements; and

•       maintaining a global business operation.

Any material decline in TPI’s ability to secure new advisory arrangements could have an adverse impact on its revenues and financial condition.

TPI may not be able to maintain its existing services and products.

TPI operates in a rapidly evolving market, and its success depends upon its ability to deliver high quality advice and analysis to its clients. Any failure to continue to provide credible and reliable information and advice that is useful to its clients could have a significant adverse effect on future business and operating results. Further, if TPI’s advice proves to be materially incorrect and the quality of service is diminished, TPI’s reputation may suffer and demand for its services and products may decline. In addition, TPI must continue to improve its methods for delivering its products and services in a cost-effective manner.

TPI may not have the ability to develop and offer the new services and products that it needs to remain competitive.

TPI’s future success will depend in part on its ability to offer new services and products. To maintain its competitive position, TPI must continue to enhance and approve its services and products, develop or acquire new services and products in a timely manner, and appropriately position and price new services and products relative to the marketplace and its costs of producing them. These new services and products must successfully gain market acceptance by addressing specific industry and business sectors and by anticipating and identifying changes in client requirements. The process of researching, developing, launching and gaining client acceptance of a new service or product, or assimilating and marketing an acquired service or product, is risky and costly. TPI may not be able to introduce new, or assimilate acquired, services and products successfully. Any failure to achieve successful client acceptance of new services and products could have an adverse effect on TPI’s business results.

TPI may fail to anticipate and respond to market trends.

TPI’s success depends in part upon its ability to anticipate rapidly changing technologies and market trends and to adapt its advice, services and products to meet the changing sourcing advisory needs of its clients. The range of sourcing options and number of service providers is expanding. This expansion is generating complexity in the industry which adds opportunity and risk to TPI’s business. TPI’s clients regularly undergo frequent and often dramatic changes. That environment of rapid and continuous change presents significant challenges to TPI’s ability to provide its clients with current and timely analysis, strategies and advice on issues of importance to them. Meeting these challenges requires the commitment of substantial resources. Any failure to continue to respond to developments, technologies, and trends in a manner that meets market needs could have an adverse effect on its business results.

TPI may be unable to protect its important intellectual property rights.

TPI relies on copyright and trademark laws, as well as nondisclosure and confidentiality arrangements, to protect its proprietary rights in its methods of performing its services and its tools for analyzing financial and other information. There can be no assurance that the steps TPI has taken to protect its intellectual property rights will be adequate to deter misappropriation of TPI’s rights or that TPI will be able to detect unauthorized use and take timely and effective steps to enforce its rights. If substantial and material unauthorized uses of TPI’s proprietary methodologies and analytical tools were to occur, TPI may be required to engage in costly and time-consuming litigation to enforce its rights. There can be no assurance that TPI would prevail in such litigation. If others were able to use its intellectual property or were to independently develop TPI’s methodologies or analytical tools, TPI’s ability to compete effectively and to charge appropriate fees for its services may be adversely affected.

TPI faces competition and its failure to compete successfully could materially adversely affect its results of operations and financial condition.

The market for TPI’s sourcing advisory services is competitive, highly fragmented and subject to rapid change. TPI faces competition from many other providers of advisory and sourcing services ranging from large organizations to small firms and independent contractors that provide specialized services. TPI’s competitors include any firm that provides sourcing advisory services, which may include a variety of consulting firms, service providers, niche sourcing advisors, strategy and law firms and, potentially, advisors currently or formerly employed by TPI. Some of TPI’s competitors have significantly more financial and marketing resources, larger professional staffs, closer client relationships, broader geographic presence or more widespread recognition than TPI.

In addition, limited barriers to entry exist in the markets in which TPI does business. As a result, additional new competitors may emerge and existing competitors may start to provide additional or complementary services. Additionally, technological advances may provide increased competition from a variety of sources. There can be no assurance that TPI will be able to successfully compete against current and future competitors and its failure to do so could result in loss of market share, diminished value in its products and services, reduced pricing and increased marketing expenditures. Furthermore, it may not be successful if it cannot compete effectively on quality of advice and analysis, timely delivery of information, client service, the ability to offer services and products to meet changing market needs for information, analysis, or price.

TPI relies heavily on key members of its management team.

TPI is dependent on its management team. ISG has entered into subscription and non-competition agreements with a number of these key management personnel. If any of the covenants contained in the subscription and non-competition agreements are violated, they key management personnel will forfeit their ISG shares (or the after-tax proceeds if the shares have been sold). Despite these agreements, TPI may not be able to retain these managers, and may not be able to enforce the non-competition covenants. If TPI were to lose a number of key members of its management team and were unable to replace these people quickly, TPI could have difficulty maintaining its growth and certain key relationships with large clients.

TPI depends upon its ability to attract, retain and train skilled advisors and other professionals.

TPI’s business involves the delivery of advisory services. Therefore, its continued success depends in large part upon its ability to attract, develop, motivate, retain and train skilled advisors and other professionals who have advanced information technology and business processing domain expertise, financial analysis skills, project management experience and other similar abilities. TPI does not have non-competition agreements with many non-executive advisors. Consequently, these advisors could resign and join one of TPI’s competitors or provide sourcing advisory services to TPI’s clients through their own ventures.

TPI must also recruit staff globally to support its services and products. TPI faces competition for the limited pool of these qualified professionals from, among others, technology companies, market research firms, consulting firms, financial services companies and electronic and print media companies, some of which have a greater ability to attract and compensate these professionals. Some of the personnel that TPI attempts to hire may be subject to non-compete agreements that could impede TPI’s short-term recruitment efforts. Any failure to retain key personnel or hire and train additional qualified personnel as required to support the evolving needs of clients or growth in TPI’s business could adversely affect the quality of its products and services, and its future business and operating results.

TPI may have agreements with certain clients that limit the ability of particular advisors to work on some engagements for a period of time.

TPI provides services primarily in connection with significant or complex sourcing transactions and other matters that provide potential competitive advantage and/or involve sensitive client information. TPI’s engagement by a client occasionally precludes it from staffing certain advisors on new engagements because the advisors have received confidential information from a client who is a competitor of the new client. Furthermore, it is possible that TPI’s engagement by a client could preclude it from accepting engagements with such client’s competitors because of confidentiality concerns.

In many industries in which TPI provides sourcing advisory services there has been a trend toward business consolidations and strategic alliances that could limit the pool of potential clients.

Consolidations and alliances reduce the number of potential clients for TPI’s services and products and may increase the chances that it will be unable to continue some of its ongoing engagements or secure new engagements.

TPI’s revenue could be adversely affected by the loss of a significant client or the failure to collect a large account receivable.

TPI derives a significant portion of its revenues from its top 20 clients. TPI provides services to various business units of a single client, which collectively account for over 10% of TPI’s total annual revenue. During 2007, TPI expects the percentage of revenue attributable to this single client to decrease, due in part to the divestiture of a significant portion of its business on December 1, 2006. Client engagements could be terminated or the scope of each engagement could be reduced at any time. If a large engagement is terminated or the scope of the engagement is reduced, TPI’s revenues would be adversely affected. Furthermore, if TPI does not continue to retain or obtain a significant number of clients each year, its business, financial condition and results of operations could suffer. TPI’s 20 largest clients accounted for approximately 52% in 2005 and 63% in 2006. In general, the volume of work TPI performs for any particular client varies from year to year, and a major client from one year may not retain TPI in subsequent years. In addition, if TPI fails to collect a large account receivable, it could adversely affect our financial results.

TPI’s international operations expose it to a variety of risks which could negatively impact its future revenue and growth.

Approximately 35% of TPI’s revenues for 2006 and 29% for 2005 were derived from sales outside of North America. TPI’s operating results are subject to the risks inherent in international business activities, including:

•       tariffs and trade barriers;

•       regulations related to customs and import/export matters;

•       restrictions on entry visas required for TPI’s advisors to travel and provide services;

•       tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•       cultural and language differences;

•       an inadequate banking system;

•       foreign exchange controls;

•       restrictions on the repatriation of profits or payment of dividends;

•       crime, strikes, riots, civil disturbances, terrorist attacks and wars;

•       nationalization or expropriation of property;

•       law enforcement authorities and courts that are inexperienced in commercial matters; and

•       deterioration of political relations with the United States.

Air travel, telecommunications and entry through international borders are all vital components of TPI’s business. If a terrorist attack similar to 9/11 were to occur, TPI’s business could be disproportionately impacted because of the disruption a terrorist attack causes on these vital components.

TPI intends to continue to expand its global footprint in order to meet its clients’ needs. This may involve expanding into countries beyond those in which it currently operates. It may involve expanding into less developed countries, which may have less political, social or economic stability and less developed infrastructure and legal systems. As TPI expands its business into new countries, regulatory, personnel, technological and other difficulties may increase its expenses or delay its ability to start up operations or become profitable in such countries. This may affect its relationships with its clients and could have an adverse affect on TPI’s business.

Currency exchange rate fluctuations in various currencies in which TPI does business could have a material adverse effect on its business, results of operations and financial condition.

TPI does business and generates sales outside the U.S. It is expected that TPI’s international revenues will grow significantly as European and Asian markets adopt sourcing solutions. Foreign currency fluctuations may affect the translation of our financial results in U.S. dollars as well as the costs that TPI incurs in such international operations. Significant currency fluctuations could increase our costs and could harm our results of operations.

TPI may be subject to claims for substantial damages by its clients arising out of disruptions to their businesses or inadequate service, and TPI’s insurance coverage may be inadequate.

Most of TPI’s service contracts with clients contain service level and performance requirements, including requirements relating to the quality of its services. Failure to consistently meet service requirements of a client or errors made by TPI employees in the course of delivering services to its clients could disrupt the client’s business and result in a reduction in revenues or a claim for damages against TPI. Additionally, TPI could incur liability if a process it manages for a client were to result in internal control failures or impair its client’s ability to comply with its own internal control requirements.

Under TPI’s service agreements with its clients, its liability for breach of its obligations is generally limited to actual damages suffered by the client and is typically capped at the greater of an agreed amount or the fees paid or payable to it under the relevant agreement. These limitations and caps on liability may be unenforceable or otherwise may not protect TPI from liability for damages. In addition, certain liabilities, such as claims of third parties for which TPI may be required to indemnify its clients or liability for breaches of confidentiality, are generally not limited under those agreements. Although TPI has commercial general liability insurance coverage, the coverage may not continue to be available on acceptable terms or in sufficient amounts to cover one or more large claims. The successful assertion of one or more large claims against TPI that exceed available insurance coverage, or changes in TPI’s insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have a material adverse effect on TPI’s business.

TPI could be liable to its clients for damages and subject to liability and its reputation could be damaged if its client data is compromised.

TPI may be liable to its clients for damages caused by disclosure of confidential information. TPI is often required to collect and store sensitive or confidential client data in order to perform the services it provides under its contracts. Many of its contracts do not limit its potential liability for breaches of confidentiality. If any person, including any of its current or former employees, penetrates TPI’s network security or misappropriates sensitive data or if it does not adapt to changes in data protection legislation, TPI could be subject to significant liabilities to its clients or to its clients’ customers for breaching contractual confidentiality provisions or privacy laws. Unauthorized disclosure of sensitive or confidential client data, whether through breach of TPI’s processes, systems or otherwise, could also damage its reputation and cause TPI to lose existing and potential clients. TPI may also be subject to civil actions and criminal prosecution by government or government agencies for breaches relating to such data. TPI’s insurance coverage for breaches or mismanagement of such data may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims against it.

Client restrictions on the use of client data could adversely affect TPI’s activities.

The majority of the data TPI uses to populate its databases comes from its client engagements. The insight sought by clients from TPI relates to the contractual data and terms, including pricing and costs, to which TPI has access in the course of assisting its clients in the negotiation of its sourcing agreements. Data obtained through the course of its engagements with clients who agree to contractual provisions permitting TPI to consolidate and disclose such information is entered into TPI’s databases. If TPI were unable to consolidate and disclose key data from previous client engagements, its business, financial condition and results of operations could be adversely affected.

TPI may not be able to maintain the equity in its brand name.

TPI has operated under the brand “TPI” for several years and has applications pending for formal registration of that trademark and there are other entities providing advisory and similar technology-related services that use “Technology Partners” as or as part of their names. There can be no assurance that the resulting confusion and lack of brand-recognition in the marketplace created by this situation will not adversely affect TPI’s business.

Nevertheless, TPI believes that its “TPI” brand, including its independence, is critical to its efforts to attract and retain clients and staff and that the importance of brand recognition will increase as competition increases. TPI may expand its marketing activities to promote and strengthen the TPI brand and may need to increase its marketing budget, hire additional marketing and public relations personnel, expend additional sums to protect the brand and otherwise increase expenditures to create and maintain client brand loyalty. If TPI fails to effectively promote and maintain the TPI brand, or incur excessive expenses in doing so, its future business and operating results could be adversely impacted.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•       discuss future expectations;

•       contain projections of future results of operations or financial condition; or

•       state other “forward-looking” information.

These forward-looking statements include, but are not limited to, statements relating to:

•       ability to retain existing clients and contracts;

•       ability to win new clients and engagements;

•       ability to implement selected cost reductions and productivity improvements;

•       beliefs about future trends in the sourcing industry;

•       expected spending on sourcing services by clients;

•       foreign currency exchange rates;

•       TPI’s effective tax rate; and

•       competition in the sourcing industry.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or TPI in such forward-looking statements, including among other things:

•       the number and percentage of stockholders voting against the acquisition proposal and seeking conversion;

•       the amount of cash on hand available after the acquisition;

•       business strategy;

•       cost reductions and productivity improvements may not be fully realized or realized within the expected time frame;

•       continued compliance with government regulations;

•       legislation or regulatory environments, requirements or changes adversely affecting the business in which TPI and/or ISG is engaged;

•       fluctuations in client demand;

•       management of rapid growth;

•       ability to grow the business and effectively manage growth and international operations while maintaining effective internal controls;

•       TPI’s relative dependence on a single client;

•       ability to hire and retain enough qualified employees to support operations;

•       increases in wages in locations in which TPI has operations;

•       ability to retain senior management;

•       fluctuations in exchange rates between the U.S. dollar and various foreign currencies;

•       ability to attract and retain clients and the ability to develop and maintain client relationships based on attractive terms;

•       legislation in the United States or elsewhere that adversely affects the performance of sourcing services offshore;

•       increasing competition in the sourcing industry;

•       telecommunications or technology disruptions or breaches, or natural or other disasters;

•       ability to protect ISG and TPI’s intellectual property and the intellectual property of others;

•       the international nature of TPI’s business;

•       political or economic instability in countries where TPI has operations;

•       worldwide political, economic and business conditions; and

•       ability to successfully consummate or integrate strategic acquisitions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of ISG, TPI or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, ISG and TPI undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the purchase agreement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on the business, prospects, financial condition or operating results of ISG and/or TPI.

SPECIAL MEETING OF ISG STOCKHOLDERS

General

We are furnishing this proxy statement to the ISG stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of ISG stockholders to be held on September 28, 2007, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about [   •   ], 2007 in connection with the vote on the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting. Unless the context requires otherwise, the terms “we,” “us,” and “our” refer to Information Services Group, Inc.

Date, Time and Place

The special meeting of stockholders will be held at [   •   ] on [   •   ], 2007, at the offices of ISG, Four Stamford Plaza, 107 Elm Street, Stamford, Connecticut 06902.

Purpose of the ISG Special Meeting

At the special meeting, we are asking holders of ISG common stock to approve the following proposals:

•       The Acquisition Proposal—a proposal to adopt the Purchase Agreement, dated as of April 24, 2007, by and between MCP-TPI Holdings, LLC and ISG, and to approve the acquisition contemplated thereby, pursuant to which ISG will acquire all of the outstanding capital stock of TPI for total consideration of approximately $280 million;

•       The Equity Incentive Plan Proposal—a proposal to approve the 2007 Equity Incentive Plan;

•       The Employee Stock Purchase Plan Proposal—a proposal to approve the 2007 Employee Stock Purchase Plan; and

•       The Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the adoption of the acquisition proposal and the transactions contemplated thereby, the equity incentive plan proposal or the employee stock purchase plan proposal.

Recommendation of ISG Board of Directors

Our board of directors:

•       has determined that each of the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and adjournment proposal is fair to and in the best interests of us and our stockholders;

•       has approved the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and adjournment proposal; and

•       recommends that our common stockholders vote “FOR” each of the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and adjournment proposal.

Record Date; Who is Entitled to Vote

We have fixed the close of business on September 28, 2007, as the “record date” for determining ISG stockholders entitled to notice of and to vote at the special meeting. As of the close of business on

September 28, 2007, there were [   •   ] shares of our common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote per share on each proposal on which such shares are entitled to vote at the special meeting. Holders of warrants are not entitled to vote at the special meeting.

As of June 30, 2007, the ISG Inside Stockholders, either directly or beneficially, owned and were entitled to vote 8,085,937 shares, or approximately 20% of ISG’s outstanding common stock. In connection with the IPO, ISG entered into an agreement with the ISG Inside Stockholders pursuant to which the ISG Inside Stockholders agreed to vote the shares owned by them immediately prior to the IPO either for or against the adoption of the acquisition proposal in the same manner that the majority of the shares issued in the IPO are voted on such proposal. They have indicated that they intend to vote their shares “FOR” all of the proposals being presented at the special meeting, including, if necessary, the adjournment proposal.

Quorum

The presence, in person or by proxy, of holders of a majority of all the outstanding shares of common stock entitled to vote will constitute a quorum at the special meeting. In the absence of a quorum, a majority in voting interest of those stockholders present may adjourn the meeting until a quorum is present.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give the broker voting instructions, under the rules of the American Stock Exchange, your broker may not vote your shares on the acquisition proposal, the equity incentive plan proposal and the employee stock purchase plan proposal, but may vote on the adjournment proposal. Since a stockholder must affirmatively vote against adoption of the acquisition proposal to have conversion rights, individuals who fail to vote or who abstain from voting on the acquisition proposal may not exercise their conversion rights. Record holders whose shares are voted against adoption of the acquisition proposal and beneficial holders of shares held in “street name” that are voted against the adoption of the acquisition proposal may exercise their conversion rights. See the information set forth in “Special Meeting of ISG Stockholders—Conversion Rights.”

Vote of Our Stockholders Required

The adoption of the acquisition proposal will require the affirmative vote of the holders of a majority of the shares of our common stock issued in the IPO voting at the special meeting; provided, however, that if 20% (6,468,750) or more of the shares purchased in our IPO vote against adoption of the acquisition proposal and demand conversion then the acquisition will not be completed. Because abstentions and broker non-votes are not votes cast, they will have no effect on the approval of the acquisition proposal.

The adoption of the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of our common stock represented and entitled to vote at the special meeting in person or by proxy. Abstentions will have no effect on the passing of the proposals. Broker non-votes will have no effect on the passing of the equity incentive plan proposal or the employee stock purchase plan proposal.

Voting Your Shares

Each share of ISG common stock that you own in your name entitles you to one vote for each proposal on which such shares are entitled to vote at the special meeting. Your proxy card shows the number of shares of our common stock that you own.

There are two ways to ensure that your shares of ISG common stock are voted at the special meeting:

•       You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the adoption of the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

•       You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE ACQUISITION PROPOSAL AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ISG’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE ACQUISITION PROPOSAL AND DEMAND THAT ISG CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ACQUISITION PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE ACQUISITION AND THEN TENDER YOUR PHYSICAL STOCK CERTIFICATE TO OUR STOCK TRANSFER AGENT. IF THE ACQUISITION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH.  IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT AND REQUEST THAT A PHYSICAL STOCK CERTIFICATE BE ISSUED IN YOUR NAME. SEE “SPECIAL MEETING OF ISG STOCKHOLDERS—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•       you may send another proxy card with a later date;

•       you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy; or

•       you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Innisfree M&A Incorporated, our proxy solicitor, at (212) 750-5833 or our corporate secretary at (203) 517-3100.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the acquisition proposal, the equity incentive plan proposal, the employee stock purchase plan proposal and the adjournment proposal. Under our by-laws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Conversion Rights

Pursuant to ISG’s amended and restated certificate of incorporation, a holder of shares of ISG common stock issued in the IPO may, if the stockholder affirmatively votes against the acquisition, demand that ISG convert such shares into an amount in cash equal to a pro rata portion of the funds held in ISG’s trust account (net of taxes payable on the interest earned thereon and $3,000,000 of interest earned on the trust account that has been released to ISG) calculated as of the date that is two business days prior to the completion of the acquisition. This includes any stockholder who acquires shares issued in the IPO through purchases following the IPO, and such stockholder is entitled to conversion rights. This demand must be made in writing prior to the close of the vote on the acquisition proposal at the special meeting. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Such demand may also be made in any other writing that clearly states that conversion is demanded and is delivered so that it is received by ISG at any time up to the special meeting. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account and request that a physical stock certificate be issued in your name.

In addition, in order to exercise your conversion rights you must:

•       continue to hold your shares through the completion of the acquisition and thereafter tender the physical stock certificate (together with necessary stock powers, letter of instructions and a certificate addressed to ISG) to Continental Stock Transfer & Trust Company, our transfer agent at the following address: Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, Attn: Mark Zimkind, Tel. 212-845-3287, Fax 212-616-7616, together with written instructions that you wish to convert your shares into your pro rata share of the trust account; and

•       provide to Continental Stock Transfer & Trust Company, with the stock certificate, a written certificate addressed to us to the effect that (i) you are a holder of record as of the record date for purposes of the special meeting of stockholders, (ii) you have held the shares you seek to convert since the record date, and (iii) you will continue to hold the shares through the closing date of the acquisition.

Certificates that have not been tendered will not be converted into cash. In the event you tender shares and later decide that you do not want to convert your shares, you will need to make arrangements with Continental Stock Transfer & Trust Company, at the telephone number stated above, to withdraw the tender. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account and request that a physical stock certificate be issued in your name in order to tender your shares in connection with a demand for conversion. If you have any questions or need assistance with exercising your conversion rights, please contact Mark Zimkind at Continental Stock Transfer & Trust Company at the number stated above as early as possible.

If the conversion is properly demanded by following the instructions listed above and the acquisition is completed, ISG will convert each share of common stock into a pro rata portion of the trust account calculated as of the date of that is two days prior to completion of the acquisition. As of June 30, 2007, there was approximately $254,052,000 in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes), or approximately $7.85 per share issued in the IPO. If you exercise your conversion rights, then you will be exchanging your shares of ISG common stock for cash and will no longer own the shares after the acquisition. Prior to exercising conversion rights, our stockholders should verify the market price of common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the acquisition is not completed, these shares will not be converted into cash. However, if we are unable to complete the acquisition or an alternative business combination, we may be required to commence proceedings to dissolve and liquidate. In such event, we cannot guarantee that the public stockholders will receive at least the amount they would have received if they sought conversion of their shares and we had completed the acquisition. Our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the sections entitled “Risk Factors—If We Are Unable To Consummate A Business Combination Within The Prescribed Time Frames And Are Forced To Dissolve And Distribute Our Assets, The Per-Share Distribution To Our Public Stockholders Will Be Less Than $8.00,” “Risk Factors—If We Do Not Complete A Business Combination And Dissolve, Payments From The Trust Account To Our Public Stockholders May Be Delayed” and “Other Information related to ISG—Plan of Dissolution and Distribution of Assets if No Business Combination.”

If the holders of 20% (6,468,750) or more of the shares of common stock issued in the IPO vote against adoption of the acquisition proposal and demand conversion of their shares, we will not complete the acquisition, notwithstanding that the stockholders may have approved the acquisition proposal.

Appraisal Rights

Stockholders of ISG do not have appraisal rights in connection with the acquisition under the DGCL.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any information provided by electronic means will be consistent with the written proxy statement and proxy card. The underwriters in the IPO may also solicit proxies on our behalf. Innisfree M&A Incorporated, a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $12,500 plus $5 per solicited stockholder and out-of-pocket expenses. Such fee will be paid with non-trust account funds.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

ISG Inside Stockholders

As of June 30, 2007, the ISG Inside Stockholders, either directly or beneficially, owned and were entitled to vote 8,085,937 shares or approximately 20% of ISG’s outstanding common stock. In connection with the IPO, ISG and entered into an agreement with the ISG Inside Stockholders pursuant to which the ISG Inside Stockholders agreed to vote the shares owned by them immediately prior to the IPO either for or against the adoption of the acquisition proposal in the same manner that the majority of the shares issued in the IPO that are voted at the special meeting are voted on such proposal. They have indicated that they intend to vote their shares “FOR” the equity incentive plan proposal, the employee stock purchase plan proposal and, if necessary, the adjournment proposal although there is no agreement in place with respect to these proposals.

THE ACQUISITION PROPOSAL

The discussion in this document of the acquisition and the principal terms of the Purchase Agreement, dated as of April 24, 2007, by and between MCP-TPI and ISG, is subject to, and is qualified in its entirety by reference to, the purchase agreement. The full text of the purchase agreement is attached hereto as Annex A, which is incorporated by reference herein.

General Description of the Acquisition

On April 24, 2007, ISG entered into a purchase agreement with MCP-TPI, pursuant to which ISG will purchase from MCP-TPI all of the outstanding shares of capital stock of TPI. The purchase price to be paid is $280 million. In addition, the purchase agreement provides that ISG will pay MCP-TPI in cash an amount equal to the normalized cash and cash equivalents of TPI on April 23, 2007, which the parties agreed is equal to $5 million. MCP-TPI will simultaneously apply a portion of the purchase price to pay off TPI’s indebtedness in full. There is no working capital or other post-closing purchase price adjustment. The cash generated by TPI between April 24, 2007 and the closing date will remain in TPI for the benefit of ISG. If the closing does not occur by October 24, 2007, ISG will pay additional consideration of $50,000 in cash per day commencing on October 24, 2007 through and including the closing date.

The acquisition does not involve any related parties.  All negotiations in connection with the acquisition were conducted on an arm’s length basis.

Following consummation of the acquisition, TPI’s management will continue to commit their full time to operating TPI’s business.  All of ISG’s directors and officers are expected to continue to serve in their current respective roles.

Background of the Acquisition

The terms of the purchase agreement are the result of negotiations between representatives of ISG and MCP-TPI. The following is a brief discussion of the background of these negotiations, the acquisition and related transactions.

ISG was incorporated in Delaware on July 20, 2006 for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition or other similar business combination with one or more domestic or international operating businesses in the information services industry.

A registration statement for ISG’s initial public offering was declared effective on January 31, 2007. On February 6, 2007, ISG consummated its initial public offering of 32,343,750 units, which units included both the firm units and the over allotment units. Each unit consists of one share of common stock and one redeemable common stock purchase warrant. Each warrant expires on January 31, 2011, or earlier upon redemption, and entitles the holder to purchase one share of ISG common stock at an exercise price of $6.00 per share. The common stock and warrants started trading separately on February 12, 2007.

The net proceeds from the sale of the ISG units were approximately $254,550,000. Of this amount, $254,050,000 was deposited in trust and, in accordance with ISG’s amended and restated certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of ISG. The remaining $500,000 was held outside of the trust for use to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

As disclosed in the prospectus for the IPO, at no time prior to the consummation of the IPO did ISG, or any of its officers, directors, advisors, consultants or affiliates, contact, or engage in any discussions regarding a business combination with, any potential target on behalf of ISG.

Subsequent to the consummation of the IPO on February 6, 2007, ISG commenced consideration of potential target companies with the objective of consummating a business combination. Initially, ISG commenced efforts to identify and evaluate potential acquisitions. ISG’s efforts included segmenting the information services industry into major revenue and client categories and prioritizing those companies in the following order:

1.                businesses that generate revenue mostly through fees and subscription sales to businesses, governments and other institutional clients;

2.                businesses that generate revenue mostly through advertising sales in information products distributed to businesses, governments and other institutional clients;

3.                businesses that generate revenue mostly through fees and subscription sales to consumers; and

4.                businesses that generate revenue mostly through advertising sales in information products distributed to consumers.

This scan of the information services industry included compiling a database of over 200 information services companies. ISG organized the companies based on ISG’s acquisition objectives, which included the following criteria, among others:

•       industry focus and overall growth rate;

•       revenue model;

•       size;

•       company growth profile;

•       profitability;

•       strength of management and employees;

•       competitive positioning;

•       geographic operating area;

•       ISG’s confidence that it could potentially enhance the value of the subject company;

•       availability for potential acquisition by ISG; and

•       ISG’s ability to compete cost-effectively with other potential bidders for the subject company.

At several internal meetings with ISG’s officers, this database was reviewed and analyzed to determine the most attractive prospects. ISG management prioritized the database into “pursue”, “hold” and “drop” categories.

In addition, ISG management attempted to initiate conversations (i) directly with third-party companies they believed could make attractive combination partners, (ii) with professional service providers (lawyers, accountants, consultants and investment bankers) and (iii) with their own network of business associates and friends. ISG also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in sale or financing processes. From time to time the database of potential candidates was updated and supplemented based on additional information derived from these discussions with third parties.

As a result of these efforts, ISG contacted, either directly or through a third party intermediary, approximately fifteen potential targets and held discussions with four potential target companies, including TPI. ISG signed non-disclosure agreements relating to four of these potential business combination opportunities. With respect to a number of these business combination opportunities, discussions included financial disclosures, reviews of potential transaction structures, preliminary estimates of transaction values and discussions of management objectives, business plans and projections. None of the discussions with the potential target companies, other than TPI, resulted in a definitive agreement regarding a potential business combination.

Based on their experience in sourcing investment opportunities, the ISG management team assessed the competition for quality companies that could be a potential target for a business combination. ISG management determined that a company that ISG’s management identified as a suitable potential business combination partner would typically have several alternatives to any potential business combination with ISG, including remaining independent or selling itself to another third party, as well as sourcing capital either privately or publicly. Additionally, in several cases, ISG management had to spend time educating a prospective business combination partner about a special purpose acquisition company (SPAC) and explain, from ISG management’s perspective, the benefits that ISG may be able to offer versus other alternatives the prospective business partner may be considering.

More specifically, with respect to one potential target—an information and media services company—ISG entered into a non-disclosure agreement and obtained an offering memorandum describing the business.  ISG then arranged a meeting with the potential target’s principal owner and financial advisor.  At the meeting, ISG representatives explained what a transaction with a SPAC would entail and the potential risks and benefits to a seller in such a transaction.  ISG also requested that the seller consider agreeing to an exclusive negotiating period with ISG for due diligence purposes with price negotiations to follow.  Subsequently, ISG learned that the seller decided to grant another potential acquiror an exclusive negotiating period.  ISG, therefore, decided that this company was not a realistic opportunity, and ISG did not pursue this potential business combination any further.

With respect to a second potential target—an integrated media company—the target’s financial advisor contacted ISG about the opportunity.  The financial advisor informed ISG that the target company would be considering strategic alternatives.  ISG indicated that it would be interested in the opportunity.  Thereafter, ISG entered into a non-disclosure agreement with the potential target; retained a financial advisor to assist it in its evaluation of the company; reviewed an offering memorandum on the company, as well as substantial financial data; and met for a full day with the chief executive officer of the company and its financial advisor to review the business in detail.  ISG and its financial advisor subsequently participated in a number of follow-up calls on various issues with the target company and its owner and advisors.  Subsequently, ISG determined that the company’s requested price was substantially in excess of the range of values ISG and its financial advisor placed on the company.  Therefore, ISG concluded that this company was not a realistic opportunity and ISG did not pursue this potential business combination any further.

Finally, with respect to a third potential target—a provider of online workspaces—ISG decided to participate in an auction process conducted by the target’s financial advisor.  ISG signed a non-disclosure agreement; retained a financial advisor to assist in the evaluation of the company; reviewed an offering memorandum on the company; conducted due diligence, as well as reviewed various financial and business data; and participated in a full day management presentation of the business.  Thereafter, ISG concluded that, in light of the number of bidders it believed to be involved in the auction and the price range indicated by the target’s financial advisor, the winning auction price required would be in excess of the range of values ISG and its financial advisor had placed on the business and the likelihood of success in the competitive auction would be extremely low.  ISG, therefore, decided that this company was not a realistic opportunity, and ISG did not pursue this potential business combination any further.

In the course of its meetings with various third parties and investment bankers regarding potential candidates for a business combination, ISG was informed of the fact that Monitor Clipper Partners, a private equity firm based in Boston, was considering strategic alternatives for a company controlled by its associated investment funds named TPI. After internal discussion, ISG management decided to proceed further. Accordingly, on February 26, 2007, a mutual nondisclosure agreement was signed, and on February 27, 2007, Monitor Clipper Partners’ financial advisor, Deutsche Bank, sent ISG a Confidential Information Memorandum on TPI.

Thereafter, ISG management met internally to discuss the merits of a potential acquisition of TPI. After discussion, ISG decided to move forward with preliminary due diligence on TPI.

On March 2, 2007, at a regularly scheduled meeting of the ISG Board of Directors, ISG management reviewed a number of potential business targets. In particular, ISG management discussed the status and merits of four potential opportunities including TPI. The Board authorized management to pursue all four opportunities and to report back to the Board.

On March 5, 2007, Deutsche Bank sent ISG a process letter inviting ISG to submit a non-binding proposal to acquire TPI. Also on March 5th ISG sent the nondisclosure agreement and Confidential Information Memorandum to Evercore, its financial advisor. On March 6, ISG submitted to Deutsche Bank a preliminary expression of interest in pursuing the acquisition of TPI.

Thereafter, ISG and Evercore began to develop a valuation analysis of TPI, taking into account comparable acquisitions of private companies, public company valuations, discounted cash flow and other factors.

On March 8, 2007, a meeting was held in New York City between ISG and TPI to discuss the TPI business. Attending for ISG were Michael Connors, Chairman & CEO; Earl Doppelt, EVP, General Counsel & Corporate Secretary; Frank Martell, EVP, CFO and Treasurer; Rick Gould, EVP; and a representative of Evercore. Attending for TPI were Ed Glotzbach, President & CEO; Ron Lacy, CFO; Peter Allen, Managing Director, Market Development; and a representative of Deutsche Bank. At the meeting, TPI representatives made a detailed management presentation on TPI.

On March 13, 2007, Deutsche Bank sent ISG a process letter providing an overview of next steps and inviting final written proposals by April 4 for the acquisition of TPI.

Beginning on or about March 15, 2007, ISG’s representatives held discussions with representatives of Monitor Clipper Partners to review the nature and characteristics of a SPAC; details surrounding the ISG IPO, including the size of the offering and management’s background and investment; public shareholder protection features such as the need for a shareholder vote and the fact that the IPO proceeds are held in trust pending any such vote; the mechanics of a shareholder vote; and various SPAC trading precedents.  In addition, separate discussions took place between the parties regarding the TPI financial statements, including the historical and projected revenue and EBITDA numbers and the key drivers for those figures.  Finally, representatives of Monitor Clipper Partners explained to ISG and its representatives TPI’s management share unit program and the respective ownership percentages among Monitor Clipper Partners, TPI employees and TPI’s founder.  These discussions afforded the parties a greater understanding of the various issues and established a foundation for subsequent meetings on these and other subjects.

On March 16, 2007, Mr. Connors met with Mr. Glotzbach in Chicago to discuss further the merits of a possible business combination. On March 20, 2007, Deutsche Bank sent ISG a proposed purchase agreement for an acquisition of TPI. On March 21, 2007, Mr. Martell traveled to Houston where, with representatives from Evercore and Rothstein Kass, ISG’s independent auditor, the ISG team met for two days with Messrs. Glotzbach and Lacy and representatives of PricewaterhouseCoopers, TPI’s independent accountants, and others to conduct financial due diligence and review financial materials and projections.

PricewaterhouseCoopers is TPI’s independent accounting firm. Its role in the transaction has been limited to providing audits and interim reviews of TPI’s historical financial statements and pre-filing review of the proxy statement.

During this time, ISG and its advisors continued to conduct financial and legal due diligence on TPI.

On March 26, 2007, the ISG Board of Directors met by teleconference to review the status of the TPI transaction. ISG management provided an update on the background and status of the potential transaction. Management also delivered a business overview of TPI, a review of financials and preliminary due diligence insights. The ISG Board of Directors authorized management to continue to pursue the TPI opportunity.

On March 28, 2007, Messrs. Connors and Doppelt met in Boston with representatives of Monitor Clipper Partners. Mr. Connors reviewed the background of ISG and its principals, the ISG investor base and their expectations and ISG’s interest in acquiring TPI. Mr. Doppelt discussed the SPAC structure and process for approving a transaction. Representatives of Monitor Clipper Partners provided their insights on their investment in TPI, their reasons for considering a sale of TPI and their views of the TPI business.

On March 30, 2007, Mr. Connors met with Mr. Glotzbach in Atlanta to further discuss the potential transaction.

On April 3, 2007, ISG’s management met in New York City with Mr. Glotzbach and the members of the TPI Management Committee. At the meeting ISG representatives discussed their business experience and the reasons for forming ISG, and the TPI representatives discussed their roles at TPI. After the meeting Messrs. Connors and Martell met with Mr. Glotzbach to review the latest financial projections for TPI.

On April 4, 2007, ISG submitted a proposal to Deutsche Bank to acquire TPI for $262 million on a debt-free basis. ISG’s proposal also specified that cash generated in the business after execution of a definitive agreement would be for ISG’s account. ISG also submitted a marked-up purchase agreement revised from the initial form of agreement provided by Monitor Clipper Partners’ counsel, Ropes & Gray.

Over the next several days extensive negotiations took place between the parties concerning price; the amount and duration of the escrow fund to be provided by MCP-TPI; MCP-TPI’s waiver of claims against the trust; the amount of “normalized” cash in the business at signing (to which MCP-TPI would be entitled); the length of an “exclusivity period” for negotiations; and the amount to be reinvested by TPI’s founder and management in ISG stock at closing. On April 6, ISG proposed either (a) a price of $280 million with a $15 million escrow amount and ISG to keep the cash generated between signing and closing; or (b) a price of $273 million with a $22.5 million escrow amount and MCP-TPI to receive the cash generated between signing and closing. On the evening of April 6, Monitor Clipper Partners agreed to the former alternative and an exclusivity period to expire at midnight on April 23.

On April 9, 2007, a letter outlining the principal terms of a possible business combination was signed by Mr. Connors and sent to Deutsche Bank.

On April 10, 2007, Ropes & Gray circulated a revised draft of the purchase agreement which reflected the agreements which had been reached in the prior several days and Monitor Clipper Partners’ positions on various other open issues.

On April 12, 2007, Mr. Doppelt and representatives of Simpson Thacher & Bartlett met at the New York City offices of Ropes & Gray with representatives of Monitor Clipper Partners, Deutsche Bank and Ropes & Gray to negotiate the terms of the purchase agreement. Also, on April 12, Mr. Connors met separately in Boston with Dennis McGuire, the founder of TPI, and with Mr. Glotzbach to discuss further the merits of a potential business combination. Mr. Connors also reviewed with Mr. McGuire a proposed reinvestment into ISG stock at closing of a portion of the proceeds Mr. McGuire would receive from the sale of his holdings.

On April 12 and 13, 2007, Messrs. Martell and Barker, with representatives from Evercore and Rothstein Kass, met in Houston with TPI management and representatives of PricewaterhouseCoopers LLP to continue due diligence.

On April 13, 2007, the ISG Board of Directors met by teleconference to discuss the proposed acquisition of TPI. ISG management reviewed the status of the transaction including providing a business, financial and legal update. The Board of Directors authorized management to continue to negotiate the terms of a definitive purchase agreement, as well as related agreements, for TPI.

Over the next several days, the parties engaged in extensive negotiations and the exchange of multiple drafts of definitive transaction documents. In addition, during this period, there were frequent communications among Monitor Clipper Partners, TPI and ISG and their respective counsel regarding the negotiation of transaction terms, due diligence materials and supplemental due diligence requests, drafts of various transaction documents, and updates on the financial performance of TPI. In addition, Mr. Doppelt and Simpson Thacher & Bartlett negotiated the terms of the reinvestment agreement for Mr. McGuire with his counsel at Milbank, Tweed, Hadley & McCloy LLP and for TPI management with their counsel at Andrews Kurth LLP. During this period ISG and its advisors continued their due diligence of TPI.

On April 21, 2007, the ISG Board of Directors met by teleconference to discuss the proposed acquisition of TPI. ISG management provided an update on the status of the transaction as well as the rationale for the transaction and a financial review. Simpson Thacher & Bartlett reviewed the terms of the purchase agreement and related agreements and answered questions directed by members of the ISG Board of Directors. Evercore provided an extensive presentation, including a transaction and process overview and a valuation overview, and answered questions from the ISG Board of Directors. Rothstein Kass provided a summary of its financial and accounting due diligence and answered questions from the Board. ISG management summarized the interviews of TPI’s clients conducted by a consultant retained by ISG, which found that TPI is a recognized leader in its business and enjoys uniformly high client satisfaction. The ISG Board of Directors authorized the continued negotiation of definitive agreements with TPI.

Over the next three days, the parties resolved the final remaining issues in the purchase agreement and related agreements and ISG and its advisors concluded their due diligence of TPI. Also during this time, Mr. McGuire, Mr. Glotzbach and 10 members of the TPI management team entered into definitive agreements concerning their reinvestment in ISG.

On the afternoon of April 24, 2007, the ISG Board of Directors met again by teleconference to authorize the proposed acquisition of TPI. Simpson Thacher & Bartlett provided an update on the final terms of the purchase agreement and related agreements and answered questions directed by members of the ISG Board of Directors. Evercore rendered to the ISG Board of Directors an opinion as to the fairness, from a financial point of view, to ISG of the consideration to be paid by ISG in the acquisition. ISG’s Board of Directors also determined that TPI had a fair market value equal to at least 80% of ISG’s net assets. The ISG Board of Directors then approved the purchase agreement and related transactions by a unanimous vote.

On April 24, 2007, ISG and MCP-TPI entered into the definitive purchase agreement and publicly announced the purchase agreement and related agreements through a joint press release.

ISG’s Board of Directors’ Reasons for the Approval of the Acquisition

The ISG Board of Directors concluded that the acquisition of TPI is in the best interests of ISG’s stockholders and that the price to be paid for TPI is fair to ISG stockholders.

The final agreed-upon consideration in the purchase agreement was determined by several factors. ISG’s Board of Directors considered various industry and financial data, including certain valuation analyses and metrics compiled by ISG’s management and Evercore, in order to determine that the acquisition was fair, from a financial perspective, to ISG and in the best interests of ISG and its stockholders.

ISG conducted a due diligence review of TPI that included an industry analysis, a description of TPI’s existing business model, a valuation analysis and financial projections in order to enable the Board of Directors to ascertain the reasonableness of the consideration to be paid by ISG. Prior to approving the purchase agreement, the Board of Directors obtained an opinion from Evercore as to the fairness, from a financial point of view, to ISG of the consideration to be paid by ISG in the acquisition.

ISG’s Board of Directors considered a wide variety of factors in connection with its evaluation of the acquisition. In light of the complexity of those factors, ISG’s Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of ISG’s Board of Directors may have given different weight to different factors. ISG’s Board of Directors determined that the purchase agreement with TPI and the transactions contemplated thereby are fair to ISG’s stockholders, from a financial perspective, and in the best interests of ISG and its stockholders.

Favorable Factors

In considering the acquisition, the ISG Board of Directors gave considerable weight to the following favorable factors:

TPI’s leadership position, historical financial performance and potential for future growth.

An important criteria to ISG’s Board of Directors in identifying an acquisition target was that the company have strong existing operations, positive and growing EBITDA and the opportunity for significant organic growth. ISG’s Board of Directors believes that as the leading independent sourcing data and advisory firm in the world, TPI has a strong market position. Moreover, TPI has demonstrated consistent revenue and EBITDA growth over the past five years. Moreover, ISG’s Board of Directors believes that TPI has the ability to generate continued growth for the reasons set forth below. The ISG Board of Directors viewed these factors as critical to creating shareholder value.

TPI operates in a high growth sector.

ISG’s Board of Directors believes that TPI operates in a high growth sector that is likely to continue to grow for the foreseeable future. TPI’s participation in this high growth sector provided support for the ISG Board of Directors to approve the acquisition. International Data Corporation (“IDC”) has estimated that the sourcing industry will grow during the period 2006 to 2011 from $179 billion to $283 billion in business process outsourcing, a compounded annual growth rate of 10%, and from $467 billion to $620 billion in information technology outsourcing, a compounded annual growth rate of 6%. Moreover, the offshoring sector is estimated to grow, during the period 2005 to 2010, from $12 billion to $55 billion in business process outsourcing, a compounded annual growth rate of 36%, and from $18 billion to $55 billion in information technology outsourcing, a compounded annual growth rate of 25%. In addition, the percentage of outsourcing contracts where an advisor is engaged, based on total contract value of over $200 million, continues to increase from 33% in 2004 to 48% in 2006. Finally, the recent trend of declining contract durations creates more opportunities for TPI to be hired and the absolute number of companies seeking outsourcing continues to grow. ISG’s Board of Directors believes this trend should provide ISG’s management team with favorable conditions to grow the business of TPI.

TPI is well-known with a strong brand, global footprint and blue chip clients.

Another important criteria to ISG’s Board of Directors in identifying an acquisition target was that the company possess a strong brand with a global footprint and blue chip clients. TPI has a world class reputation with talented, knowledgeable advisors serving Global 2000 clients. The ISG Board of Directors is cognizant that reputation and talented employees are key drivers for the success of an advisory services business. ISG’s Board of Directors weighed heavily TPI’s positive reputation, skilled employees and strong client base in evaluating its business, and in ultimately approving the acquisition. TPI’s international operations are expected to grow more rapidly than the U.S. in the future and ISG management believes that TPI is well-positioned to capitalize on this growth opportunity. Moreover, TPI enjoys a diversified, growing blue chip client base servicing leading companies in a number of major business categories, including financial services, manufacturing and energy and utilities. This was important to the ISG Board of Directors because global reach and strong client base provide a very attractive platform for future growth.

TPI possesses proprietary data assets.

Another important factor for ISG’s Board of Directors was identifying a target company with proprietary data assets. TPI’s proprietary database, gathered in the course of 18 years of operations over 2,500 separate engagements, fuels its advisory practice. The ISG Board of Directors recognized these data assets enable TPI to offer fact-based advice to its clients and differentiates TPI from many of its competitors. These data assets underpin TPI’s operational assessments, strategy development and deal structuring and negotiations. Moreover, the TPI Index, which TPI releases once a quarter, provides industry participants with authoritative information about the sourcing market and is widely quoted by industry analysts and the media.

The ISG Board of Directors believes that the potential exists to develop these valuable TPI data assets into additional TPI products and services that can generate recurring revenues at a higher margin than currently exists in the TPI business. The ISG Board of Directors is encouraged by TPI’s ability to expand its service and product offerings, especially when combined with the ISG management team’s experience, which supports the Board’s decision to recommend the acquisition.

The complementary skills of ISG management can benefit TPI’s business.

The ISG Board of Directors preferred an acquisition opportunity in which the skills of ISG’s management team could be leveraged to the benefit of the target company. ISG’s Board of Directors believes that its executives bring strong skills to the TPI business that can drive further profitable growth. In particular, ISG’s management background as seasoned public company executives with skills in the areas of global operations, cost and productivity focus, and expertise in developing new products, as well as data assets and syndicated business models, can be helpful to TPI. The ISG Board of Directors evaluated the potential synergies of the ISG and TPI management teams as a favorable factor in approving the acquisition.

Significant opportunity for future growth.

The ISG Board of Directors believes that TPI represents a very attractive platform for future growth and value appreciation. Additional growth is most likely to come from new markets, such as government and healthcare, deeper expansion into Europe and Asia, the addition of proprietary data products, acquisition opportunities and improved cost efficiency. Ultimately, the Board believes this growth can translate into higher margins, increased operating leverage and a higher valuation for TPI in the public markets.

Comparable company and transaction valuation metrics.

The ISG Board of Directors reviewed analyses of valuation metrics provided by management and by Evercore for comparable companies and transactions that they believe were relevant to the TPI acquisition. In addition, on April 24, 2007, Evercore delivered a fairness opinion to ISG’s Board of Directors. Based on this review and the attributes of the TPI business, the ISG Board of Directors was able to conclude that the $280 million enterprise value of TPI was within the range of values suggested by comparable companies and comparable transactions. Accordingly, the ISG Board of Directors found the consideration to be paid to MCP-TPI to be fair to ISG.

The terms of the purchase agreement and financing commitment.

The terms of the purchase agreement, including the closing conditions, “drop dead” date, covenants and indemnification provisions are customary and reasonable from ISG’s perspective. The ISG Board of Directors placed importance on the purchase agreement including customary and reasonable terms and conditions as it believed that such terms and conditions would protect ISG’s interests in the acquisition and enhance the likelihood of closing. The ISG Board of Directors believes that the terms and conditions of the purchase agreement permits ISG to proceed with the transaction with confidence.

In addition, the financing commitment from Deutsche Bank was considered by the Board of Directors to be fair and adequate and to provide ISG with a strong and flexible capital structure after closing, as well as the ability to implement a stock and/or warrant buyback of up to $40 million.

The commitment by TPI’s founder and management team to invest in ISG stock.

The ISG Board of Directors believed that the commitment by TPI’s founder, Dennis McGuire, and the management team, including the President and CEO, Ed Glotzbach, to invest approximately 30% of their net after tax sales proceeds in ISG stock at closing to be a significant benefit to the transaction because the commitment strongly demonstrates their confidence in the future growth and success of TPI and ISG. The Board felt that a decision by a senior group of TPI executives to reinvest these monies into ISG stock at closing reflects a collective confidence in TPI by those most knowledgeable about the company and represents a powerful endorsement of the attractiveness of the acquisition.

The ISG Board of Directors also considered it a significant benefit that each of these individuals agreed to transfer restrictions and forfeiture provisions with respect to their ISG stock and to non-compete and non-solicitation agreements. Further, the Board believed that ISG’s $40 million stock/warrant repurchase program will offset potential dilution caused by the sale of stock to TPI employees.

Satisfaction of 80% Test.

It is a requirement that any business acquired by ISG have a fair market value equal to at least 80% of ISG’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of TPI generally used to approve the transaction, ISG’s Board of Directors, including its independent directors, determined that this requirement was met. The ISG Board of Directors believes, because of the financial skills and background of its members, it was qualified to conclude that the acquisition of TPI met this requirement.

Other Factors

The Board of Directors of ISG also considered potentially negative factors. Among the potentially negative factors considered by ISG’s Board of Directors, which are more fully described in the “Risk Factors” section of this proxy statement, are the following:

The risk that its public stockholders would vote against the merger and exercise their conversion rights.

ISG’s Board of Directors considered the risk that the current public stockholders of ISG would vote against the transaction and decide to redeem their shares for cash upon consummation of the acquisition, thereby depleting the amount of cash available to the combined company following the acquisition. Because of the strong capital structure enjoyed by ISG, and other factors, ISG’s Board of Directors deemed this risk to be minimal and believes that TPI will still be able to implement its business plan even if the maximum number of public stockholders exercised their conversion rights and the combined company received only 80% of the funds deposited in the trust account.

Certain officers and directors of ISG may have different interests in the acquisition than the ISG stockholders.

ISG’s Board of Directors considered the fact that certain officers and directors of ISG may have interests in the acquisition that are different from, or are in addition to, the interests of ISG stockholders generally, including the matters described under “Interests of ISG Directors and Officers in the Acquisition” below. However, this fact would exist with respect to an acquisition with any target company, and the Board does not believe that the potentially disparate interests here are an issue.

Key client concentration.

The ISG Board of Directors considered the risk that various business units of TPI’s largest client have accounted for, in the aggregate, significantly more than 10 percent of TPI’s revenues in 2004, 2005 and 2006. The Board felt that any concern over this concentration was outweighed by the nature, duration and quality of the engagements and the value provided by TPI in these engagements. In addition, the concentration of TPI revenue from this single client is expected to decrease during 2007. With TPI growing its client base and the single-client concentration decreasing, the ISG Board of Directors did not believe this risk was an impediment to approving the acquisition.

Indebtedness

The ISG Board of Directors considered that substantial indebtedness would be required to finance the proposed acquisition, transactions costs, deferred underwriting fees and operations after the acquisition.  The Board of Directors believed that the level of leverage would not unduly burden the company and that the business operations would provide sufficient cash flow to pay debt obligations. Despite the risks related to the indebtedness, the ISG Board of Directors believes these risks did not outweigh the benefits.

Ability to retain and attract talented professionals.

The ISG Board of Directors recognized that TPI’s business success has been largely dependent on retaining and attracting talented seasoned professionals and that for TPI to continue to generate substantial growth it would need to continue to hire new professionals each year. The Board believed that in light of TPI’s historically low attrition rate and the ability of ISG to use its publicly traded stock to provide appropriate compensation and incentive packages, there would be adequate means to retain and attract the people needed to grow the business. In addition, the Board considered that the subscription agreements signed by TPI’s management team mitigated the risk that these key employees would leave TPI in the short term.

Opportunity to move the TPI business mix towards data and syndication.

The ISG Board of Directors considered the fact that TPI historically has not generated revenues through the sale of data products alone or through a syndicated data model. In light of the experience and competencies of ISG’s management team and that any such migration of the business would only generate incremental value, the Board of Directors felt this was a reasonable opportunity.

After deliberation, the ISG Board of Directors determined that these potentially negative factors were outweighed by the potential benefits of the acquisition, including the opportunity for ISG stockholders to share in TPI’s future possible growth and anticipated profitability.

The foregoing discussion of the information and factors considered by the ISG Board of Directors is not meant to be exhaustive, but includes the material information and factors considered by the ISG Board of Directors.

Recommendation of ISG’s Board of Directors

After careful consideration, ISG’s Board of Directors, including the majority of its independent directors in a separate vote, determined that the acquisition is fair to and in the best interests of ISG and its stockholders. On the basis of the foregoing, ISG’s Board of Directors has approved and declared advisable the acquisition and recommends that you vote or give instructions to vote “FOR” the adoption of the acquisition proposal.

The Board of Directors recommends a vote FOR adoption of the acquisition proposal.

Interests of ISG Directors and Officers in the Acquisition

When you consider the recommendation of ISG’s Board of Directors in favor of adoption of the acquisition proposal, you should keep in mind that ISG’s directors and officers have interests in the acquisition that are different from, or in addition to, your interests as a stockholder.

•       If we do not complete the proposed acquisition by February 6, 2009 or an alternative business combination by August 6, 2008 (or by February 6, 2009 if a letter of intent, agreement in principle or definitive agreement relating to the business combination in question is executed by August 6, 2008), ISG will be required to commence proceedings to dissolve and liquidate. In such event, the 8,085,937 shares of common stock and 6.5 million warrants held by the ISG Inside Stockholders that were acquired prior to the IPO will be worthless because the ISG Inside Stockholders have waived any rights to receive any liquidation proceeds. The common stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $[•] based on the closing sale prices of $[•] and $[•], respectively, on the American Stock Exchange on September 28, 2007, the record date.

•       ISG Inside Stockholders hold an aggregate of 8,085,937 shares of ISG common stock and 6.5 million warrants that they purchased prior to the IPO for a total consideration of approximately $6.5 million. In light of the amount of consideration paid, our directors and officers will likely benefit from the completion of the acquisition even if the acquisition causes the market price of ISG’s securities to significantly decrease. This may influence their motivation for promoting the acquisition and/or soliciting proxies for the adoption of the acquisition proposal.

•       After the completion of the acquisition, Messrs. Chrenc, Connors, Hubbard and Weissman will continue to serve as members of the Board of Directors of ISG and Mr. Connors will continue to serve as an officer. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the ISG Board of Directors so determines. ISG currently has made no determinations regarding the compensation it will pay its directors or officers after completion of the acquisition.

•       If ISG dissolves and liquidates prior to the consummation of a business combination, our four officers, Messrs. Connors, Martell, Doppelt and Gould, pursuant to certain written agreements executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. This arrangement was entered into to reduce the risk that, in the event of our dissolution and liquidation, the trust account is reduced by claims of creditors. However, we cannot assure you that they will be able to satisfy those obligations. If the acquisition is completed, these indemnification obligations will terminate.

In addition, the exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the acquisition may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Opinion of Evercore Group L.L.C.

ISG retained Evercore to render an opinion as to the fairness, from a financial point of view, to ISG of the consideration to be paid by ISG in the acquisition. On April 24, 2007, Evercore delivered to the ISG Board of Directors an opinion to the effect that, as of such date and based upon and subject to the factors, limitations and assumptions described in the opinion, the consideration to be paid by ISG pursuant to the purchase agreement was fair, from a financial point of view, to ISG. Evercore’s opinion addresses only the fairness, from a financial point of view, to ISG of the consideration to be paid by ISG in the acquisition as of the date of the opinion, and does not address any other aspect of the acquisition or constitute a recommendation to any ISG stockholder as to how that stockholder should vote or act on any matter relating to the acquisition.

The full text of the written opinion of Evercore, dated April 24, 2007, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement and is incorporated by reference into this proxy statement. The summary of the Evercore opinion set forth in this proxy statement is qualified in its entirety by reference to the Evercore opinion. ISG stockholders should read the Evercore opinion carefully and in its entirety for a description of the assumptions made, procedures followed and the matters considered made by Evercore.

On April 24, 2007, Evercore delivered its opinion to our Board of Directors to the effect that, as of such date and based upon and subject to the factors, limitations and assumptions set forth in its opinion, the consideration to be paid in the transaction is fair, from a financial point of view, to ISG.

Evercore’s opinion addresses only the fairness, from a financial point of view, to ISG, of the consideration to be paid in the transaction and does not address any other aspect of the transaction or constitute a recommendation to any ISG stockholder as to how to vote at the special meeting or respond to the transaction. The following is a summary of Evercore’s opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Evercore, among other things:

•       Reviewed the purchase agreement dated as of April 24, 2007;

•       Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to TPI that were prepared and furnished to us by the management of TPI;

•       Reviewed certain financial projections relating to TPI that were provided to us for use in connection with this opinion by the management of ISG;

•       Discussed the past and current operations, financial projections and current financial condition of TPI with the management of TPI;

•       Compared the financial performance of TPI with that of certain publicly-traded companies and their securities that we deemed relevant;

•       Reviewed the financial terms of certain publicly available transactions that we deemed relevant; and

•       Performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any responsibility for independent verification of, the accuracy and completeness of the information publicly available, and the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and assumes no liability therefor. For purposes of rendering Evercore’s opinion, members of our management provided Evercore certain financial projections related to TPI. With respect to the financial projections, Evercore assumed that they had been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of TPI.

For purposes of rendering its opinion, Evercore assumed, with ISG’s consent, that the representations and warranties of each party contained in the purchase agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the purchase agreement and that all conditions to the consummation of the acquisition would be satisfied without waiver or modification thereof, except, in each case, as would not be material to Evercore’s analysis. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the acquisition will be obtained without any delay, limitation, restriction or condition that would, in any respect material to Evercore’s analysis, have an adverse effect on TPI or ISG or the consummation of the transaction.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of TPI or any of its subsidiaries, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of TPI or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Evercore as of, April 24, 2007. It is understood that subsequent developments may affect its opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view, to ISG, of the consideration to be paid in the transaction, as of April 24, 2007. Evercore’s opinion did not address the relative merits of the transaction as compared to other business or financial strategies that might have been available to ISG, nor did it address the underlying business decision of ISG to engage in the transaction. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by ISG and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore acted as financial advisor to our Board of Directors in connection with the transaction and will receive fees for its services, the substantial portion of which is contingent upon consummation of the acquisition. In addition, ISG has agreed to reimburse certain of Evercore’s expenses and to indemnify Evercore for certain liabilities arising out of its engagement. In the ordinary course of business, affiliates of Evercore Group L.L.C. may actively trade in the debt and equity securities, or options on securities, of ISG, for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Set forth below is a summary of the material financial analyses presented by Evercore to our Board of Directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of the analyses do not represent relative importance or weight given to those analyses by Evercore. The following summary of the material financial analyses includes information presented in tabular format. You should read those tables together with the full text of each summary. The tables alone do not constitute a complete description of Evercore’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 24, 2007, and is not necessarily indicative of current market conditions.

Peer Group Trading Analysis.   Evercore calculated and analyzed the ratio of enterprise value to estimated 2007 and 2008 revenue and to estimated 2007 and 2008 earnings before interest, taxes, depreciation and amortization (or, EBITDA) for selected publicly-traded companies. The publicly-traded companies included were divided into two categories: (1) Specialty Consulting group and (2) the Mid & Small-Cap ITO/BPO/Consulting group. The companies included in these two groups were:

Specialty Consulting Group

•       FTI Consulting

•       Huron Consulting Group

•       Navigant Consulting

•       CRA International

•       LECG Corporation

Mid & Small-Cap ITO/BPO/Consulting Group

•       Perot Systems

•       Sapient

•       Diamond Management

•       Answerthink.

The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, and the book value of any minority interest, and subtracting its cash and cash equivalents and market value of unconsolidated investments. Evercore calculated all multiples for the selected companies based on closing share prices as of April 23, 2007 for each respective company. All of these calculations were based on publicly available financial data including I/B/E/S International, Inc. (“I/B/E/S”) estimates. I/B/E/S is a data source that monitors and publishes a compilation of earnings per share and other financial data produced by selected research analysts on companies of interest to investors. The range of implied multiples that Evercore calculated is summarized below:

	Public Market Trading Multiples
	Mean	Median	High	Low
Specialty Consulting
Enterprise Value / CY2007E Revenue	1.7	1.5	2.4	0.9
Enterprise Value / CY2008E Revenue	1.5	1.3	2.1	0.8
Enterprise Value / CY2007E EBITDA	9.0	8.5	11.8	7.2
Enterprise Value / CY2008E EBITDA	7.8	7.1	10.1	6.1

	Public Market Trading Multiples
	Mean		Median		High		Low
Mid & Small-Cap ITO/BPO/Consulting
Enterprise Value / CY2007E Revenue	1.2		1.1		1.7		0.7
Enterprise Value / CY2008E Revenue	1.1		1.3		1.4		0.7
Enterprise Value / CY2007E EBITDA	17.4		17.2		19.1		16.0
Enterprise Value / CY2008E EBITDA	NM	(1)	NM	(1)	NM	(1)	NM	(1)

(1)          Analysis yielded results that were not meaningful due to lack of sufficient data points

Evercore then applied selected enterprise value multiple ranges to management projections for TPI as follows:  2007 revenue multiples ranging from 1.5x to 2.0x; 2008 revenue multiples ranging from 1.3x to 1.8x; 2007 EBITDA multiples ranging from 8.5x to 12.0x; and 2008 EBITDA multiples ranging from 8.0x to 10.0x. In addition to EBITDA, Evercore utilized revenue as a valuation metric because of its usefulness in comparing companies in high growth industries that are at different stages of their growth cycles and, as a result, reflect different EBITDA margins. The ranges of values for TPI implied by this analysis are summarized below:

	2007 Revenue	2008 Revenue	2007 EBITDA	2008 EBITDA
	$ in millions
Low	$252	$251	$204	$240
High	$336	$347	$288	$300

Evercore selected the peer groups above because their businesses and operating profiles are reasonably similar to that of TPI.  However, because of the inherent difference between the businesses,

operations and prospects of TPI and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as TPI.  Therefore, Evercore believed that it was inappropriate to, and did not, rely solely on the quantitative results of the peer group trading analysis. Evercore also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of TPI and the companies included in the peer group trading analysis that would affect the public trading values of each company in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between TPI and the companies included in the peer group trading analysis. In particular, each of the selected companies within the peer groups represented consulting or advisory businesses, the operations of which Evercore deemed to be similar to the operations of TPI.

Precedent Transactions Analysis.   Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in this transaction. Evercore identified and analyzed a group of eighteen acquisition transactions that were announced between 2001 and 2007. Evercore calculated enterprise value as a multiple of revenue and as a multiple of EBITDA during the last twelve months (“LTM”) implied by these transactions. Although none of the transactions are, in Evercore’s opinion, directly comparable to this transaction, the transactions included were chosen because, in Evercore’s opinion, they may be considered similar to this transaction in certain respects for purposes of Evercore’s analysis.

Target	Acquiror	Date Announced
Financial Dynamics	FTI Consulting	9/11/06
AlixPartners	Hellman & Friedman	8/3/06
Ineum Consulting (Deloitte France)	Management Consulting Group plc	7/25/06
Adjoined Consulting	Kanbay International	2/13/06
Cap Gemini SA N.A. Health Unit	Accenture	4/20/05
Mellon Financial HR Consulting Unit	Affiliated Computer Services	3/16/05
Superior Consulting Holdings	Affiliated Computer Services	12/17/04
Exult, Inc.	Hewitt Associates	6/16/04
Kroll	Marsh & McLennan	5/18/04
American Management System	CGI Group	3/10/04
Feld Group	EDS	1/12/04
SchlumbergerSema	Atos Origin	9/22/03
CMG	Logica	11/5/02
PwC Consulting	IBM	7/30/02
Thales IS	GFI Informatique	6/18/02
KPMG Germany	KPMG Inc.	6/10/02
KPMG Consulting in UK and Netherlands	Atos Origin	6/5/02
Metro Information Services Inc.	Keane Inc.	8/21/01

The range of implied multiples that Evercore calculated is summarized below:

Precedent Transaction Multiples
	Mean	Median	High	Low
Total Enterprise Value / Last Twelve Months Revenue	1.3x	1.0x	3.3x	0.5x
Total Enterprise Value / Last Twelve Months EBITDA	12.5x	11.2x	23.0x	8.5x

Evercore then applied selected enterprise value multiple ranges to LTM (3/31/07) results for TPI and management projections for 2007 for TPI as follows:  LTM revenue multiples ranging from 1.5x to 2.0x; 2007 revenue multiples ranging from 1.5x to 2.0x; LTM EBITDA multiples ranging from 11.0x to 13.0x; and 2007 EBITDA multiples ranging from 11.0x to 13.0x. The ranges of values for TPI implied by this analysis are summarized below:

	LTM Revenue	2007 Revenue	LTM EBITDA	2007 EBITDA
	$ in millions
Low	$228	$252	$203	$264
High	$304	$336	$240	$312

Discounted Cash Flow Analysis.   Evercore performed a discounted cash flow (“DCF”) analysis, which calculates the present value of a company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates. Evercore’s DCF analysis of TPI was based upon the financial projections covering the period between 2007 and 2012 prepared and furnished by our management to Evercore.

Evercore performed a discounted cash flow analysis for TPI by adding (1) the present value of TPI’s projected after-tax unlevered free cash flows for fiscal years 2007-2012 based on TPI’s management estimates and (2) the present value of the “terminal value” of TPI for fiscal year 2012. “Terminal value” refers to the estimated value of all future cash flows from an asset at a particular point in time.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Evercore estimated a range of TPI terminal values in 2012 based on selected EBITDA multiples of 8.0x to 10.0x. For TPI, Evercore discounted the unlevered free cash flow streams and the estimated terminal value to a present value at discount rates ranging from 11.0% to 13.0% . The discount rates utilized in this analysis were chosen by Evercore based on an analysis of the weighted average cost of capital of TPI. Evercore calculated per share equity values by first determining a range of enterprise values of TPI by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of such company, and dividing those amounts by the number of fully diluted shares of such company. This analysis yielded implied present values of TPI as shown below:

Implied Value of TPI
$ in millions
Low	$392
High	$512

Leveraged Buyout Analysis.   Evercore performed a leveraged buyout (“LBO”) analysis of TPI in order to ascertain the value of TPI which might be attractive to a potential financial buyer based upon the financial projections covering the period between 2007 and 2012 prepared and furnished by our management to Evercore.

Evercore assumed the following in its LBO analysis: (i) a transaction effective date of 1/1/07 and exit date of 12/31/12; (ii) a capital structure for TPI that included leverage of 6.0x estimated 2007 EBITDA; (iii) $15 million of transaction expenses; (iv) a range of projected 2012 EBITDA exit multiples of 8.0x to 10.0x; and (v) an equity investment that would achieve an annual rate of return between 2007 and 2012 of between 20.0% and 25.0%. This analysis yielded implied values of TPI as shown below:

Implied Value of TPI
$ in millions
Low	$271
High	$356

General.   In connection with the review of the transaction by our Board of Directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have deemed various assumptions more or less probable than other assumptions, and therefore the range of valuations resulting from any particular analysis described above should not be taken to be Evercore’s view of the value of ISG. No company used in the above analyses as a comparison is directly comparable to TPI, and no transaction used is directly comparable to the transactions contemplated by the purchase agreement. Further, in evaluating comparable transactions, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ISG and Evercore, such as the impact of competition on ISG and the industry generally, industry growth and the absence of any adverse material change in the financial condition of ISG or in the markets generally.

Evercore prepared these analyses for the purpose of providing an opinion to our Board of Directors as to the fairness from a financial point of view, to ISG, of the consideration to be paid in the transaction, as of April 24, 2007. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors, assumptions with respect to industry performance, general business and economic conditions and other matters or events beyond the control of ISG and Evercore, neither ISG nor Evercore assumes responsibility if future results are materially different from those forecast. The consideration to be paid by ISG pursuant to the purchase agreement was determined through arm’s length negotiations between our management and TPI and was approved by our Board of Directors. Evercore did not recommend to ISG any specific consideration or that any given consideration would constitute the only appropriate consideration for the transaction.

Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions. The Board of Directors retained Evercore based on these qualifications.

Material United States Federal Income Tax Consequences of the Acquisition

The following section is a summary of the material United States federal income tax consequences of the acquisition to holders of ISG common stock. The discussion set forth below is applicable to United States Holders (as defined below). In addition, this discussion addresses only those ISG stockholders that hold their ISG common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•       financial institutions;

•       investors in pass-through entities;

•       tax-exempt organizations;

•       regulated investment companies;

•       real estate investment trusts;

•       insurance companies;

•       persons liable for the alternative minimum tax;

•       persons owning 10% or more ISG common stock;

•       dealers in securities or currencies;

•       traders in securities that elect to use a mark-to-market method of accounting;

•       persons that hold ISG common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•       persons whose “functional currency” is not the United States dollar.

As used herein, the term “United States Holder” means a holder of ISG common stock that is for United States federal income tax purposes:

•       an individual citizen or resident of the United States;

•       a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to United States federal income taxation regardless of its source; or

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon the Code, applicable Treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

If a partnership holds ISG common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership that holds ISG common stock should consult their tax advisors.

No gain or loss will be recognized by the stockholders of ISG if their conversion rights are not exercised.

A stockholder of ISG who exercises conversion rights and effects a termination of the stockholder’s interest in ISG will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of ISG for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of ISG common stock. This gain or loss will generally be a capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

In general, information reporting will apply to the proceeds from the exercise of conversion rights that are paid to ISG stockholders within the United States (and in certain cases, outside the United States), unless the ISG stockholder is an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if an ISG stockholder fails to provide a taxpayer identification number and certify that such stockholder is not subject to backup withholdings on a substitute Form W-9 or successor form, or certification of other exempt status or fails to meet other reporting requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against an ISG stockholder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service. This discussion is not a complete analysis or description of all potential United States federal tax consequences of the acquisition. It does not address tax consequences that may vary with, or are contingent on, an individual’s circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the acquisition. Accordingly, ISG stockholders are strongly urged to consult with their tax advisors to determine the particular United States federal, state, local or foreign income or other tax consequences to them of the acquisition and of the exercising of conversion rights.

Anticipated Accounting Treatment

The acquisition will be accounted for using the purchase method of accounting with ISG treated as the acquirer. Under this method of accounting, TPI’s assets and liabilities will be recorded by ISG at their respective fair values as of the closing date of the acquisition (including any identifiable intangible assets). Any excess of purchase price over the net fair values of TPI’s assets and liabilities will be recorded as goodwill. Financial statements of ISG after the acquisition will reflect these values. The results of operations of TPI will be included in the results of operations of ISG beginning on the effective date of the acquisition.

Regulatory Matters

The completion of the acquisition and the other transactions contemplated by the purchase agreement is subject to review under the HSR Act and potentially other regulatory requirements. On May 11, 2007, ISG received notification that the acquisition will not be reviewed under the HSR Act.

Financing for the Acquisition

The total purchase price of approximately $280 million will be paid with: (i) at least $220 million of cash currently held in a trust account established in connection with ISG’s initial public offering and (ii) proceeds from debt financing obtained from Deutsche Bank Trust Company Americas, the administrative agent, and Deutsche Bank Securities Inc. under a $105,000,000 senior secured credit facility. This senior secured credit facility is comprised of a $95,000,000 term loan and a $10,000,000 revolving credit facility to be provided to a newly formed acquisition vehicle of ISG (the “Borrower”) established to borrow the funds and acquire TPI. The material terms of the commitment for the senior secured credit facility are as follows:

•       Each of the term loan and revolving credit facility will have a maturity date of seven years from the closing date.

•       The credit facility will be secured by a first priority security interest in all stock, other equity interests and promissory notes owned by the newly formed holding company of the Borrower

(“Holdings”), the Borrower, TPI and its domestic subsidiaries, if any, and a first priority security interest in all other tangible and intangible assets owned by such entities.

•       If the secured leverage ratio (the aggregate principal amount of all secured indebtedness of Holdings and its subsidiaries at the closing date to adjusted consolidated EBITDA (to be defined)) is greater than 4.8:1.00, then the amount of the term loan to be provided to the Borrower at the closing shall be reduced to that amount necessary to result in a secured leverage ratio of 4.80:1.00; provided that in no event shall the term loan be reduced below $80 million.

•       At the Borrower’s option, the credit facility will bear interest at a rate per annum equal to either (i) the “Base Rate” (which is the higher of (a) the rate publicly announced from time to time by the Administrative Agent as its “prime rate” and (b) the Federal Funds Rate plus 0.5% per annum), plus the applicable margin (as defined below) or (ii) Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent, plus the applicable margin. The applicable margin shall be a percentage per annum equal to 1.5% for the term loans and the revolving loans maintained as Base Rate loans or 2.5% for the term loans and revolving loans maintained as Eurodollar loans.

•       During the first 6 ¾ years following the closing date, annual amortization (payable in 4 equal quarterly installments) of the term loan shall be required in an annual amount equal to one percent of the initial aggregate principal amount of the term loans, with the balance repayable on maturity.

•       Mandatory repayments of term loans shall be required from (subject to exceptions to be agreed upon) (i) 100% of the proceeds from asset sales by Holdings and its subsidiaries, (ii) 100% of the net proceeds from issuances of debt by Holdings and its subsidiaries, (iii) so long as the total leverage ratio is 3.0 to 1.0 or higher, 50% of annual excess cash flow (to be defined) of Holdings and its subsidiaries and (iv) 100% of the net proceeds from insurance recovery and condemnation events of Holdings and its subsidiaries.

THE PURCHASE AGREEMENT

The following summary of the material provisions of the purchase agreement is qualified by reference to the complete text of the purchase agreement, a copy of which is attached as Annex A to this proxy statement. All stockholders are encouraged to read the purchase agreement in its entirety for a more complete description of the terms and conditions of the acquisition.

Purchase Price

On April 24, 2007, ISG and MCP-TPI entered into a purchase agreement pursuant to which ISG will purchase from MCP-TPI all of the outstanding shares of capital stock of TPI.

The purchase agreement provides that ISG will pay MCP-TPI in cash an amount equal to the sum of $280 million plus an amount equal to the normalized cash and cash equivalents of TPI on April 23, 2007, which the parties agreed is equal to $5 million. MCP-TPI will simultaneously apply a portion of the purchase price to pay off TPI’s indebtedness in full. There is no working capital or other post-closing purchase price adjustment. The cash generated by TPI between April 24, 2007 and the closing date will remain in TPI for the benefit of ISG. If the closing does not occur within six months, ISG will pay additional consideration of $50,000 in cash per day commencing on October 24, 2007 through and including the closing date.

Escrow Funds

At the closing, $15 million of the purchase price will be placed into an escrow account to support MCP-TPI’s potential indemnification obligations to ISG. On the first anniversary following the closing date, the escrow agent will distribute to MCP-TPI, an amount equal to the lesser of (A) $7,500,000 plus any earnings received by the escrow agent, and (B) the escrow property less the amount of any outstanding indemnification claims, if any. However, if the escrow property remaining in the escrow account following such distribution would be less than $7,500,000, then the distribution will be reduced such that the escrow property remaining in the escrow account immediately following such distribution will be the greater of (i) $7,500,000 and (ii) the escrow amount as of the first anniversary of the closing date. On the date that is eighteen (18) months after the closing date, the escrow agent will automatically distribute to MCP-TPI an amount equal to (i) the remaining escrow property, minus (ii) the amount of any outstanding claims amount, if any.

Representations and Warranties

The purchase agreement contains representations of MCP-TPI (with respect to itself or TPI, as applicable) relating to:

•       due organization and good standing;

•       authorization of transaction;

•       subsidiaries;

•       governmental filings;

•       capital structure;

•       financial statements;

•       no conflict or violation;

•       legal proceedings;

•       personal property;

•       real property;

•       taxes;

•       absence of certain changes (including absence of a material adverse effect on TPI since December 31, 2006);

•       material contracts;

•       labor;

•       compliance with law;

•       no undisclosed liabilities;

•       employee benefit plans;

•       intellectual property;

•       brokers’ fees;

•       customers;

•       affiliate transactions;

•       insurance;

•       proxy statement; and

•       disclaimer of warranties.

The purchase agreement also contains representations of ISG relating to:

•       due organization and good standing;

•       authorization of transaction;

•       governmental filings;

•       no conflict or violation;

•       legal proceedings;

•       acquisition of shares for investment;

•       debt commitment letter;

•       solvency;

•       brokers’ fees;

•       trust fund;

•       SEC filings;

•       financial statements; and

•       no reliance.

The representations and warranties set forth in the purchase agreement are made by and to ISG and MCP-TPI as of specific dates. The statements embodied in those representations and warranties were made for purposes of the purchase agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract; may or may not be accurate as of the date they were made; and do not purport to be accurate as of the date of this proxy statement.

Materiality and Material Adverse Effect

Some of the representations and warranties are qualified by materiality and material adverse effect qualifications. The definition of “material adverse effect” is any change, circumstance or event that, individually or in the aggregate with all other changes, circumstances and events, has or is reasonably likely to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of TPI and its subsidiaries, taken as a whole, other than any change or event resulting from, relating to or arising out of (i) general economic conditions; (ii) any change in the financial, banking, currency or capital markets in general; (iii) conditions generally affecting any of the industries in which TPI operates; (iv) acts of God, national disaster, national or international political or social conditions; (v) any action taken by ISG or any of its affiliates; (vi) the announcement or pendency of the transaction or the disclosure of the fact that ISG is the prospective acquirer; (vii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (viii) compliance with the terms of, or the taking of any action required by, the purchase agreement. Exceptions described in clauses (i)-(iv) and (vii) are qualified to the extent a change or event does not have or is not reasonably likely to have a disproportionate effect on TPI relative to other persons in the sourcing advisory industry.

Interim Covenants Relating to Conduct of Business

MCP-TPI has agreed that from April 24, 2007 until the closing date or termination of the purchase agreement to cause TPI to (A) use reasonable best efforts to preserve intact the present business organizations of TPI, (B) use reasonable best efforts to preserve the relationships with customers, employees and others having business dealings with TPI in all material respects, and (C) conduct the businesses and operations of TPI in the ordinary course of business. In addition, subject to certain exceptions, MCP-TPI has agreed that TPI will not:

•       authorize or effect any amendment to or change its certificate of incorporation, by-laws or other organizational documents;

•       issue or authorize the issuance of any equity interests or equity securities, or grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell or otherwise dispose of any of its equity securities, other than to TPI;

•       (A) issue any note, bond, or other debt security, or create, incur, assume or guarantee any indebtedness (other than any indebtedness incurred as a result of any draw on the revolving credit facility) or (B) make any payments in respect of any indebtedness except for any required payments;

•       enter into any contract, or materially amend or modify any existing contract with any affiliate of TPI;

•       except in connection with customer engagements in the ordinary course of business and subject to certain other specified exceptions, sell, lease, transfer, abandon, license, mortgage, pledge, create an encumbrance or otherwise dispose of the material property or assets of TPI;

•       make any capital expenditure, or commitments, in excess of $250,000;

•       cancel, compromise or settle any claim in excess of $250,000, or intentionally waive or release any material rights, of TPI;

•       (A) adopt, enter into, amend in any material respect or terminate any benefit plan, (B) grant or agree to grant any increase in the wages, salary, bonus, severance or other compensation, remuneration or benefits of any employee of TPI who is below partner-level, except in accordance with any existing benefit plan or in the ordinary course of business consistent with past practice or as required under applicable law or (C) grant or agree to grant any severance, other than contracts providing for severance payments entered into following April 24, 2007 not to exceed $300,000 in the aggregate, or grant or agree to grant any increase in the wages, salary, bonus, severance or other compensation, remuneration or benefits of any partner-level or above partner-level employee of TPI;

•       make any changes to the accounting principles or practices, other than as may be required by law, GAAP or generally accepted accounting principles in relevant jurisdictions;

•       enter into any material new line of business;

•       cancel or terminate its current insurance policies or cause any of the coverage to lapse;

•       pay, make or declare any dividends or distributions in respect of any of its capital stock;

•       change or make any material tax elections, change any method of accounting with respect to taxes, file any amended tax return, or settle or compromise any federal, state, local or foreign material tax liability;

•       acquire any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

•       make any loans, advances or capital contributions to any person, other than any advance to employees that is less than $10,000 and in the ordinary course of business;

•       subject to certain specified exceptions, (A) enter into any material contract (other than customer contracts entered into in the ordinary course of business consistent with past practices), (B) amend or modify in any material respect, or terminate or fail to renew any material contract or waive, release or assign any material rights or claims thereunder or (C) take any action, or omit to take any actions, or permit any omission to act within TPI’s control, which will cause a material breach of or default under any material contract; and

•       agree or otherwise commit to take any of these prohibited actions.

Other Covenants

Employment Matters.   Until at least April 24, 2008, ISG agreed not to reduce any TPI employee’s base salary or cash incentive compensation opportunity, each as in effect immediately prior to the closing date, and to provide employee benefits and base salary, wage rates and annual cash bonus to such employees that are no less favorable in the aggregate than those provided to such persons and their dependents and beneficiaries immediately prior to the closing date.

Publicity.   Each party agreed to communicate and cooperate prior to any public disclosure of the transactions contemplated by the purchase agreement and that no public release or announcement concerning the terms of the transactions contemplated will be issued by any party without the prior consent of the other party, except as required by law, in which case the party required to make the release or announcement will allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

Access to Information by ISG.   MCP-TPI agreed to cause its officers, directors, employees, auditors and other agents to afford the officers, directors, employees, auditors and other agents and advisors of ISG and its financing sources reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities of TPI and their books and records, and to furnish ISG with such financial, operating and other data and information with respect to TPI’s business in connection with ISG’s preparation of the proxy statement or for any other such reasonable purposes. ISG agreed to conduct itself so as not to interfere in the conduct of the business of TPI prior to closing. ISG acknowledged and agreed that any contact by ISG with officers, employees, customers or agents of TPI hereunder will be arranged and supervised by representatives of MCP-TPI, unless MCP-TPI otherwise expressly consents with respect to any specific contact.

Post-Closing Access by MCP-TPI.   Following the closing, for so long as such information is retained by ISG or TPI (which will be for a period of at least six years), ISG and TPI will permit MCP-TPI and its authorized representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior notice, to the books, records and personnel relating to the business of TPI with respect to the period prior to the closing, to the extent that such access may be reasonably required (A) in connection with the preparation of any accounting records or with any audits, (B) in connection with any suit, claim, action, proceeding or investigation relating to TPI, (C) in connection with any regulatory filing or matter or (D) in connection with any other valid legal or business purpose.

Directors and Officers Indemnification and Insurance.   ISG agreed that:

•       for six years after the closing date, ISG will cause TPI and its subsidiaries to indemnify and hold harmless each present and former officer or director of TPI and its subsidiaries as of the closing date against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the closing date whether asserted or claimed prior to, at or after the closing date, to the fullest extent permitted under applicable law;

•       each indemnified director and officer will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from TPI and its subsidiaries;

•       from the closing date through the sixth anniversary of the closing date, ISG will cause the certificate of incorporation and bylaws (or equivalent governing documents) of TPI and its subsidiaries, or any successor to TPI or any of its subsidiaries, to contain provisions that are no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers as are set forth in the certificate of incorporation and bylaws (or equivalent governing documents) of TPI and its subsidiaries as of April 24, 2007; and

•       prior to the closing date, ISG will arrange for TPI to purchase “tail” coverage for the six-year period following the closing under the directors’ and officers’ liability insurance policies of TPI and/or its subsidiaries in place prior to the closing date with respect to matters existing or occurring at or prior to the closing date that provides coverage substantially similar in scope and amount to the coverage provided by such policies on April 24, 2007.

Reasonable Best Efforts.   Each of the parties agreed to use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable laws to consummate and make effective the contemplated transactions.

Debt Financing.   The parties agreed that:

•       ISG will use reasonable best efforts to (A) maintain in effect the debt commitment letter and to satisfy on a timely basis the conditions to obtaining the financing, (B) negotiate and enter into definitive financing agreements on the terms and conditions contained in the debt commitment letter so that the financing agreements are in effect promptly but in any event no later than the closing date, (C) comply with its obligations under the debt commitment letter, (D) enforce its rights under the debt commitment letter, and (E) consummate the financings contemplated by the debt commitment letter at or prior to closing;

•       if (A) the debt commitment letters or the financing agreements expire or are terminated or otherwise become unavailable prior to the closing, (B) if Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. indicates that it is unwilling to fund the debt financing in accordance with the debt commitment letter or if it breaches its commitments under the debt commitment letter, (C) if any of the conditions of the debt commitment letter become incapable of being satisfied or (D) in the event that ISG becomes aware of any event or circumstance (including a breach by ISG of any of its commitments under the debt commitment letter) that makes procurement of any portion of the debt financing unlikely to occur in the manner or from the sources contemplated in the debt commitment letter, ISG will (i) immediately notify TPI of such expiration or termination or unavailability and the reasons for such circumstance and (ii) use its reasonable best efforts to as promptly as practicable arrange for alternative financing on such terms not less favorable to ISG in the aggregate as the terms set forth in the debt commitment letter to replace the contemplated financing;

•       MCP-TPI will, and will cause TPI to, provide such reasonable cooperation, as may be reasonably requested by ISG in connection with the financings contemplated by the debt commitment letter, including (A) upon reasonable advance notice by ISG, and on a reasonable number of occasions, participation by appropriate officers in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (B) using reasonable best efforts to assist ISG to prepare offering memoranda, private placement memoranda and similar documents, (C) using reasonable best efforts to compile the requisite financial information, (D) granting ISG and its accountants full and complete access to the books and records of TPI and to any officer, director or employee knowledgeable about such books and records, in each case to the extent reasonably requested by ISG, (E) using reasonable best efforts to furnish necessary financial information for interim periods subsequent to the date of the financial statements and prior to the closing in connection with such financings, (F) using reasonable best efforts to facilitate the pledge of collateral and obtain the release of collateral from existing lenders, (G) using reasonable best efforts to assist in obtaining customary “pay-off” letters from existing lenders, (H) using reasonable best efforts to assist in obtaining comfort letters, legal opinions, ratings from rating agencies and such other matters as may be reasonably requested by ISG and (I) using reasonable best efforts to assist in the negotiation and execution of the debt financing agreements; provided, that neither MCP-TPI nor TPI will be required to (i) provide any such assistance which would interfere unreasonably with the business or operations of TPI or (ii) enter into any commitment which is not conditioned on the closing and does not terminate without liability to MCP-TPI and TPI upon the termination of the purchase agreement. ISG will be solely responsible for all out-of-pocket expenses of MCP-TPI and TPI incurred in connection with the foregoing; and

•       ISG will indemnify and hold harmless MCP-TPI, TPI and their officers and directors from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing or the transactions contemplated and any information utilized in connection therewith (other than historical information relating to TPI). In no event will MCP-TPI or TPI be required to pay any commitment or other fee or incur any liability in connection with the financing of the transactions contemplated prior to the closing.

Proxy Statement.   The parties have agreed that:

•       ISG will prepare and file a proxy statement with the SEC as promptly as practicable;

•       each party will notify the other promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the proxy statement or for additional information and will supply the other party with copies of all correspondence between such party and the SEC with respect to the proxy statement;

•       whenever any event occurs which is required to be set forth in an amendment or supplement to the proxy statement, MCP-TPI or ISG, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of ISG, such amendment or supplement;

•       as soon as practicable following its approval by the SEC, ISG will distribute the proxy statement to the holders of ISG common stock and, pursuant thereto, will call the ISG stockholders’ meeting and solicit proxies from such holders to vote in favor of the adoption and approval of the purchase agreement and the other matters presented to the stockholders of ISG for approval or adoption at the ISG stockholders’ meeting; and

•       ISG, acting through its board of directors, will include in the proxy statement the recommendation of its board of directors that the holders of ISG common stock vote in favor of adoption of the purchase agreement, which recommendation will not be withdrawn or otherwise modified.

Exclusivity.   Until the closing or termination of the purchase agreement, MCP-TPI will not directly or indirectly through any of their respective officers, directors, partners, employees, stockholders, agents or representatives, solicit, discuss or pursue a possible sale, merger or other disposition of TPI, any equity securities or substantial portion of the assets of TPI, with any person other than ISG or its representatives or provide any information in connection with such activities to any person other than ISG or its representatives.

Standstill.   Until the closing or termination of the purchase agreement, ISG will: (A) cease all existing discussions and negotiations concerning any acquisition by ISG, directly or indirectly, whether by merger, capital stock exchange, purchase of assets or securities (debt or equity) or other similar type of transaction or a combination of the foregoing, of one or more domestic or international businesses; (B) terminate any letter of intent or term sheet contemplating any acquisition that is in effect as of April 24, 2007; and (C) not enter into any confidentiality or non-disclosure agreement or any similar type of agreement with any person contemplating a possible acquisition without the express prior written consent of MCP-TPI, which consent will not be unreasonably withheld.

Conditions to Closing

The obligations of ISG to consummate the acquisition are subject to closing conditions including:

•       the representations and warranties of MCP-TPI contained in the purchase agreement, without giving effect to any materiality or material adverse effect qualifications therein, will be true and correct as of April 24, 2007 and as of the closing date as though made on and as of the closing date (unless a different date is specified), except for such failures to be true and correct as would not in the aggregate have a material adverse effect; provided, however, that notwithstanding the foregoing, certain MCP-TPI representations (due organization and good standing of MCP-TPI, authorization of transaction by MCP-TPI, subsidiaries, capital structure, brokers’ fees and affiliate transactions) will be true and correct in all material respects or, if qualified by materiality or material adverse effect, will be true and correct in all respects;

•       MCP-TPI will have in all material respects performed all obligations and complied with all covenants required by the purchase agreement to be performed or complied with by it at or prior to the closing;

•       subject to certain specified exceptions, there will not have occurred any material adverse effect on TPI since December 31, 2006;

•       all waiting periods applicable under the HSR Act will have expired or been terminated;

•       no statute, rule, regulation or order of any governmental entity which prohibits the consummation of the transaction and there will be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transaction; and

•       ISG will have obtained the approval of its stockholders with respect to the execution, delivery and performance of the purchase agreement and the consummation of all transactions contemplated thereby, and holders of 20% or more of ISG’s common stock will not have exercised the right to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust fund.

The obligations of TPI to consummate the transaction are subject to closing conditions including:

•       the representations and warranties of ISG contained in the purchase agreement, without giving effect to any materiality or similar qualifications therein, will be true and correct as of April 24, 2007 and as of the closing date as though made on and as of the closing date (unless a different date is specified), except for such failures to be true and correct as would not in the aggregate prevent or materially delay consummation by ISG of the transactions contemplated by the purchase agreement; provided, however, that notwithstanding the foregoing, certain representations of ISG (due organization and good standing of ISG, authorization of transaction by ISG, brokers’ fees and trust fund) will be true and correct in all material respects or, if qualified by materiality or material adverse effect, will be true and correct in all respects;

•       ISG will have in all material respects performed all obligations and complied with all covenants required by the purchase agreement to be performed or complied with by it at or prior to the closing;

•       all applicable waiting periods under the HSR Act will have expired or been terminated; and

•       no statute, rule, regulation or order of any governmental entity which prohibits the consummation of the transaction and there will be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transaction.

Termination

The purchase agreement may be terminated at any time prior to the closing, as follows:

•       by mutual written consent of each party;

•       by either party if the transaction has not been consummated by February 24, 2008, however, the right to terminate the purchase agreement will not be available to either party if the failure of such party to fulfill any obligation under the purchase agreement will have been the cause of, or will have resulted in, the failure of the closing to occur on or prior to such date;

•       by MCP-TPI if a request for additional information and documentary material pursuant to the HSR Act has been received from either the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or if an equivalent request has been received under any other antitrust or competition laws;

•       by MCP-TPI upon occurrence of an event requiring replacement debt financing, however, MCP-TPI will not have the right to terminate if ISG delivers to MCP-TPI a duly executed commitment letter for alternative financing in compliance with the terms set forth in the purchase agreement within 45 days of the occurrence of such event;

•       by either party, if ISG stockholder approval will not have been obtained by reason of the failure to obtain such ISG stockholder approval at a duly held meeting of the stockholders of ISG or at any adjournment or postponement, however, ISG will not have the right to terminate the purchase agreement if ISG has failed to comply in any material respect with its covenants related to the proxy statement;

•       by either party, if holders of 20% or more of ISG’s common stock exercise the right to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust fund, however, ISG will not have the right to terminate the purchase agreement if ISG has failed to comply in any material respect with its covenants related to the proxy statement; and

•       by MCP-TPI, if ISG has (i) materially breached or materially failed to perform any of its covenants related to the proxy statement or (ii) breached or failed to perform in any respect any of its covenants related to ISG board of directors’ recommendation for approval of the purchase agreement, provided, that, in the case of clause (i) above only, MCP-TPI will have given ISG written notice, delivered at least thirty (30) days prior to such termination, stating MCP-TPI’s intention to terminate the purchase agreement and, in reasonable detail, the basis for such termination and ISG will have failed to cure such breach or failure within such thirty (30) day period.

If the purchase agreement is terminated pursuant to any of the last three bullet points described above or if ISG fails to effect the closing within 10 days after all of the closing conditions have been satisfied, ISG will pay $500,000 to MCP-TPI for its expenses.

Upon termination, the purchase agreement will become null and void and have no effect, except that such termination will not relieve any party of any liability for willful breach of the purchase agreement.

Indemnification

If the closing occurs, MCP-TPI agreed to indemnify ISG against all damages incurred by ISG by reason of: (1) breach or inaccuracy of MCP-TPI’s representations or warranties (without giving effect to any materiality or material adverse effect qualifications) and (2) breach of any of MCP-TPI’s covenants or agreements. MCP-TPI is not required to indemnify ISG for breaches of representations and warranties (other than certain specified fundamental representations and warranties) unless the aggregate amount of damages exceeds $1,500,000. In no event will the aggregate amount of damages for which MCP-TPI is liable exceed the amount in the escrow account.

If the closing occurs, ISG agreed to indemnify MCP-TPI against all damages incurred by MCP-TPI by reason of: (1) breach or inaccuracy of ISG’s representations or warranties and (2) breach of any of ISG’s covenants or agreements. ISG is not required to indemnify MCP-TPI for breaches of representations and warranties unless the aggregate amount of damages exceeds $1,500,000. In no event will the aggregate amount of damages for which ISG is liable exceed $15,000,000.

After the closing, the indemnification provisions constitute the sole and exclusive remedy of the parties against each other with respect to any breach or non-fulfillment of any representation, warranty, covenant or agreement. Any claim for indemnification to which ISG is entitled will be satisfied solely from the funds held in the escrow account and ISG will not be entitled to any other source of funds. The representations and warranties survive the closing and terminate on the 18 month anniversary of the closing date.

Governing Law

The purchase agreement is governed by and interpreted and enforced in accordance with the laws of the State of New York.

Judicial proceedings brought against the parties arising out of or relating to the purchase agreement, or any obligations hereunder, will be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York.

Fees and Expenses

Each party to the purchase agreement will bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the acquisition, except all reasonable out-of-pocket fees and expenses incurred by MCP-TPI or TPI in connection with (A) their cooperation in the preparation of the proxy statement and (B) any employment related arrangements (including any equity incentive, roll-over or other compensation arrangements) contemplated or requested by ISG with respect to the current or future employees of TPI will be paid by ISG or TPI at the closing.

Specific Performance

The parties agreed that the parties will be entitled to specific performance of the terms of the purchase agreement, in addition to any other remedy at law or equity, without having to post a bond or other security.

Waiver of Claims Against Trust

MCP-TPI agreed that, if the closing does not occur, the sole remedy for any claim by MCP-TPI against ISG for any monetary claims or otherwise, for any reason whatsoever, including breaches of the purchase agreement by ISG or any negotiations, agreements or understandings in connection therewith, will, be, other than the lump sum payment of $500,000 to MCP-TPI for its expenses in case of termination under certain circumstances (as described in more detail above under “The Purchase Agreement—Termination”), limited to the termination of the purchase agreement. MCP-TPI waived any and all right, title, interest and claim of any kind it may have in or to any moneys in the trust fund.

THE SUBSCRIPTION AND NON-COMPETITION AGREEMENTS

Prior to the execution of the purchase agreement, ISG entered into subscription, non-competition and related agreements with TPI’s founder, Dennis McGuire, and with Ed Glotzbach, TPI’s President and CEO, and 10 other members of TPI’s management team. Such agreements provide that, on the closing date of the acquisition, each of Mr. McGuire, Mr. Glotzbach and the such members of TPI’s management team will invest an amount equal to approximately 30% of such individual’s net after tax proceeds from the transaction in newly issued ISG common stock. The purchase price per share will be the closing trading price of the ISG common stock on the closing date of the acquisition.

Mr. McGuire agreed to not sell any such ISG shares for a period of one year after the closing date and to not sell more than 50% of such ISG shares during the period between the first and second anniversaries of the closing date. Each of Mr. Glotzbach and the other members of the TPI management team agreed not to sell any such ISG shares until the earliest to occur of (1) the second anniversary of the closing date, (2) such individual’s death or termination of employment due to disability and (3) the termination of such individual’s employment by ISG without cause (including constructive termination under specified circumstances). With respect to Mr. McGuire and Mr. Glotzbach, ISG will have a right of first offer if Mr. McGuire wishes to sell any of his shares at any time or if Mr. Glotzbach wishes to sell any of his shares during two years after his transfer restrictions cease to apply.

Each of these individuals also agreed that, until the seventh anniversary of the closing date in the case of Mr. McGuire and until the second anniversary of the termination of employment in the case of Mr. Glotzbach and such other members of the TPI management team:

•       such individual will not compete with ISG’s business or interfere with or harm ISG’s relationships with clients, and

•       such individual will not solicit or hire ISG’s employees or solicit or encourage ISG’s employees to leave the employ of ISG.

In the event any of these covenants are violated by any of these individuals, such individual has agreed to forfeit the ISG shares (or the proceeds if the shares have been sold).

After April 24, 2007, ISG entered into similar subscription, non-competition and related agreements with over 120 employees of TPI. It is estimated that the total amount of net after tax proceeds to be invested is $25 million.

REPURCHASE PROGRAM

Following the consummation of the acquisition, ISG intends to initiate a $40 million stock and/or warrant repurchase program.

VALUE CREATION PLAN

Coincident with the closing of the acquisition of TPI, ISG intends to initiate a Value Creation Plan (VCP) focused on implementing selected cost reductions and productivity improvements to achieve best in class economics and facilitate reinvestment in new products and services to accelerate organic growth. Cost reductions and productivity measures will center on increasing and/or optimizing average utilization of current billable personnel; implementing a more leveraged staffing and resource model, as well as eliminating redundant and unnecessary positions; and reducing selected sales, marketing and administrative costs. In addition, compensation and benefit programs will be compared and aligned with industry best practices to ensure competitiveness and alignment with shareholder value creation. The VCP is expected to be implemented over a 12 to 15 month period commencing immediately after the consummation of the acquisition of TPI by ISG. The VCP is expected to generate an estimated annualized savings of approximately $8 million to $12 million, roughly equivalent to 10% of TPI’s present cost base. These savings are expected to deliver enhanced shareholder returns through increased profit margins from existing business activities as well as to facilitate increased reinvestment in new products and services and the expansion of the company’s geographic reach. The restructuring charges related to implementing the VCP are expected to aggregate $4 million to $7 million over the length of the VCP rollout, and a substantial portion of these expenses are expected to be reported as part of the purchase price of the acquisition in accordance with EITF 95-3; “Recognition of Liabilities in Connection with a Purchase Business Combination.” See “Risk Factors—We May Fail to Realize the Cost Reductions and Productivity Improvements We Estimate Following Consummation of the Acquisition.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 24, 2007, Information Services Group (“ISG”) and MCP-TPI Holdings, LLC, a Texas limited liability company, entered into a Purchase Agreement, for ISG to acquire 100% of the issued and outstanding capital stock of TPI Advisory Services Americas, Inc. (“TPI”), pursuant to which TPI will become a wholly-owned subsidiary of ISG.

The unaudited pro forma condensed financial statements combine (i) the historical  balance sheets of ISG and TPI as of June 30, 2007, giving pro forma effect to the acquisition as if it had occurred on June 30, 2007, (ii) the historical statements of operations of ISG for the period July 20, 2006 (inception) to December 31, 2006 and TPI for the year ended December 31, 2006, giving pro forma effect to the acquisition as if it had occurred on January 1, 2006 and (iii) the historical statements of operations of ISG and TPI for the six months ended June 30, 2007, giving pro forma effect to the acquisition as if it had occurred on January 1, 2006.

The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of ISG or TPI. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. ISG is determining the estimated fair values of certain assets and liabilities with the assistance of third party valuation specialists and has engaged a third party appraiser to assist management to perform a valuation of the acquired intangible assets in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations (‘‘ SFAS No. 141”). The purchase price allocations set forth in the following unaudited pro forma condensed combined financial statements are based on preliminary valuation estimates of TPI’s intangible assets. TPI’s tangible assets approximate fair value. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected below. Any material change in the valuation estimates and related allocation of the purchase price would materially impact ISG’s depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and ISG’s results of operations after the acquisition.

ISG will complete the acquisition only if a majority of the shares of common stock voted by the Public Stockholders (defined below) are voted in favor of the acquisition and only if Public Stockholders holding less than 20% (6,468,749) of the shares of common stock issued in the IPO exercise their conversion rights. “Public Stockholders” is defined as the holders of common stock sold as part of the units in the IPO or in the aftermarket. ISG’s existing stockholders prior to the IPO have agreed to vote the shares of common stock owned by them immediately before the IPO in accordance with the majority of the shares of common stock voted by the Public Stockholders.

The following unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumptions with respect to the number of outstanding shares of ISG stock, as follows:

•       Assuming Maximum Approval: This presentation assumes that 100% of ISG stockholders approve the acquisition; and

•       Assuming Minimum Approval: This presentation assumes that only 80.01% of ISG stockholders approve the acquisition and the remaining 19.99% all vote against the acquisition and elect to exercise their conversion rights.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of ISG and TPI and the accompanying notes to these pro forma statements.

See notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2007
(in thousands)

	ISG	TPI	Pro-Forma Adjustments (assuming maximum approval)		Combined Pro-Forma (assuming maximum approval)	Additional Pro-Forma Adjustments (assuming minimum approval)		Combined Pro-Forma (assuming minimum approval)
Assets
Current assets
Cash and cash equivalents	$2,271	$4,731	$254,053	A	$65,817	$(50,812)	F	$36,157
			(285,000)	B
			75,000	C		20,000	C
			(1,975)	D		(500)	D
			(8,263)	H		1,652	H
			25,000	J
Accounts receivable, net	—	36,766	—		36,766			36,766
Receivables from related parties	—	130	—		130	—		130
Prepaid expenses and other assets	427	1,045	—		1,472			1,472
Total current assets	2,698	42,672	58,815		104,185	(29,660)		74,525
Property and equipment, net	42	2,727	—		2,769			2,769
Existing goodwill	—	2,805	(2,805)	B	—			—
New goodwill	—	—	186,265	B	186,265			186,265
Existing intangible assets	—	1,243	(1,243)	B	—			—
New intangible assets			122,000	B	122,000			122,000
Deferred tax asset	—	742	—		742			742
Cash and cash equivalents held in trust	254,053	—	(254,053)	A	—			—
Deferred acquisition costs	1,022	—	(1,022)	B	—			—
Other assets	—	771	1,975	D	2,746	500	D	3,246
Total assets	$257,815	$50,960	$109,932		$418,707	$(29,160)		$389,547
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$—	$3,107	$—		$3,107	$		$3,107
Accrued liabilities	630	10,895	5,728	B	17,253			17,253
Deferred revenue	—	288	—		288			288
Deferred tax liability	—	337	3,355	B	3,692			3,692
New debt, current			750	C	750	200	C	950
Current maturities of long-term debt	—	6,871	(6,871)	B	—			—
Total current liabilities	630	21,498	2,962		25,090	200		25,290
Long-term debt, net of current maturities	—	25,673	(25,673)	B	—			—
New debt, net of current maturities			74,250	C	74,250	19,800	C	94,050
Deferred tax liability			45,445	B	45,445			45,445
Deferred underwriters’ fee	8,263	—	(8,263)	H	—			—
Total Liabilities	8,893	47,171	88,721		144,785	20,000		164,785
Common stock, subject to possible redemption, 6,468,750 shares at redemption value	50,812	—	(50,812)	E	—			—
Stockholders’ equity (deficit)
Preferred stock	—	—	—		—	—		—
Common stock	40	64	(61)	I,J	43	(6)	F	37
Additional paid-in-capital	195,464	5,998	69,811	E,I,J	271,273	(49,154)	F,H	222,119
Accumulated other comprehensive income	—	1,308	(1,308)	I	—			—
Retained earnings (accumulated deficit)	2,606	(3,581)	3,581	I	2,606			2,606
Total stockholders’ equity (deficit)	198,110	3,789	72,023		273,922	(49,160)		224,762
Total liabilities and stockholders’ equity (deficit)	$257,815	$50,960	$109,932		$418,707	$(29,160)		$389,547

See notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2006
(in thousands, except share and per share data)

	ISG	TPI	Pro-Forma Adjustments (assuming maximum approval)		Combined Pro-Forma (assuming maximum approval)	Additional Pro-Forma Adjustments (assuming minimum approval)		Combined Pro-Forma (assuming minimum approval)
Revenue	$—	$161,503	$—		$161,503	$		$161,503
Operating expenses
Direct costs and expenses for advisors	—	95,562			95,562			95,562
Selling, general and administrative	49	50,585	(2,500)	K	48,134			48,134
Depreciation and amortization	2	2,437	11,459	N	13,898			13,898
Operating income (loss)	(51)	12,919	(8,959)		3,909	—		3,909
Interest income	—	108			108			108
Interest expense	(4)	(3,821)	3,821	L	(5,579)			(7,050)
			(325)	D		(71)	D
			(5,250)	M		(1,400)	M
Loss on extinguishment of debt	—	(527)			(527)			(527)
Foreign currency transaction gain (loss)	—	(136)			(136)			(136)
Total other income (expense)	(4)	(4,376)	(1,754)		(6,134)	(1,471)		(7,605)
Net income (loss) before taxes	(55)	8,543	(10,713)		(2,225)	(1,471)		(3,696)
Income tax provision		(3,457)	4,285	P	828	589	P	1,417
Net income (loss)	$(55)	$5,086	$(6,428)		$(1,397)	$(882)		$(2,279)
Weighted average shares outstanding :
Basis and Diluted	7,095,560			G	43,554,687		G	37,085,938
Income (loss) per share:
Basis and Diluted	$(0.01)				$(0.03)			$(0.06)

See notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended June 30, 2007
(in thousands, except share and per share data)

	ISG	TPI	Pro-Forma Adjustments (assuming maximum approval)		Combined Pro-Forma (assuming maximum approval)	Additional Pro-Forma Adjustments (assuming minimum approval)		Combined Pro-Forma (assuming minimum approval)
Revenue	$—	$85,567	$—		$85,567	$		$85,567
Operating expenses
Direct costs and expenses for advisors	—	51,141			51,141			51,141
Selling, general and administrative	544	26,911	(1,500	)K	25,955			25,955
Depreciation and amortization	—	1,087	4,194	N	5,281			5,281
Operating income (loss)	(544)	6,428	(2,694)		3,190	—		3,190
Interest income	5,255	127	(5,235	)O	147			147
Interest expense	(3)	(1,809)	(1,809	)L	(6,410)			(7,146)
			(163	)D		(36	)D
			(2,626	)M		(700	)M
Foreign currency transaction gain (loss)	—	220			220			220
Total other income (expense)	5,252	(1,462)	(9,833)		(6,043)	(736)		(6,779)
Net income (loss) before taxes	4,708	4,966	(12,527)		(2,853)	(736)		(3,589)
Income tax provision	(2,047)	(2,072)	5,011	P	892	294	P	1,186
Net income (loss)	$2,661	$2,894	$(7,516)		$(1,961)	$(442)		$(2,403)
Weighted average shares outstanding:
Basic and Diluted	33,960,937			G	43,554,687		G	37,085,938
Income (loss) per share:
Basic and Diluted	$0.08				$(0.05)			$(0.06)

See notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

On April 24, 2007, ISG announced that it signed a definitive agreement (“Purchase Agreement”) with MCP-TPI Holdings, LLC (“MCP-TPI”), pursuant to which ISG will acquire 100% of the shares of TPI. TPI is a world-wide independent sourcing advisory firm that focuses on the design, implementation and management of sourcing strategies for major corporate clients. The purchase price for the shares of TPI is equal to the sum of $280 million in cash, plus TPI’s normalized cash balance on April 23, 2007, which the parties agree shall equal $5 million. The cash generated by TPI operations between the signing of the Purchase Agreement and the closing date will remain in TPI for the benefit of ISG. If the closing does not occur within six months, ISG will pay additional consideration of $50,000 per day commencing on October 24, 2007 through and including the closing date.

The Purchase Agreement may be terminated at any time prior to the closing, as follows: (i) by mutual written consent of each party; (ii) by either party if the proposed transaction has not been consummated by February 24, 2008; (iii) by MCP-TPI if the Deutsche Bank debt commitment letter has been terminated or becomes unavailable and ISG can not obtain replacement financing commitments within 45 days; (iv) by either party, if the ISG stockholders do not approve the Purchase Agreement at the stockholders meeting (or if holders of 20% or more of ISG’s common stock exercise their conversion rights); or (v) by MCP-TPI, if ISG materially breaches the covenants relating to the proxy statement (which remains uncured for 30 days). If the Purchase Agreement is terminated due to ISG stockholders not approving the proposed transaction (or due to the exercise of conversion rights by the stockholders), or due to a material breach by ISG of the covenant relating to the proxy statement, or if ISG fails to effect the closing within 10 days after all of the closing conditions have been satisfied, ISG will pay $500,000 to MCP-TPI for its expenses.

At the closing, $15 million of the purchase price will be placed into an escrow account to support MCP-TPI’s indemnification obligations to ISG, with approximately $7.5 million being released 12 months after the closing and the remainder being released 18 months after the closing.

2. Pro Forma Adjustments

Descriptions of the adjustments included in the unaudited pro forma balance sheet and statements of operations are as follows:

(A)      To record the reclassification of funds held in trust by ISG which are to be released upon the earlier of completion of an acquisition or liquidation of ISG. ISG received net proceeds of $254.5 million from the sale of warrants to an affiliate of ISG’s officers (“Private Placement”) and the IPO, of which 98.1% ($254.05 million) of the aggregate gross proceeds from the IPO and Private Placement, after payment of certain amounts to the underwriters, offering costs and funding of working capital, are currently being held in a trust account. As of June 30, 2007, the balance of the trust account was $254.052 million, which included approximately $5.236 million of interest earned, net of $2.233 million of funds disbursed for taxes and $3 million disbursed for operating activities.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

2. Pro Forma Adjustments (Continued)

(B)       To record the payment of $280 million purchase price for the purchase of TPI, the payment for TPI’s cash balance at the date of the Purchase Agreement of $5 million, the recording of $6.75 million of costs related to the transaction, and the allocation of the purchase price of the assets acquired and liabilities assumed as follows (in thousands):

Calculation of Allocable Purchase Price:
Cash	$280,000
Cash balance adjustment	5,000
Accrued transaction costs	6,750
Total allocable purchase price	$291,750
Estimated allocation of purchase price*:
Cash	$4,731
Accounts receivable, net	36,766
Receivables from related parties	130
Other current assets	1,045
P&E	2,727
Other assets	771
Goodwill	186,265
Intangible assets	122,000
Deferred income tax asset	742
Accounts payable	(3,107)
Accrued expenses and other	(11,520)
Defered income tax liablility	(48,800)
TPI net assets acquired	$291,750

*                    The purchase price allocation has not been finalized and is subject to change upon recording of actual transaction costs and completion of appraisals of intangible assets.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

2. Pro Forma Adjustments (Continued)

	TPI	Adjustments		Adjusted TPI
Assets
Cash and cash equivalents	$4,731	$—	(ii)	$4,731
Accounts receivable, net	36,766	—	(ii)	36,766
Receivables from related parties	130	—		130
Prepaid expenses and other assets	1,045	—	(ii)	1,045
Property and equipment, net	2,727	—	(ii)	2,727
Existing goodwill	2,805	(2,805)	(iii)	—
New goodwill	—	186,265	(iii)	186,265
Existing intangible assets	1,243	(1,243)	(iv)	—
New intangible assets	—	122,000	(iv)	122,000
Deferred tax asset	742	—	(ii)	742
Other assets	771	—	(ii)	771
	$50,960	$304,217		$355,177
Liabilities and equity
Accounts payable	$3,107	$—	(ii)	$3,107
Accrued liabilities	10,895	—	(ii)	10,895
Deferred revenue	288	—	(ii)	288
Deferred tax liability - current	337	3,355	(ii)	3,692
Deferred tax liability - long-term	—	45,445	(ii)	45,445
Current maturities of long-term debt	6,871	(6,871)	(i)	—
Long-term debt, net of current maturities	25,673	(25,673)	(i)	—
Equity	3,789	287,961		291,750
	$50,960	$304,217		$355,177

(i.)          Adjust for TPI debt not assumed.

(ii.)      Recorded at book value carried on TPI’s books, which is estimated by ISG’s management to approximate fair value.

(iii.)  Excess purchase price over the estimated fair value of TPI net assets acquired.

(iv.)    Estimate of intangible assets acquired as detailed at Note 3.

(C)       Assuming maximum approval, to record the receipt of $75 million of debt financing. Such amount is comprised of the proceeds available under the term loan of which $0.75 million is included in the current portion of long-term debt.

In the event of minimum approval, the receipt of proceeds from the debt financing will consist of a $95 million term loan, of which $0.95 million is included in the current portion of long-term debt.

(D)      To record bank fee amortization expense on the $1.975 million deferred financing costs and administrative fee associated with the $75 million term loan and $10 million revolving credit facility assuming maximum approval.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

2. Pro Forma Adjustments (Continued)

In the event of minimum approval, the deferred financing costs on the $95 million term loan and $10 million revolving credit facility is approximately $2.475 million.

	Maximum Approval	Minimum Approval
Financing costs	$1,975,000	$2,475,000
Amortization:
Yearly	$325,000	$396,000
For the six month period	$163,000	$199,000

(E)       Assuming maximum approval, to reclassify common stock subject to redemption to permanent equity. This amount, which immediately prior to this transaction was being held in the trust account, represents the value of 6,468,749 shares of common stock which may be converted into cash by ISG shareholders at the $7.85 conversion price.

(F)        Assuming minimum approval and the election by shareholders to convert their shares into cash. This amount, which immediately prior to this transaction was being held in the trust account, represents the value of 6,468,749 shares of common stock which may be converted into cash by ISG shareholders at the $7.85 conversion price.

(G)     Common stock shares used in earnings per share:

	Maximum Approval	Minimum Approval
ISG shares after IPO issuance	40,429,687	40,429,687
Shares subject to redemption	—	(6,468,749)
Purchase of restricted stock by certain TPI employees (J)	3,125,000	3,125,000
	43,554,687	37,085,938

(H)     To record payment to the underwriters for the non-accountable expenses deposited in trust account which becomes due upon the consummation of the acquisition.

In the event of minimum approval, the underwriters have agreed to forfeit, on a pro rata basis, the underwriter fee due to them.

(I)           Adjustment to eliminate TPI’s historical equity.

(J)          In connection with the purchase agreement, certain key employees of TPI have entered into agreements with ISG to invest an amount equal to 30% of the net after-tax proceeds from their MCP-TPI Management Share Units in ISG stock at the closing. Such amount is estimated to be approximately $25 million.

(K)      Adjustment to eliminate salaries and benefits associated with executives who were or will be severed or whose salaries are being reduced in connection with the acquisition.

(L)        Elimination of interest expense on debt not assumed.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

2. Pro Forma Adjustments (Continued)

(M)    Reflects interest expense in connection with the financing for the acquisition using the base rate option described in “Acquisition Proposal—Financing for the Acquisition” section of this proxy statement, which is a variable rate calculated to be 7% as of June 30, 2007.

	Maximum Approval	Minimum Approval
Term loan	$75,000,000	$95,000,000
Interest expense:
Yearly	$5,250,000	$6,650,000
For the six month period	$2,626,000	$3,326,000

Using a 1/8 percent variance, interest rate expense would be increased/(decreased) $94,000 and $47,000 for the year ended December 31, 2006 and six month period ended June 30, 2007, respectively, upon maximum approval and $119,000 and $59,000 for the year ended December 31, 2006 and six month period ended June 30, 2007, respectively, upon minimum approval.

(N)      Record amortization of intangibles identified in the acquisition as described in Note 3.

(O)     Reduction of interest income earned on trust account described in Note 2 (A).

(P)        Adjust income taxes due to pro forma income adjustments based on the statutory tax rate.

3. Purchase Accounting Adjustment

Under the purchase method of accounting, the total preliminary purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various preliminary estimates of their fair values. The estimated fair values of certain intangible assets have been determined with the assistance of third party valuation specialists. Management has engaged a third party appraiser to assist management to perform a valuation of the acquired intangible assets in accordance with Statement of Financial Accounting Standard (‘‘SFAS’’) No. 141, Business Combinations. Some of the work commenced shortly after the consummation of the definitive agreement and the valuation will be finalized after the completion of the acquisition. Management estimates that the majority of the purchase price in excess of current recorded values will be allocated to non-amortizable intangible assets. The preliminary work performed by the third party valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements. Management’s estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with Statement of Financial Accounting Standards (‘‘SFAS’’) No. 141, Business Combinations. The purchase price allocation is not finalized. Management has assumed that carrying value approximates fair value for the tangible assets and liabilities of TPI. The intangible assets acquired will include the TPI index and database, the TPI trademark and trade name, customer relationships, backlog, computer software and goodwill. Some of these assets, such as goodwill and the TPI trademark and trade name will be non-amortizable; other assets will be amortized over their useful lives ranging from one to ten years.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

3. Purchase Accounting Adjustment (Continued)

Under the purchase method of accounting, the total estimated purchase price of $291.75 million was allocated to TPI’s net tangible and intangible assets based on their estimated fair values as of the expected date of the completion of the acquisition. Intangible assets are amortized utilizing the estimated pattern of the consumption of the economic benefit over their estimated lives, ranging from one to ten weighted average years of economic benefit.  Based on the preliminary third party valuation and other factors as described above, the preliminary estimated purchase price and amortization was estimated as follows (in thousands):

	Preliminary Purchase Price Allocation	Asset Life
Tangible assets	$46,912	various
Amortizable intangible assets:
Customer relationships	50,500	10 years
Covenants not-to-compete	4,500	4 years
Databases—Financial Data Repository	6,000	7 years
Databases—Other	3,000	4 years
Backlog	5,500	1 year
Computer software	1,500	4 years
Trademark and trade name	51,000	Indefinite
Goodwill	186,265	Indefinite
Total preliminary purchase price allocation
and estimated direct transaction costs	$355,177
Less liabilities assumed	63,427
Purchase price	$291,750

ISG believes that the recognition of goodwill in the purchase price allocation is supported by a number of important factors.  TPI operates in a sector that has been affected positively by the continuing trend toward globalization across most industries.  The trend toward globalization has fostered a growing need for major companies to expand their operations and become more efficient.  As a leading provider of global advisory services, TPI is positioned to benefit from the strong demand for expert support required to successfully implement and manage insourcing, outsourcing, offshoring and shared services solutions for major global companies.  The number of large and midsized firms adopting some type of sourcing program has increased significantly during the past ten years.  During 2006, less than one-half of these companies utilized the services of independent professional sourcing advisory firms such as TPI which offers TPI significant room for market penetration.  Because of strong organic growth, during its eighteen years as a privately held company, TPI has grown with compound annual growth rates routinely exceeding 15%.  As TPI continues to expand in the United States and internationally, it has a growing need to enhance its product and service offerings, improve its profitability as well as expand its geographic reach.  These needs will require the infusion of new executive management skills such as those possessed by the ISG management team.  ISG management has extensive experience successfully leading major corporations, expanding businesses internationally and introducing new products and services.  ISG management has expertise in syndicated and data driven business models which will complement TPI’s current service offerings.  Adding more data based and data driven revenue streams will significantly enhance TPI’s profits and the predictability of its revenue streams.  ISG management will actively lead the globalization of

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

existing and new TPI services which is expected to contribute to additional revenue expansion in the near, medium and longer terms.  In addition, ISG management has a proven track record of implementing stringent management approaches and disciplines which will enhance TPI’s service delivery and quality as well as improve productivity and lower costs.  It is expected that the application of more rigorous management of TPI’s operations will yield margin expansion which will facilitate important reinvestment in the business as well as margin improvement for investors.

Amortization expense for the year ended December 31, 2006 was calculated to be $11.459 million and $4.194 million for the six months ended June 30, 2007.

Amortization expense for the five years subsequent to December 31, 2006, are as follows:

2007	8,389
2008	10,261
2009	8,639
2010	6,760
2011	6,331
Thereafter	19,161
$59,541

4. Non recurring expenses

In addition to the pro forma adjustments that have been reflected in the pro forma financial statements, certain nonrecurring expenses have not been included as pro forma adjustments. These expenses relate to TPI’s merger with another sourcing advisory firm which was not ultimately consummated. Termination of the agreement resulted in approximately $0.8 million in merger-related professional fees being expensed in the first quarter 2006. Such expenses have not been eliminated from the pro forma statement of operations for the year ended December 31, 2006 because they were not directly related to this transaction.

Coincident with the closing of the acquisition of TPI, ISG intends to initiate a Value Creation Plan (VCP) focused on implementing selected cost reductions and productivity improvements to achieve best in class economics and facilitate reinvestment in new products and services to accelerate organic growth.  Cost reductions and productivity measures will center on increasing and/or optimizing average utilization of current billable personnel; implementing a more leveraged staffing and resource model, as well as eliminating redundant and unnecessary positions; and reducing selected sales, marketing and administrative costs.  In addition, compensation and benefit programs will be compared and aligned with industry best practices to ensure competitiveness and alignment with shareholder value creation.  The VCP is expected to be implemented over a 12 to 15 month period commencing immediately after the consummation of the acquisition of TPI by ISG.  The VCP is expected to generate an estimated annualized savings of approximately $8 million to $12 million, roughly equivalent to 10% of TPI’s present cost base.  These savings are expected to deliver enhanced shareholder returns through increased profit margins from existing business activities as well as to facilitate increased reinvestment in new products and services and the expansion of the company’s geographic reach.  The restructuring charges related to implementing the VCP are expected to aggregate $4 million to $7 million over the length of the VCP rollout, and a substantial portion of these expenses are expected to be reported as part of the purchase price of the acquisition in accordance with EITF 95-3; “Recognition of Liabilities in Connection with a Purchase Business Combination.” The financial results of the VCP have not been included as pro forma adjustments in the pro forma financial statements.

THE EQUITY INCENTIVE PLAN PROPOSAL

On [•], 2007, ISG’s Board of Directors adopted, and it is proposed that ISG’s stockholders approve, the 2007 Equity Incentive Plan. The following is a summary of the material features of the equity incentive plan. The full text of the 2007 Equity Incentive Plan is attached hereto as Annex B.

Purposes

The purposes of the equity incentive plan are to promote the interests of ISG and its stockholders by (i) attracting and retaining key employees, directors and independent contractors of ISG and its subsidiaries; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of ISG.

The equity incentive plan will be administered by ISG’s Compensation Committee. Stock options and other grants will not be made under the equity incentive plan if the plan is not approved.

Number of Shares Authorized Under the Equity Incentive Plan

The equity incentive plan authorizes the grant of awards to participants with respect to a maximum of 4,000,000 shares of ISG’s common stock, subject to adjustment to avoid dilution or enlargement of intended benefits in the event of certain significant corporate events, which awards may be made in the form of (i) nonqualified stock options; (ii) stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (stock options described in clause (i) and (ii), “options”); (iii) stock appreciation rights; (iv) restricted stock and/or restricted stock units; (v) performance awards and (vi) other stock based awards; provided that the maximum number of shares with respect to which stock options and stock appreciation rights may be granted in the equity incentive plan in any calendar year may not exceed 4,000,000 and the maximum amount payable to a participant in the equity plan in connection with the settlement of any of any award(s) designated as a “performance compensation awards” in respect of a single performance period shall be: (x) with respect to performance compensation awards that are paid in shares, 500,000 shares and (y) with respect to performance compensation awards that are paid in cash, $5,000,000. The issuance of shares or the payment of cash upon the exercise of an award or in consideration of the cancellation or termination of an award shall reduce the total number of shares available under the equity incentive plan, as applicable. If, after the effective date of the equity incentive plan, any shares covered by an award granted under the equity incentive plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the shares covered by such award shall again be, or shall become, shares with respect to which awards may be granted under the equity incentive plan.

Substitute Awards

Awards may be made under the equity incentive plan in assumption of, or in substitution for, outstanding awards previously granted by ISG or its affiliates or a company acquired by ISG or with which ISG combines. The number of shares underlying any such assumed or substitute awards shall be counted against the aggregate number of shares which are available for grant under awards made under the equity incentive plan.

Limitations

No award may be granted under the equity incentive plan after the fifth anniversary of the effective date of the equity incentive plan, but awards theretofore granted may extend beyond that date.

Terms and Conditions of Options

Options granted under the equity incentive plan shall be, as determined by the compensation committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the compensation committee shall determine:

Option Exercise Price.   The option exercise price per share shall be determined by the compensation committee, but shall not be less than 100% of the fair market value of a share on the date an option is granted (other than in the case of options granted in substitution of previously granted awards).

Exercisability.   Options granted under the equity incentive plan shall be exercisable at such time and upon such terms and conditions as may be determined by the compensation committee, but in no event shall an option be exercisable more than ten years after the date it is granted.

Exercise of Options.   Except as otherwise provided in the equity incentive plan or in an award agreement, an option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. The exercise date of an option shall be the later of the date a notice of exercise is received by ISG and, if applicable, the date payment is received by ISG pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the shares as to which an option is exercised shall be paid to ISG as designated by the compensation committee, pursuant to one or more of the following methods: (i) in cash or its equivalent, (ii) in shares having a fair market value equal to the aggregate option exercise price for the shares being purchased and satisfying such other requirements as may be imposed by the compensation committee; provided that such shares have been held by the participant for no less than six months (or such other period as established from time to time by the compensation committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and partly in such shares, (iv) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver promptly to ISG an amount out of the proceeds of such sale equal to the aggregate option exercise price for the shares being purchased or (v) through net settlement in shares. No participant shall have any rights to dividends or other rights of a stockholder with respect to shares subject to an option until the participant has given written notice of exercise of the option, paid in full for such shares and, if applicable, has satisfied any other conditions imposed by the compensation committee pursuant to the equity incentive plan.

Incentive Stock Options.   The compensation committee may grant options under the equity incentive plan that are intended to be incentive stock options. Such incentive stock options shall comply with the requirements of Section 422 of the Internal Revenue Code (or any successor section thereto). No incentive stock option may be granted to any participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of ISG or of any subsidiary, unless (i) the option exercise price for such incentive stock option is at least 110% of the fair market value of a share on the date the incentive stock option is granted and (ii) the date on which such incentive stock option terminates is a date not later than the day preceding the fifth anniversary of the date on which the incentive stock option is granted. Any participant who disposes of shares acquired upon the exercise of an incentive stock option either (i) within two years after the date of grant of such incentive stock option or (ii) within one year after the transfer of such shares to the participant, shall notify ISG of such disposition and of the amount realized upon such disposition. All options granted under the equity incentive plan are intended to be nonqualified stock options, unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. If an option is intended to be an incentive stock option, and if for any reason such option (or portion thereof) shall not qualify as an incentive stock option, then, to the extent of such nonqualification, such option (or portion thereof) shall be regarded as a nonqualified stock option granted under the equity incentive plan; provided that such option (or portion thereof) otherwise complies with the equity incentive plan’s requirements relating to nonqualified stock options. In no event shall any member of the compensation committee, ISG or any of its affiliates (or their respective participants, officers or directors) have any liability to any participant (or any other person) due to the failure of an option to qualify for any reason as an incentive stock option.

Attestation.   Wherever in this equity incentive plan or any agreement evidencing an award a participant is permitted to pay the exercise price of an option or taxes relating to the exercise of an option by delivering shares, the participant may, subject to procedures satisfactory to the compensation committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such shares, in which case ISG shall treat the option as exercised without further payment and/or shall withhold such number of shares from the shares acquired by the exercise of the option, as appropriate.

Terms and Conditions of Stock Appreciation Rights

Grants.   The compensation committee may grant (i) a stock appreciation right independent of an option or (ii) a stock appreciation right in connection with an option, or a portion thereof. A stock appreciation right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option, (B) shall cover the same number of shares covered by an option (or such lesser number of shares as the compensation committee may determine) and (C) shall be subject to the same terms and conditions as such option except for such additional limitations as are contemplated above (or such additional limitations as may be included in an award agreement).

Terms.   The exercise price per share of a stock appreciation right shall be an amount determined by the compensation committee but in no event shall such amount be less than the fair market value of a share on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards); provided, however, that in the case of a stock appreciation right granted in conjunction with an option, or a portion thereof, the exercise price may not be less than the option exercise price of the related option. Each stock appreciation right granted independent of an option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per share, times (ii) the number of shares covered by the stock appreciation right. Each stock appreciation right granted in conjunction with an option, or a portion thereof, shall entitle a participant to surrender to ISG the unexercised option, or any portion thereof, and to receive from ISG in exchange therefore an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the option exercise price per share, times (ii) the number of shares covered by the option, or portion thereof, which is surrendered. Payment shall be made in shares or in cash, or partly in shares and partly in cash (any such shares valued at such fair market value), all as shall be determined by the compensation committee. Stock appreciation rights may be exercised from time to time upon actual receipt by ISG of written notice of exercise stating the number of shares with respect to which the stock appreciation right is being exercised. The date a notice of exercise is received by ISG shall be the exercise date. No fractional shares will be issued in payment for stock appreciation rights, but instead cash will be paid for a fraction or, if the compensation committee should so determine, the number of shares will be rounded downward to the next whole share.

Limitations.   The compensation committee may impose, in its discretion, such conditions upon the exercisability of stock appreciation rights as it may deem fit, but in no event shall a stock appreciation right be exercisable more than ten years after the date it is granted.

Other Stock-Based Awards

Generally.   The compensation committee, in its sole discretion, may grant or sell awards of shares, awards of restricted shares and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares. Such other stock-based awards shall be in such form, and dependent on such conditions, as the compensation committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other stock-based awards may be granted alone or in addition to any other awards granted under the equity incentive plan. Subject to the provisions of the equity incentive plan, the compensation committee shall determine to whom and when other stock-based awards will be made, the number of shares to be awarded under (or otherwise related to) such other stock-based awards; whether such other stock-based awards shall be settled in cash, shares or a combination of cash and shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all shares so awarded and issued shall be fully paid and non-assessable).

Performance-Based Awards.   Notwithstanding anything to the contrary herein, certain other stock-based awards may be granted in a manner which is intended to be deductible by ISG under Section 162(m) of the Internal Revenue Code (or any successor section thereto) (“performance-based awards”). A participant’s performance-based award shall be determined based on the attainment of written performance goals approved by the compensation committee for a performance period established by the compensation committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital (xviii) return on assets and (xix) total stockholder return. The foregoing criteria may relate to ISG, one or more of its affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the compensation committee shall determine. In addition, to the degree consistent with Section 162(m) of the Internal Revenue Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a performance-based award during a calendar year to any participant shall be: (x) with respect to performance-based awards that are denominated in shares, 500,000 shares and (y) with respect to performance-based awards that are not denominated in shares, $5,000,000. The compensation committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, shall so certify and ascertain the amount of the applicable performance-based award. No performance-based awards will be paid for such performance period until such certification is made by the compensation committee. The amount of the performance-based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the compensation committee. The amount of the performance-based award determined by the compensation committee for a performance period shall be paid to the participant at such time as determined by the compensation committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the compensation committee and consistent with the provisions of Section 162(m) of the Internal Revenue Code, elect to defer payment of a performance-based award.

Transferability

Each award, and each right under any award, shall be exercisable only by the participant during the participant’s lifetime, or, if permissible under applicable law, by the participant’s guardian or legal representative and except as otherwise provided in an applicable award agreement, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against ISG or any affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Notwithstanding the foregoing, the compensation committee has the discretion under the equity incentive plan to provide that options granted under the equity incentive plan that are not intended to qualify as incentive stock options may be transferred without consideration to certain family members or trusts, partnerships or limited liability companies whose only beneficiaries or partners are the original grantee and/or such family members.

Change of Control

In the event of a change in control after the effective date, (i) if determined by the compensation committee in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control and (ii) the compensation committee may, but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (B) cancel such awards for fair value (as determined in the sole discretion of the compensation committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights, (C) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the compensation committee in its sole discretion or (D) provide that for a period of at least ten business days prior to the change in control, such options shall be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such options shall terminate and be of no further force and effect.

Amendment to Equity Incentive Plan

In the event of any change in the outstanding shares after the effective date of the equity incentive plan by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares or other corporate exchange, or any distribution to stockholders of shares other than regular cash dividends or any transaction similar to the foregoing, the compensation committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the equity incentive plan or pursuant to outstanding awards, (ii) the maximum number of shares for which options or stock appreciation rights may be granted during a calendar year to any participant (iii)  the maximum amount of a performance-based award that may be granted during a calendar year to any participant, (iv) the option exercise price or exercise price of any stock appreciation right and/or (v) any other affected terms of such awards.

The board of directors may amend, alter or discontinue the equity incentive plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of ISG, if such action would, increase the total number of shares reserved for the purposes of the equity incentive plan or change the maximum number of shares for which awards may be granted to any participant or (b) without the consent of a participant, if such action would diminish any of the rights of the participant under any award theretofore granted to such participant under the equity incentive plan; provided, however, that the compensation committee may amend the equity incentive plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Internal Revenue Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to ISG or to participants).

Section 409A of the Internal Revenue Code

Notwithstanding other provisions of the equity incentive plan or any award agreements thereunder, no award shall be granted, deferred, accelerated, extended, paid out or modified under this equity incentive plan in a manner that would result in the imposition of an additional tax under Section 409A of the Internal Revenue Code upon a participant. In the event that it is reasonably determined by the compensation committee that, as a result of Section 409A of the Internal Revenue Code, payments in respect of any award under the equity incentive plan may not be made at the time contemplated by the terms of the equity incentive plan or the relevant award agreement, as the case may be, without causing the participant holding such award to be subject to taxation under Section 409A of the Internal Revenue Code, ISG will make such payment on the first day that would not result in the participant incurring any tax liability under Section 409A of the Internal Revenue Code.

Federal Income Tax Consequences Relating to Awards Under the Equity Incentive Plan

The following summary of the federal income tax consequences of the grant awards under the equity incentive plan (and exercise, where applicable) of awards under the equity incentive plan is intended to reflect the current provisions of the Internal Revenue Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations.

Certain United States Federal Income Tax Consequences of Options

Certain of the United States federal income tax consequences to holders of nonqualified incentive stock options and their employers of options granted under the equity incentive plan should generally be as set forth in the following summary:

A participant to whom an incentive stock option that qualifies under Section 422 of the Internal Revenue Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the participant’s employer upon the grant or exercise of such incentive stock option. However, upon the exercise of an incentive stock option, special alternative minimum tax rules apply for the participant.

When the participant sells shares acquired through the exercise of an incentive stock option more than one year after the date of transfer of such shares and more than two years after the date of grant of such incentive stock option, the participant will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the incentive stock option exercise price of the incentive stock option. If the participant does not hold such shares for this period, when the participant sells such shares, the participant will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Internal Revenue Code and regulations thereunder, and the participant’s employer will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An individual to whom an option that is not an incentive stock option (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such individual exercises such non-qualified option, the individual will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of option exercise, of the shares the individual receives, over the option exercise price. The tax basis of such shares to such individual will be equal to the option exercise price paid plus the amount includable in the individual’s gross income, and the individual’s holding period for such shares will commence on the day after which the individual recognized taxable income in respect of such shares. Subject to applicable provisions of the Internal Revenue Code and regulations thereunder, the employer of such individual will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the individual. Any such compensation includable in the gross income of a participant in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

Certain United States Federal Income Tax Consequences of Restricted Stock

Generally, ISG receives a deduction and a participant recognizes taxable income equal to the fair market value of the restricted stock at the time or times that restrictions on shares awarded lapse, unless the participant elects to recognize the full fair market value of the restricted stock awarded as income immediately upon grant of the shares, by so electing not later than 30 days after the date of grant by ISG to the participant of a restricted stock award as permitted under Section 83(b) of the Internal Revenue Code (such an election, a “Section 83(b) election”). In the event the participant makes such an election, the participant is taxed at ordinary income tax rates, and ISG is entitled to a deduction for an equivalent amount at the same time. Upon disposition by a participant of any restricted shares following the lapse of any restrictions, any difference between the participant’s tax basis in the shares (e.g., the amount of the ordinary income recognized, if any, by the participant upon either the making of the Section 83(b) election or upon the lapsing of the restrictions, as applicable) and the amount realized on the participant’s disposition of shares is treated as short-term or long-term capital gain or loss. Whether or not a participant recognizes a short-term or long-term capital gain or loss depends upon whether the participant held our shares before disposition thereof for less than or more than one year after the earlier to occur of the date the participant made the Section 83(b) election or the lapsing of the restrictions on the relevant shares, as applicable, and whether or not the participant recognized a gain or loss upon such disposition.

The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards under the equity incentive plan or their employers or to describe tax consequences based on particular circumstances and does not address the consequences of all possible forms of awards that may be granted under the equity incentive plan. It is based on United States federal income tax law and interpretational authorities as of the date of this proxy, which is subject to change at any time.

Required Vote

The affirmative vote of a majority of the votes cast by holders of shares of common stock present in person or by proxy at the meeting is required to approve the equity incentive plan. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have no impact on such matter since they are not considered “votes cast” for voting purposes.

New Plan Benefits

Awards under the equity incentive plan will be granted at a later time in the sole discretion of the Compensation Committee, and accordingly, neither the persons who will receive awards nor the amount or types of awards can be determined at this time.

The Board of Directors recommends a vote FOR adoption of the equity incentive plan proposal.

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

On [•], 2007, ISG’s Board of Directors adopted, and it is proposed that ISG’s stockholders approve, the 2007 Employee Stock Purchase Plan. The following is a summary of the material features of the 2007 Employee Stock Purchase Plan. The full text of the 2007 Employee Stock Purchase Plan is attached hereto as Annex C.

Purpose

The 2007 Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and provides ISG’s employees with an opportunity to purchase shares of ISG common stock through payroll deductions.

Share Reserve

A maximum of 1,200,000 shares of ISG’s common stock may be issued under the 2007 Employee Stock Purchase Plan. The number of shares of ISG’s common stock issued or reserved pursuant to the 2007 Employee Stock Purchase Plan and the number of shares subject to, and the exercise price of, outstanding awards is subject to adjustment, as determined by the ISG Board of Directors, on account of stock splits, stock dividends and other dilutive changes in ISG shares of common stock. The shares may consist of unissued shares, treasury shares or shares purchased on the open market.

Administration

As authorized by the 2007 Employee Stock Purchase Plan, ISG’s Board of Directors expects to delegate administration of the 2007 Employee Stock Purchase Plan to the ISG Compensation Committee. The committee has the authority to make rules and regulations for the administration of the 2007 Employee Stock Purchase Plan and its interpretation and decisions with regard to the 2007 Employee Stock Purchase Plan are final and binding on all parties.

Eligibility

Generally, all regular employees of ISG and its designated subsidiaries whose customary employment is for a least 20 hours per week and more than five months in a calendar year will be eligible to participate in the 2007 Employee Stock Purchase Plan, unless employees own shares possessing 5% or more of the total combined voting power or value of all classes of shares of ISG or any subsidiary.

Participation in the Plan

Eligible employees may participate in the 2007 Employee Stock Purchase Plan by electing to participate in a given offering period pursuant to the procedures set forth by the compensation committee. A participant’s election to participate in the 2007 Employee Stock Purchase Plan will continue until the participant makes a new election, or withdraws from an offering period or the 2007 Employee Stock Purchase Plan.

Payroll Deductions

Participants may elect to deduct from 1% to 10% of their base cash compensation, excluding bonuses, stock compensation income and other forms of extraordinary compensation. No participant will be granted an option under the 2007 Employee Stock Purchase Plan if such option would permit his or her rights to purchase shares of ISG common stock under all employee stock purchase plans (described in Section 423 of the Code) of ISG and its subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of such common stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Certain provisions of the 2007 Employee Stock Purchase Plan that are intended to satisfy applicable U.S. federal tax laws that impose additional limitations on the amount of common stock that may be purchased during any calendar year by a participant.

Purchase of Stock

The 2007 Employee Stock Purchase Plan designates offering periods and purchase dates. Offering periods will generally be consecutive six month periods as established by the compensation committee. On the first trading day of each offering period (such date, the “offering date”), each participant will be granted an option to purchase on the last trading day of that offering period (the “purchase date”) such number of shares of ISG common stock as is determined by dividing the total amount that has been withheld from the employee’s compensation under the 2007 Employee Stock Purchase Plan during that offering period by the applicable purchase price; provided, however, each participant’s shares of common stock will remain subject to a transfer restriction during the six month period immediately following the purchase date. The purchase price shall be 90% of the fair market value of the shares on purchase date. The participant’s option is automatically exercised on the purchase date. We expect that the initial offering period shall commence on [•], 2007.

Termination of Participation in the Plan

The compensation committee will determine the terms and conditions under which a participant may withdraw from an offering period or the 2007 Employee Stock Purchase Plan. A participant’s participation in the 2007 Employee Stock Purchase Plan will be terminated upon the termination of such participant’s employment for any reason. Upon a termination of a participant’s employment during an offering period, all payroll deductions credited to such participant’s plan account will be refunded to the participant.

Amendment and Termination

The board may amend, suspend or terminate the 2007 Employee Stock Purchase Plan at any time; provided, however, that no such actions may adversely affect outstanding options, except in connection with a change in control of ISG or other corporate event. To the extent necessary to comply with the requirements of Section 423 of the Code, ISG will obtain stockholder approval of any amendment, alteration or discontinuation of the 2007 Employee Stock Purchase Plan.

The 2007 Employee Stock Purchase Plan will terminate upon the earlier of (i) the termination of the 2007 Employee Stock Purchase Plan by the board of directors or (ii) the tenth anniversary of the date of board approval.

Withholding

ISG reserves the right to withhold from shares or compensation paid to a participant any amounts which it is required by law to withhold.

Corporate Transactions

In the event of a dissolution or liquidation of ISG, any options outstanding under the plan will generally terminate immediately prior to the proposed dissolution or liquidation and all contributions will be refunded to the participants. In the event of a change in control (as defined in the 2007 Employee Stock Purchase Plan), the ISG Board of Directors may provide for the following:  (1) each option may be assumed or an equivalent option substituted by the successor corporation, (2) the offering period in effect may be shortened and terminate immediately prior to the proposed change in control, (3) all outstanding options may terminate with all contributions returned to participants, and/or (4) the option may continue unchanged.

Other Information

As of the date of this proxy statement, it is not possible to determine the number of employees who may be eligible to participate in the first offering period of the 2007 Employee Stock Purchase Plan. Because the benefits conveyed under the 2007 Employee Stock Option Plan are contingent upon, among other things, the amount of contributions participating employees make on a voluntary basis, it is not possible to determine the benefits eligible employees will receive under the 2007 Employee Stock Purchase Plan.

The Board of Directors recommends a vote FOR adoption of the employee stock purchase plan proposal.

ADJOURNMENT PROPOSAL

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the acquisition proposal and the transactions contemplated thereby, the equity incentive plan proposal or the employee stock purchase plan proposal, the Board of Directors may submit a proposal to adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will we seek adjournment which would result in soliciting of proxies, having a stockholder vote, or otherwise consummating a business combination after February 6, 2009.

The adoption of the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of the shares of common stock present in person or by proxy at the meeting.

The Board of Directors recommends a vote FOR adoption of the adjournment proposal.

OTHER INFORMATION RELATED TO ISG

Business of ISG

ISG is a blank check company organized under the laws of the State of Delaware on July 20, 2006. ISG was formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more domestic or international operating businesses. Our efforts in identifying a prospective target will not be limited to a particular industry, although we intend to focus our efforts on the information services industry, including business, media, marketing and consumer information opportunities. These opportunities may be in major industry segments such as consumer products, retail, financial services, media, marketing, healthcare, government and technology. We intend to identify acquisition opportunities where we can apply management’s experience within these segments to enhance the value of the acquired company’s product and service offerings. ISG management believes that following the acquisition of TPI, there will be opportunities for ISG to extend its business into other areas complementary to TPI products and services, with the potential for higher revenue growth and gross margins.

Initial Public Offering

In February 2007, we consummated an IPO and private placement resulting in net proceeds of approximately $254,550,000, after payment of underwriters’ commission and offering costs. We placed net proceeds of $254,050,000 in the trust account and invested them in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or securities issued or guaranteed by the United States. Such funds, with the interest earned thereon, will be released to us upon completion of the proposed acquisition, less any amount payable to ISG stockholders that vote against adoption of the acquisition proposal and elect to exercise their conversion rights. In connection with the IPO, we agreed to pay the underwriters approximately $8,262,500 upon consummation of our initial business combination. The proceeds of the offering not held in the trust account have been used by us to pay offering expenses and operating expenses, including expenses incurred in connection with our pursuit the acquisition and other potential business combinations. Except for $3,000,000 of interest earned on the funds in the trust account, which has been released to us to fund operating expenses and amounts released to pay taxes on interest earned on the trust account, the funds in the trust account will not be released until the earlier of the completion of the acquisition or an alternate business combination or our dissolution and liquidation. As of June 30, 2007, there was approximately $254,052,000 in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes).

Plan of Dissolution and Distribution of Assets if No Business Combination

If the acquisition or another business combination is not completed, we will adopt a plan of dissolution and distribution of our assets and initiate procedures for our dissolution if we do not complete another business combination by August 6, 2008 (or by February 6, 2009 if a letter of intent, agreement in principal or definitive agreement relating to the business combination in question is executed by August 6, 2008). Upon our dissolution, we will distribute our assets, including the trust account, and after reserving amounts sufficient to cover our liabilities and obligations and the costs of dissolution, solely to our public stockholders.

We currently believe that our dissolution and any plan of distribution subsequent to the expiration of the required time frames would proceed in approximately the following manner:

•       our board of directors will, consistent with our obligation in our amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of distribution, which it will then vote to recommend to our stockholders, at such time it will also cause to be prepared a preliminary proxy statement setting out the plan of distribution as well as the board’s recommendation of our dissolution and the plan;

•       upon such deadline, we would file our preliminary proxy statement with the SEC;

•       if the SEC does not review the preliminary proxy statement, then, 10 days following the passing of such deadline, we would mail the proxy statements to our stockholders, and 30 days following the passing of such deadline we would convene a meeting of our stockholders, at which they will either approve or reject our dissolution and plan of distribution; and

•       if the SEC does review the preliminary proxy statement, we currently estimate that we would receive such comments within approximately 30 days following the passing of such deadline. We would mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we would convene a meeting of our stockholders at which they will either approve or reject our dissolutions and plan of distribution.

In the event we seek stockholder approval for our dissolution and plan of distribution and do not obtain such approval, we would nonetheless continue to pursue stockholder approval for our dissolution. These procedures, or a vote to reject our dissolution and any plan of distribution by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our dissolution and plan of distribution.

We cannot assure you that third parties will not seek to recover from the assets distributed to our public stockholders any amounts owed to them by us. Creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to our public stockholders. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate and senior to claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due to them. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with DGCL procedures and federal securities laws and regulations.

Under the DGCL, our stockholders could be liable for any claims against the corporation to the extent of the distribution received by them after dissolution. The ISG Inside Stockholders, including all of our officers and directors, have waived their rights to participate in any distributions occurring upon our failure to consummate a business combination with respect to shares of common stock acquired by them prior to the IPO and have agreed to vote all their shares of common stock in favor of our dissolution. We estimate that, in the event we liquidate the trust account and distribute those assets to our public stockholders, based on the funds in the trust account as of June 30, 2007, including accrued interest on such funds (net of accrued taxes and $3,000,000 that has been released to us to fund a portion of our operating expenses), each public stockholder would receive approximately $7.85 per share. We expect that all costs associated with implementing our dissolution and plan for the distribution of our assets, including payments to any creditors, would be funded by the proceeds of the IPO that was not placed in the trust account and the amounts that may have been released to us to fund a portion of its operating expenses, but if we do not have sufficient funds for those purposes or to cover our liabilities and obligations, the amounts distributed to our public stockholders may be less than $7.85 per share. If we dissolve and liquidate prior to the consummation of a business combination, our four officers, Messrs. Connors, Martell, Doppelt and Gould, pursuant to the certain written agreement executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. We cannot assure you that they will be able to satisfy those obligations. As a result, the indemnification described above may not effectively mitigate the risk of creditors’ claims reducing the amounts in the trust account.

As of June 30, 2007, ISG held approximately $2.271 million in cash outside the trust account available to fund the consummation of the acquisition. Since then, we have incurred substantial additional expenses in connection with the proposed acquisition. We currently believe a significant portion of the accrued offering costs and acquisition costs reflected on our balance sheet would be considered vendor claims for purposes of the indemnification provided by our officers. We estimate that our total costs and expenses for implementing and completing our dissolution and stockholder approved plan of distribution of our assets will be in the range of $50,000 to $75,000. This amount includes all costs of our certificate of dissolution in the State of Delaware, the winding up of our company and the cost of a proxy statement and meeting relating to the approval by our stockholders of our plan of dissolution. We expect that the indemnification provided by our officers would cover these costs to the extent the dissolution and liquidation expenses relate to vendor claims.

Facilities

We intend to maintain our executive offices at Four Stamford Plaza, 107 Elm Street, Stamford, Connecticut 06902. We consider this office space to be adequate for our current operations. We currently pay rent and utilities in an amount equal to $10,911 per month pursuant to a lease agreement with CT—Four Stamford Plaza, LLC, an unaffiliated entity. We do not share our space at our executive offices.

Employees

We have four officers, one of whom, Michael P. Connors, is also a member of our board of directors. None of our officers is obligated to devote any specific number of hours to our business and each intends to devote only as much time as he deems necessary to our business. We do not intend to have any full-time employees, other than those employed merely in an administrative capacity, prior to the consummation of a business combination. For a more complete discussion regarding our officers and their background, see the section below entitled “Directors and Executive Officers of ISG Following the Acquisition.”

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual quarterly and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not effect a business combination if audited financial statements complying with United States securities laws cannot be obtained for the target business because we will be required to provide those financial statements as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. Our management believes that the requirement of having available audited financial statements for the target business will not materially limit the pool of potential target businesses available for acquisition.

Legal Proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

Directors and Executive Officers

All of the current members of ISG’s Board of Directors are expected to continue to serve as directors of ISG following the acquisition. Upon completion of the acquisition, we expect the Board of Directors of ISG to continue to be Robert J. Chrenc, Michael P. Connors, R. Glenn Hubbard and Robert E. Weissman. We expect the executive officers of ISG to continue to be Michael P. Connors, Frank Martell, Earl H. Doppelt and Richard G. Gould. See the section entitled “Directors and Executive Officers of ISG Following the Acquisition.”

Number and Terms of Directors

Our Board of Directors has four directors and is divided into three classes with one class of directors being elected each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Robert J. Chrenc, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of R. Glenn Hubbard, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Michael P. Connors and Robert E. Weissman, will expire at the third annual meeting.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors has adopted a charter for each of the three committees. All three committees are comprised of Dr. Hubbard and Messrs. Chrenc and Weissman. See the section entitled “Directors and Executive Officers of ISG Following the Acquisition.”

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the American Stock Exchange. You may obtain a copy of ISG’s code of conduct and ethics, free of charge, by contacting our corporate secretary at Four Stamford Plaza, 107 Elm Street, Stamford, Connecticut, 06902. ISG intends to disclose amendments to or waivers from a required provision of its code on Form 8-K.

ISG MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand ISG’s financial condition and results of operations. MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and the accompanying notes thereto.

ISG was formed on July 20, 2006 for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses. Our initial business combination must be with a target business or businesses whose fair market value is at least equal to 80% of net assets at the time of such acquisition. ISG intends to use cash derived from the proceeds of the IPO and concurrent private placement and third-party financing debt, to pay the purchase price, transaction costs and deferred underwriting fees and fund our operations after the acquisition.

Results of Operations and Known Trends or Future Events

Except for the consummation of our initial public offering and the private placement, ISG has neither engaged in any operations nor generated any revenues to date. Since our inception, our only activities have been organizational activities and those necessary for the IPO, and thereafter, certain activities related to pursuing a target business. We will not generate any operating income until the completion of a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination. We have generated non-operating income in the form of interest income on the cash held in our trust account.

For the three and six months ended June 30, 2007, ISG had net income of approximately $1,598,000 and $2,658,000, respectively comprised of $3,297,000 and $5,255,000, respectively of interest income primarily related to the cash held in ISG’s trust account less expenses of $1,700,000 and $2,597,000, respectively.

Development in Finding a Suitable Business Target

On April 24, 2007, ISG announced that it had entered into a purchase agreement with MCP-TPI pursuant to which ISG would acquire all of the issued and outstanding shares of capital stock of TPI. For a detailed description of the potential acquisition, see the sections entitled “The Acquisition Proposal” and “The Purchase Agreement.”

Liquidity and Capital Resources

For the period July 20, 2006 (inception) to December 31, 2006 approximately $47,000 was used in operating activities which was primarily related to the loss of approximately $55,000 that ISG incurred during the period.

Cash flows used in investing activities for the period July 20, 2006 (inception) to December 31, 2006 was approximately $48,000 which related to the purchase of computer and communication equipment.

For the period July 20, 2006 (inception) to December 31, 2006, approximately $184,000 of cash was provided by financing activities. ISG received proceeds of $250,000 from Oenoke Partners, LLC, one of ISG’s stockholders and an affiliate of its officers and net proceeds of approximately $5,000 related to the issuance of stock to the initial shareholders.  During this period, these proceeds were used to pay approximately $71,000 of expenses related to ISG’s IPO.

For the six month period ended June 30, 2007, net cash provided by operating activities was approximately $2,366,000. Net income of approximately $2,661,000 resulted from interest income primarily earned from proceeds held in the trust account. During this period, ISG paid approximately $355,000 for director and officer liability insurance extending over a two-year period.

Cash flows used in investing activities for the six months ended June 30, 2007 was approximately $254,580,000. As discussed below in more detail, $254,050,000 of the proceeds of the IPO was placed in a trust account. During this period approximately, $5,255,000 of interest was earned on the balance in the trust account of which $3,000,000 was distributed for operations and $2,235,000 was paid for income and franchise taxes.

For the six month period ended June 30, 2007, approximately $254,396,000 of cash was provided by financing activities.

On August 11, 2006, ISG filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for an IPO of ISG’s units. On January 31, 2007, the Registration Statement relating to ISG’s IPO of its units was declared effective by the Securities and Exchange Commission, and on February 6, 2007, ISG consummated its IPO and the private placement and received proceeds of $265,250,000.

The net proceeds from ISG’s IPO and the private placement, after deducting offering expenses of approximately $10,700,000, including underwriting discount (other than the deferred underwriters’ discount of $8,262,500), were $254,550,000. Of this amount, $254,050,000 has been placed in the trust account and the remaining $500,000 is available to fund its operating expenses. ISG expects to use $8,262,500 of the remaining proceeds held in the trust account to pay the deferred underwriting discount and $3,000,000 of the interest earned on the trust account (net of taxes payable on such interest) to satisfy its operating expenses, and the remaining proceeds held in the trust account to acquire a target business, including the payment of any finders’ fee or other similar payments, as well as the expenses of identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that ISG’s capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business, to acquire other businesses or for any such other purposes as may be determined by ISG’s Board of Directors at the time.

On March 15, 2007, ISG used funds held outside of the trust account to repay $250,000 of loans, together with interest which accrued at a rate of 5% per annum, to Oenoke Partners, LLC, one of ISG’s stockholders and an affiliate of its officers.

Contemporaneously with the consummation of the IPO, ISG issued to the underwriters, in exchange for consideration of $100, an option to purchase up to an aggregate of 1,406,250 units. The exercise price for the units issuable upon exercise of the underwriters’ unit purchase option is $9.60 per unit, and the units underlying the underwriters’ unit purchase option is identical to the units issued to the public in connection with the IPO, except that the exercise price for the warrants underlying the units is $7.50 per share.

As of June 30, 2007, ISG had approximately $2,271,000 in cash held outside of the trust account available to fund the expenses of consummating the acquisition. ISG anticipates utilizing this cash and additional funds from the trust fund for (1) legal, accounting, due diligence and other expenses related to the acquisition, (2) rent for office space and other administrative expenses through the estimated closing date of the acquisition, and (3) miscellaneous expenses. In addition, ISG expects to use substantially all of the net proceeds remaining in the trust account, together with the proceeds invested by members of management in exchange for shares of capital stock of ISG, and the proceeds from a debt financing arrangement which ISG anticipates obtaining from Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. to fund the purchase of the outstanding capital stock of TPI pursuant to the acquisition.

The public stockholders have the right to have their shares converted to cash in an amount equal to the applicable conversion price prior to the approval of a business combination. The conversion rights do not apply to shares outstanding prior to the IPO. The actual per-share conversion price will be equal to the amount in the trust account, including a pro rata share of the deferred underwriting discount and net of (i) income taxes payable on the interest income on the trust acount and (ii) up to $3 million of interest income earned on the trust account and (ii) up to $3 million of interest income earned on the trust account balance, net of income taxes payable on this amount, released to us to fund working capital requirements, each calculated as of two business days prior to the consummation of the actual business combination, divided by the number of shares sold in the IPO. At June 30, 2007, the per share redemption price was $7.85 ($254,052,815/32,343,750). If only 80.01% of shareholders approve the acquisition and the remaining 19.99% vote against the acquisition and elect to exercise their conversion rights, then cash available for a business combination will be reduced by up to $50,812,813 at June 30, 2007. ISG believes that the remaining funds available from the trust will be sufficient to fund the acquisition together with available financing.

If, however, ISG is unable to consummate the acquisition, ISG believes that the funds available to it outside of the trust account, together with the balance of the interest income (net of taxes) on the trust account releasable to ISG to fund its working capital requirements, will be sufficient to allow it to operate until February 6, 2009, assuming that a business combination is not consummated during that time. However, if the funds available to ISG are not sufficient to fund its working capital needs throughout this period, ISG will seek to secure additional capital to pay for, or defer payment of, all or a significant portion of any expenses it incurs through February 6, 2009.

ISG has not been in violation of any debt covenants.

Off-Balance Sheet Arrangements

Other than contractual obligations incurred in the normal course of business, ISG does not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets or any obligation arising out of a material variable interest in an unconsolidated entity. ISG does not have any majority-owned subsidiaries.

Critical Accounting Policies and Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods reported. Actual results could materially differ from those estimates. ISG has determined that we currently are not subject to any critical accounting policies.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market driven rates or prices. ISG is not presently engaged in, and if a suitable business target is not identified by us prior to the prescribed liquidation of the trust fund ISG may not engage in, any substantive commercial business. Accordingly, the risks associated with foreign exchange rates, commodity prices, and equity prices are not significant. The net proceeds of our initial public offering held in the trust fund and not immediately required for the purposes set forth above have been invested only in United States “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Given our limited risk in our exposure to U.S. Treasury Bills and such money market funds, ISG does not view the interest rate risk to be significant. ISG does not enter into derivatives or other financial instruments for trading or speculative purposes.

BUSINESS OF TPI

Overview

TPI was the pioneer in developing the market for sourcing advisory services and has done more than almost any other firm to shape the current state of the outsourcing transaction market space, according to a January 2007 report prepared by Forrester Research, Inc. Since its founding, TPI has performed more than 2,500 engagements and 600 transactions and, with 2006 revenues of $162 million earned from serving 240 different clients, TPI has grown to become the largest independent sourcing advisory firm in the world focusing on the design, implementation, and management of sourcing strategies for major corporate clients. TPI is a fact-based sourcing advisory firm that provides independent analysis, advice and plans to its clients on which services should be sourced and which provider to use. TPI is able to remain unbiased because it does not provide sourcing services to or derive fees from service providers. TPI provides industry knowledge and advice to its clients to help them implement substantial and sustainable improvements in business support operations through a combination of insourcing, offshoring, shared services and outsourcing. Over its 18 year history, TPI has developed an integrated global advisory platform, which is distinguished by its comprehensive scope of services; industry expertise; unparalleled proprietary data and market intelligence; and independence and objectivity.

TPI is a Texas corporation that was founded in 1989. Its principal executive offices are located at 10055 Grogan’s Mill Road, Suite 200, The Woodlands (Houston), Texas 77380; its telephone number is (281) 465-5700; and its fax number is (281) 465-5770. Its website address is www.tpi.net. The information and content contained on its website are not part of this proxy statement.

Sourcing Industry

TPI serves the global sourcing industry, which is comprised of information technology and business process services and outsourcing. The sourcing advisory services that TPI provides can be broadly defined as the delivery to its clients of the internal and external resources necessary to achieve strategic or operational objectives within this global market. Sourcing options are based on the location of the resources (domestic or offshore) as well as the source of the resources (internal or external).

International Data Corporation (“IDC”) has estimated that the sourcing industry will grow during the period 2006 to 2011 from $179 billion to $283 billion in business process outsourcing, a compounded annual growth rate of 10%, and from $467 billion to $620 billion in information technology outsourcing, a compounded annual growth rate of 6%. Moreover, the offshoring sector is estimated to grow, during the period 2005 to 2010, from $12 billion to $55 billion in business process outsourcing, a compounded annual growth rate of 36%, and from $18 billion to $55 billion in information technology outsourcing, a compounded annual growth rate of 25%.

Information Technology Outsourcing

Information technology services are typically delivered via contracts that provide for multi-year relationships between service providers and clients and provide for the management of all or part of a company’s information technology infrastructure, software development and maintenance and operations. Responsibilities transferred to service providers often include managing servers, networks, personal computers, applications and data centers.

Business Process Outsourcing

The business services industry typically supports the transfer of one or more discrete business functions to an external service provider. Such functions tend to be high volume, automated activities such as payroll processing or benefits administration. More recently, businesses have begun transferring entire business functions, such as human resources, finance and accounting, procurement or client care, to external service providers. The provision of business services has gained increasing importance and visibility in the services industry as the cost savings it can generate has become a key component of improved competitive advantage and market leadership in an increasingly global economy. Specifically, the outsourcing of human resources, finance and accounting, procurement and client care functions have been growing rapidly. Consequently, TPI has been increasingly deploying its sourcing advisory expertise in these key markets. In the table below are examples of business processes and services that are subject to sourcing arrangements.

Human resources	Finance and accounting	Procurement	Customer care
•Payroll	• Accounts payable	• Product/service evaluation	• Analytics and data mining
•Tax administration	• Accounts receivable	• Negotiation of prices and terms	• Campaign management
•Health and welfare benefits administration	• Billing and invoicing	• Contract awarding	• Call centers
•Pension and retirement plans	• Investing	• Supplier performance monitoring	• Order management
•Employee self-service	• Capital planning		• Payment processing
•Talent acquisition	• Budgeting		• Warehouse management
•Talent management	• General accounting		• Technical support centers
• Treasury and risk management
• Tax management

Within the services industry, the terms “outsourcing” and “offshoring” are frequently used synonymously. However, outsourcing refers to transitioning services to an external provider, whether domestic (“domestic outsourcing”) or abroad (“offshore outsourcing”). Offshoring relates to the delivery of services from an offshore location, and can be performed internally via a subsidiary or joint-venture (“captive offshore”) or transitioned to an external party (“offshore outsourcing”).

Growth of Offshoring

Offshoring has contributed significantly to the recent growth in the sourcing market and has expanded the market for TPI’s services. Offshoring is broadly defined as the market for providing services to companies in countries with high labor costs (such as the United States and certain countries in Western Europe) by service providers located in countries with lower labor costs (such as India and China). Offshoring came to prominence in the 1980s as large American corporations developed captive offshore centers in order to reap the benefits of the low cost and highly skilled labor. Since then, the growing capability and acceptance of a global delivery model as well as the inherent benefits of access to cheaper and highly-qualified labor and the sophistication of service providers’ capabilities continue to drive the growth of offshore outsourcing. Offshore service providers have grown quickly as they have expanded their service offerings beyond information technology to include business processes and services helping companies with core business strategies such as increasing revenue, expanding into new product and service areas, and improving productivity.

In 2005 the total offshoring market reached $30 billion, and this market is expected to grow to $110 billion by 2010 according to McKinsey estimates. According to Prudential Equity Group, only 25% of the Global 2000 companies had moved significant amounts of outsourced work offshore and, as a result, the offshoring segment remains poised for continued growth. Over the next several years it is expected that growth will be driven by two emerging trends. First, the demand for outsourcing services from middle market companies seeking to achieve cost and productivity benefits may grow. Second, the labor cost savings realized through offshoring will drive companies with existing outsourcing contracts to renegotiate such contracts more frequently in order to take advantage of the lower costs that offshoring provides.

Increasing role of independent sourcing advisors

The demand for and role of independent sourcing advisors has grown substantially in recent years due to a number of factors. First, the importance of assessing, negotiating, implementing and managing service delivery models has been rising as outsourcing and offshoring have been increasingly utilized in businesses’ operating strategies. Second, the scope and complexity of sourcing relationships has increased as organizations have moved from predominantly information technology outsourcing to business process outsourcing. Third, as the scope and availability of sourcing has increased, the durations of sourcing contracts have become shorter, requiring more frequent contract negotiations with service providers. Fourth, the inherent conflicts in the business models of sourcing advisors who represent clients and provide sourcing services highlight the value of independent advisors who provide guidance to companies. Finally, the expansion of the offshoring and outsourcing markets has added significant complexity to the market for these services, as clients seek “best in breed” solutions to their needs.

In 2006, management estimates that 48% of the contract value of all contracts with greater than $200 million total contract value were completed with the assistance of an outside advisor, compared to only 33% in 2004.

These trends have enabled TPI, as a market-leading provider of sourcing advisory services, to grow faster than the sourcing market it serves.

TPI

TPI is a leading independent sourcing advisor across a number of geographies, industries and business areas. Utilizing proprietary methods and data delivered through a worldwide workforce of highly-experienced employees, TPI guides its clients through the evaluation, negotiation, implementation and management of significant changes in key business support functions, such as information technology, human resources and finance and accounting, which drive significant cost improvements and enhance service delivery quality. With 2006 revenues of $162 million, TPI is the market leader.

TPI employs its expertise and extensive proprietary market data to optimize its clients business processes through the best combination of insourcing, offshoring, shared services and outsourcing. The depth and breadth of experience of TPI’s advisors, coupled with its market-tested methodologies, allow TPI to develop strategies for its clients that yield sustainable advantages such as cost improvements and capability enhancements and to position them for superior long-term operating results. TPI provides its clients with specialized solution teams that offer process and domain knowledge as well as industry expertise specific to the needs of each engagement.

TPI’s Strengths

TPI believes that the following strengths differentiate it from its competition:

•       Independence and objectivity.   TPI is an independent, fact-based advisory firm with no conflicting financial interest or incentives. This enables TPI to maintain a trusted advisor relationship with its clients through its unbiased focus and ability to align its interests with those of its clients. Many of TPI’s competitors also offer outsourcing services or derive fees from service providers, in addition to their client advisory practices, potentially compromising objectivity. Through its independence and advisory engagement strength, TPI has isolated itself from these potential conflicts. TPI does not represent any service providers and its fees are not tied to the outcomes of any specific engagement.

•       Domain expertise.   Averaging over 20 years of experience, TPI’s client-facing advisors bring a wealth of industry and domain-specific knowledge and expertise to address their most complex sourcing needs and demands. TPI employs the largest number of advisors specializing in sourcing advisory services, with credentials in all of the relevant functional areas that represent targets of opportunity for TPI’s clients.

•       Proprietary data and market intelligence.   TPI has assembled a comprehensive, up-to-date and sophisticated database consisting of proprietary market information gathered from its more than 2,500 engagements and 600 transactions, totaling roughly $250 billion in total contract value (“TCV”) as well as other factual industry data sources.

•       Global reach.   Possessing practical experience in global business operations, TPI understands the significance of interconnected economies and companies. TPI’s resources in the Americas, Europe, Southeast Asia, Japan, and Australia make it a truly global independent sourcing advisory firm and position TPI as the advisor best able to consistently serve the strategic and implementation needs of its global clients. TPI’s international operations accounted for approximately 35% of total revenues in 2006 and are expected to grow at an accelerated rate as the benefits of outsourcing are recognized abroad.

TPI believes that the strengths disclosed above are central to its ability to successfully deal with the challenges that it faces.  TPI faces many challenges to it and to its business, which include, or may include: competition from other service providers; the need to maintain and expand its product offerings; the need to retain existing, and attract future, key employees; the need to retain existing, and attract future, clients; the need to continue to secure new engagements; and, generally, any challenges to its ability to pursue its strategy discussed below under the caption “TPI's Strategy.”

TPI also faces various risks, which are more fully described in the “Risk Factors—Risks Related to TPI’s Business and Industry” and “Forward-Looking Statements” sections of this proxy statement, including, but not limited to: a decline in the growth rate of the sourcing advisory industry; loss of engagements; outside factors impacting operating results; failure to secure new engagements; maintenance of existing services and products and the introduction of new services and products; inability to respond to market trends; failure to protect intellectual property; failure to successfully compete; loss of key members of TPI’s management team; inability to attract skilled employees; loss of a key client; risks inherent in international business activities; currency rate fluctuations; and inability to maintain equity in TPI’s brand name.

TPI’s Strategy

TPI intends to use its competitive strengths to develop new services and products, sustain and accelerate its growth and strengthen its existing market position by pursuing the following strategies:

•       Pursue continued growth of existing service model.   TPI expects the trend towards offshore delivery models—through captive centers, joint ventures and outsourcing—to play an increasing role in the growth of demand for its services. TPI plans to leverage its current operating platform to service the growing number of corporations utilizing outside advisors when negotiating, implementing, and maintaining sourcing contracts. In addition, TPI will seek to continue to expand its products and services and the geographic markets it serves opportunistically as global competition spurs demand for cost savings and value creation. Strong growth of the business process outsourcing and offshoring markets, along with an emergence of niche and middle markets, should provide significant market expansion opportunities for TPI. TPI expects to be well-positioned to benefit from any increase by its clients of corporate “multi-sourcing” strategies, where clients seek one outside advisor to assist them in effectively balancing the concentration risks of third-party dependencies with the need for regular review and renewal of incumbent relationships.

•       Continue to expand geographically.   Historically, TPI generated the majority of its revenues in North America. Over the past several years, TPI has made significant investments in its European and Asian practices to capitalize on emerging demand for sourcing in these geographic regions. TPI intends to continue to expand in Europe, Japan and Asia and maintain its revenue growth in those markets.

•       Expand into new industry sectors.   TPI has been successful in expanding its presence across industries and into federal and state government departments in the United States, and national and provincial government units in the United Kingdom, Canada and Australia. TPI management believes the government market, currently with very low penetration, represents a large opportunity for TPI. In addition, TPI’s focus on the financial services market, which accelerated in 2005, has yielded considerable growth in revenues and client relationships. Other industries possessing similar characteristics of regulatory oversight and increasing competitive tensions, and benefiting from standardization and automation, include healthcare, pharmaceuticals, and energy. TPI intends to continue to expand across these industries opportunistically as market opportunities present themselves.

•       Develop knowledge process outsourcing capabilities.   To date, TPI’s emphasis has been on certain corporate-wide business functions such as information technology, human resources, and finance and accounting. However, TPI believes there is a growing demand for knowledge process outsourcing. Clients for knowledge process outsourcing comprise those organizations that are challenged by the labor costs and skills shortages for activities that are inherently expertise-oriented, such as research, engineering, clinical trials, marketing and advertising and legal services. TPI is involved in early-stage knowledge process outsourcing engagements and plans to further develop this source of business in the future.

•       Provide greater post-implementation support services.   McKinsey estimates that almost half of all outsourcing deals fail to realize expected cost or efficiency targets due to poor management and lack of experience. As companies begin to recognize the importance of managing the transition and post-sourcing-transaction period, service management and governance has emerged as a revenue driver for TPI. TPI believes that its eighteen years of knowledge of and experience with outsourcing transactions makes it uniquely equipped to help its clients manage their outsourcing teams or act as a third-party administrator. Approximately 25% of TPI’s revenues were generated through service management and governance activities across information technology outsourcing and business processing outsourcing engagements in 2006 (up from 13% in 2005). TPI will continue to pursue opportunities to leverage its experience to make service management and governance an even greater revenue generator for TPI. Sourcing management and governance engagements also provide a source of recurring revenue to TPI.

•       Explore the expanded use of service offering extensions.   TPI believes there currently exists a large emerging market for middle market outsourcing engagements and for smaller projects undertaken by large organizations. To address this market, TPI has developed standardized methods and processes to aid companies looking to realize the benefits of outsourcing and to help companies compare their governance and service provider performance with the broader market. TPI believes that these standardized methods and processes could address currently underserved markets, opening a new source of revenue for TPI.

•       Productize market data assets.   TPI believes that productizing its advisory methodologies and data represents an opportunity to achieve greater scale predictability and leverage from its existing platform. There are a variety of potential services based on data TPI has collected over the course of its engagement history that could be of interest to existing and new clients. TPI expects to expand its financial data repository and associated benchmarking (costs and pricing) comparisons to broaden its scope beyond its current information technology emphasis, and intends to introduce market pricing comparisons for human resources and finance and accounting services in the future.

•       Consider acquisition and other growth opportunities.   The independent sourcing advisory market is highly fragmented. TPI believes it is well-positioned to leverage its leading market position to expand its platform through selective acquisitions. Acquiring firms with complementary services and products would allow TPI to further develop and broaden its service offerings and domain expertise. TPI will consider and may pursue opportunities to enter into joint ventures and to buy or combine with other businesses that could complement, enhance or expand its current business or products that offer growth opportunities.

•       Expand profit margins.   TPI intends to focus on revenue growth through a combination of increased utilization and pricing optimization. In addition, TPI will continue to seek to employ programs to minimize its selling, general and administrative costs.

TPI’s Services

TPI’s services are applied to assist organizations in addressing complex business challenges. Utilizing the functional domain experience of its industry experts, and leveraging the wealth of empirical data gained over its 18 year history, TPI helps clients to understand factors affecting the sourcing options available to them. An outline of TPI services and how they support client requirements appears below:

TPI provides five key lines of service:

•       Operational assessment.   TPI evaluates clients’ operating costs and existing practices against various benchmarks and determines the benefits of changing their current service delivery approach.

•       Strategy development.   TPI determines the potential cost savings and designs the clients’ most appropriate operating organization, which lays the foundation for service process transformation and improvement. A given strategy typically includes a combination of the use of shared service centers, offshoring, in-sourcing and traditional outsourcing.

•       Negotiation and implementation.   TPI helps clients manage the negotiation and implementation of a sourcing strategy, including assisting with supplier selection, contract negotiation and program management.

•       Transition support/execution.   TPI supports each transition phase when a client shifts internal operations to new outsourcing providers.

•       Service management and governance.   TPI monitors, manages and benchmarks client’s sourcing relationships and shared service center operations.

Operational Assessment

When beginning an engagement, TPI conducts an operational assessment in order to gain an understanding of the scope of service delivery possibilities for a client. The assessment includes more than ten operational areas of an organization, including data center efficiency, help desk operators, network management, desktop PC maintenance, A/P processing, benefits administration and software application development. The assessment analyzes how an organization’s current operations are functioning and identifies strengths and deficiencies that could be addressed. Using relevant cost benchmarking  and service-delivery practices, TPI frames the qualitative differences unique to each organization against standardized models most commonly employed through outsourcing. TPI’s operational assessments provide actionable recommendations across a range of critical service delivery criteria.

Operational assessments are performed for discrete functional areas such as human resources, information technology and finance, as well as for multiple integrated business processes. In this way, TPI’s diagnostic expertise may be applied to specific areas in a problem-solving manner, or may be applied more broadly to identify and confirm opportunities for improvement.

Strategy Development

When considering alternative service delivery models, TPI provides a strong rationale and an informed strategy for change that reflects all risks and opportunities, allowing clients to make better decisions and achieve successful results. Accordingly, TPI provides strategic, organizational and operational designs for corporate shared services, captive offshore operations, insourcing and outsourcing. These designs include a comprehensive plan for the realignment of internally delivered functions and seamless interfaces for engaging external service providers and service-delivery management practices. Clients receive insights into what the sourcing strategy for designated business support functions could be and how that strategy aligns with their overall corporate directions. Developed within the framework of a detailed business case, TPI’s recommendations consider the complex spectrum of factors that drive cost and complexity.

Negotiation and Implementation

TPI employs experienced advisors with expertise in implementing the full spectrum of sourcing solutions.

•       Insourcing. TPI believes that most organizations should seek to obtain the maximum value from their internal operations before considering outsourcing. TPI helps maximize the efficiency and effectiveness of business support operations delivered by internal organizations, so that informed decisions may be made regarding other alternatives. Experienced in applying the principles of standardization, process refinement and transparency of management toward insourcing operations, TPI guides organizations through the process of evaluation and the formation of a strategic direction.

•       Shared Services.   Clients seeking to obtain better services at lower cost to internal customers often establish a shared services organization within their enterprises. TPI helps clients manage this development, giving them the tools to make strategic, timely decisions.

•       Captive Offshore.   Using proprietary in-house operations in lower-cost geographies can offer significant benefits to many companies. With functional and operational expertise across the globe, TPI assists these clients in defining and implementing captive operations. While “captive centers” have been used to lower organizational costs for some time, TPI’s emphasis is on the full range of work transition and operations, focusing on a committed program of scalability and process improvement.

•       Outsourcing.   TPI negotiates and implements outsourcing agreements that help clients improve operations and lower costs. TPI helps clients design, implement and deliver outsourcing strategies that optimize their cost structures and achieve quantifiable results. TPI deploys a market-tested commercial framework to support clients’ contractual service commitments, offering leadership, specialization and a focus on helping them achieve long-term value.

TPI’s capabilities are aligned by strategy and functional domain across the sourcing lifecycle and are grounded in fact-based methodology and business data.

Transition Support/Execution

TPI typically assists its clients in transitioning their internal operations to outsourcing providers. These transition services build the foundation for dispute resolution processes, periodic management interactions, service level monitoring, and invoice approval.

Service Management and Governance

Service Management and Governance (“SM&G”) is comprised of the functions and associated business processes necessary for the successful management of complex sourcing relationships. Companies are increasingly finding that an effective SM&G organization is essential to achieving the value intended at the outset of a sourcing program. TPI assists its clients in building the right organizational structure and procedures, incorporating appropriate technologies to improve and monitor financial and operational performance, and developing the know-how to continue to create value from sourcing relationships. Of TPI’s 74 completed transactions in 2006, 35% were converted to SM&G engagements.

New TPI Services

TPI introduced the following new services in 2007, each of which is expected to begin generating revenues at some point during the year:

Assisted sourcing transaction.   TPI has developed the Assisted Sourcing Transaction (“AST”) service for experienced clients that wish to apply TPI’s familiar techniques to outsourcing endeavors of smaller scope and complexity, leveraging intellectual assets and expertise on an “as required” basis. The target market for these services also includes middle market client organizations that have historically been unserved by sourcing advisors. The AST service is designed to support sourcing efforts of less than $20 million in total contract value, national geographic scope and narrow functional specification. AST services focus on strategic business alignment, integrated SM&G development, thorough financial analysis and justification, flexible and disciplined project approach and expert sourcing advice. The AST service provides TPI the ability to achieve greater leverage of its delivery resources, with the potential for performing considerable amounts of the client engagement from centralized locations, potentially offshore, and with resources that are applied across multiple clients. TPI is currently testing AST with several clients.

Service management and governance solutions delivery.   Service Management and Governance Solutions Delivery (“SD”) is TPI’s business process outsourcing service to govern and/or support outsourced or other contracted activities for its clients. Pursuant to this service TPI will take over routine tasks including process management and tracking, data collection, reporting, benchmarking and basic negotiations. Clients will generally retain decision making, approval, complex negotiation, and relationship responsibilities. The application of TPI’s capabilities, processes, and tools in this manner is designed to allow its clients to increase their control of the outsourcing process and lower the risk of failure while minimizing costs and required permanent employee base.

Governance Excellence Program.   TPI has developed a unique benchmarking product, Governance Excellence Program (“GEP”), focused on helping companies compare their governance and service provider performance to industry averages. GEP is an program for outsourcing governance executives and staff who are actively managing one or more outsourcing relationships. GEP offers education, membership directory, forums and workshops, governance benchmarks and metrics, detailed recommendations and best practice content. The governance benchmark is a foundational element of the program and provides a comprehensive view of recommended activities and a common language for comparisons. The benchmark covers a wide range of strategic and operational governance activities and metrics. After filling out a questionnaire of over 300 questions, clients receive an executive summary and detailed report, member group comparisons, client-specific improvement recommendations and are eligible for implementation support.

Proprietary Data and Market Intelligence

TPI possesses proprietary databases of sourcing-related market intelligence that is the product of extensive market research and the more than 2,500 separate engagements and 600 outsourcing transactions that it has conducted in its 18 year history, representing, by its own estimate, a cumulative TCV of approximately $250 billion. TPI’s extensive data underpin its operational assessments, strategy development, and deal structuring and negotiations. The data also fuels TPI’s marketing programs, as it is able to identify circumstances and timelines related to in-process outsourcing relationships that are candidates for TPI’s renegotiations services. This data is proprietary, derived largely from those assignments that TPI has conducted during the last 18 years, and therefore provides TPI with a competitive advantage unavailable to its competitors, enabling TPI to provide comprehensive comparative metrics to its clients that competing sourcing advisors are unable to provide.

TPI’s comprehensive databases include proprietary market intelligence on key sourcing topics including (but not limited to):

•       comparative sourcing economics, benchmarking, and best practices;

•       service provider profiles, including their global capabilities, performance metrics, strengths and weaknesses, organizations, contract awards, and recent developments;

•       contract terms and templates, including pricing, governance, results, revisions, cancellations, and renewals; and

•       sourcing industry trends, including transaction volumes, developments, and innovations by industry, function, geography, client, and provider.

TPI enhances its sourcing-related databases with data accumulated from each client engagement, thus improving TPI’s ability to compete for additional client engagements and advise subsequent clients based on updated market intelligence. TPI supplements its proprietary engagement data with outbound surveys and market research, purchased from third parties. Industry service providers participate in the development of TPI’s databases, enhancing TPI’s ability to influence and educate prospective clients.

TPI’s databases benefit from its direct participation in a significant portion of sourcing transactions. TPI estimates that in 2006, it advised on approximately 25 percent of the TCV for global commercial outsourcing contracts awarded with TCV greater than $50 million, which is more than half of all such transactions using an outside advisor.

The importance of this proprietary data in establishing sourcing industry standards and best practices is attributable partially to the profile and global scale of TPI’s advisory clients. In addition, TPI hosts semiannual industry conferences that facilitate collaborative learning, networking and sharing of best practices among sourcing executives in a confidential environment.

The major trends in the sourcing industry—including growth, globalization, multiple-provider transactions, shorter-duration contracts, expansion of services and providers, use by new industries, and user focus on implementation, performance and compliance—are expanding the volume and complexity of sourcing market data, which makes a comprehensive, advice-oriented database such as that owned by TPI an increasing advantage in both TPI’s competition for advisory roles and TPI’s ability to provide best-in-class advice to its clients.

TPI believes that there are opportunities to acquire complementary advisory, research, and database assets and businesses. TPI believes that the potential exists to combine TPI’s proprietary data assets with assets to be acquired in subsequent transactions to create products and services such as advisory and research services that could be sold via subscriptions, memberships, and other such recurring revenue models. Advisory, research and database businesses sold by subscription or membership typically generate recurring revenues at a higher margin than currently exists in the TPI business.

TPI Index

Each quarter, TPI publishes an overview of global outsourcing market activity called the TPI Index. Since its launch in 2002, the TPI Index has become an industry benchmark that is utilized and referenced by equity research analysts, service providers, clients and media outlets interested in the state of the global sourcing industry. The TPI Index leverages TPI’s proprietary sourcing data repository comprised of hundreds of distinct sources of data. The nucleus of the TPI Index reporting is a database of commercial outsourcing contract awards that is developed and maintained through contemporary market intelligence techniques, and includes the exchange of information with a broad number of industry participants. Market-tested over seventeen successive quarters of public review, the TPI Index has become an authoritative voice on the state and trends of the global outsourcing industry. The TPI Index is delivered via a conference call format utilizing a concise summary of noteworthy observations. This initiative enhances TPI’s brand recognition among market leaders and influencers, service providers, and clients.

The TPI Index Insider is a published companion to the TPI Index. This document provides additional, more detailed information. The Insider covers additional information on outsourcing adoption across geographies and markets, and explores trends in service provider market penetration. Cited by news organizations, companies and industry analysts worldwide, the TPI Index and Index Insider have become a definitive source for industry growth and trends.

Clients

TPI is widely recognized as one of the most successful and informed sourcing advisors in the industry. A January 2007 report prepared by Forrester Research, Inc. noted that TPI has done more than almost any other firm to shape the current state of the outsourcing transaction market space. TPI has performed more than 2,500 engagements and over 600 outsourcing transactions, totaling by its own estimate approximately $250 billion in total contract value. It has advised 342 companies on the Forbes Global 2000; 32 on the top 50; and 55 on the top 100. By its own estimate, TPI advised on approximately 25 percent in 2006 of the TCV for global commercial outsourcing contracts awarded with TCV greater than $50 million. It derives approximately 35 percent of its revenue from outside North America. The demand for TPI’s services has grown dramatically since 2002, both when measured by number of clients as well as by number of advisory engagements.

A summary of the number of clients and client engagements served by TPI appears below.

TPI’s business is diversified across a wide range of industries. TPI provides services to clients in numerous industries such as:  financial services, telecom, healthcare and pharmaceuticals, manufacturing, transportation and travel, and energy and utilities. Expansion into additional industries has been a focus for TPI. A summary of active TPI engagements by industry for 2006 follows.

Recurring revenue from blue chip client base

TPI maintains longstanding relationships with market leading companies across multiple industries. The majority of TPI’s revenues are generated from an extensive roster of blue chip clients across a range of industries and geographies. TPI’s service offerings and high client satisfaction levels have resulted in continuous revenue streams from its major clients. In this regard, 81% of revenue came from existing clients in 2006, versus 78% in 2005 and 72% in 2004. Various business units of General Motors Corporation have accounted for, in the aggregate, more than 10% of TPI’s revenue during 2004, 2005 and 2006. Of the top 25 clients in 2006, 13 of them (52%) have been revenue generating for three or more consecutive years.

Sales and Marketing

While TPI initially focused on advising domestic clients in the negotiation and implementation of information technology outsourcing transactions, TPI has since significantly broadened its advisory capabilities and expertise to include emerging outsourcing areas including business process outsourcing, knowledge process outsourcing and service management and governance. In a January 2007 report, Forrester Research Inc. noted that although mostly known for its long history of brokering transactions, TPI is now aggressively growing its upfront strategic planning business related to IT and business process outsourcing. Additionally, TPI has substantially broadened its geographic reach and expertise into core outsourcing markets by expanding into Europe and Southeast Asia in 1999, into India in 2005 and Japan in 2007. TPI has leveraged its knowledge of outsourcing as an essential foundation for guiding clients through the consideration of a broad spectrum of organizational and operating transformation alternatives. TPI estimates that it has advised on approximately 22% of the aggregate TCV awarded since 2002 on deals with TCV $50 million or greater.

TPI’s sales and marketing activities are conducted by partners, responsible for the oversight of multiple client relationships, quality of service delivery, account expansion activities and sales pursuits, and practice leads, responsible for the management of practice personnel, as well as service delivery, client satisfaction, account expansion and sales efforts. However, TPI maintains a central sales and marketing group that directs its global sales and marketing effort. TPI’s philosophy is to engage its prospective clients with highly-informed experts. TPI promotes its services through active and coordinated marketplace monitoring, such as speaking at industry conferences, managing relationships with market influencers and organizing brand-oriented programs. A high percentage (84% in 2006) of sales are generated by inbound calls, repeat business and client referrals. Referrals from former clients and service providers were the most frequent source of leads in 2006. In 2006, TPI strengthened its centralized marketing function. The expanded organization is responsible for global new business generation, proposal development, new engagement negotiation, and coordinates TPI’s focus on developing its relations with sourcing service providers.

Branding effort.   TPI’s corporate website, logo and marketing materials reflect TPI’s commitment to helping companies anticipate challenges in the sourcing process. TPI is united under the theme, “knowledge powering results”, reflecting its core strengths in industry knowledge, expertise and measurable results for clients. Additionally, TPI has launched a corporate blog as an extension of its industry knowledge and experience-based observations. The TPI Index is broadly followed throughout the industry and TPI intends to continue to leverage this exposure.

Conferences.   TPI hosts semiannual Sourcing Leadership Exchanges (“SLEs”), global conferences that facilitate collaborative learning, networking and sharing of best practices among sourcing executives. These events have been held since 1998 and bring together executives accomplished at successful implementation of outsourcing strategies. TPI’s SLE conferences are exclusively for corporate executives who use sourcing as a significant part of their business strategies. Attendance, which is by invitation only, allows executives to share ideas and information about their sourcing relationships. In addition, the SLE conferences provide TPI with an excellent opportunity to promote its latest services and views on market trends.

Competition

Competition in the sourcing advisory market is primarily driven by independence and objectivity, expertise, possession of relevant benchmarking data, breadth of service capabilities, reputation and price. TPI competes with other sourcing advisors, research firms, strategy consultants and other service providers. A significant number of independent sourcing advisory firms offer services similar to those of TPI. However, generally these firms lack the benchmarking data, scale and diversity of expertise that TPI possesses as a result of its 18 years of experience in the sourcing industry. Research firms are able to bring industry research and independence to their sourcing advisory clients. However, few such firms have the same depth of domain expertise as TPI. In addition, most research firms do not possess the data repository of recent, comparable transactions and benchmarking data that TPI offers. Strategy consultants bring strategy services capabilities to the sourcing advisory market. However, since they do not focus exclusively on the sourcing market, they lack the depth of experience that sourcing advisory firms such as TPI possess. In addition, strategy consultants do not possess the sourcing implementation expertise nor the benchmarking data capabilities that are critical to implementing and managing successful sourcing advisory projects. Other service providers often lack the depth of experience, competitive benchmarking data and independence critical to playing the role of “trusted advisor” to clients.

Employees

TPI emphasizes the depth and breadth of its advisor experience, with advisors averaging over 20 years of relevant industry experience. As of December 31, 2006, TPI employed 430 people worldwide. These employees are organized into bands including: executive committee, practice leads, partner, project director, senior advisor, advisor, analyst and technical specialist.

TPI makes it a priority to attract and retain the brightest people. All employees are required to execute confidentiality, conflict of interest and intellectual property agreements. There are no collective bargaining agreements covering any of TPI’s employees.

TPI recruits advisors from service providers, consulting firms and clients with direct sourcing experience. Their advisors leverage extensive practical expertise derived from experiences in corporate leadership, consulting, research, financial analysis, contract negotiations and operational service delivery.

Of TPI’s current employees, approximately 50% joined from service providers, 30% from clients and 20% from consulting firms.

TPI’s voluntary advisor turnover rate is low, ranging between 5.2% and 6.4% over the last three years.

Intellectual Property

TPI currently has eight trademarks and nineteen applications for trademarks pending in eleven countries and the European Union. In addition, TPI has seven registered domain names that have expiration dates in 2007 through 2016. Finally, TPI has various proprietary databases containing sourcing market intelligence.

Litigation

TPI is not currently involved in material litigation or other similar proceedings.

Properties and Facilities

The majority of TPI’s business activities are performed on client sites. TPI does not own offices or properties. TPI has leased offices in the United States, Australia, Canada, France, Germany, India, Japan Netherlands, Singapore, Sweden and the United Kingdom.

TPI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and the analysis of financial condition and results of operations in conjunction with TPI’s selected consolidated financial information and its consolidated financial statements and the related notes included elsewhere in this proxy statement. In additional to historical information, the following discussion and analysis includes forward looking information that involves risks, uncertainties and assumptions. TPI’s actual results and the timing of events could differ materially from those anticipated in the forward looking statements as a result of many factors, including those discussed under “Risk Factors—Risks related to TPI’s Business and Industry” and elsewhere in this proxy statement. See “Forward Looking Statements.”

Overview of TPI

TPI is a leading provider of fact-based sourcing advisory services dedicated to assisting major corporations and the public sector in reducing costs and increasing efficiency of their information technology and business process operations. TPI is typically engaged by senior executives within these large enterprises to advise on and implement internal initiatives that reduce cost, provide new skills or capabilities, or prepare for future market opportunities such as mergers, divestitures, or new products. TPI provides its clients with operational assessments, strategic planning and contract negotiation services related to outsourcing, insourcing, offshoring and shared services initiatives. In addition, TPI assists in the implementation and governance of existing sourcing arrangements and provides analysis and support to ensure compliance with contractual obligations and return on investment. TPI employs a set of proprietary methodologies and databases in the delivery of its services. TPI does not provide outsourcing, insourcing, shared services or offshoring services and is therefore able to offer objective and independent advice to its clients.

TPI’s clients consist of members of the Forbes Global 2000. These companies generally have revenues exceeding $1 billion and represent a wide variety of industries. During 2006, TPI provided services to 240 clients. TPI estimates that these client engagements related to contracts accounting for approximately 25% of the total contract value (“TCV”) of global commercial outsourcing contracts greater than $50 million awarded. TPI’s revenues consist of professional fees for services rendered to clients plus reimbursement of out-of-pocket expenses. TPI’s revenues have grown at a compound annual rate of 26% from 2002 to 2006.

TPI employs billable advisors that typically have backgrounds with sourcing service providers, consulting or research firms or large organizations where they gained practical experience in implementing and managing sourcing arrangements. TPI’s advisors average 20 years of experience in consulting, financial analysis, contract negotiations and operational service delivery. As of June 30, 2007, TPI employed 368 billable advisors, including Technical Specialists, Analysts, Advisors, Senior Advisors, Project Directors, and Partners who are generally organized into specialist practice groups. TPI also currently employs 92 staff to provide financial, human resource, marketing, information technology, and business operations support.

Factors Affecting TPI’S Operating Results

The sourcing industry has grown significantly over the past two decades as both the private and, more recently, the public sectors have increased their adoption of sourcing programs and the number of service providers and their range of service offerings have expanded. The principal industry trends and growth drivers affecting TPI operations and results are outlined below.

Sourcing Industry Growth:   The strong and consistent growth of the overall sourcing industry, driven by the effects of globalization, increased competition, and labor cost increases and skill shortages in developed markets, continues to be a main growth driver for TPI. The sourcing industry consists principally of outsourced or offshored services related to information technology (“ITO”) and business process operations (“BPO”). IDC, in a report published in April 2007, projects that demand for BPO services will grow during the period 2006 to 2011 from $179 billion to $283 billion, a compounded annual growth rate of 10%. During the same period, IDC projects ITO demand to grow from $467 billion to $620 billion, a compounded annual growth rate of 6%. According to a 2006 McKinsey report, the increase in the demand for offshored BPO and ITO services is expected to grow at an annual pace of 30% from 2005 to 2010. TPI estimates that the number of new sourcing arrangements with TCV greater than $50 million rose from 1,290 ($60.2 billion contract revenues) in 2003 to 1,789 ($69.9 billion contract revenues) for 2006. In addition, TPI estimates that the percentage of companies utilizing independent advisory support services for sourcing arrangements with a TCV greater than $200 million increased from 33% in 2004 to 48% in 2006.

Offshoring:   TPI expects the increasing trend towards utilization of offshore delivery models (through captive centers, joint ventures and outsourcing) to play an increasing role in the growth of demand for TPI’s services. Offshore service providers offer large and medium-sized organizations with access to highly-skilled, cost effective resources in countries such as India, China, the Philippines, Romania, Bulgaria, Poland, and Brazil. The increase in the number of offshore service providers (particularly those based in India) and the inherent complexity related to designing and implementing outsourced solutions are also potential long-term drivers of increased demand for TPI’s services.

Business Process Outsourcing:   The demand for sourcing of business processes related to human resources (“HRO”), finance and accounting (“F&A”), procurement and client care have increased significantly over the past five years. IDC estimates that the overall market for BPO is expected to increase at an annual compound rate of 10%.

Knowledge Process Outsourcing (“KPO”):   KPO encompasses the outsourcing of certain expert knowledge-intensive work such as research, engineering, clinical trials, marketing/advertising and legal services. Certain companies challenged by high labor costs and lack of available skilled resources have increasingly adopted KPO solutions. KPO is an emerging trend that offers growth potential for TPI in the future.

Service Management and Governance Services (“SM&G”):   According to McKinsey & Company, historically approximately half of all outsourcing transactions fail to fully realize expected cost or efficiency targets. Increasingly, companies are focused on optimizing their transition and post-transaction management of sourcing relationships. This has translated into a demand for TPI’s SM&G services. In addition, as companies accelerate the use of “multi-sourcing” strategies (employing multiple service providers as part of a portfolio approach towards their service delivery needs), the demand for expert operational, contractual and financial management and governance across the service delivery spectrum is required, providing an opportunity for TPI.

Industry and Middle-Market Expansion:   The majority of TPI revenues have historically come from the financial services and manufacturing industries. Over the past several years TPI has experienced increasing demand for sourcing related services in the healthcare, media and energy industries, as well as in the public sector. Recently, an increased interest in sourcing solutions in the public sector has resulted in new contracts for TPI services. Based on this experience, TPI believes that demand from mid-sized companies ($500 million to $1 billion annual revenues) for sourcing services will increase as these companies seek to gain the greater operating efficiencies and cost control previously achieved by larger companies.

Service Provider Contract Lengths:   TPI expects that the number of outsourcing contracts with a TCV above $50 million that expire and need to be renegotiated will increase from 154 with (a value of $33 billion) in 2007 to 241 (with a value of $81 billion) in 2010. This will be driven both by the continued growth in underlying demand for sourcing services and the trend toward shorter contract durations. As companies gain more experience and sophistication with sourcing arrangements, contract durations and TCV have been trending downward. This trend has resulted in an increase in the absolute number of transactions (new contracts, remediation and renegotiations) that benefit from the use of reference data and sourcing expertise provided by sourcing advisors.

New Geographies:   Sourcing strategies have been employed by U.S.-based companies extensively for some time to lower costs and improve service levels. Increasingly, companies based outside the U.S. have begun to adopt sourcing strategies. According to the TPI Index, during 2006, European companies negotiated 157 sourcing transactions with TCV greater than $50 million, up from 80 such transactions in 2002. TPI management expects Asian companies to progressively increase the use of sourcing arrangements. From 2006 to 2011, IDC estimates that the market for BPO services will grow in Europe and Asia-Pacific at a compound annual growth rate of 13% and 15%, respectively. Over the same time period, IDC forecasts the market for ITO services to increase 7% and 5% in Europe and Asia-Pacific, respectively.

Expanding Use of Expert Advisors:   The increased number of available sourcing services and service providers has made implementing sourcing programs more complex. Furthermore, corporations are increasingly employing the use of “multi-sourcing,” or a portfolio of third-party service providers and programs for regularly renewing incumbent relationships. As a result of these trends, organizations are increasingly seeking the assistance of independent advisors to guide them through all phases of the sourcing lifecycle, especially for large, complex transactions. TPI believes this represents a potential source of additional recurring demand for its services.

Infrastructure Investments:   Over the past several years, the sourcing industry has increasingly become more global and mature in terms of service offerings and providers. To position TPI to capitalize on these trends, during 2005 and 2006, TPI developed products and services, launched new offices in Europe and Asia-Pacific, and implemented upgraded client and sales force management and financial systems. In addition, TPI has substantially expanded its brand-building and marketing activities. TPI management believes these investments have positioned TPI to leverage its current market position and grow more cost-efficiently in future periods; however, additional investments may be required to support current and emerging trends.

Financial Operations Overview

A description of the components of TPI revenue and costs appears below followed by a discussion of TPI’s financial condition and results of operations comparing the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, as well as the six months ended June 30, 2007 and June 30, 2006. You should consider these components when reviewing TPI’s consolidated financial statements and this discussion. You should read this section together with TPI’s consolidated financial statements including the notes to those statements for the periods mentioned above.

Revenue

Revenues are generally derived from engagements priced on a time and materials basis. Revenues are recorded based on actual time worked and are recognized as the services are performed. Revenues related to materials (mainly out-of -pocket expenses such as airfare, lodging and meals) required during an engagement generally do not include a profit mark-up and can be charged and reimbursed discretely or as part of the overall fee structure. Invoices are issued to clients monthly. Standard terms of payment are net 30 days, and provisions for doubtful accounts are made based on specific management estimates. TPI engagements are occasionally conducted on a fixed price basis, typically in conjunction with smaller engagements related to market comparisons and benchmarks of costs and service levels. In the first half of 2007, 8% of total TPI revenues were contracted on a fixed price basis (the comparable figure for 2006 was 6%).

Operating Expenses

Approximately three-quarters of TPI’s operating expenses are attributable to compensation, benefits and payroll taxes. Other significant costs include information technology, sales, marketing and communications expenses, travel and lodging, facilities and general administrative costs. A description of principal cost elements follows.

Direct Costs:   Direct costs relate to the delivery of TPI services to clients, and consist primarily of salaries, bonuses, payroll taxes and benefits for revenue-generating professionals as well as fees paid to independent subcontractors. Compensation costs consist of a mix of fixed and variable salaries, annual bonuses, benefits and pension plan contributions. Bonus compensation is tied to annual company and individual performance targets, and is accrued monthly throughout the year based on management estimates of target achievement. Statutory and elective pension plans are offered to employees in each country. Direct costs also include employee taxes, health insurance, workers compensation and disability insurance.

A portion of compensation expenses for certain billable employees are allocated between direct costs and selling and general and administrative costs based on relative time spent between billable and non-billable activities.

Selling and General and Administrative (“SG&A”) Expenses:   TPI’s SG&A expenses consist of sales and marketing costs, training and professional development programs, and general and administrative expenses.

Sales and marketing costs consist principally of compensation expense related to business development, proposal preparation and delivery and negotiation of new client contracts. Costs also include travel expenses relating to the pursuit of sales opportunities, expenses relating to hosting periodic client conferences, public relations activities, participation in industry conferences, industry relations, web site maintenance and business intelligence activities. TPI maintains a dedicated global marketing function responsible for developing and managing sales campaigns, brand promotion, the TPI Index and assembling proposals.

TPI maintains a comprehensive program for training and professional development. Related expenses include product training, updates on new service offerings or methodologies, and development of client project management skills. In addition, TPI holds periodic employee conferences in order to conduct internal training, facilitate networking and recognize promotions and superior performance. Also included in training and professional development are expenses associated with the development, enhancement and maintenance of our proprietary methodologies and tools and the systems that support them.

General and administrative expenses consist principally of executive management compensation, allocations of billable employee compensation related to general management activities, IT infrastructure, and costs for the finance, accounting, information technology and human resource functions. General and administrative costs also reflect continued investment associated with implementing and operating client and employee management systems. Inasmuch as TPI billable personnel operate primarily on client premises, all occupancy expenses are recorded as general and administrative.

Depreciation and Amortization Expense

TPI’s fixed assets consist of furniture, fixtures, equipment (mainly personal computers) and leasehold improvements. Depreciation expense is generally computed by applying the straight-line method over the estimated useful lives of assets. TPI also capitalizes some costs associated with the purchase and development of internal-use software, system conversions and website development costs. These costs are amortized over the estimated useful life of the software or system.

TPI amortizes its intangible assets (e.g. client relationships and databases) over their estimated useful lives. Goodwill related to acquisitions is not amortized and is subject to annual impairment testing.

Other Income (Expense), Net

Other income (expense) consists of the sum of interest income, interest expense and foreign currency transaction gains or losses.

Foreign Exchange

TPI generates revenue and incurs expenses in several different currencies. TPI does not operate in any countries subject to hyper-inflationary accounting treatment. TPI’s most common transaction currencies are the U.S. Dollar, the British Pound, the Euro, and the Australian Dollar. For each of TPI’s foreign subsidiaries, the functional currency is the local currency and operating results are translated into the U.S. Dollar (TPI’s reporting currency) using the actual exchange rates in effect during the year. Since both the revenue and related expenses of TPI’s foreign subsidiaries are typically denominated in the same local currencies, exchange rate fluctuations between these local currencies and other currencies do not typically expose TPI to a significant amount of foreign currency transaction risk. However, because of its foreign operations, TPI’s reported financial results are subject to foreign currency translation impacts.

Income Tax Expense

TPI accounts for federal, state and foreign income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. TPI’s effective tax rate varies from period to period based on the mix of earnings among the various tax jurisdictions in which business is conducted and the level of non-deductible expenses incurred in any given period.

Results of Operations—Six Month Period Ending June 30, 2007 Compared to June 30, 2006

During the first half of 2007, TPI experienced strong underlying demand for sourcing services in all of its geographies. Areas of particular strength included SM&G and HRO engagements in the Americas as well as ITO services in both Europe (especially Germany) and Asia-Pacific. During the first half of 2006, TPI concluded an extraordinarily large and unique ITO renegotiation for its largest client, which contributed significantly to operating results during that period. There was no equivalent counterpart to this engagement during the first half of 2007. During the first half of 2007, TPI conducted 341 engagements, and had a billable headcount of 368 at June 30, 2007.

Operating income in the first half of 2007 was $6.4 million, representing a decrease of $0.2 million from $6.6 million for the same period in 2006. Earnings before interest, loss on debt extinguishment, depreciation and amortization and income taxes (“Adjusted EBITDA” as defined and disclosed in note 2 to TPI’s Selected Consolidated Historical Financial Data) decreased $0.4 million to $7.7 million, from $8.1 million for the prior period. Principal contributors to the variance in Adjusted EBITDA and operating income are outlined below:

•  Higher revenues in SM&G and HRO engagements in the Americas as well as ITO services in both Europe (especially Germany) and Asia-Pacific, and SG&A cost containment actions, contributed $2.6 million in additional Adjusted EBITDA during the first half of 2007, compared with the same period in 2006;

•  Adjusted EBITDA for the first six months of 2006 included approximately $2.3 million related to an extraordinarily large and unique ITO renegotiation for TPI’s largest client, which had no 2007 counterpart;

•  Adjusted EBITDA for the first six months of 2007 included severance charges of $0.7 million, initiated to reduce TPI’s ongoing cost structure, compared with $0.1 million in the first half of 2006;

•  Adjusted EBITDA for the first six months of 2007 included an investment of approximately $0.6 million related to the start-up of TPI offices in Japan and Sweden, as well as the launch of TPI’s public sector practice. These investments had no 2006 counterpart;

•  During the first half of 2007 TPI recorded $0.3 million of transaction expenses attributable to the proposed acquisition by ISG. During the first half of 2006, TPI incurred approximately $0.8 million in transaction costs related to a merger not ultimately consummated.

Included in the first half 2007 Adjusted EBITDA and operating income is approximately $1.5 million in salaries, benefits and other costs associated with employees who were or will be severed or are subject to salary reductions in connection with the acquisition of TPI by ISG. The comparable figure for first half 2006 aggregrated $1.2 million. See Unaudited Proforma Condensed Financial Statements footnote “K”.

See “TPI Selected Consolidated Historical Financial Data” for reconciliation of the non U.S. generally accepted accounting principles operating performance measure Adjusted EBITDA to Net Income.

Revenue

Revenue in the first half of 2007 totaled $85.6 million, an increase of $2.2 million from $83.4 million in the first half of 2006. During the first half of 2007, TPI experienced increased global demand for its strategy and assessment services, SM&G services, and consulting and analytic support (up $6.0 million, $4.4 million, and $3.8 million year over year, respectively). These increases were primarily related to the technology and human resources practices, and reflect a heightened demand from clients for comprehensive sourcing strategy development and ongoing post-transaction support. Strong underlying growth in the first half of 2007 was partially offset by revenues ($10.7 million) related to an extraordinarily large and unique ITO renegotiation for TPI’s largest client that concluded during the first half of 2006, which had no equivalent counterpart during 2007, as well as timing of certain transactions in the finance and accounting practices.

From a geographic perspective, TPI’s first half 2007 revenues grew 19% to $27 million in Europe and 7% to $6 million in Asia-Pacific, reflecting the continuing expansion of the sourcing markets in these regions. In North America, TPI’s first half 2007 revenues were down 5% year over year to $52 million, from $55 million, primarily as a result of the previously discussed impact of a $10.7 million ITO renegotiation completed during 2006. Before the impact of this extraordinarily large and unique transaction during the first half of 2006, North American revenues were up 19%, during the first half of 2007, primarily as a result of higher demand for Sourcing Management, HRO services and ITO negotiation support from financial services clients (up 37%, 19%, and 23%, respectively).

Globally, client engagements in the media and entertainment, energy, health care, and financial services sectors increased significantly over the same period in 2006. Full-time billable employees increased from 345 at June 30, 2006 to 368 at June 30, 2007. During the first half of 2007, TPI opened new operations in Japan and Sweden, which contributed 0.5 million in revenue during the first six months of 2007.

Operating Expenses

Direct Costs:   Direct costs increased 4% to $51.1 million during the first half of 2007 compared to $49.1 million in the first half of 2006. The increase in direct costs was primarily attributable to higher staffing levels necessary to support revenue growth and costs associated with the launch of TPI’s services in Sweden and Japan.

Selling and General and Administrative Expenses:   SG&A expenses aggregated $26.9 million during the first half of 2007, an increase of $0.6 million or 2% from $26.3 million during the same 2006 period. The principal increases and decreases in SG&A expenses during the first half of 2007 compared with the first half of 2006 are outlined below:

•  Selling and marketing expenses increased approximately $1.7 million primarily as a result of business development activities in Japan and Sweden, as well as the development of the public sector and SM&G markets. In addition TPI increased marketing-related costs attributable to global new business generation, proposal development, industry relations and contract negotiation. Higher travel and lodging costs and the implementation of TPI’s sales management system also resulted in increased costs in the first half of 2007;

•       Expenses for training and professional development decreased $0.9 million as a result of a reduction in the number of training courses conducted and increased efficiencies in the planning and execution of training-related events as well lower practice development costs;

•       General and administrative expenses decreased $0.3 million principally due to reductions in salary costs attributable to headcount reductions and lower variable compensation, lower external consulting expenses, professional fees and reduced bad debt expense, offset partially by higher severance and international recruiting costs. During the first half of 2007, TPI recorded severance charges totaling $0.7 million, compared with $0.1 million in the same period in 2006.

Depreciation and Amortization Expense

During the first half of 2007, depreciation and amortization expense was $1.1 million, a decrease of $0.3 million from $1.4 million during the same prior year period. This reduction was principally related to a decrease in amortization of intangible assets related to the 2005 acquisition of Scott Gildner and Associates.

Other Income (Expense), Net

During the first half of 2007, other expense, net, totaled $1.5 million, a decrease of $0.9 million from $2.4 million during the same prior year period. During the second quarter of 2006, TPI amended its credit agreements which resulted in a non-cash charge of $0.5 million to expense certain deferred financing costs. Lower interest expense ($0.2 million) in the first half of 2007 arising from lower debt balances also contributed to this decrease. In addition, interest income increased for the first half of 2007 $0.1 million compared with the same period in 2006.

Income Tax Expense (Benefit)

Income tax expense increased $0.4 million to $2.1 million for the first half of 2007 from $1.7 million for the comparable 2006 period. During the first half of 2006, TPI’s income tax liability was reduced by the application of foreign tax credits with less corresponding benefit in the first half of 2007. In addition, during the first half of 2007 TPI recorded higher tax provisions as a result of higher income. TPI’s effective tax rate for the first six months of 2007 is 41.7% as compared to the effective tax rate of 40% in the first half of 2006.

Results of Operations—The Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

During 2006, TPI’s revenues grew at a double-digit rate resulting from strong demand for ITO services in Europe and a doubling of Asia-Pacific revenues in 2006, the full-year impact of the June 2005 acquisition of Gildner and Associates, and ITO contract renegotiations for TPI’s largest client. Active client engagements numbered 479, compared with 366 during 2005, and our billable headcount at the end of the period increased 14 during 2006 to 344, compared with 330 as of December 31, 2005.

Operating income in 2006 was $12.9 million, a decrease of $2.5 million from $15.4 million over the same period in 2005. Adjusted EBITDA and operating income declined $1.7 million from $16.9 million in 2005 to $15.2 million in 2006. The decrease in profitability in 2006 was principally attributable to increases in costs, including the restructuring of U.S. compensation plans, the timing of the redeployment of billable staff following the successful conclusion of an extraordinarily large and unique ITO contract renegotiation for TPI’s largest client and the impact of a merger that was not consummated. TPI’s operating income and Adjusted EBITDA in 2006 included $0.8 million of professional fees attributable to the merger that was not consummated, as well as severance costs of $0.6 million related to reducing administrative costs.

Adjusted EBITDA and operating income for 2006 includes approximately $2.5 million in salaries and benefits associated with executives who were or will be severed or are subject to salary reductions in connection with the acquisition of TPI by ISG. See Unaudited Proforma Condensed Financial Statements footnote “K”.

Revenue

Revenue in 2006 totaled $161.5 million, a $15.4 million, or 11%, increase compared to $146.1 million in 2005. The principal drivers for the higher revenue levels were a $9.7 million increase in European revenue driven by strong demand for ITO and F&A services, and a $4.7 million increase in revenues from Asia-Pacific (particularly Australia). In North America, revenues were up $1 million as strong demand for ongoing SM&G related services more than offset the impact of the timing of ITO contract renegotiations related to TPI’s largest client during 2005 which were negotiated throughout 2005 and concluded during the first half of 2006. TPI undertook 479 client engagements during 2006, up from 366 engagements during 2005. Full-time billable advisors employees increased from 330 at December 31, 2005 to 344 at December 31, 2006.

Operating Expenses

Direct Costs:   Direct costs in 2006 totaled $95.6 million, an increase of $11.9 million, or 14.2%, from $83.7 million in 2005. Direct costs increased as a result of higher compensation costs in North America attributable to a change in the structure of compensation plans required to attract and retain personnel, and the net increase of 14 new direct staff in 2006 to support higher revenues. Direct costs were also unfavorably impacted in 2006 by the short term requirement to use premium cost resources to support rapid business expansion in Europe.

Selling and General and Administrative Expenses:   SG&A expenses totaled $50.6 million during 2006, an increase of $5.5 million, or 12%, over $45.1 million in 2005. The principal increases and decreases in SG&A expenses during 2006 compared with 2005 follow:

•       Training and professional development expenses increased $2.2 million during 2006 compared to 2005 due primarily to higher costs (of $1.9 million) of training programs offered as well as costs (of $0.3 million) related to holding two, instead of one, global employee conference during the year.

•       Sales and marketing expenses increased $1.7 million in 2006 compared to 2005 due to investments in product and brand development, a client management system, a refresh of TPI’s web site and the hiring of a public relations firm as well as seven additional staff added to marketing associated with the creation of TPI’s centralized marketing function discussed previously.

•       Professional fees of $0.8 million were incurred in 2006 related to the merger that was not consummated.

•       Additional expenses of $0.7 million were incurred during 2006 related to severance actions of $0.6 million initiated during the fourth quarter to reduce certain ongoing administrative costs, and the expansion of TPI’s Bangalore, India office to accommodate certain administrative functions.

Depreciation and Amortization Expense

During 2006, depreciation and amortization expenses increased $0.5 million to $2.4 million compared with $1.9 million during 2005. The principal drivers for the increase were $0.2 million in incremental software depreciation, and intangible asset amortization of $0.3 million related to the June 2005 acquisition of Gildner and Associates, Inc.

Other Income (Expense), Net

Other expense, net, totaled $4.4 million during 2006, an increase of $0.6 million, or 16%, compared with $3.8 million during 2005. The increase was primarily related to the write-off of previously capitalized deferred financing charges resulting from the renegotiation of TPI’s credit agreement.

Income Tax Expense (Benefit)

Income tax expense decreased $1.7 million, or 33%, from $5.2 million during 2005 to $3.5 million during 2006 due principally to TPI’s lower income. The effective tax rate for 2006 was 40% compared with 44% for 2005. This rate differential was primarily the result of the release of a valuation allowance attributable to foreign tax credits generated in 2005 for which benefit was not recognized until utilized in 2006. A complete analysis of TPI’s effective tax rates for 2006, 2005 and 2004 is presented in Note 9 to TPI’s consolidated financial statements appearing elsewhere in this proxy statement.

Results of Operations—The Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenues during 2005 aggregated $146.1 million, up 50%, from 2004. Demand for ITO, BPO and HRO services in North America increased by $24.1 million (37%). Revenues in Europe grew $21.7 million (141%) from 2004 to 2005, primarily related to new ITO and BPO transaction volumes. Active client engagements numbered 366 in 2005 up from 257 during 2004. TPI’s billable headcount increased from 236 at December 31, 2004 to 330 at December 31, 2005.

Operating income in 2005 totaled $15.4 million, an increase of $7.7 million from $7.7 million in 2004. Adjusted EBITDA increased $8.1 million from $8.8 million in 2004 to $16.9 million in 2005. TPI’s higher profitability in 2005 compared with 2004 was principally attributable to organic revenue growth and the acquisition of Gildner and Associates which is discussed in more detail below. TPI’s operating income and Adjusted EBITDA in 2004 included $1.1 million in one time professional fees and other costs related to the June 2004 purchase of a controlling interest in TPI by MCP-TPI Holdings, LLC, as more fully discussed in Note 1 to TPI’s consolidated financial statements included herein.

Revenue

Revenue increased $49.0 million, or 50%, from $97.1 million in 2004 to $146.1 million in 2005. North American revenues were up $27.5 million principally due to an extraordinarily large and unique ITO contract renegotiation for TPI’s largest global client ($13 million), and strong market demand for BPO services ($10.5 million) resulting in part from the June 2005 acquisition of Gildner and Associates, Inc. Revenues in the European region increased $21.7 million driven by demand for ITO services from the financial services and industrial sectors and strong broad based growth for BPO services.

Operating Expenses

Direct Costs:   Direct costs increased $25.2 million, or 43.1%, to $83.7 million during 2005 from $58.5 million during 2004, driven primarily by the addition of 94 billable personnel during 2005 required to support higher revenues.

Selling and General and Administrative Expenses:   SG&A expenses totaled $45.1 million during 2005, an increase of $14.9 million, or 49%, from $30.2 million in 2004. The principal increases and decreases in SG&A expenses during 2005 compared with 2004 follow:

•       General and administrative expenses increased to $31.6 million in 2005, up $8.9 million from in 2004. The increase was due primarily to higher corporate staffing levels and increased time allocated by billable personnel required to manage the large increase in billable staff discussed above;

•       Training and professional development expenses increased $2.7 million during 2005 as compared to 2004 due primarily to higher staffing levels and investments made in refreshing and enhancing certain product and service methodologies;

•       New staff and increased time allocated by billable personnel were added during 2005 to support marketing-related activities resulted in $2.5 million in incremental cost compared with 2004;

•       TPI’s entry into the German market during 2005 resulted in $0.4 million in incremental expense compared with 2004;

•       Industry conference sponsorships increased $0.3 million from 2004 to 2005;

•       Professional fees totaling $0.3 million were incurred in 2005 related to the planned merger with another sourcing advisory firm which was ultimately not consummated.

Depreciation and Amortization Expense

During 2005, depreciation and amortization expenses increased $1.1 million to $1.9 million from $0.8 million in 2004. The principal driver was a $0.7 million increase in the amortization of intangible assets (principally client relations and data bases) attributable to the June 2005 acquisition of Gildner and Associates, Inc.

Other Income (Expense), Net

Other expense, net, totaled $3.8 million in 2005, an increase of $2.5 million from $1.3 million in 2004. The increase in 2005 was primarily due to the full year effect of interest expense resulting from a recapitalization related to the June 2004 purchase of a controlling interest in TPI by MCP-TPI Holdings, LLC. As part of the transaction, TPI’s long and short term debt was significantly increased resulting in higher ($1.8 million) borrowing costs during 2005.

Income Tax Expense (Benefit)

Income tax expense increased $3.4 million to $5.2 million during 2005 from $1.8 million in 2004. The principal reasons for the increase in tax expense were higher income in 2005 and the effect of TPI’s June 2004 conversion from an S-Corporation to a C-Corporation filing status. As a C-Corporation, TPI assumed responsibility for filing and paying Federal and State income taxes. The conversion was necessitated by the purchase of a controlling interest in TPI by MCP-TPI Holdings, LLC. TPI’s effective tax rate for 2005 was 44% compared with 28% during 2004. The principal drivers for the increase included (1) a reversal of a Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies” tax reserve in 2004, (2) higher non-deductible expenses in 2005 driven by a rapid expansion in TPI’s employee count, (3) increased state income taxes in 2005 associated with TPI’s June 2004 conversion to a C-Corporation and (4) changes in recognition of benefits for foreign tax credits. A complete analysis of TPI’s effective tax rates for 2006, 2005 and 2004 is presented in Note 9 to TPI’s consolidated financial statements appearing elsewhere in this proxy statement.

Liquidity and Capital Resources

TPI’s primary sources of liquidity are cash flows from operations, existing cash and cash equivalents. In addition, TPI maintains senior secured debt facilities consisting of term loans and a revolving credit line. Operating assets and liabilities consist primarily of receivables from billed and unbilled services, accounts payable, accrued expenses, and accrued payroll and related benefits. The volume of billings and timing of collections and payments affect these account balances.

Six Month Period Ending June 30, 2007 Compared to June 30, 2006

Cash used in operating activities totaled $4.6 million for the six months ended June 30, 2007 compared to $4.2 million for the six months ended June 30, 2006. The higher usage of cash during the first half of 2007 was primarily due to an increase in accounts receivable balances ($1.8 million) resulting from increased revenues and longer collection cycles as well as non-cash charges aggregating $1.1 million related to expensing certain deferred financing costs and bad debts recorded during 2006 which had no 2007 counterpart. These variances were largely offset by lower compensation related accruals and higher net income for the first half of 2007 compared to the first half of 2006. Seasonal fluctuations in revenues and compensation expense discussed previously also contributed to lower cash balances during the first half of each year.

Cash used by investing activities totaled $0.7 million in the first half of 2007, compared with $0.2 million in the first half of 2006. The $0.5 million increase was attributable to cash received from the release of letter of credit deposits ($0.3 million) during the second quarter of 2006 and higher purchases of property and equipment ($0.2 million) during the first half of 2007.

TPI’s financing activities have consisted principally of borrowings and repayments under the debt arrangements discussed above. Cash provided by financing activities aggregated $0.4 million in the first half of 2007, which consisted of $2.0 million in borrowings offset by principal payments of $1.6 million. During the first half of 2006, cash provided by financing activities totaled $4.6 million, which consisted of $4.7 million in borrowings offset by principal payments of $1.6 million. In addition, in the first half of 2006, TPI received contributed capital from MCP-TPI Holdings in the amount of $1.7 million in connection with the liquidation of a joint venture.

The Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Cash provided by operating activities totaled $3.4 million for 2006, a decrease of $2.5 million from $5.9 million in 2005. The decrease in cash generated from 2005 to 2006 is attributable primarily to lower net income ($1.4 million), higher accounts receivable balances ($0.5 million) resulting from increased revenues, the one-time payment of $5.6 million in the first half of 2006 related to accrued 2005 advisor salaries discussed previously, and a $0.2 million decrease in deferred revenue. Items that partially offset these decreases in cash provided by operating activities primarily included: a decrease in prepaid expenses of $1.4 million reflecting the timing of corporate tax payments, an increase in accounts payable related to international value-added taxes (VAT), and a $0.5 million non-cash loss on the extinguishment of debt. Details of the extinguishment are included in Note 2 to TPI’s consolidated financial statements included herein.

Cash used by investing activities totaled $0.8 million in 2006, a decrease of $4.7 million from $5.5 million in 2005. Purchases of property and equipment aggregated $1.2 million and $2.2 million during 2006 and 2005, respectively. Included in 2005 were payments of $1.0 million related to the implementation of upgraded financial systems, and $3.2 million for cash consideration associated with the acquisition of Gildner and Associates, Inc. During 2006, $0.4 million in cash was provided through a release of a 2004 letter of credit relating to TPI’s expansion in Europe.

Cash provided by financing activities aggregated $0.3 million in 2006, which consisted of $4.7 million in borrowings offset by principal payments of $6.0 million. During 2006, TPI also received contributed capital from MCP-TPI Holdings, LLC in the amount of $1.7 million in connection with the liquidation of a joint venture. In 2005, cash provided by financing activities totaled $0.7 million, which consisted of $3.0 million in borrowings offset by principal payments of $2.3 million.

The Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Cash provided by operating activities totaled $5.9 million in 2005, a decrease of $0.3 million from $6.2 million in 2004. The decrease in cash generated from 2004 to 2005 was primarily attributable to higher net income ($1.9 million) and higher accrued expenses ($9.3 million), which were more than offset by higher accounts receivable balances ($10.7 million), and higher prepaid expenses and other assets ($2.3 million). The increases in net income, liabilities, and receivable balances resulted from increased revenues. Prepaid expenses and other assets increased $2.3 million in 2005 as a result of the timing of corporate tax payments. Accounts payable and deferred revenue increased $0.9 million and $0.4 million, respectively as a result of increased revenues and business activity.

Cash used by investing activities totaled $5.5 million for the fiscal year 2005, primarily due to the acquisition of Gildner and Associates, Inc. ($3.2 million) and purchases of property and equipment ($2.2 million). During 2004, cash used by investing activities totaled $1.7 million, primarily due to purchases of equipment and the issuance of a letter of credit ($0.4 million) required to support TPI’s expansion in Europe.

Cash provided by financing activities aggregated $0.7 million in 2005, which consisted of $3.0 million in borrowings offset by principal payments of $2.3 million. In 2004, net cash used in financing activities aggregated $3.0 million and primarily related to the recapitalization of TPI by MCP-TPI Holdings, LLC, and the change in tax filing status previously discussed. Details of the recapitalization are included in Note 1 to TPI’s consolidated financial statements included herein.

Capital Resources

TPI maintains an $11 million senior secured revolving credit facility. TPI had drawn $2.9 million on the facility as of June 30, 2007. In conjunction with the purchase of a controlling interest of TPI by MCP-TPI and the subsequent recapitalization of TPI in 2004, TPI has also drawn $29.7 million under the terms of two senior term loans and one subordinated note. TPI’s term loans mature in 2009 and 2010, and its subordinated note matures in 2012. TPI’s has access to its revolving line of credit through June 2009.

TPI’s credit facilities carry floating interest rates based on LIBOR, and are not subject to prepayment penalties. The credit facilities are collateralized by substantially all of TPI’s assets, including equipment and trade accounts receivable. TPI’s senior secured credit facilities contain covenants customary in agreements of this type, including limitations on incurring additional debt. As of the date of this proxy statement, there have been no uncured events of default under the covenants of TPI’s senior credit facility.  On August 16, 2007, TPI and its lenders agreed to amend TPI’s senior credit agreement to eliminate a violation as of June 30, 2007.  The violation resulted primarily from the timing of the recognition of certain operating expenses incurred in different quarters of 2006 and 2007 as well as approximately $1.7 million of severance expenses and costs related to the ISG transaction (which were not contemplated when the original credit agreement was executed). See footnote 8 on page F-32.

The following table summarizes TPI’s contractual obligations as of December 31, 2006 and the timing and effect that such obligations are expected to have on TPI’s liquidity and capital requirements in future periods.

	Payments Due by Period
Contractual Obligations	Total		Less Than 1 Year		1-3 Years	3-5 Years	More Than 5 Years
Debt obligations, principal and interest	$43,522,623	(1)	$8,008,193	(1)	$22,667,723	$12,846,707	$—
Operating lease obligations	742,833		567,337		175,496	—	—
Total	$44,265,456		$8,575,530		$22,843,219	$12,846,707	—

(1)          As of December 31, 2006 and 2005, we held a non-interest bearing note payable of $750,000 to an executive officer who separated from TPI in 2002 (Note 8). The consideration for the $750,000 is contingent upon the fulfillment of the terms of the severance agreements by the executive and the occurrence of a change in control of TPI.

(2)          Excluded from the above table is interest associated with borrowings under the revolving line of credit because both the amount borrowed and applicable interest rate are variable.

(3)          Excluded from the above table is a $225,000 liability (or reserve) for uncertain tax positions TPI has taken or is expected to take on its tax returns. The reserve was created as a result of TPI’s adoption of FIN 48 on January 1, 2007.

Future Needs

In April 2007, TPI agreed to be acquired by ISG. The acquisition by ISG is expected to substantially change TPI’s financial position. Upon completion of the acquisition, TPI’s current credit facilities as well as the $750,000 note discussed above will be paid off and cancelled by MCP-TPI.

TPI management believes that cash flows generated from operations, existing cash and cash equivalents and borrowing capacity contemplated in connection with the acquisition of TPI by ISG are sufficient to finance the requirements of TPI’s business during future periods. In the event that the acquisition by ISG is not consummated, TPI’s management believes that existing cash and cash equivalents, cash flow generated from operations and borrowing capacity is sufficient to meet its current and future capital and operating requirements.

Off-Balance Sheet Arrangements

TPI does not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets or any obligation arising out of a material variable interest in an unconsolidated entity.

Employee Retirement Plans

TPI maintains a qualified defined contribution profit-sharing plan (the “Plan”) for U.S.-based employees. Contributions to the Plan are made by TPI up to a maximum per eligible employee of 12.75% of total cash compensation or $25,500, whichever is less. Employees are generally eligible to participate in the Plan after six months of service, and are 100% vested upon entering the Plan. For the years ended December 31, 2006, 2005 and 2004, TPI contributed $6,352,589, $5,168,406 and $3,402,282, respectively, to the Plan. These amounts are invested by the participants in a variety of investment options under an arrangement with a third party asset manager. All current and future financial risks associated with the gains and losses on investments are borne by participants.

Seasonality and Quarterly Results

The negotiation of sourcing transactions, and as a result TPI’s revenue and earnings, are subject to seasonal fluctuations. As a result of year-end holidays and client budget and spending patterns, TPI’s revenues have historically been weighted toward the second half of each year. TPI’s earnings track this revenue seasonality and are also impacted by the timing of the adoption of annual price increases and certain costs and, as a result, have historically been significantly higher in the second half of each year. Due to the seasonality of TPI’s business, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require management to make estimates and assumptions about future events and their impact on amounts reported in TPI’s consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results may differ from estimates. Such differences may be material to the consolidated financial statements.

TPI believes the application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, TPI has found the application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

TPI’s accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” in the “Notes to the Consolidated Financial Statements,” included elsewhere in this proxy statement. TPI has identified the following critical accounting policies:

Revenue Recognition

TPI principally derives revenues from fees for services generated on a project-by-project basis. Prior to the commencement of a project, TPI reaches agreement with the client on rates for services based upon the scope of the project, staffing requirements and the level of client involvement. It is TPI’s policy to obtain written agreements from new clients prior to performing services. In these agreements, the clients acknowledge that they will pay based upon the amount of time spent on the project and at the agreed upon fee structure. Revenues for services rendered are recognized on a time and materials basis or on a fixed-fee or capped-fee basis in accordance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition.

TPI’s accounts receivable includes revenue for services performed that have been invoiced but not collected as well as unbilled revenues. Deferred revenue includes billings in excess of revenues recognized, typically in cases where contracts permit TPI to invoice customers in advance of performing services.

Revenues for time and materials contracts are recognized based on the number of hours worked by TPI’s consultants at an agreed upon rate per hour and are recognized in the period in which services are performed.  Revenues for time and materials contracts are billed monthly, semimonthly or in accordance with the specific contractual terms of each project.

Revenues related to fixed-fee or capped-fee contracts are recognized on the proportional performance method of accounting based on the ratio of labor hours incurred to estimated total labor hours, which TPI considers to be the best available indication of the pattern and timing in which contract obligations are fulfilled.  This percentage is multiplied by the contracted dollar amount of the project to determine the amount of revenue to recognize in an accounting period. The contracted amount used in this calculation excludes the amount the client pays for reimbursable expenses. There are situations where the number of hours to complete projects may exceed TPI’s original estimate as a result of an increase in project scope or unforeseen events that arise. On an on-going basis, TPI’s project team, along with risk management and accounting personnel review hours incurred and estimated total labor hours to complete. The results of any revisions in these estimates are reflected in the period in which they become known.  TPI believes it has a demonstrated history of successfully estimating the total labor hours to complete a project.

If TPI does not accurately estimate the scope of the work to be performed, or does not manage the projects properly within the planned periods of time or does not meet the clients’ expectations under the contracts, then future consulting margins may be negatively affected or losses on existing contracts may need to be recognized. Any such resulting reductions in margins or contract losses could be material to TPI’s results of operations.

The agreements entered into in connection with a project, whether on a time and materials basis or fixed-fee or capped-fee basis, typically allow TPI’s clients to terminate early due to breach or for convenience with 30 days’ notice. In the event of termination, the client is contractually required to pay for all time, materials and expenses incurred by TPI through the effective date of the termination. In addition, from time to time TPI enters into agreements with clients that limit TPI’s right to enter into business relationships with specific competitors of that client for a specific time period. These provisions typically prohibit TPI from performing a defined range of services that it might otherwise be willing to perform for potential clients. These provisions are generally limited to six to twelve months and usually apply only to specific employees or the specific project team.

Reimbursable Expenditures

TPI accounts for reimbursable expenditures in accordance with EITF 01-14 Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. Amounts billed to clients for reimbursable expenditures are included in revenues and the associated costs incurred by TPI are included in direct costs and expenses for advisors in the period in which the expense is incurred.

Allowance for Doubtful Accounts and Unbilled Services

TPI maintains an allowance for doubtful accounts for estimated losses resulting from the inability of clients to pay fees or for disputes that affect TPI’s ability to fully collect billed accounts receivable. The allowance for these risks is prepared by reviewing the status of all accounts and recording reserves on a specific identification method based on previous experiences in these cases and historical bad debt expense. However, TPI’s actual experience may vary significantly from these estimates. If the financial condition of TPI’s clients were to deteriorate, resulting in their inability or unwillingness to pay their invoices, TPI may need to record additional allowances or write-offs in future periods.

The provision for doubtful accounts and unbilled services is recorded as a reduction to revenues to the extent the provision relates to fee adjustments and other discretionary pricing adjustments. To the extent the provision relates to a client’s inability or unwillingness to make required payments, the provision is recorded as bad debt expense which is classified within selling, general and administrative expense.

Direct Costs and Expenses for Advisors

Direct costs and expenses for advisors include payroll expenses and advisory fees directly associated with the generation of revenues and other program expenses. Direct costs and expenses for advisors are expensed as incurred.

Direct costs and expenses for advisors also include expense accruals for discontinuous scheduled bonus payments. These bonuses represent a significant percentage of each advisor’s total compensation and are adjusted throughout the year based on actual and projected individual and company performance.

Income Taxes

TPI accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement and tax basis of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. TPI records a valuation allowance to reduce deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

In addition, TPI adopted FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. This interpretation requires TPI to recognize, present and disclose in its financial statements a reserve for all uncertain tax positions TPI has taken or is expected to take on its tax returns. Under FIN 48, TPI’s financial statements will reflect expected future tax consequences of such positions assuming the taxing authorities’ full knowledge of the position and all relevant facts.

Foreign Currency Translation

During 2005, TPI made a prospective change to its accounting policy for foreign currency translation in accordance with SFAS No. 52, Foreign Currency Translation. Prior to January 1, 2005, TPI’s foreign subsidiaries operated as an extension of TPI’s United States’ operations. As of January 1, 2005, TPI determined that changes in the underlying economic facts and circumstances indicated that the functional currency of those operations had changed, as the foreign subsidiary operations began operating as self contained subsidiaries that are integrated within their respective countries. As such, beginning on January 1, 2005, the assets and liabilities of TPI’s foreign subsidiaries have been translated into U.S. dollars using the exchange rates in effect at the balance sheet date as the functional currency is the local currency. Results of operations have been translated using the average exchange rates during the year. Resulting translation adjustments have been recorded as a component of other comprehensive income (loss) in the statement of stockholders’ equity (deficit). Foreign currency transaction gains and losses are included in the consolidated statements of income as they occur.

Prior to 2005, the functional currency for TPI’s non-U.S. based subsidiaries was the U.S. dollar. Amounts of on-hand cash, receivables and payables balances at period end not denominated in U.S. dollars were translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Gains and losses on foreign currency translation and transactions prior to January 1, 2005, were reported directly in the consolidated statements of income.

Goodwill and Intangible Assets

TPI’s goodwill and other intangible assets were generated from acquisitions completed since 2005. Other intangible assets include client relationships, covenant not-to compete, trademark and trade names, contract backlog and databases. TPI reviews the carrying value of goodwill and other long-lived assets annually to determine whether impairment has occurred from the date of relevant acquisition. In making these impairment assessments, TPI must make subjective judgments regarding estimated future cash flows and other factors to determine the fair value of the reporting units of the business that are associated with these assets. It is possible that these judgments may change over time as market conditions or TPI’s strategies change, and these changes may cause the recording of impairment charges to adjust goodwill and other intangible assets to their estimated implied fair value or net realizable value.

TPI has elected to make December 31 the annual impairment assessment date and will perform additional impairment tests if a change in circumstances occurs that would more likely than not reduce the fair value of the long-lived assets below their carrying amount.

Stock-Based Compensation

TPI has stock-based employee compensation plans, which are more fully described in Note 10 to the consolidated financial statements. Prior to January 1, 2006, TPI applied the recognition and measurement principles of Accounting Principles Bulletin (APB) Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”) and related interpretations to awards granted under those plans. Under APB 25, no compensation expense was reflected in net income for TPI’s stock options or management share unit grants (collectively the “awards”), as all awards granted under those plans had an exercise price equal to the market value of the underlying shares on the date of grant. The pro forma effects on income for awards were instead disclosed in a footnote to the financial statements in accordance with by SFAS No. 148 Accounting for Stock-Based Compensation—an Amendment to SFAS 123 (“SFAS 148”).

Effective January 1, 2006, TPI adopted the fair value recognition provisions of FASB Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, (SFAS 123-R), using the prospective transition method. Under this transition method, only new awards (or awards modified, repurchased, or cancelled after the effective date) are accounted for under the provisions of FAS 123(R).

As discussed in Note 10 to TPI’s consolidated financial statements, the awards granted under TPI’s stock-based employee compensation plans are only fully vested and exercisable upon a liquidity event. Therefore, these awards do not have a measurement date and are contingent grants. As a result, there was no impact to TPI’s consolidated financial statements related to the adoption of SFAS 123(R).

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that we have taken or expects to take on a tax return. Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 is likely to cause greater volatility in income statements as more items are recognized discretely within income tax expense. Application of FIN 48 is required in financial statements effective for periods beginning after December 15, 2006. FIN 48 revises disclosure requirements and will require an annual tabular roll-forward of unrecognized tax benefits. TPI adopted FIN 48 as of January 1, 2007, as disclosed in Note 2 to its consolidated financial statements included herein.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which SFAS 157 is initially applied, except in limited circumstances. We expect to adopt SFAS 157 beginning January 1, 2008, and are currently evaluating the impact that this pronouncement may have on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. We expect to adopt SFAS 159 beginning January 1, 2008, and are currently evaluating the impact that this pronouncement may have on the consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

TPI is exposed to financial market risks, primarily related to changes in interest rates. TPI manages these risks by employing a variety of debt instruments. TPI does not use derivatives to alter the interest characteristics of its financial instruments. TPI does not believe a change in interest rates will materially affect its financial position or results of financial operations. A one percent change in interest rates would result in an annual change in the results of operations of $0.3 million.

TPI operates in a number of international areas which exposes TPI to foreign currency exchange rate risk. TPI does not currently hold or issue forward exchange contracts or other derivative instruments for hedging or speculative purposes. TPI recorded foreign exchange transaction losses of $0.1 million and $0.4 million during 2006 and 2005, respectively. During 2004 TPI recorded foreign exchange transaction gains of $0.3 million. In addition, the percentage of revenues generated in future periods from operations outside the U.S. is expected to grow significantly, and as such, the impact of currency translation on TPI’s reported results may increase. The percentage of total revenues generated outside the U.S. increased from 22% in 2004 to 35% during 2006. TPI has not invested in foreign operations in highly inflationary economies; however, it may do so in future periods.

Concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. All cash and cash equivalents are on deposit in fully liquid form in high quality commercial banks. Trade receivables potentially subject TPI to credit risk. TPI extends credit to its clients based on an evaluation of each client’s financial condition and generally does not require collateral. Various business units of TPI’s largest client accounted for greater than 10% of revenues and accounts receivable in the years 2006, 2005 and 2004. The loss of, or significant decrease in, the business from this client could adversely effect TPI’s financial condition and results of operations. On December 1, 2006, this client divested certain significant portions of its business which is expected to decrease the client’s concentration of TPI’s revenues during 2007 and in the future. No other client accounted for more than 10% of TPI’s revenue in 2006, 2005, or 2004. TPI maintains provisions for doubtful receivables. These provisions aggregated $0.5 million as of the end of 2006.

DIRECTORS AND EXECUTIVE OFFICERS OF ISG
FOLLOWING THE ACQUISITION

Board of Directors

Upon the completion of the acquisition, we expect the Board of Directors of ISG to continue to be as follows:

Name	Age	Position
Michael P. Connors	52	Chairman of the Board and Chief Executive Officer
Robert J. Chrenc	63	Director
R. Glenn Hubbard	48	Director
Robert E. Weissman	67	Director

Michael P. Connors has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Connors also served as our Secretary and Treasurer from the date of our inception until December, 2006. Mr. Connors served as Chairman and CEO of VNU’s Media Measurement and Information (MMI) Group from its creation in 2001 until his resignation in 2005. VNU is a leading global information and media company. Mr. Connors was instrumental in creating the MMI Group, which comprises VNU’s media information, entertainment, software and internet businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to leading the MMI Group, Mr. Connors served as chairman of VNU World Directories from 2003 to 2004, which included VNU’s Yellow Pages and directory businesses operating in seven countries. Mr. Connors also served as a member of the VNU Executive Board. Prior to joining VNU, Mr. Connors was Vice Chairman of ACNielsen Corporation, one of the world’s largest marketing information services companies, commencing November, 1996. Prior to that, as Senior Vice President of The Dun & Bradstreet Corporation (D&B), Mr. Connors played a key role in the breakup of D&B into three separate, publicly traded companies, including ACNielsen. Mr. Connors currently serves as a director of R.H. Donnelley Corporation and Eastman Chemical Company. In addition, Mr. Connors served until November 2005 as a member of the Board of Directors of NetRatings, Inc.

Robert J. Chrenc has served as our Director since August, 2006. Mr. Chrenc served as Executive Vice President and Chief Financial Officer of ACNielsen Corporation, a leading provider of marketing information, from June 1996 to February 2001. Mr. Chrenc was promoted to Executive Vice President and Chief Administrative Officer in February 2001 and served in this capacity until his retirement in December 2001. Since 2001, Mr. Chrenc has remained retired with the exception of certain director positions. Until January 2007 Mr. Chrenc served as a director of Symbol Technologies Inc., a leading provider of products and solutions that capture, move and manage information, and as non-executive Chairman of its Board of Directors. In April 2007, Mr. Chrenc was elected a member of the Board of Directors of Monster Worldwide, Inc., the parent company of Monster.com, a global online employment solution.

R. Glenn Hubbard has served as our Director since August, 2006. Dr. Hubbard has served as the Dean of Columbia University, Graduate School of Business since 2004. A Columbia faculty member since 1988, he is also the Russell L. Carson Professor of Finance and Economics in the Department of Economics and Graduate School of Business of Columbia University. Dr. Hubbard is a research associate at the National Bureau of Economic Research and is a visiting scholar and Director of the Tax Policy Program for the American Enterprise Institute. In addition, Dr. Hubbard was Chairman of the President’s Council of Economic Advisers from 2001 to 2003. Dr. Hubbard currently serves as a director of ADP, Inc., Duke Realty Corporation, KKR Financial Corp. and Metropolitan Life Insurance Company.

Robert E. Weissman has served as our Director since August, 2006. Mr. Weissman retired in January 2001 after years of experience as Chief Executive Officer for several public corporations. Most recently, Mr. Weissman was Chairman of the Board of Directors of IMS Health Incorporated (IMS), a provider of information to the pharmaceutical and healthcare industries. He served as both Chairman and Chief Executive Officer of IMS until March 1999 and he continued to serve as Chairman until 2001. Prior to his position with IMS, Mr. Weissman was Chairman and Chief Executive Officer of Cognizant Corporation, the former parent company of IMS, Nielsen Media Research, a provider of media data, and Gartner Group, an information technology research and advisory company, and prior to that, was Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation (D&B) from 1994 to 1996. Prior to his election as Chairman and Chief Executive Officer of D&B, he held the position of President and Chief Operating Officer of that company since 1985. From 2001 to 2005, Mr. Weissman was active as Chairman of Shelburne Partners, a private investment company that works with emerging companies in the United States and Europe. In addition, Mr. Weissman currently serves as a director of State Street Corporation, Pitney Bowes, Inc., and Cognizant Technology Solutions Corporation.

Executive Officers

Upon the completion of the acquisition, we expect the executive officers of ISG who are not also directors of ISG, to continue to be as follows:

Name	Age	Position
Frank Martell	48	Executive Vice President, Chief Financial Officer, and Treasurer
Earl H. Doppelt	54	Executive Vice President, General Counsel, and Corporate Secretary
Richard G. Gould	48	Executive Vice President

Frank Martell has served as our Executive Vice President, Chief Financial Officer and Treasurer since December, 2006. Until December 2006, Mr. Martell was the Chief Operating Officer of ACNielsen Corporation and Chief Executive Officer of ACNielsen Europe and Emerging Markets. He spent the previous 11 years with VNU, ACNielsen Corporation and The Dun & Bradstreet Corporation (D&B) serving in a series of global financial and senior operating positions. He joined D&B in 1995 as Head of Internal Audit, became Corporate Treasurer for ACNielsen worldwide after the spin-off from D&B in 1996 and held a series of executive positions residing in the U.S., Asia and Europe including Chief Financial Officer and President and CEO of ACNielsen Asia Pacific. Prior to joining D&B, Mr. Martell had a 15-year career at General Electric in financial management positions including GE corporate audit.

Earl H. Doppelt has served as our Executive Vice President, General Counsel and Corporate Secretary since December, 2006. Until November 2006, Mr. Doppelt served as Executive Vice President and Chief Legal Officer of VNU, a leading global information and media company. He spent the previous 12 years with VNU, ACNielsen Corporation and The Dun & Bradstreet Corporation (D&B). He joined D&B in 1994 as Senior Vice President and General Counsel and, in 1996, when D&B was broken up into three separate public companies, became Executive Vice President and General Counsel of ACNielsen. Mr. Doppelt was part of the executive team that led the turnaround of ACNielsen into a profitable company. When VNU acquired ACNielsen in 2001, Mr. Doppelt was named Executive Vice President and Chief Legal Officer of VNU. During his career at VNU, ACNielsen and D&B, Mr. Doppelt managed a number of complex M&A transactions including three ownership transitions from the break-up of D&B into three separate companies, the sale of ACNielsen to VNU and the sale of VNU to a private-equity consortium. Prior to joining D&B, Mr. Doppelt was Senior Vice President and Deputy General Counsel of Paramount Communications and earlier a litigator specializing in antitrust and securities matters for the law firm of Paul, Weiss, Rifkind, Wharton and Garrison.

Richard G. Gould has served as our Executive Vice President since December, 2006. Until October 2006, Mr. Gould was with Morgan Stanley where, during a 20-year career, he held several executive positions. His experience with Morgan Stanley included capital markets, global sales management, marketing and new product innovation. He initially joined Morgan Stanley’s London office as a sales manager of European Equity Derivatives to start the firm’s options, futures and portfolio trading businesses in Europe. He was promoted to Vice President in 1988; Principal in 1990; and Managing Director in 1992. Mr. Gould then moved to Tokyo in October 1992 where he was responsible for equity derivative sales for the Asian Region, subsequently becoming head of the Japanese Equity Division. He moved to Morgan Stanley’s New York headquarters in January 1996, where he held executive positions including head of the Global Pensions Group, head of Quantitative Research, head of Global Derivative Sales and later served as co-head of North American equity distribution.

Senior Advisors

ISG also may consult, from time to time, with certain individuals who have experience in the information services industry, which we call our senior advisors, each of whom is also a stockholder of our company, who may assist us in our search for and evaluation of our target business and other matters relating to our operations.

Francis B. Barker has served as one of our Senior Advisors since inception. Mr. Barker has led strategic and financial initiatives in the information, media, and communications industries for over 17 years, in roles including head of a corporation’s M&A function, private equity investing, and investment banking. Most recently, he was Senior Vice President for Corporate Development and Strategy at Dex Media, Inc. In 2006, he led the management transaction team in the sale of Dex Media, at the time the largest publicly traded yellow pages company in the U.S., to R.H. Donnelley. Mr. Barker joined Dex Media in 2003 from The Carlyle Group, where he worked from 1999 to 2002. As Managing Director in Carlyle’s Telecom and Media Group, he played a senior role in the acquisition of Dex Media from Qwest Communications in 2002, among other major investment transactions. Prior to joining The Carlyle Group, Barker spent nine years at Morgan Stanley leading major client relationships and transaction teams in publishing and information services; advertising; marketing services; education and training services; Internet content; broadband and cable communications; and TV and radio broadcasting.

Barry Holt has served as one of our Senior Advisors since inception. Mr. Holt has more than 35 years experience in corporate communications. Mr. Holt was Corporate Vice President, Global Communications of Whirlpool Corporation from 2000 to 2004. Prior to joining Whirlpool, from 1996 to 2000 he was Senior Vice President, Global Communications of ACNielsen Corporation, one of the world’s largest marketing information services companies. While with ACNielsen, Mr. Holt developed and executed a global communications strategy to support ACNielsen’s spin-off from The Dun & Bradstreet Corporation and public listing on the New York Stock Exchange, including the introduction of complete external and investor communication. Earlier he was Vice President, Corporate Communications, Philip Morris Companies, and before that, he held senior public relations and public affairs positions with Pepsi-Cola International and Pepsi-Cola USA. Before joining Pepsi-Cola, Mr. Holt was Vice President/Client Services Manager at Burson-Marsteller, where he managed such accounts as Burger King, General Foods, M&M Mars and Gillette Safety Razor Division, among others. Mr. Holt has been a communications consultant since his retirement in 2004 to companies including the Publicis Group and Wellpoint Health Systems.

Mr. Barker and Mr. Holt provide merger and acquisition and investor relations advice to us. ISG expects them to play a role in identifying and analyzing potential acquisition candidates for us. The senior advisors are independent contractors and, as such, do not owe us any fiduciary duties with respect to the execution of their duties. No compensation of any kind, including finder’s and consulting fees, will be paid by us, Oenoke Partners, LLC or any of our respective affiliates to any of our senior advisors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of our initial business combination.

ISG may identify, from time to time, additional individuals to serve as senior advisors if those individuals possess a level of experience that we believe may be beneficial to us. ISG will not compensate individuals for their service as a senior advisor, other than providing reimbursement for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

Board of Directors and Committees of the Board

After the acquisition, the ISG Board of Directors will consist of at least four members, and it is anticipated that a majority will continue to be considered “independent.” The members of the Board of Directors will serve until the earlier of their resignation or their successor is duly qualified and elected. Elections of directors are expected to take place at each annual meeting of stockholders.

Audit Committee

Our audit committee will continue to consist of Mr. Chrenc, as Chairman, Dr. Hubbard and Mr. Weissman. The audit committee reviews the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls. The audit committee also selects the firm that will serve as our independent registered public accounting firm, reviews and approves the scope of the annual audit, reviews and evaluates with the independent public accounting firm our annual audit and annual financial statements, reviews with management the status of internal accounting controls, evaluates problem areas having a potential financial impact on us that may be brought to the committee’s attention by management, the independent registered public accounting firm or the Board of Directors, and evaluates all of our public financial reporting documents. We have agreed that our audit committee will review and approve all expense reimbursements made to our officers, directors or senior advisors and that any expense reimbursement payable to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

In accordance with applicable federal securities laws and the rules of the American Stock Exchange, we have adopted an audit committee charter that incorporates these duties and responsibilities.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the American Stock Exchange listing standards. The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to the American Stock Exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Mr. Chrenc satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Audit Committee Report

We have reviewed and discussed with management ISG’s audited financial statements as of and for the period ended December 31, 2006.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in this proxy statement.

THE AUDIT COMMITTEE
Mr. Robert J. Chrenc (Chairman)
Mr. Robert E. Weissman
Dr. R. Glenn Hubbard

Nominating Committee

ISG’s nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Board of Directors. The nominating committee also supervises the Board of Directors’ annual review of director independence and the Board of Directors’ performance evaluations. In accordance with applicable federal securities laws and the rules of the American Stock Exchange, ISG has adopted a nominating committee charter that delineates these duties and responsibilities. The nominating committee will continue to consist of Dr. Hubbard, as chairman, Mr. Chrenc and Mr. Weissman, each of whom is an independent director under the American Stock Exchange listing standards.

Executive Compensation

No compensation of any kind, including finder’s and consulting fees, will be paid by us, Oenoke Partners, LLC or any of our respective affiliates to any of our officers, directors, senior advisors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, we will reimburse such persons for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, although they will not be reimbursed for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount not held in the trust account unless the business combination is consummated.

Following an initial business combination and to the extent our current executive officers continue to be involved in management of our business, they will be entitled to receive such compensation as our Compensation Committee may approve.

ISG currently maintains no equity compensation plans for the benefit of our officers or directors, or any of their respective affiliates.

Compensation Committee

The compensation committee will continue to consist of Mr. Weissman, as chairman, Mr. Chrenc and Dr. Hubbard, each of whom is an independent director under the American Stock Exchange listing standards.

No executive officer of ISG has served on the compensation committee of any other entity, nor has any executive officer of ISG served as a director of another entity, whose executive officer has also served on ISG’s compensation committee.

Compensation Discussion and Analysis

As described above, none of our executive officers or senior advisors will be entitled to receive compensation prior to such time, if any, as a business combination is effectuated.

At such time as ISG is able to consummate a business combination, our Compensation Committee will consider and adopt appropriate executive compensation policies in light of such factors as it deems appropriate.

Compensation Committee Report

The Compensation Committee has submitted the following report for inclusion in this proxy statement.

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to ISG’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Committee:

THE COMPENSATION COMMITTEE
Mr. Robert E. Weissman (Chairman)
Mr. Robert J. Chernc
Dr. R. Glenn Hubbard

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 15, 2007 by:

•       each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•       each of our officers and directors; and

•       all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
Eric Semler(2)	3,979,300	9.80%
Fir Tree, Inc.(3)	3,430,000	8.57%
Oppenheimer Funds, Inc.(4)	2,572,550	6.37%
Michael Zimmerman(5)	2,550,000	6.31%
HBK Investments L.P.(6)	2,049,360	5.07%
Michael P. Connors(7)(8)(9)	7,410,937	18.33%
Frank Martell(10)(11)	7,410,937	18.33%
Earl H. Doppelt(11)(12)	7,410,937	18.33%
Richard G. Gould(11)(13)	7,410,937	18.33%
Robert J. Chrenc(8)	93,750	*
R. Glenn Hubbard(8)	93,750	*
Robert E. Weissman(8)	93,750	*
Oenoke Partners, LLC	7,410,937	18.33%
All directors and executive officers as a group (7 individuals)	7,692,187	19.03%

                 * Less than 1%.

       (1) Unless otherwise noted, the business address of each of the individuals is c/o Information Services Group, Inc., Four Stamford Plaza, 107 Elm Street, Stamford, CT 06902.

       (2) Includes 3,979,300 shares of common stock owned by TCS Capital GP, LLC. Eric Semler may be deemed to have beneficial ownership of these shares as a result of his being the principal of TCS Capital GP, LLC. The business address of TCS Capital GP, LLC and Eric Semler is 888 Seventh Avenue, Suite 1504, New York, NY 10019. The foregoing information was derived from a Schedule 13G, as filed with the Securities and Exchange Commission on April 27, 2007 and a Schedule 13F-HR, as filed with the Securities and Exchange Commission on August 14, 2007.

       (3) Includes 3,480,000 shares of common stock owned by Fir Tree Recovery Master Fund, L.P. Fir Tree, Inc. may be deemed to have beneficial ownership of these shares as a result of being the investment manager of Sapling, LLC and Fir Tree Recovery Master Fund, L.P. The business address of Fir Tree, Inc. is 505 Fifth Avenue, 23rd Floor, New York, NY  10017 and the business address of Fir Tree Recovery Master Fund, L.P. is c/o Admiral Administration Ltd., Admiral Financial Center, 5th Floor, 90 Fort Street, Box 32021 SMB, Grand Cayman, Cayman Islands. The foregoing information was derived from a Schedule 13G, as filed with the Securities and Exchange Commission on February 9, 2007, and a Schedule 13F-HR, as filed with the Securities and Exchange Commission on August 14, 2007. The natural person(s) having voting or control power over Fir Tree, Inc. are not known to ISG.

       (4) Includes 2,572,550 shares of common stock owned by Oppenheimer Funds, Inc.  The business address of Oppenheimer Funds, Inc. is 6803 S. Tucson Way, Centennial, CO 80112-3924.  The foregoing information was derived from a Schedule 13F, as filed with the Securities and Exchange Commission on August 13, 2007. The natural person(s) having voting or control power over Oppenheimer Funds, Inc. are not known to ISG.

       (5) Includes 2,550,000 shares of common stock beneficially owned by Prentice Capital Management, LP. Michael Zimmerman may be deemed to have beneficial ownership of these shares as a result of being the managing member of Prentice Management GP, LLC, the general partner of Prentice Capital Management, LP. The business address of Michael Zimmerman and Prentice Capital Management, LP is 623 Fifth Avenue, 32nd Floor, New York, NY  10022. The foregoing information was derived from a Schedule 13G, as filed with the Securities and Exchange Commission on February 9, 2007 and a Schedule 13F-HR, as filed with the Securities and Exchange Commission on August 14, 2007.

       (6) Includes 2,049,360 shares of common stock beneficially owned by HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC, and HBK Master Fund L.P.  HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to HBK Services LLC.  HBK Services LLC may, from time to time, delegate discretion to vote and dispose of certain of these securities to HBK New York LLC, HBK Virginia LLC, HBK Europe Management LLP and/or HBK Hong Kong Ltd.  Each of HBK Services LLC and these other entities is under common control with HBK Investments L.P.  Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz and William E. Rose are each managing members of HBK Management LLC. The address for these entities is c/o HBK Services LLC, 300 Crescent Court, Suite 700, Dallas, Texas 75201. The foregoing information was derived from the Schedule 13G, as filed with the Securities and Exchange Commission on August 9, 2007.

       (7) Mr. Connors serves as Chairman of the Board and Chief Executive Officer.

       (8) Each of these individuals is a director.

       (9) These shares represent one hundred percent of our shares of common stock held by Oenoke Partners, LLC. Mr. Connors owns twenty-five percent of the outstanding membership interests in Oenoke Partners, LLC and has beneficial ownership of the remaining seventy-five percent of the outstanding membership interests as a result of being the managing member of Oenoke Partners, LLC.

(10) Mr. Martell serves as Executive Vice President, Chief Financial Officer and Treasurer.

(11)   Includes 7,410,937 shares of common stock owned by Oenoke Partners, LLC. Each of Mr. Martell, Mr. Doppelt and Mr. Gould own twenty-five percent of the outstanding membership interest in Oenoke Partners, LLC and has beneficial ownership of the remaining seventy-five percent of outstanding membership interests as a result of having approval rights with respect to a sale of all or substantially all of the assets of Oenoke Partners, LLC.

(12) Mr. Doppelt serves as Executive Vice President, General Secretary and Corporate Secretary.

(13) Mr. Gould serves as Executive Vice President

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Past Transactions

ISG engaged in past transactions with related parties that were all on terms at least as favorable to ISG as those available from unaffiliated parties.

On August 2, 2006, ISG issued 4,687,500 units, consisting of 4,687,500 shares of our common stock and 4,687,500 warrants to purchase a share of our common stock, to Oenoke Partners, LLC for an aggregate of $9,375 in cash, at an aggregate purchase price of $0.002 per unit. At such date, Mr. Connors was the beneficial owner of Oenoke Partners, LLC.

On September 29, 2006, ISG redeemed the 4,687,500 warrants held by Oenoke Partners, LLC, for an aggregate redemption price of $4,687.50 in cash, or a redemption price of $0.001 per warrant.

On December 21, 2006, ISG issued 703,125 shares of our common stock to Oenoke Partners, LLC for an aggregate of $703.125, at an aggregate purchase price of $0.001 per share. At such date, Mr. Connors was the beneficial owner of Oenoke Partners, LLC. On December 21, 2006, following such issuance, Mr. Connors transferred to each of Mr. Martell, Mr. Doppelt and Mr. Gould membership interests representing 25% of the outstanding equity interests of Oenoke Partners, LLC.

On December 21, 2006, Oenoke Partners, LLC conveyed to Robert J. Chrenc, Dr. R. Glenn Hubbard and Robert E. Weissman an aggregate of 187,500 shares of common stock.

On December 21, 2006, Oenoke Partners, LLC conveyed to Francis B. Barker, Barry Holt and a leasing consultant an aggregate of 262,500 shares of common stock.

On January 29, 2007, ISG effected a 1 for 2 stock dividend.

The holders of the majority of these shares are entitled to make up to two demands that we register the resale of their shares and warrants and shares underlying the warrants. The holders of the majority of these shares may elect to exercise these registration rights at any time after completion of our initial business combination, subject to the transfer restrictions imposed by the lock-up agreements. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the completion of our initial business combination, subject to the transfer restrictions imposed by the lock-up agreements. ISG will bear the expenses incurred in connection with the filing of any such registration statements.

Oenoke Partners, LLC, which is an affiliate of our officers, has advanced to ISG, pursuant to two separate loans, a total of $250,000, which was used to pay a portion of the expenses of the IPO. The first loan, for $100,000, bears interest at a rate of 5% per annum, compounded semiannually, and is due on the earlier of August 1, 2007 and the consummation of the IPO. The second loan, for $150,000, also bears interest at a rate of 5% per annum, compounded semiannually, and is due on the earlier of October 3, 2007 and the consummation of the IPO. The loans were repaid out of the proceeds of the IPO not being placed in the trust account.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•       None of our officers, directors and senior advisors is required to commit his full time to our business and, accordingly, our officers, directors and senior advisors may have conflicts of interest in allocating management time among various business activities.

•       In the course of their other business activities, our officers, directors and senior advisors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a more complete description of our management’s other affiliations, see “Management—Directors and Executive Officers of ISG Following the Transaction.”

•       Our officers, directors and senior advisors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us.

•       Since our officers, directors and senior advisors indirectly own shares of our common stock that will become transferable only if a business combination is completed and warrants that will expire worthless if a business combination is not consummated, our officers, directors and senior advisors may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. Additionally they may enter into consulting or employment agreements with ISG as part of a business combination.

•       The personal and financial interests of our officers, directors and senior advisors may influence their motivation in identifying and selecting target businesses and completing a business combination in a timely manner. These interests may include their equity interests in ISG, reimbursements for expenses to the extent we have access to insufficient proceeds outside of the trust account for such reimbursement, and any interest in employment with potential target businesses.

•       Officers, directors and senior advisors will receive reimbursement for out-of-pocket expenses incident to the offering and identifying, investigating and implementing a suitable business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•       the corporation could financially undertake the opportunity;

•       the opportunity is within the corporation’s line of business; and

•       it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

In connection with the vote required for the initial business combination Oenoke Partners, LLC and all of our officers, directors and senior advisors have agreed to vote the shares of common stock then owned by them in accordance with the majority of the shares of our common stock voted by our public stockholders. In addition, they have agreed to waive their rights to conversion of their shares in connection with the vote on our initial business combination and to participate in any liquidation distribution, but only with respect to those shares of common stock acquired by them prior to the IPO including shares underlying the warrants acquired in the private placement.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity that is affiliated with Oenoke Partners, LLC or our officers, directors or senior advisors unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

ISG will reimburse our officers, directors, senior advisors and their respective affiliates for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying, investigating and implementing possible target businesses and business combinations, although they will not be reimbursed for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount not held in the trust account unless the business combination is consummated. There is no limit on the amount of such out-of-pocket expenses that are reimbursable by us, subject to review by our audit committee.

Other than reimbursable out-of-pocket expenses payable to our officers, directors and senior advisors, no compensation or fees of any kind, including finders and consulting fees, will be paid by ISG, Oenoke Partners, LLC or any of our respective affiliates to any of our officers directors or senior advisors, or their affiliated entities prior to the IPO, or to any of their respective affiliates, for services rendered to ISG prior to or with respect to the business combination.

In addition to the protections in place to minimize potential conflicts of interest, as described above, ISG’s Board of Directors adopted a Code of Ethics, which is fully described in the “Other Information Related to ISG—Code of Conduct and Ethics” section of this proxy statement.  This Code requires that all directors, officers and employees of ISG should avoid activities that give the appearance of a conflict of interest, and if such a conflict of interest is discovered, any director, officer or employee must bring it to the attention of a supervisor, manager or other appropriate personnel.

Review, Approval or Ratification of Transactions with Related Persons

ISG’s policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by a majority of independent, disinterested directors. ISG has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case by case basis. ISG’s policy is to require that all compensation-related matters be recommended for board approval by the compensation committee. During the last fiscal year, no transactions with a related party have occurred that required a waiver of ISG’s policy nor have any transactions with a related party occurred in which ISG did not follow our policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Act of 1934, ISG’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and ISG. Specific due dates for those reports have been established, and ISG is required to report herein any failure to file such reports by those due dates. Based on ISG’s review of Forms 3, 4 and 5 filed by such persons, it believes that during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

PRICE RANGE OF ISG SECURITIES AND DIVIDENDS

Price Range of Common Stock

ISG’s units, which consist of one share of our common stock, par value $.001 per share, and one warrant, each to purchase an additional share of our common stock, are listed on the American Stock Exchange under the symbol “III.U.” Our common stock is listed separately on the American Stock Exchange under the symbol “III” and commenced trading separately on February 12, 2007. Our warrants are listed separately on the American Stock Exchange under the symbol “III.WS” and commenced trading separately on February 12, 2007. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $6.00 commencing the later of the completion of a business combination or January 31, 2008. Our warrants will expire at 5:00 p.m., New York City time, on January 31, 2011, or earlier upon redemption.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low closing prices of ISG’s units, common stock and warrants, respectively, as reported on the American Stock Exchange.

Units

Quarter Ended	High	Low
March 31, 2007 (since February 1, 2007)	$8.15	$8.00
June 30, 2007	$8.79	$8.05
September 30, 2007 (through September , 2007)

Common Stock

Quarter Ended	High	Low
March 31, 2007 (since February 12, 2007)	$7.54	$7.26
June 30, 2007	$8.30	$7.40
September 30, 2007 (through September , 2007)

Warrants

Quarter Ended	High	Low
March 31, 2007 (since February 12, 2007)	$0.80	$0.56
June 30, 2007	$1.10	$0.60
September 30, 2007 (through September , 2007)

Holders of ISG common stock, warrants and units should obtain current market quotations for their securities. The market price of ISG common stock, warrants and units could vary at any time before the acquisition.

Holders

As of September 28, 2007, there were [   •   ] holders of record of ISG units, [   •   ] holders of record of ISG common stock and [   •   ] holders of record of ISG warrants. ISG believes that the number of beneficial holders of the units, common stock and warrants to be in excess of [   •   ] persons each.

Dividends

ISG has not paid any dividends on our common stock to date and does not intend to pay dividends prior to the completion of the acquisition. It is the current intention of ISG’s Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the acquisition will be within the discretion of our then Board of Directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the acquisition.

APPRAISAL RIGHTS

ISG stockholders do not have appraisal rights in connection with the acquisition under the DGCL.

INDEPENDENT ACCOUNTANTS

The financial statements of ISG at December 31, 2006 and the period from July 20, 2006 (inception) to December 31, 2006, included in this proxy statement have been audited by Rothstein, Kass & Company, P.C., independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

The consolidated financial statements of TPI at December 31, 2005 and December 31, 2006, and for each of the three years in the period ended December 31, 2006, appearing in this proxy statement have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

WHERE YOU CAN FIND MORE INFORMATION

ISG files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by ISG with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information regarding ISG at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this document relating to ISG has been supplied by ISG, and all such information relating to TPI has been supplied by TPI. Information provided by one another does not constitute any representation, estimate or projection of the other.

Only one proxy statement is being delivered to multiple securityholders who share an address. However, if you would like an additional separate copy, please contact us at the address set forth below and an additional copy will be sent to you free of charge.

If you would like additional copies of this document or if you have questions about the acquisition, you should contact via phone or in writing:

Michael P. Connors
Chairman and Chief Executive Officer
Four Stamford Plaza
107 Elm Street
Stamford, CT 06902
(203) 517-3100

STOCKHOLDER PROPOSALS

If you are a stockholder and you want to include a proposal in the proxy statement for ISG’s first annual meeting, presently expected to be held in April 2008, under applicable rules of the SEC, a stockholder proposal must be received a reasonable time before a company begins to print and mail its annual meeting proxy materials.

INFORMATION SERVICES GROUP, INC.
(a development stage company)

Index to Financial Statements

Page
Financial Statements
Report of independent registered public accounting firm	F-2
Balance sheet as of June 30, 2007 (unaudited) and December 31, 2006	F-3

Statement of operations for the three and six months ended June 30, 2007 (unaudited), for the period from July 20, 2006 (date of inception) through December 31, 2006 and for the period from July 20, 2006 (date of inception) to June 30, 2007 (unaudited)

F-4
Statement of stockholders’ equity (deficit) for the period from July 20, 2006 (date of inception) through December 31, 2006 and for the six months ended June 30, 2007 (unaudited)	F-5

Statement of cash flows for the six months ended June 30, 2007 (unaudited), for the period from July 20, 2006 (date of inception) through December 31, 2006 and for the period from July 20, 2006 (date of inception) through June 30, 2007 (unaudited)

F-6
Notes to financial statements	F-7

TECHNOLOGY PARTNERS INTERNATIONAL, INC.

Index to Consolidated Financial Statements

Page
Financial Statements
Report of independent registered public accounting firm	F-15
Consolidated balance sheets as of June 30, 2007 (unaudited), December 31, 2006 and December 31, 2005	F-16

Consolidated statements of operations for the six months ended June 30, 2007 (unaudited) and June 30, 2006 (unaudited) and for the years ended December 31, 2006, December 31, 2005 and December 30, 2004

F-17
Consolidated statements of stockholders’ equity for the years ended December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006 and the six months ended June 30, 2007 (unaudited)	F-18

Consolidated statements of cash flows for the six month periods ended June 30, 2007 (unaudited) and June 30, 2006 (unaudited) and the years ended December 31, 2006, December 31, 2005 and December 31, 2004

F-19
Notes to consolidated financial statements	F-21

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Information Services Group, Inc.

We have audited the accompanying balance sheet of Information Services Group, Inc. (a corporation in the development stage) (the “Company”) as of December 31, 2006 and the related statements of operations, stockholders’ deficit and cash flows for the period July 20, 2006 (date of inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Information Services Group, Inc. (a corporation in the development stage) as of December 31, 2006 and the results of its operations and its cash flows for the period July 20, 2006 (date of inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ ROTHSTEIN, KASS & COMPANY, P.C.

Roseland, New Jersey
March 28, 2007, except for Note K,
which is as of April 24, 2007

INFORMATION SERVICES GROUP, INC.
(a corporation in the development stage)

BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,270,779	$88,911
Prepaid expense and other current assets	427,348	10,384
Total current assets	2,698,127	99,295
Office equipment, net of accumulated depreciation of $6,495 and $1,664, respectively	41,810	46,641
Other assets
Cash and cash equivalents held in trust fund	254,052,815	—
Deferred offering costs	—	670,807
Deferred acquisition costs	1,021,768	—
Total other assets	255,074,583	670,807
	$257,814,520	$816,743
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accrued expenses	$628,500	$612,219
Notes payable, stockholder, including accrued interest of $3,952	—	253,952
Total current liabilities	628,500	866,171
Long-term liabilities, deferred underwriters’ fee	8,262,500	—
Common stock, subject to possible redemption, 6,468,750 shares at redemption value	50,812,813	—
Stockholders’ equity (deficit)
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized; 40,429,687 shares issued and outstanding at June 30, 2007 (including 6,468,750 shares subject to possible redemption) and 8,085,937 shares issued and outstanding at December 31, 2006.	40,430	8,086
Additional paid-in-capital	195,463,930	(2,695)
Retained earnings (deficit) accumulated during the development stage	2,606,347	(54,819)
Total stockholders’ equity (deficit)	198,110,707	(49,428)
	$257,814,520	$816,743

See notes to financial statements.

INFORMATION SERVICES GROUP, INC.
(a corporation in the development stage)

STATEMENTS OF OPERATIONS

	For the three months ended June 30, 2007 (unaudited)	For the six months ended June 30, 2007 (unaudited)	For the period July 20, 2006 (inception) to December 31, 2006	For the period July 20, 2006 (inception) to June 30, 2007 (unaudited)
Revenue	$—	$—	$—	$—
Formation, general and administrative expense	330,198	544,073	51,161	595,234
Loss from operations	(330,198)	(544,073)	(51,161)	(595,234)
Other income (expenses)
Interest and dividend income	3,297,464	5,255,016	294	5,255,310
Interest expense	—	(2,527)	(3,952)	(6,479)
Income (loss) before income taxes	2,967,266	4,708,416	(54,819)	4,653,597
Income taxes	1,366,930	2,047,250	—	2,047,250
Net income (loss)	1,600,336	2,661,166	(54,819)	2,606,347
Accretion of Trust Fund relating to Common Stock subject to possible conversion	(2,815)	(2,815)	—	(2,815)
Net income (loss) attributable to common stockholders	$1,597,521	$2,658,351	$(54,819)	$2,603,532
Weighted average shares outstanding, basic and diluted	40,429,687	33,960,937	7,095,560	21,115,149
Net income (loss) per share, basic and diluted	$0.04	$0.08	$(0.01)	$0.12
Weighted average shares outstanding exclusive of shares subject to possible redemption, basic and diluted	40,429,687	33,960,937	7,095,560	21,115,149
Net income per share exculsive of shares subject to possible redemption, basic and diluted	$0.04	$0.08	$(0.01)	$0.12

See notes to financial statements.

INFORMATION SERVICES GROUP, INC.
(a corporation in the development stage)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the period July 20, 2006 (date of inception) to June 30, 2007

	Common Stock		Additional	Retained Earnings (Deficit) Accumulated During the	Total Stockholders’ Equity
	Shares	Amount	Paid-in-Capital	Development Stage	(Deficit)
Sale of 7,031,250 units on August 2, 2006 at a price of $.002 per unit to the initial shareholders (each unit consists of 1 share of commn stock and one warrant to purchase a share of comon stock)	7,031,250	$7,031	$2,344	$—	$9,375
Redemption of 7,031,250 warrants on September 29, 2006 issued to the initial shareholders at a redemption price of $.001 per warant	—	—	(4,687)	—	(4,687)
Sale of 1,054,687 shares of common stock to the initial shareholders at $.001 per share on December 21, 2006	1,054,687	1,055	(352)		703
Net loss from July 20, 2006 (inception) to December 31, 2006	—	—	—	(54,819)	(54,819)
Balance, December 31, 2006	8,085,937	8,086	(2,695)	(54,819)	(49,428)
Unaudited:
Sale of 32,343,750 units on February 6, 2007 at a price of $8 per unit, net underwriters’ discount and offering costs (including 6,468,750 shares subject to possible redemption)	32,343,750	32,344	239,779,338	—	239,811,682
Proceeds subject to possible redemption 6,468,750 shares	—	—	(50,809,998)	—	(50,809,998)
Sale of 6,500,000 warrants at $1 per warrant on February 6, 2007 to Oenoke Partners, LLC	—	—	6,500,000	—	6,500,000
Proceeds from issuance of an option to underwriters’ on February 6, 2007 to purchase 1,406,250 units	—	—	100	—	100
Accretion of Trust Fund income for the period relating to common stock subject to redemption, net of taxes	—	—	(2,815)	—	(2,815)
Net income for the six months ended June 30, 2007	—	—	—	2,661,166	2,661,166
Balance, June 30, 2007(unaudited)	40,429,687	$40,430	$195,463,930	$2,606,347	$198,110,707

See notes to financial statements.

INFORMATION SERVICES GROUP, INC.
(a corporation in the development stage)

STATEMENTS OF CASH FLOWS

	For the six months ended June 30, 2007 (unaudited)	For the period July 20, 2006 (inception) to December 31, 2006	For the period July 20, 2006 (inception) to June 30, 2007 (unaudited)
Cash flows from operating activities
Net income (loss)	$2,661,166	$(54,819)	$2,606,347
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	4,831	1,664	6,495
Increase (decrease) in cash attributable to changes in operating assets and liabilities
Prepaid expense and other current assets	(416,964)	(10,384)	(427,348)
Accrued expenses	116,829	16,671	133,500
Net cash provided by (used in) operating activities	2,365,862	(46,868)	2,318,994
Cash flows from investing activities
Purchase of equipment	—	(48,305)	(48,305)
Payments of deferred acquisition costs	(526,768)	—	(526,768)
Cash and cash equivalents held in trust	(254,052,815)	—	(254,052,815)
Net cash used in investing activities	(254,579,583)	(48,305)	(254,627,888)
Cash flows from financing activities
Proceeds from notes payable, stockholder	—	250,000	250,000
Payment of notes payable, stockholder	(250,000)		(250,000)
Redemption of warrants	—	(4,687)	(4,687)
Proceeds from issuance of common stock	—	10,078	10,078
Proceeds from issuance of warrants in private placement	6,500,000		6,500,000
Gross proceeds from public offering	258,750,000		258,750,000
Payments for underwriters’ discount and offering cost	(10,604,511)	(71,307)	(10,675,818)
Proceeds from issuance of option	100		100
Net cash provided by financing activities	254,395,589	184,084	254,579,673
Net increase in cash and cash equivalents	2,181,868	88,911	2,270,779
Cash and cash equivalents, beginning of period	88,911	—	—
Cash and cash equivalents, end of period	$2,270,779	$88,911	$2,270,779
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$6,479	$—	$6,479
Taxes	$2,134,000	$—	$2,134,000
Supplemental schedule of non-cash investing and financing activities:
Accrued offering costs	$—	$599,500	$—
Accrued deferred acquisition costs	$495,000	$—	$495,000
Deferred underwriters’ fees	$8,262,500	$—	$8,262,500

See notes to financial statements.

INFORMATION SERVICES GROUP, INC.
(a corporation in the development stage)

Notes to Financial Statements
(unaudited for the period January 1, 2007 to June 30, 2007)

NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Information Services Group, Inc. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on July 20, 2006. The Company was formed to acquire, through a merger, capital stock exchange, asset or stock acquisition or other similar business combination one or more domestic or international operating businesses. The Company has neither engaged in any operations nor generated significant revenue to date. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting By Development Stage Enterprises, and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

The registration statement for the Company’s initial public offering (the “Offering”) (as described in Note C) was declared effective on January 31, 2007. The Company consummated the Offering on February 6, 2007, and preceding the consummation of the Offering, an affiliate of the Company’s officers purchased 6,500,000 warrants at $1 per warrant in a private placement (the “Private Placement”) (see Note G). The Company received net proceeds of $254,550,000 from the Private Placement and the Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) an operating business in the information services industry (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Since the closing of the Offering, approximately 98.1% ($254,050,000) of the aggregate gross proceeds from units offered to the public, after payment of certain amounts to the underwriters, offering costs and funding of working capital, is held in a trust account (“Trust Account”). The Trust Account will be invested in government securities having a maturity of 180 days or less or money market funds meeting the conditions specified in Rule 2a-7 under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below. Under the Trust Account agreement, up to $3 million of the interest earned on the Trust Account (net of taxes) can be used for the Company’s operating activities. As of June 30, 2007, the balance in the Trust Account was approximately $254,052,000, which included approximately $5,236,000 of interest earned, net of approximately $5,233,000 funds disbursed for taxes and operating activities. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company will seek stockholder approval before it will effect any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law. In connection with the stockholder vote required to approve any Business Combination, the Company’s existing stockholders prior to the Offering have agreed to vote the shares of common stock owned by them immediately before the Offering in accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public Stockholders” is defined as the holders of common stock sold as part of the Units in the Offering or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders owning less than 20% of the shares sold in the Offering exercise their conversion rights.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied, the proceeds held in the Trust Account will be distributed to the Company’s public stockholders, excluding the existing stockholders to the extent of their initial stock holdings.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Development stage company:

The Company complies with the reporting requirements of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Common stock:

On January 30, 2007, the Company effected a one-for-two stock dividend for each issued and outstanding share of the Company’s common stock, par value $0.001 per share. All transactions and disclosures in the financial statements related to the Company’s common stock have been adjusted to reflect the effect of the stock dividend. Stockholders have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock, except that Public Stockholders have the right to have their shares of common stock converted to cash equal to the conversion price if they vote against the Business Combination and the Business Combination is approved and completed.

Redeemable common stock:

The public stockholders have the right to have their shares converted to cash equal to the conversion price prior to the approval of a business combination. The conversion rights do not apply to shares outstanding prior to the Offering. The actual per-share conversion price will be equal to the amount in the Trust Account, including a pro rata share of the deferred underwriting discount and net of (i) income taxes payable on the interest income on the trust account and (ii) up to $3 million of interest income earned on the Trust Account balance, net of income taxes payable on this amount, released to the Company to fund working capital requirements, each calculated as of two business days prior to the consummation of the actual business combination, divided by the number of shares sold in the Offering. Redemption price is determined at each balance sheet date.

Net income (loss) per common share:

The Company complies with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires dual presentation of basic and diluted income per share for all periods presented. Basic income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income of the Company. At December 31, 2006, the Company did not have any contracts to issue common stock. At June 30, 2007, and for the three and six months then ended, the effect of the 38,843,750 warrants (including 6,500,000 outstanding warrants issued in connection with the Private Placement described in Note G) have not been considered in the diluted net income per share since the warrants are contingently exercisable. The effect of the 1,406,250 Units included in the underwriters purchase option, described in Note C, along with the warrants underlying such Units, has not been considered in the diluted earnings per share calculation, since the market price of the Units was less than the exercise price during the period in the computation as the effect of the outstanding options and warrants would be anti-dilutive.

Cash and cash equivalents:

For financial statement purposes, the Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents, including certain money market funds. The Company maintains its cash in bank deposit accounts in the United States of America which, at times, may exceed applicable insurance limits. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Property and equipment:

Property and equipment, comprised of computer and communications equipment, are stated at cost less accumulated depreciation. The Company provides for depreciation using the straight line method over the assets estimated useful lives, generally 5 years.

Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceeds the Federal depository insurance coverage of $100,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximates the carrying amounts represented in the balance sheet.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred offering costs:

The Company complies with the requirements of the SEC Staff Accounting Bulletin (SAB) Topic 5A—“Expenses of Offering”. Deferred offering costs of approximately $826,000 (approximately $671,000 at December 31, 2006) consist principally of legal, accounting, and printing fees incurred through the date of the Offering (see Note C). These costs, together with the underwriter discount, were charged to capital upon the completion of the Offering.

Income tax:

The Company complies with SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of January 1, 2007 and as of June 30, 2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at January 1, 2007. There was no change to this balance at June 30, 2007. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows.

Preferred stock:

The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Recently issued accounting pronouncements:

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 provides guidance for, among other things, the definition of fair value and the methods used to measure fair value. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of this new standard to have a material impact on the financial position, operating results and cash flows of the Company.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (SFAS No. 159). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of this new standard to have a material impact on the financial position, operating results and cash flows of the Company.

NOTE C—OFFERING

On February 6, 2007, the Company sold 28,125,000 units (“Units”) at a price of $8.00 per Unit in the Offering. Each Unit consists of one share of the Company’s common stock, $0.001 par value, and one redeemable common stock purchase warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of (i) one year from the date of the final prospectus for the Offering or (ii) the completion of a Business Combination with a target business, and will expire four years from the date of the prospectus. The Warrants are redeemable at a price of $0.01 per Warrant, upon 30 days prior notice, after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of warrants during the exercise period, there will be no cash settlement of the warrants and the warrants will expire worthless.

On February 5, 2007, the underwriters for the Company’s initial public offering exercised their over-allotment option and on February 6, 2007 purchased an additional 4,218,750 units at a price of $8.00 per Unit.

In connection with the Offering, the Company paid an underwriting discount of approximately 3.78% ($9,850,000) of the public unit offering price to the underwriters at the closing of the Offering and Over-

Allotment Option Exercise, with an additional fee of approximately 3.22% ($8,262,500) of the gross offering proceeds payable upon the Company’s consummation of a Business Combination. The underwriters will not be entitled to any interest accrued on the deferred discount.

On February 6, 2007, the Company sold to the underwriters, for $100, a four-year option to purchase up to a total of 1,406,250 units at a per-unit price of $9.60. The units issuable upon exercise of this option are also identical to those offered in the Offering except that warrants included in the option have an exercise price of $7.50. The Company has accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Public Offering resulting in a charge directly to stockholder’s equity.

The Company has determined, based upon a Black-Scholes model, that the fair value of the underwriters option on the date of sale would be approximately $3.58 per unit, or approximately $5.0 million in total, using an expected life of four years, volatility of 58.8% and a risk-free interest rate of 4.87%.

The volatility calculation of 58.8% is based on the most recent trading day average volatility of a representative sample of nine (9) companies with market capitalizations of approximately $65 million to $645 million that management believes to be engaged in the business of information services (the “Sample Companies”). Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the average volatility of the Sample Companies because management believes that the average volatility of such companies is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock post-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the option would become worthless.

NOTE D—PREPAID EXPENSE AND OTHER CURRENT ASSETS

Prepaid expense and other current assets consist of the following:

	June 30,
	2007	December 31,
	(unaudited)	2006
Prepaid rent	$10,911	$10,384
Prepaid insurance	295,834	—
Prepaid transfer agent fees	23,400	—
Prepaid income taxes	87,000	—
Security deposit	10,203	—
	$427,348	$10,384

NOTE E—DEFERRED ACQUISITION COSTS

As of June 30, 2007, the Company has accumulated approximately $1,022,000 in deferred costs related to the proposed acquisition of TPI Advisory Services America, Inc. (“TPI”) (see Note K). These costs will be capitalized contingent upon the completion of the Acquisition following the required approval by the Company’s stockholders and the fulfillment of certain other conditions. If the Acquisition is not completed these costs will be recorded as expense. Deferred acquisition costs are comprised of costs incurred for financial advisory services, due diligence and proxy services, legal, consulting and other costs directly related to the Acquisition of TPI.

NOTE F—ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30,
	2007	December 31,
	(unaudited)	2006
Accured offering costs	$—	$599,500
Accrued acquisition costs	495,000	—
Accrued professional fees	100,500	—
Accrued other	33,000	13,219
	$628,500	$612,719

NOTE G—RELATED PARTY TRANSACTIONS

The Company issued two unsecured promissory notes to a principal stockholder and affiliate of the Company’s officer, Oenoke Partners, LLC, in August and October 2006. The notes, which aggregate $250,000, not including accrued interest, bore interest at 5% per annum and were payable on the earlier of 1 year from its origination or the consummation of the Offering. The principal stockholder of the Company extended the first due date of the notes until such time as there was sufficient operating cash flow. These notes were repaid on March 15, 2007.

On February 6, 2007, Oenoke Partners, LLC purchased, in a Private Placement, 6,500,000 warrants at $1 per warrant. As discussed in Note B, the proceeds from the Private Placement of $6.5 million are held in trust. The warrants can be exercised on a cashless basis and have terms and provisions that are identical to those of the warrants sold in the Offering (see Note C), except that these warrants will not be subject to redemption. Oenoke Partners, LLC also agreed that it will not sell or otherwise transfer the warrants until one year after the Company consummates a Business Combination.

In August and December 2006, the Company issued 7,031,250 Units and 1,054,687 shares of common stock, respectively, to Oenoke Partners, LLC, for aggregate proceeds of approximately $10,078. In September 2006, the warrants underlying the Units were redeemed in full at a redemption price of $4,687.

NOTE H—INCOME TAXES

For the three and six months ended June 30, 2007 (unaudited) the tax provision consisted of approximately $1,367,000 and 2,047,000, respectively related to the federal and state tax provision.

The Company has not begun its trade or business for U.S. tax purposes. Accordingly, it could not yet recognize losses for start-up expenditures. As a result, a deferred tax asset of approximately $213,000 and $21,000 at June 30, 2007 (unaudited) and December 31, 2006, respectively, was established for these start-up expenditures as well as a fully offsetting valuation allowance. The change in the valuation allowance for the six months ended June 30, 2007 was $192,000.

The effective tax rate differs from the statutory rate for the periods presented due to the establishment and increase of the valuation allowance.

NOTE I—COMMITMENT

In September 2006, the Company entered into a lease agreement for office space that extends through September 2007, requiring monthly payments of $10,203. The lease may be extended through September 2008, for monthly payments of $13,203, under two (2) six-month extensions, upon proper notice as defined in the agreement. Aggregate amounts due under this lease agreement through September 2007 are approximately $122,000.

NOTE J—INTERIM FINANCIAL STATEMENTS

The interim financial statements at June 30, 2007 and for the six months ended June 30, 2007 and for the period July 20, 2006 (inception) to June 30, 2007 are unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation have been included. Results of interim periods are not necessarily indicative of results to be expected for the entire year.

NOTE K—SUBSEQUENT EVENT

On April 24, 2007, the Company announced that it signed a definitive agreement (“Purchase Agreement”) with MCP-TPI Holdings, LLC, pursuant to which the Company will acquire 100% of the shares of TPI. TPI is a world-wide independent sourcing advisory firm that focuses on the design, implementation and management of sourcing strategies for major corporate clients. The purchase price for the shares of TPI is equal to the sum of $280 million in cash, plus TPI’s normalized cash balance on April 23, 2007, which the parties agree shall equal $5 million. The cash generated by TPI operations between the signing of the Purchase Agreement and the closing date will remain in TPI for the benefit of the Company. If the closing does not occur within six months, the Company will pay additional consideration of $50,000 per day commencing on October 24, 2007 through and including the closing date.

The Purchase Agreement may be terminated at any time prior to the closing, as follows: (i) by mutual written consent of each party; (ii) by either party if the proposed transaction has not been consummated by February 24, 2008; (iii) by MCP-TPI if the Deutsche Bank debt commitment letter has been terminated or becomes unavailable and ISG can not obtain replacement financing commitments within 45 days; (iv) by either party, if the ISG stockholders do not approve the Purchase Agreement at the stockholders meeting (or if holders of 20% or more of ISG’s common stock exercise their conversion rights); or (v) by MCP-TPI, if ISG materially breaches the covenants relating to the proxy statement (which remains uncured for 30 days). If the Purchase Agreement is terminated due to ISG stockholders not approving the proposed transaction (or due to the exercise of conversion rights by the stockholders), or due to a material breach by ISG of the covenant relating to the proxy statement, or if ISG fails to effect the closing within 10 days after all of the closing conditions have been satisfied, ISG will pay $500,000 to MCP-TPI for its expenses.

Technology Partners International, Inc. and Subsidiaries

Consolidated Financial Statements

Report of Independent Auditors

To the Board of Directors and Shareholders of
Technology Partners International, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Technology Partners International, Inc. and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their case flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the prospective transition period.

/s/ PRICEWATERHOUSECOOPERS, LLP
Houston, Texas
March 30, 2007, except for Note 16, for which the date is April 24, 2007.

Technology Partners International, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	December 31,	December 31,
	2007	2006	2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,730,536	$9,454,164	$5,938,701
Restricted cash	—	—	376,955
Accounts receivable, net of allowance for doubtful accounts of $448,305 (unaudited), $459,784 and $405,128, respectively	36,765,691	28,652,269	28,023,693
Receivables from related parties	130,691	438,190	258,827
Prepaid expenses and other assets	1,044,964	1,608,086	2,967,929
Total current assets	42,671,882	40,152,709	37,566,105
Furniture, fixtures and equipment, net of accumulated depreciation of $4,160,648 (unaudited), $3,890,610 and $3,146,312, respectively	2,727,484	2,657,426	2,798,490
Goodwill	2,805,400	2,805,400	2,805,400
Intangible assets, net of amortization of $2,449,862 (unaudited), $2,005,528 and $863,528	1,242,638	1,686,973	2,828,972
Deferred tax asset	741,811	685,536	223,961
Other assets	770,524	832,945	1,456,598
Total assets	$50,959,739	$48,820,989	$47,679,526
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$3,106,998	$2,325,120	$1,851,137
Accrued liabilities	10,894,634	13,306,163	18,901,311
Deferred revenue	288,287	143,019	375,253
Deferred tax liability	337,157	337,157	666,061
Current maturities of long-term debt	6,871,331	4,463,211	3,164,660
Total current liabilities	21,498,407	20,574,670	24,958,422
Long-term debt, net of current maturities	25,672,928	27,674,208	30,239,805
Total liabilities	47,171,335	48,248,878	55,198,227
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, $.01 par value; 16,500,000 shares authorized, 6,394,094 shares issued and outstanding	63,941	63,941	63,941
Additional paid-in capital	5,997,897	5,967,235	4,240,951
Accumulated other comprehensive income (loss)	1,307,670	791,154	(486,882)
Accumulated deficit	(3,581,104)	(6,250,219)	(11,336,711)
Total stockholders’ equity (deficit)	3,788,404	572,111	(7,518,701)
Total liabilities and stockholders’ equity (deficit)	$50,959,739	$48,820,989	$47,679,526

The accompanying notes are an integral part of these consolidated financial statements.

Technology Partners International, Inc. and Subsidiaries
Consolidated Statements of Operations

	June 30,	June 30,	December 31,	December 31,	December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
Revenue	$85,566,616	$83,381,587	$161,502,799	$146,127,702	$97,150,113
Operating expenses
Direct costs and expenses for advisors	51,140,560	49,058,673	95,561,830	83,689,832	58,492,992
Selling, general and administrative	26,911,535	26,298,106	50,585,367	45,099,906	30,173,340
Depreciation and amortization	1,087,156	1,407,446	2,436,490	1,929,619	829,309
Operating income	6,427,365	6,617,362	12,919,112	15,408,345	7,654,472
Interest income	127,270	17,856	107,636	44,486	20,220
Interest expense	(1,809,339)	(1,976,112)	(3,820,925)	(3,398,447)	(1,643,334)
Loss on extinguishment of debt	—	(526,823)	(526,823)	—	—
Foreign currency transaction gain (loss)	220,269	85,675	(135,780)	(411,335)	334,001
Income before taxes	4,965,565	4,217,958	8,543,220	11,643,049	6,365,359
Income tax provision	(2,071,450)	(1,687,183)	(3,456,728)	(5,175,968)	(1,805,943)
Net income	$2,894,115	$2,530,775	$5,086,492	$6,467,081	$4,559,416

The accompanying notes are an integral part of these consolidated financial statements.

Technology Partners International, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)

							Accumulated	Retained	Total
			Additional				Other	Earnings	Stockholders’
	Common Stock		Paid-In	Deferred	Treasury Stock		Comprehensive	(Accumulated	Equity
	Shares	Amount	Capital	Compensation	Shares	Amount	Income (Loss)	Deficit)	(Deficit)
Balances at December 31, 2003	9,155,170	$91,552	$2,631,590	$(634,558)	11,256	$(74,290)	$—	$3,737,788	$5,752,082
Compensation expense related to common stock options	—	—	1,379,344	(1,379,344)	—	—	—	—	—
Issuance of treasury stock upon stock option exercise	—	—	(23,807)	—	(10,201)	77,327	—	—	53,520
Issuance of common stock (net of $1,176,449 transaction costs)	6,394,094	63,941	26,083,734	—	—	—	—	—	26,147,675
Cancellation of common stock	—	(91,541)	91,541	—	—	—	—	—	—
Acquisition of subsidiary	—	—	57,666	—	—	—	—	—	57,666
Issuance of equity to lenders	—	—	1,047,947	—	—	—	—	—	1,047,947
Amortization of deferred compensation	—	—	—	2,013,902	—	—	—	—	2,013,902
Purchase of common stock options, net of tax benefit of $1,998,751	—	—	(5,009,438)	—	—	—	—	—	(5,009,438)
Purchase of treasury stock	—	—	—	—	9,154,115	(47,362,621)	—	—	(47,362,621)
Retirement and cancellation of treasury stock	(9,155,170)	(11)	(26,258,577)	—	(9,155,170)	47,359,584	—	(21,100,996)	—
Distributions to stockholders	—	—	—	—	—	—	—	(5,000,000)	(5,000,000)
Net income	—	—	—	—	—	—	—	4,559,416	4,559,416
Balances at December 31, 2004	6,394,094	63,941	—	—	—	—	—	(17,803,792)	(17,739,851)
Comprehensive income:
Net income	—	—	—	—	—	—	—	6,467,081	6,467,081
Translation adjustment	—	—	—	—	—	—	(486,882)	—	(486,882)
Total comprehensive income									5,980,199
Exchange of Parent Company stock in consideration for Gildner acquisition	—	—	4,342,691	—	—	—	—	—	4,342,691
Issuance of equity to lenders	—	—	66,807	—	—	—	—	—	66,807
Cancellation of equity to lenders	—	—	(168,547)	—	—	—	—	—	(168,547)
Balances at December 31, 2005	6,394,094	$63,941	4,240,951	—	—	—	(486,882)	(11,336,711)	(7,518,701)
Comprehensive income:
Net income	—	—	—	—	—	—	—	5,086,492	5,086,492
Translation adjustment	—	—	—	—	—	—	1,278,036	—	1,278,036
Total comprehensive income									6,364,528
Contributed capital from MCP-TPI Holdings, LLC	—	—	1,665,346	—	—	—	—	—	1,665,346
Issuance of equity to lenders	—	—	60,946	—	—	—	—	—	60,946
Forfeited management share units	—	—	(8)	—	—	—	—	—	(8)
Balances at December 31, 2006	6,394,094	$63,941	$5,967,235	$—	—	$—	$791,154	$(6,250,219)	$572,111
Comprehensive income:
Net income (unaudited)	—	—	—	—	—	—	—	2,894,115	2,894,115
Translation adjustment (unaudited)	—	—	—	—	—	—	516,516	—	516,516
Total comprehensive income (unaudited)									3,410,631
Adjustment to adopt FIN 48 on January 1, 2007 (unaudited)	—	—	—	—	—	—	—	(225,000)	(225,000)
Issuance of equity to lenders (unaudited)	—	—	30,665	—	—	—	—	—	30,665
Forfeited management share units (unaudited)	—	—	(3)	—	—	—	—	—	(3)
Balances at June 30, 2007 (unaudited)	6,394,094	$63,941	$5,997,897	$—	—	$—	$1,307,670	$(3,581,104)	$3,788,404

The accompanying notes are an integral part of these consolidated financial statements.

Technology Partners International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	June 30,	June 30,	December 31,	December 31,	December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$2,894,115	$2,530,775	$5,086,492	$6,467,081	$4,559,416
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	642,822	667,279	1,294,491	1,066,091	668,513
Amortization of intangibles	444,333	740,167	1,141,999	863,528	160,796
Amortization of debt discount	54,385	47,675	95,349	72,419	36,953
Amortization of deferred financing costs	62,421	124,617	188,281	255,416	127,708
Loss on extinguishment of debt	—	526,823	526,823	—	—
Bad debt expense	13,489	529,053	411,713	324,123	27,228
Amortization of deferred compensation	—	—	—	—	2,013,902
Deferred tax provision	(56,275)	—	(790,479)	(584,430)	1,026,530
Tax benefit from purchase of common stock options			—	—	1,998,751
Loss on disposal of fixed assets	11,964	1,588	663	—	2,808
Changes in assets and liabilities
Increase in accounts receivable	(7,444,188)	(5,411,780)	(356,630)	(10,424,998)	(6,300,661)
(Increase) decrease in receivables from related parties	(45,618)	(245,934)	(179,363)	(258,827)	32,417
(Increase) decrease in prepaid expenses and other assets	563,124	552,843	1,371,280	(2,313,446)	(208,061)
Increase (decrease) in accounts payable	781,878	712,459	473,983	848,565	(303,146)
Increase (decrease) in accrued liabilities	(2,636,529)	(4,866,441)	(5,595,148)	9,253,519	2,322,438
Increase (decrease) in deferred revenue	145,268	(130,559)	(232,234)	375,253	—
Net cash provided by (used in) operating activities	(4,568,811)	(4,221,435)	3,437,220	5,944,294	6,165,592
Cash flows from investing activities
Purchases of furniture, fixtures and equipment	(724,844)	(539,854)	(1,154,090)	(2,245,565)	(1,306,623)
Acquisition of subsidiary, net of cash acquired	—	—	—	(3,212,620)	4,647
Net (increase) decrease in restricted cash	—	376,955	376,955	(10,655)	(366,300)
Net cash used in investing activities	(724,844)	(162,899)	(777,135)	(5,468,840)	(1,668,276)
Cash flows from financing activities
Proceeds from borrowings	2,008,120	4,662,681	4,663,210	3,000,000	36,551,731
Principal payments on borrowings	(1,625,000)	(1,639,660)	(5,964,660)	(2,300,000)	(4,986,798)
Principal payments on capital and direct financing lease obligations	—	—	—	—	(35,463)
Issuance of treasury stock upon stock option issuance	—	—	—	—	53,520
Purchase of treasury stock	—	—	—	—	(47,362,621)
Purchase of options	—	—	—	—	(7,008,189)
Forfeited management share units	(3)	—	(8)	—	—
Deferred financing costs	—	(102,887)	(102,887)	—	(1,382,866)
Sale of common stock	—	—	—	—	26,147,675
Contributed capital from MCP-TPI Holdings, LLC	—	1,676,783	1,665,346	—	—
Distributions to stockholders	—	—	—	—	(5,000,000)
Net cash provided by (used in) financing activities	383,117	4,596,917	261,001	700,000	(3,023,011)
Effect of exchange rate changes on cash	186,910	374,131	594,377	(125,871)	—
Net increase (decrease) in cash and cash equivalents	(4,723,628)	586,714	3,515,463	1,049,583	1,474,305

	June 30,	June 30,	December 31,	December 31,	December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
Cash and cash equivalents
Beginning of period	9,454,164	5,938,701	5,938,701	4,889,118	3,414,813
End of period	$4,730,536	$6,525,415	$9,454,164	$5,938,701	$4,889,118
Supplemental disclosures of cash flow information
Cash paid for
Interest	$1,727,444	$2,203,714	$3,587,263	$3,164,685	$1,276,761
Income taxes	1,989,564	3,233,083	4,430,972	4,019,580	413,743
Noncash investing and financing activities
Issuance of equity to lenders	30,665	30,473	60,946	66,807	1,047,947
Cancellation of equity to lenders	—	—	—	(168,547)	—
Note issued to former officer in exchange for payable	—	—	—	—	750,000
Contribution of subsidiary stock by stockholders	—	—	—	—	57,666
Exchange of Parent Company stock in consideration for Gildner acquisition	—	—	—	4,342,691	—

The accompanying notes are an integral part of these consolidated financial statements.

Technology Partners International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.                 Business and Organization

Technology Partners International, Inc. (the “Company” or “TPI”), is a Texas corporation. The Company was originally incorporated on October 4, 1990, as an S Corporation. On January 1, 1995, the Company changed to a C Corporation, and effective November 1, 1998, changed back to an S Corporation.

Effective June 14, 2004, the Company entered into a leveraged recapitalization (the “leveraged recapitalization” or the “transaction”) with MCP-TPI Holdings, LLC. MCP-TPI Holdings, LLC paid $26,147,675 in exchange for 6,394,094 shares of $.01 par value common stock of TPI Advisory Services Americas, Inc. which in turn purchased 6,394,094 shares of $.01 par value common stock of the Company for $26,147,675. The Company used these proceeds and the proceeds from additional borrowings (Note 8) to repurchase and retire 9,155,170 shares of common stock for cash and shares in MCP-TPI Holdings, LLC. Following these transactions, TPI Advisory Services Americas, Inc. owns 100% of the Company and MCP-TPI Holdings, LLC owns 100% of the voting stock of TPI Advisory Services Americas. Concurrent with the transaction, the Company elected to be taxed as a C Corporation. As the transaction qualified for leveraged recapitalization accounting, purchase accounting was not required to be applied in the transaction and the Company’s assets and liabilities are carried forward at historical basis. The Company has three subsidiaries: TPI EuroSourcing, L.L.C., TPI Sourcing Consultants Canada and TPI Directory Services, which are included in the consolidation.

In June 2005, the Company acquired Gildner & Associates, Inc. (“Gildner”), a firm specializing in the assessment, evaluation, negotiation and management of service contracts between clients and those clients’ outside contractors. These service contracts typically involve the clients’ human resource processes. The majority of Gildner’s clients are Global 1000 corporations in the United States, who are seeking to enter into or streamline their third-party outsourcing contracts. Services are rendered by consultants who are primarily based throughout the United States.

TPI operates as a fact-based sourcing advisory firm specializing in the assessment, evaluation, negotiation and management of service contracts between TPI’s clients and those clients’ outside service providers and their internal shared service organizations. These service contracts typically involve the clients’ information technology (“IT”) infrastructure or software applications development, data and voice communications, or IT-enabled business processes such as the clients’ internal finance and accounting functions, human resources, call center operations, or supply chain procurement. The majority of TPI’s clients are Forbes Global 2000 corporations in the United States, Canada, Western Europe, Asia and Australia who are seeking to enter into or streamline their third-party outsourcing contracts. Clients are primarily charged on an hourly basis plus expenses. During 2006 and 2005, the Company also entered into a limited number of fixed fee arrangements. Services are rendered by TPI’s consultants who are primarily based throughout the Americas, Europe, and Australia.

2.                 Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The interim financial information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited and has been prepared on the same basis as the audited financial statements, except as noted in the income taxes policy note regarding the adoption of FIN 48 as of January 1, 2007. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Technology Partners International, Inc., and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent in the application of the percentage-of-completion method of accounting affect the amounts of revenues, expenses, unbilled receivables and deferred revenue. Numerous internal and external factors can affect estimates. Estimates are also used for but not limited to: receivables, allowance for doubtful accounts, useful lives of furniture, fixtures and equipment, depreciation, income taxes (Note 9) and deferred tax asset valuation, valuation of common stock and stock options (Note 10), and valuation of the investment in neoIT (Note 15).

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with original maturities or remaining maturities at the time of purchase of three months or less and are stated at cost, which approximates fair value.

Restricted Cash

At December 31, 2006 and 2005, the Company had restricted cash of $0 and $376,955, respectively. The restricted cash at December 31, 2005 was for outstanding letters of credit with a bank.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets consists primarily of prepaid expenses for insurance, value-added tax (“VAT”) and conferences and deposits for facilities, programs and promotion items.

Long-Lived Assets

Furniture, fixtures and equipment includes computers, leasehold improvements and capitalized software and is stated at cost less accumulated depreciation. Depreciation is computed by applying the straight-line method over the estimated useful lives of assets, which range from two to five years. Leasehold improvements are depreciated over the lesser of the useful lives of the underlying assets or the lease term. Expenditures for renewals and betterments are capitalized. Repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any associated gain or loss thereon is reflected in the consolidated statements of income.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the Company’s analysis of undiscounted future cash flows, no such impairment has occurred.

Internal-Use Software and Website Development Costs

The Company capitalizes internal-use system conversion software and website development costs in accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, as well as Emerging Issues Task Force (“EITF”) 00-02, Accounting for Website Development Costs. These standards require that certain costs related to the development or purchase of internal-use software and systems as well as the costs incurred in the application development stage related to its website be capitalized and amortized over the estimated useful life of the software or system. SOP 98-1 also requires that costs related to the preliminary project stage, data conversion and postimplementation/operation stage of an internal-use software development project be expensed as incurred.

During the years ended December 31, 2006, 2005 and 2004, the Company capitalized $513,207, $2,196,309 and $0, respectively, of costs associated with the system conversion or website development. Amortization expense for the years ended December 31, 2006, 2005 and 2004, totaled $531,831, $332,180 and $137,923, respectively.

Revenue Recognition

TPI principally derives revenues from fees for services generated on a project-by-project basis. Prior to the commencement of a project, TPI reaches agreement with the client on rates for services based upon the scope of the project, staffing requirements and the level of client involvement. It is TPI’s policy to obtain written agreements from new clients prior to performing services. In these agreements, the clients acknowledge that they will pay based upon the amount of time spent on the project and at the agreed upon fee structure. Revenues for services rendered are recognized on a time and materials basis or on a fixed-fee or capped-fee basis in accordance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition.

TPI’s accounts receivable includes revenue for services performed that have been invoiced but not collected as well as unbilled revenues. Deferred revenue includes billings in excess of revenues recognized, typically in cases where contracts permit TPI to invoice customers in advance of performing services.

Revenues for time and materials contracts are recognized based on the number of hours worked by TPI’s consultants at an agreed upon rate per hour and are recognized in the period in which services are performed. Revenues for time and materials contracts are billed monthly, semimonthly or in accordance with the specific contractual terms of each project.

Revenues related to fixed-fee or capped-fee contracts are recognized on the proportional performance method of accounting based on the ratio of labor hours incurred to estimated total labor hours, which TPI considers to be the best available indication of the pattern and timing in which contract obligations are fulfilled. This percentage is multiplied by the contracted dollar amount of the project to determine the amount of revenue to recognize in an accounting period. The contracted amount used in this calculation excludes the amount the client pays for reimbursable expenses. There are situations where the number of hours to complete projects may exceed TPI’s original estimate as a result of an increase in project scope or unforeseen events that arise. On an on-going basis, TPI’s project team, along with risk management and accounting personnel review hours incurred and estimated total labor hours to complete. The results of any revisions in these estimates are reflected in the period in which they become known. TPI believes it has a demonstrated history of successfully estimating the total labor hours to complete a project.

If TPI does not accurately estimate the scope of the work to be performed, or does not manage the projects properly within the planned periods of time or does not meet the clients’ expectations under the contracts, then future consulting margins may be negatively affected or losses on existing contracts may need to be recognized. Any such resulting reductions in margins or contract losses could be material to TPI’s results of operations.

The agreements entered into in connection with a project, whether on a time and materials basis or fixed-fee or capped-fee basis, typically allow TPI’s clients to terminate early due to breach or for convenience with 30 days’ notice. In the event of termination, the client is contractually required to pay for all time, materials and expenses incurred by TPI through the effective date of the termination. In addition, from time to time TPI enters into agreements with clients that limit TPI’s right to enter into business relationships with specific competitors of that client for a specific time period. These provisions typically prohibit TPI from performing a defined range of services that it might otherwise be willing to perform for potential clients. These provisions are generally limited to six to twelve months and usually apply only to specific employees or the specific project team.

Reimbursable Expenditures

The Company accounts for reimbursable expenditures in accordance with EITF 01-14 Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. Amounts billed to customers for reimbursable expenditures are included in revenues and the associated costs incurred by the Company are included in direct costs and expenses for advisors in the accompanying consolidated statements of income. Nonreimbursable amounts are expensed as incurred. Reimbursable expenditures totaled $14,447,422, $13,170,562 and $8,754,226 for the years ended December 31, 2006, 2005 and 2004, respectively.

Direct Costs and Expenses for Advisors

Direct costs and expenses for advisors include payroll expenses and subcontractor fees directly associated with the generation of revenues and other program expenses. Direct costs and expenses for advisors are expensed as incurred.

Deferred Financing Costs

Costs directly incurred in obtaining long-term financing are deferred and are amortized over the life of the related loan using an approximation of the effective interest method. Amortization of deferred financing costs is included in interest expense and totaled $188,281, $255,416 and $127,708 for the years ended December 31, 2006, 2005 and 2004, respectively. On May 31, 2006, the Company amended its credit agreements and as a result, $526,823 of previously capitalized deferred financing costs were expensed and $102,887 of costs were capitalized in 2006.

Income Taxes

In 2003, TPI was an S Corporation, and as such, all United States federal and certain state income taxes were the responsibility of the stockholders and not TPI. Any material state income taxes that are the responsibility of TPI were provided for as an income tax provision.

On June 14, 2004, the Company changed to a C Corporation and as such, United States federal and all state income taxes then became the responsibility of the Company. Additionally, TPI is subject to foreign income taxes on taxable income in the countries in which it operates.

TPI accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement and tax basis of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

Effective January 1, 2007, the Company adopted Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.

The cumulative effect of adopting the provisions of FIN 48 has been reported as an adjustment to the opening balance of retained earnings as of January 1, 2007. The adoption of FIN 48 reduced the Company’s retained earnings by $225,000 (unaudited). The unrecognized tax benefits relate primarily to state income tax issues. In addition, there is a current tax provision of $22,500 (unaudited) for the first quarter of 2007 related to FIN 48 that increased income tax expense for the period.

It is the Company’s policy to record interest and penalties associated with FIN 48 items in the tax expense line on the income statement.

Foreign Currency Translation

During 2005, the Company made a prospective change to its accounting policy for foreign currency translation in accordance with SFAS No. 52, Foreign Currency Translation. Prior to January 1, 2005, the Company’s foreign subsidiaries operated as an extension of TPI’s United States’ operations. As of January 1, 2005, management determined that changes in the underlying economic facts and circumstances indicated that the functional currency of those operations had changed, as TPI’s foreign subsidiary operations began operating as self contained subsidiaries that are integrated within their respective countries. As such, beginning on January 1, 2005, the assets and liabilities of the Company’s foreign subsidiaries have been translated into U.S. dollars using the exchange rates in effect at the balance sheet date as the functional currency is the local currency. Results of operations have been translated using the average exchange rates during the year. Resulting translation adjustments have been recorded as a component of other comprehensive income (loss) in the statement of stockholders’ equity (deficit).

Foreign currency transaction gains and losses are included in the consolidated statements of income as they occur.

Prior to 2005, the functional currency for TPI’s non-U.S. based subsidiaries was the U.S. dollar. Amounts of on-hand cash, receivables and payables balances at period end not denominated in U.S. dollars were translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Gains and losses on foreign currency translation and transactions prior to January 1, 2005, were reported directly in the consolidated statements of income.

Fair Value of Financial Instruments

The reported amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. The estimated fair value of the Company’s long-term debt at December 31, 2006 and 2005, approximated the carrying value. The fair value was estimated using market interest rates for similar types of investments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash investments with high quality financial institutions. Trade receivables potentially subject the Company to credit risk. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history and generally does not require collateral. For the years ended December 31, 2006, 2005 and 2004, the Company had one customer which accounted for 21%, 25% and 23% of advisory fees, respectively. The same customer represents 26% and 27%, respectively, of the accounts receivable balance as of December 31, 2006 and 2005. One additional customer accounted for 11% of accounts receivable for the year ended December 31, 2006. No other customer accounted for more than 10% of advisory fees in 2006, 2005 or 2004. The loss of, or a significant decrease in, business from this customer could have an adverse effect on the Company’s consolidated financial condition and results of operations.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of purchased businesses over the estimated fair value of the acquired businesses’ net assets. Goodwill is $2,805,400 for the years ended December 31, 2006 and 2005. Intangible assets, net of amortization, were $1,686,973 and $2,828,972 for the years ended December 31, 2006 and 2005, respectively. Goodwill and intangible assets with indefinite-lives are not amortized, but are reviewed annually for impairment. Intangible assets that are not deemed to have indefinite-lives are amortized over their useful lives.

The Company reviews the carrying value of goodwill and other long-lived assets annually to determine whether an impairment has occurred from the date of relevant acquisition. The Company has elected to make December 31 the annual impairment assessment date and will perform additional impairment tests if a change in circumstances occurs that would more likely than not reduce the fair value of the long-lived assets below their carrying amount. The Company did not record any impairment changes for the years ended December 31, 2006, 2005 and 2004.

Stock-Based Compensation

The Company has stock-based employee compensation plans, which are more fully described in Note 10. Prior to January 1, 2006, the Company applied the recognition and measurement principles of Accounting Principles Bulletin (APB) Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”) and related interpretations to awards granted under those plans. Under APB 25, no compensation expense was reflected in net income for the Company’s stock options or management share unit grants (collectively the “awards”), as all awards granted under those plans had an exercise price equal to the market value of the underlying shares on the date of grant. The pro forma effects on income for awards were instead disclosed in a footnote to the financial statements in accordance with by SFAS No. 148 Accounting for Stock-Based Compensation—an Amendment to SFAS 123 (“SFAS 148”).

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, (SFAS 123-R), using the prospective transition method. Under this transition method, only new awards (or awards modified, repurchased, or cancelled after the effective date) are accounted for under the provisions of FAS 123(R).

As discussed in Note 10, the awards granted under our stock-based employee compensation plans are only fully vested and exercisable upon a liquidity event. Accordingly, the Company treated the awards as “variable performance awards” and given that the performance condition (a liquidity event) was outside the control of the Company, concluded that such performance condition was not probable. As a result, there was no impact to the Company’s consolidated financial statements.

Awards granted prior to January 1, 2006 under APB 25 were accounted for under the prospective application method upon adoption of SFAS 123(R) and results for prior periods have not been restated to reflect the effects of implementing SFAS 123(R). Awards granted on or after January 1, 2006 have been accounted for under FAS 123(R), and while a measurement date has been established for the 2006 awards, no compensation expense has been recorded since the same performance condition (a liquidity event) has not been deemed probable. The following pro forma information, as required by SFAS 148 is presented for comparative purposes and illustrates the effect on our net income if the Company has applied the fair value recognition provisions of SFAS 123 for the years ended December 31, 2005 and 2004:

	2005	2004
Net income, as reported	$6,467,081	$4,559,416
Add: Stock-based employee compensation cost, net of related tax effects, included in the determination of net income, as reported	—	1,441,954
Deduct: Stock-based employee compensation cost determined under the fair value method, net of related tax effects, for all awards	—	(1,448,373)
Net income, pro forma	$6,467,081	$4,552,997

During 2006, 2005 and 2004, all options and management share units were issued at the estimated fair value of the Company’s common stock at the date of grant. The Company granted 6,400,842, 3,094,178 and 4,917,723 awards during the years ended December 31, 2006, 2005 and 2004 respectively. No awards were granted to nonemployees during the three years ended December 31, 2006. The weighted average fair values of options and management share units granted during the years ended December 31, 2006, 2005 and 2004, was $6.21, $4.28 and $2.87, respectively. The weighted average remaining contractual life for options and management share units outstanding was 8.42, 9.15 and 8.30 years for the years ended December 31, 2006, 2005 and 2004, respectively. The fair value of each award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions for the risk-free interest rate, volatility, dividend yield and the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. In 2006, expected volatilities are based on changes in our historical volatility based upon comparable public peer companies. Prior to 2006, the Company assumed no volatility pursuant to the minimum value method. The Company does not assume any dividend yield, as the Company does not pay dividends. The Company utilized historical data to estimate the expected term of the options. The following reflects the assumptions used for the awards pursuant to SFAS 123(R) (fair value  method) for 2006 awards and pursuant to FAS 123 (minimum value  method) for 2005 and 2004 and prior awards).

	2006	2005	2004
Risk-free interest rate	4.86%	4.31%	4.36%
Volatility	31.80	0.00	0.00
Dividend yield	0.00	0.00	0.00
Term	8 years	8 years	8 years

The Company considered an estimated forfeiture rate when determining the fair value of the 2006 awards. The forfeiture rate is based on historical experience. Estimated forfeitures will be adjusted to reflect actual forfeitures in future periods. However, as noted above, these awards are considered performance awards for which the performance condition is not deemed probable and no compensation expense will be recognized related to such awards until a liquidity event occurs.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which SFAS 157 is initially applied, except in limited circumstances. The Company expects to adopt SFAS 157 beginning January 1, 2008, and is currently evaluating the impact that this pronouncement may have on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. The Company expects to adopt SFAS 159 beginning January 1, 2008, and is currently evaluating the impact that this pronouncement may have on the consolidated financial statements.

Reclassifications

Certain reclassifications have been made to prior periods to conform to the current period presentation, with no effect on our consolidated financial position or results of operations.

3.                 Acquisitions

In June 2005, MCP-TPI Holdings, LLC acquired substantially all of the operating assets of Gildner, a firm specializing in the assessment, evaluation, negotiation and management of service contracts between clients and those clients’ outside contractors, for $7,543,874, comprised of cash of $3,212,620 and 492,188 Class A-3 shares of MCP-TPI Holdings, LLC common stock, approximating $4,331,254. The purchase price has been allocated to the fair value of net current assets and identifiable intangibles, and are amortized over the period that the Company believes best reflects the period in which the economic benefits will be consumed as follows:

	Asset Life	2005
Fair values of assets and liabilities
Net current assets	—	$1,058,474
Noncompete agreement	2	140,000
Trademark	1	70,000
Backlog	1	510,000
Benchmark database	3	1,760,000
Prevalence database	3	530,000
Customer relationships	10	670,000
Goodwill	—	2,805,400
Total allocated purchase price		$7,543,874

Also, in April 2005, TPI acquired all outstanding shares of TPI Advisory Services India Ltd., for $11,437 in cash. TPI Advisory Services India Ltd. was formed by two Indian nationals, then purchased by TPI to expedite the Company’s presence in India.

4.                 Accounts Receivable, Net Of Allowance For Doubtful Accounts

Accounts receivable, net of allowance for doubtful accounts consists of the following:

	2006	2005
Accounts receivable	$26,297,562	$23,740,800
Unbilled revenue	2,814,491	4,688,021
Allowance for doubtful accounts	(459,784)	(405,128)
	$28,652,269	$28,023,693

5.                 Furniture, Fixtures and Equipment

Furniture, fixtures and equipment consisted of the following:

	2006	2005
Computer hardware, software and other office equipment	$5,592,522	$5,007,382
Furniture, fixtures and leasehold improvements	576,111	558,017
Other	379,403	379,403
	6,548,036	5,944,802
Accumulated depreciation	(3,890,610)	(3,146,312)
	$2,657,426	$2,798,490

At December 31, 2006 and 2005, the Company had approximately $2,046,942 and $1,990,934 of fully depreciated furniture, fixtures, and equipment still in use. Depreciation expense for the years ended December 2006, 2005, and 2004 was $1,294,491, $1,066,091, and $668,513, respectively.

6.                 Leases

TPI leases its office space under long-term operating lease agreements which expire at various dates through December 2009. Under the operating leases, TPI pays certain operating expenses relating to the leased property and monthly base rent.

Aggregate future minimum payments under noncancelable leases with initial or remaining terms of one year or more consist of the following at December 31, 2006:

Operating Leases
2007	$567,337
2008	73,602
2009	63,033
2010	38,861
Total minimum lease payments	$742,833

TPI’s rental expense for operating leases was $898,370, $771,624 and $387,204, in 2006, 2005 and 2004, respectively.

7.                 Accrued Liabilities

The components of accrued liabilities at December 31, 2006 and 2005, are as follows:

	2006	2005
Accrued payroll and vacation pay	$9,473,790	$11,904,985
Accrued payroll taxes and other taxes	2,044,330	4,732,329
Other	1,788,043	2,263,997
	$13,306,163	$18,901,311

8.                 Long-Term Debt and Line of Credit

At December 31, 2006 and 2005, notes payable consisted of the following:

	2006	2005
Term A note payable to bank; payable in quarterly payments, due June 14, 2009	$14,325,000	$11,750,000
Term B note payable to bank; payable in quarterly payments, due June 14, 2010	6,000,000	4,925,000
$11,000,000 Senior Subordinated note payable to bank, net of unamortized discount of $800,793 and $835,195 at December 31, 2006 and 2005, respectively; bearing interest at 11.50% per year with an effective rate of 12.85%, due June 14, 2012	10,199,208	10,164,805
Revolving line of credit	863,211	5,814,660
Noninterest bearing note payable to related party due the earlier of: (i) such time as the MCP Investors holds less than 75% of the Class A-1 shares of MCP-TPI Holdings, LLC, or (ii) the date of consummation of a “Qualified Public Offering”	750,000	750,000
	32,137,419	33,404,465
Less: Current portion	(4,463,211)	(3,164,660)
Total long-term debt	$27,674,208	$30,239,805

On June 14, 2004, in connection with the Company’s leveraged recapitalization, the Company entered into two term notes payable with a syndicated bank group consisting of $15,000,000 (“Term A”) and $5,000,000 (“Term B”), a senior subordinated note payable of $11,000,000 and revolving line of credit facility whereby the Company can borrow up to $11,000,000 (collectively, “Credit Agreements”). On May 31, 2006, the Company amended its Credit Agreements to allocate $6,500,000 from the revolving line of credit to the Term A and Term B loans and to modify the term amortization schedules accordingly. Additionally, the Company amended certain financial covenants imposed by the banks. As a result of amending the Credit Agreements, $526,823 of deferred financing costs were expensed in 2006.

The Company can select an interest rate based on a discounted prime rate or a LIBOR based rate as defined in the agreement. The effective annual rate at December 31, 2006, for Term A was 8.86% and Term B was 9.36%. The Credit Agreements contain restrictions which limit the incurrence of additional indebtedness, require maintenance of certain financial amounts, and contain other covenants customary in agreements of this type.

The revolving line of credit may be used for standby and commercial letters of credit, borrowings or a combination thereof and is subject to borrowing base restrictions based on the levels of eligible domestic and foreign accounts receivable. At December 31, 2006, the revolving line of credit facility had borrowings of $863,211, leaving $9,474,861 in available borrowings as determined by the borrowing base calculation. The interest rate on this agreement is determined at the date of each draw based on a discounted prime rate or a LIBOR based rate. The rate is fixed for the remaining term of each draw. Interest on this facility is payable monthly and varied from 8.50% to 9.25% during the year ended December 31, 2006. A commitment fee on the unused portion of the line of credit facility is payable monthly at 0.50%. The revolving line of credit expires on June 14, 2009.

At June 30, 2007 (unaudited), TPI was not in compliance with the minimum fixed charge coverage ratio and the maximum senior debt to EBITDA ratio as defined in its two senior term notes payable agreements with a syndicated bank group. On August 16, 2007, TPI amended its two senior term notes payable agreements to provide for the following: (1) the specified minimum level of the minimum fixed charge coverage was lowered effective as of June 30, 2007 and for the remainder 2007 and (2) the specified maximum level of the maximum senior debt to EBITDA ratios was increased effective as of June 30, 2007 and for the remainder 2007.

At June 30, 2007 (unaudited), TPI was in compliance with the maximum senior debt to EBITDA ratio as defined in its senior subordinated note payable agreement with a bank. On August 16, 2007, TPI amended this note to increase the specified maximum level of the maximum senior debt to EBITDA effective as of June 30, 2007 and for the remainder 2007.

In conjunction with the Senior Subordinated Note Payable of $11,000,000, MCP-TPI Holdings, LLC, the Company’s ultimate Parent, issued 117,203 shares of its Class B stock, which was deducted as debt discount from the note proceeds based on the fair value of such shares at the date of issuance. This discount is being accreted to interest expense over the life of the note based on an approximation of the effective interest method. Also, contained within this agreement is an anti-dilution provision that grants the note holder the right to additional shares. MCP-TPI Holdings, LLC issued an additional 4,699 and 5,092 of its Class B shares in accordance with these provisions as of December 31, 2006, and June 14, 2005, respectively, which were recorded at fair value, approximately $60,946 and $66,807, at December 31, 2006, and June 14, 2005, respectively, and reflected as additional debt issuance costs, which are being amortized to interest expense based on an approximation of the effective interest method. MCP-TPI Holdings, LLC also cancelled 19,153 shares which were recorded at fair value, approximately $168,547 in 2005.

Aggregate annual maturities of debt obligations, by calendar year, as follows:

Debt
2007	$4,463,211
2008	6,050,000
2009	7,737,500
2010	2,937,500
2011	—
Thereafter	10,949,208
$32,137,419

The credit agreements are collateralized by substantially all of the Company’s assets, including equipment and trade accounts receivable.

9.                 Income Taxes

The components of TPI’s provision for income taxes for the years ended December 31, 2006, 2005 and 2004, are as follows:

	2006	2005	2004
Current
Federal	$2,595,688	$1,521,379	$701,298
State and local	395,558	626,402	78,115
Foreign	1,255,961	3,612,617	—
	4,247,207	5,760,398	779,413
Deferred
Federal	(691,667)	(582,660)	1,026,530
State and local	(98,812)	(1,770)	—
	(790,479)	(584,430)	1,026,530
Total income tax provision	$3,456,728	$5,175,968	$1,805,943

The differences between the effective tax rate reflected in the total provision for income taxes and the U.S. federal statutory rate of 35% for the years ended December 31, 2006, 2005 and 2004, were as follows:

	2006	2005	2004
Federal statutory rate	35.0%	35.0%	34.0%
Nondeductible expenses	4.0	3.0	0.6
State income taxes	3.0	3.0	0.5
Valuation allowance on foreign tax credits	1.0	2.0	0.0
Release of valuation allowance on foreign tax credits	(3.0)	0.0	0.0
Effect of change in rates	0.0	1.0	0.0
Foreign taxes	0.0	0.0	(0.8)
Change in tax status	0.0	0.0	(0.2)
Release of liability related to uncertain tax matters	0.0	0.0	(7.6)
Other	0.0	0.0	1.9
	40.0%	44.0%	28.4%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2006 and 2005, are as follows:

	2006	2005
Current deferred tax asset
Allowance for doubtful accounts	$264,771	$263,558
Other	—	10,000
Total current deferred tax asset	264,771	273,558
Current deferred tax liability
Prepaids	(269,840)	(275,440)
Change in tax accounting method	(332,088)	(664,179)
Total current deferred tax liability	(601,928)	(939,619)
Noncurrent deferred tax asset
Intangibles	646,834	288,167
Depreciable assets	154,011	—
Foreign net operating loss carryforwards	—	662,550
Foreign tax credits	(23,469)	284,089
Valuation allowance for deferred tax asset	23,469	(946,639)
Total noncurrent deferred tax asset	800,845	288,167
Noncurrent deferred tax liability
Depreciable assets	—	(21,724)
Goodwill	(115,309)	(42,482)
Total noncurrent deferred tax liability	(115,309)	(64,206)
Total net deferred tax liability (asset)	$348,379	$(442,100)

Foreign net operating loss carryforwards have been fully reserved until realized due to uncertainty regarding their realization. As of December 31, 2006, the Company had approximately $1,893,000 of foreign net operating losses, of which $1,890,000 can be carried forward indefinitely and $3,000 will begin to expire in 2013.

10.          Stockholders’ Equity

2000 Stock Plan

Certain options granted to purchase common stock under the Company’s 2000 Stock Plan contained terms that prevented the option holders from exercising vested options. As a result of this contingency, the Company determined these options did not have a measurement date.

On June 14, 2004, the date of the leveraged recapitalization, 719,807 options issued pursuant to the 2000 Stock Plan that previously did not have a measurement date became fully vested and were cashed out in the leveraged recapitalization transaction. As such, the Company recognized $1,349,672 in compensation expense during 2004 related to those options, which is included in general and administrative expenses within the accompanying consolidated statements of income.

During the years ended December 31, 2006, 2005 and 2004, TPI recognized $0, $0 and $29,673, respectively, of deferred compensation for options granted for which a measurement date has occurred. There were no grants pursuant to the 2000 Stock Plan in 2006, 2005 or 2004.

2004 Management Share Plan

MCP-TPI Holdings, LLC, the Company’s ultimate parent, adopted the 2004 Management Share Plan (the “Management Share Plan”), which provides for grants of shares of MCP-TPI Holdings, LLC. The purpose of the Management Share Plan is to contract and retain the best available personnel, provide additional incentives to the Company’s employees and promote the success of the business. These shares vest over periods ranging from one to four years, are subject to the “liquidity event” performance conditions described below and have an aggregate repurchase price at the option of MCP-TPI Holdings, LLC of $1. The contractual term of the shares is ten years. The total number of management shares that may be granted under the plan are not limited by the plan.

Concurrent with the leveraged recapitalization, certain of the unvested options from the Company’s former 2000 Stock Plan totaling 2,256,511 options were rolled over into 2,666,723 management share units of MCP-TPI Holdings, LLC based upon a conversion ratio. These options held the same vesting terms as previously held. MCP-TPI Holdings, LLC granted an additional 2,251,000 shares during the year ended December 31, 2004. These management shares were granted on the condition that they may be exercised only after MCP-TPI Holdings, LLC transacts a liquidity event defined as consummation of (i) the sale of all or substantially all of the assets of MCP-TPI Holdings, LLC and its wholly owned subsidiaries, taken as a whole, in a single transaction or a series of one or more related transactions to one or more persons who are not affiliates of MCP-TPI Holdings, LLC, (ii) an Initial Public Offering of MCP-TPI Holdings, LLC, (iii) a complete liquidation of MCP-TPI Holdings, LLC and its wholly owned subsidiaries, (iv) a merger or consolidation, or (v) the sale of at least 95% of the issued and outstanding shares MCP-TPI Holdings, LLC to one or more persons who are not affiliates of MCP-TPI Holdings, LLC. Such management shares are contingent grants and as a result of this contingency, the Company has deemed that the management shares issued with these terms do not yet have a measurement date, with respect to grants made prior to January 1, 2006 under APB 25. While a measurement date has been established for grants made on or after January 1, 2006 under FAS 123(R), no compensation expense has been recorded for any of the grants as they contain performance conditions that have not been deemed probable. If the contingency were realized, the Company would have recorded a noncash compensation charge of $26,033,395 for the year ended December 31, 2006. At December 31, 2006, an additional $35,297,549 in deferred compensation expense would be subject to amortization over the remaining years of the vesting period based on the estimated fair value of the common stock.

		Weighted
		Average
		Exercise
	Shares	Price
Management Share Units outstanding as of December 31, 2005	7,895,220	7.76
Granted	6,400,842	13.12
Forfeited	(292,462)	11.92
Exercised	—	—
Management Share Units outstanding as of December 31, 2006	14,003,600	10.13

	Outstanding Management Share Units			Options Exercisable
	Outstanding	Weighted Average	Weighted	Exercisable	Weighted
	as of	Remaining	Average	as of	Average
Range of	December 31,	Contractual	Exercise	December 31,	Exercise
Exercise Prices	2006	Life (In Years)	Price	2006	Price
$7.08 - $7.13	4,798,576	7.55	7.10	—	—
$8.80	3,023,683	8.15	8.80	—	—
$13.12	6,181,341	9.25	13.12	—	—
	14,003,600	8.43	10.13	—	—

During 2004, the Company used shares already held in treasury to issue 11,716 shares to employees in connection with the exercise of employee stock options. The Company held the remaining 1,055 shares in treasury until they were retired in conjunction with the leveraged recapitalization transaction completed on June 14, 2004. Also, as a result of this transaction 71% of issued and outstanding shares of the Company’s stock were repurchased by the Company, retired and 6,394,094 new shares were issued to the new shareholder.

Profit Participation Share Plan

In 2005, MCP-TPI Holdings, LLC, the Company’s ultimate parent, adopted the Profit Participation Share Plan. Pursuant to this Plan, 291,264 Class A-2 profit participation shares were issued to a single executive on March 16, 2005. These shares are time vested at 20% annually over a 5 year period. These profit participation shares were granted on the condition that they may be exercised only after MCP-TPI Holdings, LLC transacts a liquidity event defined as consummation of (i) the sale of all or substantially all of the assets of MCP-TPI Holdings, LLC and its wholly owned subsidiaries, taken as a whole, in a single transaction or a series of one or more related transactions to one or more persons who are not affiliates of MCP-TPI Holdings, LLC, (ii) an Initial Public Offering of MCP-TPI Holdings, LLC, (iii) a complete liquidation of MCP-TPI Holdings, LLC and its wholly owned subsidiaries, (iv) a merger or consolidation, or (v) the sale of at least 95% of the issued and outstanding shares of MCP-TPI Holdings, LLC to one or more persons who are not affiliates of MCP-TPI Holdings, LLC. Such profit participation shares are contingent grants and as a result of this contingency, the Company has deemed that the profit participation shares issued with these terms do not yet have a measurement date. As of December 31, 2006, none of these shares had vested pursuant to the service or performance condition.

11.          Goodwill and Intangible Assets

Goodwill is $2,805,400 as of December 31, 2006 and 2005. No indefinite-lived intangible assets existed at December 31, 2006 or 2005. The changes in the net carrying amount of the components of intangible assets for the fiscal years ended December 31, 2006 and 2005, were as follows:

	Noncompete Agreements	Trademarks	Backlog	Databases	Customer Relationships	Total
Balance as of December 31, 2004	$—	$12,500	$—	$—	$—	$12,500
Intangible assets recorded during the period	140,000	70,000	510,000	2,290,000	670,000	3,680,000
Amortization expense	(40,833)	(40,833)	(297,500)	(445,279)	(39,083)	(863,528)
Balance as of December 31, 2005	$99,167	$41,667	$212,500	$1,844,721	$630,917	$2,828,972
Intangible assets recorded during the period	$—	$—	$—	$—	$—	$—
Amortization expense	(70,000)	(29,167)	(212,500)	(763,332)	(67,000)	(1,141,999)
Balance as of December 31, 2006	$29,167	$12,500	$—	$1,081,389	$563,917	$1,686,973

The weighted average remaining life of amortizable intangible assets at December 31, 2006, was 3.8 years. Future estimated amortization expense is as follows:

Fiscal year ending December 31	Amount
2007	$859,500
2008	385,056
2009	67,000
2010	67,000
2011 and thereafter	308,417
$1,686,973

12.          Commitments and Contingencies

Employee Retirement Plans

TPI maintains a qualified profit-sharing plan (the “Plan”). During 2006, 2005 and 2004, the provisions of the Plan provide for a maximum employer contribution per eligible employee of the lesser of 12.75% of compensation or $25,500. Employees are eligible to participate in the Plan upon the next entry date following six months of service and are 100% vested upon entering the Plan. For the years ended December 31, 2006, 2005 and 2004, $6,352,589, $5,168,406 and $3,402,282, respectively, was contributed to the Plan by the Company.

As of December 31, 2006 and 2005, TPI held a noninterest bearing note payable of $750,000 to an executive officer who separated from the Company in 2002 (Note 8). The consideration for the $750,000 is contingent upon the fulfillment of the terms of these agreements by the executive.

13.          Related-Party Transactions

The Company’s related party transactions primarily consisted of subcontract relationships with an affiliated company to provide consulting services to a third-party customer. From time to time, the Company also has receivables and payables with employees and shareholders. All related party transactions have been conducted in the normal course of business as if the parties were unrelated. As of December 31, 2006 and 2005, the Company had outstanding receivables from related parties, including shareholders, totaling $438,190 and $258,827, respectively and no outstanding payables. Additionally, the Company recognized approximately $998,966, $860,147 and $755,669 during the years ended December 31, 2006, 2005, and 2004, respectively, in revenue and $105,263, $732,647 and $725,607, respectively, in expenses with related parties that is reflected within the accompanying consolidated statements of income.

14.          Segment and Geographical Information

The Company operates in one segment, which includes providing fact-based sourcing advisory services. The Company operates principally in the Americas, with operations in various locations in Europe and the Asia Pacific. The Company’s foreign operations are subject to local government regulations and to the uncertainties of the economic and political conditions of those areas.

Geographical information for the segment is as follows:

	June 30, 2007	June 30, 2006	December 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)	(unaudited)
Revenue
Americas	$52,271,258	$54,756,404	$104,697,223	$103,771,016	$76,230,648
Europe	27,347,460	23,053,537	46,780,416	37,062,159	15,382,721
Asia Pacific	5,947,898	5,571,646	10,025,160	5,294,527	5,536,744
	$85,566,616	$83,381,587	$161,502,799	$146,127,702	$97,150,113
Identifiable long-lived assets
Americas			$2,413,832	$2,617,356	$1,497,244
Europe			154,049	88,947	101,329
Asia Pacific			89,545	92,187	20,443
			$2,657,426	$2,798,490	$1,619,016

The segregation of revenues by geographic region is based upon the location of the legal entity performing the services. The Company does not measure or monitor gross profit or operating income by geography for the purposes of making operating decisions or allocating resources.

15.          Strategic Alliance

neoIT.com, Inc.

In February 2001, the Company entered into a strategic alliance (the “Agreement”) with neoIT.com, Inc. (“neoIT”), to jointly develop and market neoIT’s products and services related to the provision of information technology services to customers through neoIT’s web-based sourcing methodology. In exchange for product development services and marketing of neoIT’s products and services, the Company received common stock of neoIT (the “Initial Fee”). Additionally, under the Agreement the Company earned cash and additional equity in neoIT, representing commissions for neoIT revenues generated from customer references provided by TPI. Effective June 4, 2004, the Company terminated its strategic alliance with neoIT. As part of the conditions of the termination agreement, TPI received $27,500 in cash and an additional 4,703,670 shares of neoIT. As of December 31, 2006 and 2005, TPI owned 8,950,000 neoIT shares. neoIT is an early stage private company for which no readily available market exists to convert the Company’s equity interest in neoIT into cash. The Company’s ability to realize its equity investment in neoIT is not assured and is subject to risks normally associated with investments in early stage companies. As of December 31, 2006 and 2005, the total investment balance in neoIT totaled $424,633 which is accounted for on a cost basis and is reflected within other long-term assets in the accompanying consolidated balance sheets. The Company has also recognized $324,425 of revenues, which have been collected in cash, and $275,464 of direct costs and expenses in the year ended December 31, 2004, related to joint activities with neoIT. As of December 31, 2006 and 2005, TPI’s investment in neoIT represents an ownership interest of approximately 9.1% and 9.1%, respectively, and reflects the estimated fair value of the equity consideration received from neoIT at the time of its issuance to TPI.

In accordance with SAB No. 104, Revenue Recognition, and EITF Issue No. 00-21, Accounting for Revenue Arrangements With Multiple Deliverables, TPI has accounted for this Agreement as a revenue arrangement with multiple deliverables. Accordingly, TPI recognized $39,757 of the Initial Fee as an investment in neoIT, which is included in other assets in the accompanying consolidated balance sheets as of December 31, 2006 and 2005. The associated revenue of $39,757 has been deferred and is recognized ratably over the five-year term of the Agreement. During 2006, 2005 and 2004, TPI did not recognize additional common stock received for commissions as revenues or as an increase in their investment in neoIT.

16.          Subsequent Event

On April 24, 2007, MCP-TPI Holdings, LLC (“MCP-TPI”) announced that it had signed a definitive agreement (“Purchase Agreement”) with Information Services Group, Inc. (“ISG”), pursuant to which ISG will acquire 100% of the shares of TPI Advisory Services, Inc. (“TPI”), a wholly owned subsidiary of the Company. The purchase price for the shares of TPI is equal to the sum of $280 million in cash, plus TPI’s cash balance on April 23, 2007, which the parties agree shall equal $5 million. The cash generated by TPI operations between the signing of the Purchase Agreement and the closing date will remain in TPI for the benefit of ISG. If the closing does not occur within six months, ISG will pay to MCP-TPI Holdings, LLC, additional consideration of $50,000 per day commencing on October 24, 2007 through and including the closing date.

The Purchase Agreement may be terminated at any time prior to the closing as follows: (i) by mutual written consent of each party; (ii) by either party if the proposed transaction has not been consummated by February 24, 2008; (iii) by MCP-TPI if the Deutsche Bank debt commitment letter has been terminated or becomes unavailable and ISG can not obtain replacement financing commitments within 45 days; (iv) by either party, if the ISG stockholders do not approve the Purchase Agreement at the stockholders meeting (or if holders of 20% or more of ISG’s common stock exercise their conversion rights); or (v) by MCP-TPI, if ISG materially breaches the covenants relating to the proxy statement (which remains uncured for 30 days). If the Purchase Agreement is terminated due to ISG stockholders not approving the proposed transaction (or due to the exercise of conversion rights by the stockholders), or due to a material breach by ISG of the covenant relating to the proxy statement, or if ISG fails to effect the closing within 10 days after all of the closing conditions have been satisfied, ISG will pay $500,000 to MCP-TPI for its expenses.

Annex A

PURCHASE AGREEMENT

by and between

MCP-TPI Holdings, LLC

and

Information Services Group, Inc.

Dated as of April 24, 2007

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into and effective as of the 24th day of April, 2007, by and between MCP-TPI Holdings, LLC, a Texas limited liability company (“Seller”), and Information Services Group, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller beneficially owns all of the issued and outstanding shares of capital stock (“Shares”) of TPI Advisory Services Americas, Inc., a Texas corporation (the “Company”).

WHEREAS, the Shares constitute all of the issued and outstanding equity securities of the Company; and

WHEREAS, Buyer desires to purchase, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth herein;

WHEREAS, certain key employees of the Company have entered into agreements with the Buyer which set forth certain terms with respect to the equity investment of such employees in the Buyer, non-compete obligations and certain other matters;

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions.   Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Action” means any action, claim, complaint, investigation, audit, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Acquisition” shall have the meaning set forth in Section 4.18.

“Additional Consideration” shall mean, if the Closing occurs after October 24, 2007, an amount, equal to $50,000 per day commencing on October 24, 2007 through and including the Closing Date.

“Affected Employees” shall have the meaning set forth in Section 4.2(a).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached hereto.

“Alternative Financing” shall have the meaning set forth in Section 4.11(b).

“Ancillary Agreements” shall mean the Escrow Agreement.

“Balance Sheet” means the audited consolidated balance sheet of the Operating Company and its Subsidiaries as of December 31, 2006 included in the Financial Statements.

“Balance Sheet Date” means December 31, 2006.

“Basket” shall have the meaning set forth in Section 7.1(b).

“Business” means the business of the Company and its Subsidiaries, taken as a whole.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Claim” shall have the meaning set forth in Section 7.1(b).

“Buyer Common Stock” shall mean the common stock, $0.001 par value per share of the Buyer, whose price is quoted on the American Stock Exchange under the ticker symbol “III”.

“Buyer SEC Reports” shall have the meaning set forth in Section 3.2(k).

“Buyer Shareholder Approval” shall have the meaning set forth in Section 4.14(a).

“Buyer Shareholders’ Meeting” shall have the meaning set forth in Section 3.1(w).

“Buyer Specified Representations” shall mean the representations and warranties set forth in Sections 3.2(a), (b), (i) and (j).

“Ceiling” shall have the meaning set forth in Section 7.1(b).

“Claim Notice” shall have the meaning set forth in Section 7.3(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Company Contracts” shall have the meaning set forth in Section 3.1(n)(i).

“Company Intellectual Property” means the Intellectual Property owned and/or used by the Company or any of its Subsidiaries.

“Company Leases” shall have the meaning set forth in Section 3.1(k).

“Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including each pension, profit sharing, 401(k), severance, welfare (including retiree welfare), disability, deferred compensation, stock purchase, stock option, stock-based award, employment, change-in-control, retention, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA, and that is maintained, sponsored or contributed to by Seller, the Company or any of its Subsidiaries for the benefit of any current or former independent contractor or employee of the Company or any of its Subsidiaries.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.4(a).

“Contract” means any written contract, agreement, commitment, franchise, indenture, lease, purchase order or license.

“Copyrights” means all United States and foreign copyrights and works of authorship in any media (including all registrations and applications to register the same), including computer programs, systems, networks, hardware, firmware, software, applications, files, databases, Internet websites and related documentation.

“Debt Commitment Letter” shall have the meaning set forth in Section 3.2(g).

“Debt Financing” shall have the meaning set forth in Section 3.2(g).

“Debt Financing Agreements” shall have the meaning set forth in Section 4.11(a).

“Debt Replacement Event” shall have the meaning set forth in Section 4.11(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title or voting, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Escrow Account” shall mean the account established pursuant to the Escrow Agreement.

“Escrow Amount” shall have the meaning set forth in Section 2.1(b).

“Escrow Agent” shall mean The Bank of New York, in its capacity as escrow agent.

“Escrow Agreement” shall have the meaning set forth in Section 4.12.

“Excepted Jurisdictions” shall have the meaning set forth in Section 5.1(b).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Financial Statements” means, collectively, (i) the audited consolidated balance sheet of the Company and any of its Subsidiaries as of December 31, 2004, 2005 and 2006 and the audited consolidated statements of income and cash flows of the Company and its Subsidiaries for each of the three years in the period ended December 31, 2006 and (ii) the unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries as of and for the two months ended February 28, 2007 including, in each case any notes thereto.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any United States federal or state government, or any foreign government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Governmental Filings” shall have the meaning set forth in Section 3.1(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” means, with respect to any Person, without duplication: (i) indebtedness for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; and (iii) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor or guarantor.

“Indemnified Party” shall have the meaning set forth in Section 7.3(a).

“Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants, other than Pricewaterhouse Coopers LLP, that has not provided services to either Seller or Buyer or their respective Affiliates in the preceding three years, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case upon which Buyer and Seller shall have mutually agreed.

“Insurance Policies” shall have the meaning set forth in Section 3.1(w).

“Intellectual Property” means all intellectual property, including all Trademarks, Patents, Copyrights and Trade Secrets.

“Knowledge” means the actual knowledge of Ed Glotzbach and Ron Lacy, upon due inquiry of the following persons: Peter Allen, Mark Mayo, Scott Gildner, Tom Lang, Duncan Aitchinson and Ron Janci.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Losses” shall have the meaning set forth in Section 7.1(a).

“Material Adverse Effect” means any change, circumstance or event that, individually or in the aggregate with all other changes, circumstances and events, has or is reasonably likely to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, other than any change or event resulting from, relating to or arising out of (i) general economic conditions in any of the geographical areas in which the Company or any of its Subsidiaries operate, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on the Company and its Subsidiaries relative to other persons in the sourcing advisory industry; (ii) any change in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on the Company and its Subsidiaries relative to other persons in the sourcing advisory industry; (iii) conditions generally affecting any of the industries in which the Company or any of its Subsidiaries operate, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on the Company and its Subsidiaries relative to other persons in the sourcing advisory industry; (iv) acts of God, national disaster, national or international political or social conditions, including the engagement in hostilities by the United States or any foreign country in which the Company or any of its Subsidiaries operate (each, a “Foreign Territory”), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any Foreign Territory or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any Foreign Territory, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on the Company and its Subsidiaries relative to other persons in the sourcing advisory industry; (v) any action taken by the Buyer or any of its Affiliates; (vi) the announcement or pendency of the transactions contemplated hereby or the disclosure of the fact that Buyer is the prospective acquirer of the Company and its Subsidiaries; (vii) any change in accounting requirements or principles imposed upon the Company or any of its Subsidiaries or any change in applicable laws, rules or regulations or the interpretation thereof, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on the Company and its Subsidiaries relative to other persons in the sourcing advisory industry; or (viii) compliance with the terms of, or the taking of any action required by, this Agreement.

“Non-Company Affiliates” shall have the meaning set forth in Section 3.1(v).

“Operating Company” means Technology Partners International, Inc., a Texas corporation.

“Other Filings” shall have the meaning set forth in Section 4.14(a).

“Outside Date” shall have the meaning set forth in Section 6.1(b).

“Patents” means all U.S. and foreign patents and patent applications, inventions, discoveries, processes, designs, techniques, developments, technology and related improvements.

“Permits” shall have the meaning set forth in Section 3.1(p).

“Permitted Encumbrance” means (i) Encumbrances incurred or deposits or pledges made in the ordinary course of business in connection with or to secure workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (ii) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar Encumbrances which have arisen in the ordinary course of business; (iii) Encumbrances approved by Buyer in writing; (iv) Encumbrances for Taxes not yet delinquent or contested in good faith; (v) Laws, including requirements and restrictions of zoning; (vi) statutory liens of landlords, lessors or renters for amounts not yet due and payable; (vii) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (viii) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate, as used on the date hereof; and (ix) restrictions on transfers of securities imposed by applicable state and federal securities Laws.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Pre-Closing Period” shall have the meaning set forth in Section 4.17.

“Proxy Statement” shall have the meaning set forth in Section 4.14(a).

“Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Real Property” shall have the meaning set forth in Section 3.1(k).

“Reimbursable Transaction Expenses” shall have the meaning set forth in Section 8.7(a).

“Representatives” shall have the meaning set forth in the Confidentiality Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Claim” shall have the meaning set forth in Section 7.2(b).

“Seller Disclosure Schedule” shall mean the disclosure schedule of Seller referred to in and delivered to Buyer pursuant to this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Seller Specified Representations” shall mean the representations and warranties set forth in Sections 3.1(a), (b), (d), (f), (t) and (v) and the first sentence of Section 3.1(c).

“Seller Transaction Expenses” shall have the meaning set forth in Section 8.7(a).

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Solvent” with regard to any Person, means that: (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Specified Debt” shall mean the Indebtedness outstanding under (i) the Credit Agreement, dated as of June 14, 2004, by and among the Operating Company, as borrower, Wachovia Bank, National Association, as Syndication Agent, Madison Capital Funding LLC, as Agent, and the various financial institutions party thereto as lenders thereunder and the Loan Documents (as defined therein), each as amended or otherwise modified prior to the date hereof and (ii) the Senior Subordinated Note Agreement, dated as of June 14, 2004, by and among the Operating Company, as borrower, the Seller, the Company and the Northwestern Mutual Life Insurance Company and the Subordinated Note Documents (as defined therein), each as amended or otherwise modified prior to the date hereof.

“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Survival Expiration Date” shall have the meaning set forth in Section 8.1(a).

“Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, fee, assessment or charge imposed by any taxing authority, including any interest, addition of Tax or penalties related thereto.

“Tax Return” means any return, report, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

“Third Party Claims” shall have the meaning set forth in Section 7.3(a).

“Trademarks” means all U.S. and foreign trademarks, service marks, trade names and Internet domain names, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing and all common law rights relating thereto.

“Trade Secrets” means all U.S. and foreign trade secrets, proprietary know-how and other confidential and proprietary information and proprietary documents.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby.

“Trust Fund” shall have the meaning set forth in Section 3.2(j).

“WARN Act” shall have the meaning set forth in Section 4.10.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1   Purchase and Sale of Shares.

(a)    Buyer and Seller hereby agree that, upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign and deliver to Buyer, all of the Shares held by Seller, free and clear of Encumbrances (other than restrictions imposed by applicable state and federal securities Laws).

(b)   At the Closing, Buyer shall pay, in consideration for the purchase of the Shares pursuant to Section 2.1(a), in cash an amount equal to the sum of $280,000,000 plus the Company Cash Balance (as defined below) plus the Additional Consideration (the “Purchase Price”), of which $15,000,000 (the “Escrow Amount”) shall be deposited into the Escrow Account maintained with the Escrow Agent for the purposes of satisfying the obligations under Article VII; provided that, the Seller shall concurrently use a portion of the Purchase Price to payoff the Specified Debt in full. The Escrow Amount shall be released from escrow in accordance with the terms of the Escrow Agreement. The “Company Cash Balance” means an amount equal to the normalized cash and cash equivalents of the Company and its Subsidiaries as of 11.59 p.m. Central Time on the day immediately prior to the date of this Agreement, which the parties agree is equal to $5,000,000.

Section 2.2   Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Ropes & Gray LLP, located at 1211 Avenue of the Americas, New York, New York, at 10:00 a.m., New York City time, following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in Article V (other than conditions which by their nature can be satisfied only at Closing), at such date as Buyer and Seller mutually agree, which shall be no later than the third Business Day after satisfaction or waiver, if permissible, of the conditions to the Closing set forth in Article V (the “Closing Date”), unless another date is agreed to in writing by Buyer and Seller.

(b)   Deliveries by Seller.   At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)    a certificate or certificates evidencing the Shares of the Company owned by the Seller, along with a duly executed stock transfer power in the name of Buyer in respect of all such Shares;

(ii)   evidence that the Seller Transaction Expenses have been paid by Seller to the appropriate parties to whom such expenses are due; and

(iii)  all other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.

(c)   Deliveries by Buyer.   At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)    the Purchase Price less the Escrow Amount, by wire transfer of immediately available funds, to an account or accounts designated by Seller prior to Closing;

(ii)   the Escrow Amount to the Escrow Agent for deposit into the Escrow Account established pursuant to the Escrow Agreement;

(iii)  the Reimbursable Transaction Expenses to an account or accounts designated by Seller prior to Closing; and

(iv)  all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1   Representations and Warranties of Seller.   Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as follows:

(a)   Due Organization and Good Standing of Seller.   Seller is validly existing and in good standing under the Laws of the State of Texas.

(b)   Authorization of Transaction by Seller.   Seller has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other limited liability company proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes, and each Ancillary Agreement, when executed and delivered by Seller (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity).

(c)   Due Organization and Good Standing.   The Company is duly formed, validly existing and in good standing under the Laws of the State of Texas. Each Subsidiary of the Company is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now conducted, except where the failure to have such power and authority would not have a Material Adverse Effect. The Seller has made available to the Buyer complete and accurate copies of the minute books of the Company and its Subsidiaries.

(d)   Subsidiaries.   Section 3.1(d)(i) of the Seller Disclosure Schedule contains a list of each Subsidiary of the Company, including its name, its jurisdiction of incorporation or formation and other jurisdictions in which it is qualified or authorized to do business. Except as set forth in Section 3.1(d)(ii) of the Seller Disclosure Schedule, (i) all of the issued and outstanding shares of capital stock or ownership interests, partnership capital or equivalent of each Subsidiary of the Company is owned directly or indirectly by the Company, free and clear of all Encumbrances (other than restrictions imposed by applicable state and federal securities Laws), and are duly authorized and validly issued, free of preemptive rights and, as to corporate Subsidiaries, are fully paid and non-assessable and (ii) there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by any Subsidiary of the Company of the capital stock, partnership capital or equivalent of any Subsidiary of the Company.

(e)   Governmental Filings.   No filings or registration with, notification to, or authorization, consent or approval of any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Seller, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates or (iii) such other Governmental Filings the failure of which to be obtained or made would not have a Material Adverse Effect and would not materially impair Seller’s ability to consummate the transactions contemplated hereby.

(f)   Capital Structure.   The authorized capital stock of the Company consists of 10,000 Shares, all of which are issued and outstanding. All of the issued and outstanding Shares of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 3.1(f)(i) of the Seller Disclosure Schedule, the Company has no other capital stock or equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing (other than this Agreement). Seller is the record and beneficial owner of all of the issued and outstanding Shares and, at Closing, the Shares purchased by Buyer shall constitute all of the issued and outstanding shares in the authorized capital of the Company. Except as set forth in Section 3.1(f)(ii) of the Seller Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company. There are no unpaid dividends, whether current or accumulated, due or payable on any shares of capital stock of the Company. Upon the delivery and payment for the Shares at the Closing as contemplated by this Agreement, Buyer will receive good and valid title for the Shares free and clear of all Encumbrances (other than restrictions imposed by applicable state and federal securities Laws). Except as set forth in Section 3.1(f)(iii) of the Seller Disclosure Schedule, the Company and its Subsidiaries have no Indebtedness other than the Specified Debt. Section 3.1(f)(iv) of the Seller Disclosure Schedule contains a list as of the date hereof of each holder of profits interests in the Seller and the number of such interests that will become vested in accordance with their terms upon the Closing. As of the date hereof, no employee of the Company or any of its Subsidiaries holds any equity interests in Seller other than those identified in Section 3.1(f)(iv) of the Seller Disclosure Schedule.

(g)   Financial Statements.   The Seller has delivered to Buyer a true and complete copy of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto), and fairly present the financial position of the Company and any of its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes thereto.

(h)   No Conflict or Violation.   Except as set forth in Section 3.1(h) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not (i) assuming all Governmental Filings described in Section 3.1(e) have been obtained or made, violate any applicable Law to which any of Seller, the Company or any of its Subsidiaries are subject; (ii) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract of the Company or any of its Subsidiaries; or (iii) violate the certificate of incorporation, limited liability company agreement, by-laws or other similar organizational documents of any of Seller, the Company or any of its Subsidiaries, except with respect to the foregoing clauses (i) and (ii) as would not have a Material Adverse Effect and would not materially impair Seller’s ability to consummate the transactions contemplated hereby.

(i)   Legal Proceedings.   Except as set forth in Section 3.1(i) of the Seller Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries which (i) if adversely determined, would have a Material Adverse Effect or (ii) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. Except as set forth in Section 3.1(i) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction or order of any Governmental Entity which has had or would have a Material Adverse Effect or would materially impair Seller’s ability to consummate the transactions contemplated hereby.

(j)   Personal Property.   Except as set forth in Section 3.1(j) of the Seller Disclosure Schedule or as may be reflected in the Financial Statements, the Company and its Subsidiaries have good and valid title, free and clear of any Encumbrances (except for Permitted Encumbrances) to all the tangible personal property reflected in the Financial Statements and all tangible personal property acquired since the Balance Sheet Date, except as would not have a Material Adverse Effect and except for such tangible personal property as has been disposed of in the ordinary course of business.

(k)   Real Property.   Neither the Company nor any of its Subsidiaries owns any real property. Section 3.1(k) of the Seller Disclosure Schedule sets forth (i) the location of all real property (the “Real Property”) leased to the Company or any of its Subsidiaries by a third party pursuant to a lease, sublease or other similar agreement under which the Company or any of its Subsidiaries is the lessee or sublessee (collectively, the “Company Leases”) and (ii) a list of all Company Leases. True and complete copies of all Company Leases, together with all modifications, extensions, amendments and assignments thereof, if any, have been furnished or made available to Buyer.

(l)   Taxes.   Except as set forth in Section 3.1(l) of the Seller Disclosure Schedule, (i) the Company and its Subsidiaries have accurately and timely filed (taking into account extensions) all material Tax Returns required to have been filed by them and have timely paid all material Taxes whether or not shown to be due thereon or, where payment is not yet due, have made adequate provision for all material Taxes in the Financial Statements of the Company in accordance with GAAP; (ii) the Company has not received any written notice of any claims, actions, suits, proceedings or investigations for the assessment or collection of material Taxes with respect to the Company or any of its Subsidiaries; (iii) there are no liens for Taxes against any assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable or contested in good faith; (iv) neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which is the Company), (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or analogous provision of state, local, or foreign law, or (C) is a party to or bound by any tax allocation, sharing, indemnity or similar agreement or arrangement with respect to income Taxes; (v) neither the Company nor any of its Subsidiaries is required to make any disclosure to the IRS with respect to its participation in a “listed transaction” pursuant to Treasury Regulation section 1.6011-4(b)(2); and (vi) neither the Company nor any of its Subsidiaries have executed or filed with any Tax authority any agreement extending the period for assessment or collection of any material Taxes.

(m)   Absence of Certain Changes.   Except as set forth in Section 3.1(m) of the Seller Disclosure Schedule and as otherwise expressly contemplated hereby, from the Balance Sheet Date, there has not occurred any Material Adverse Effect. Except as set forth in Section 3.1(m) of the Seller Disclosure Schedule and as otherwise expressly contemplated hereby, from the Balance Sheet Date, the Company and its Subsidiaries have conducted the Business in the ordinary course consistent with past practices, and neither the Company nor any of its Subsidiaries has taken any action which would have been prohibited by Section 4.1 if such action had been taken after the date hereof.

(n)   Company Contracts.

(i)    Section 3.1(n)(i) of the Seller Disclosure Schedule sets forth a list of Contracts in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party, which are in the categories listed below (collectively, the “Company Contracts”); provided, however, that a Contract referenced by more than one description need only be listed once on the Seller Disclosure Schedule:

(1)   any Contract involving a collective bargaining agreement and any employment, consulting or similar agreement requiring payment by the Company or any of its Subsidiaries of base annual compensation in excess of $150,000, except for any such Contract that is terminable at will and which does not provide for any severance or termination pay (other than those required under applicable Law and other than severance pursuant to the Company’s general severance policy);

(2)   any Contract evidencing Indebtedness of the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries have issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness, or has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than the Company or any of its Subsidiaries);

(3)   any Contract (i) for the sale or purchase of products or provision of services by or to the Company or any of its Subsidiaries (other than ordinary course purchase orders or sales orders) that involve products or services having a value of at least $1,000,000 in any year other than any Contracts with customers; (ii) for the sale of products or provision of services by or to the Company or any of its Subsidiaries (other than ordinary course purchase orders or sales orders) with any of the twenty (20) largest customers for the Business based on the dollar volume of sale for the year ended December 31, 2006 and for the three month period ended March 31, 2007, respectively, and (iii) to sell or otherwise dispose of any assets having a fair market value in excess of $100,000 other than in the ordinary course of business;

(4)   any Contract under which the Company or any of its Subsidiaries is or may become obligated to pay any amount in respect of deferred or conditional purchase price (other than ordinary trade terms), indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of all or substantially all of the assets or securities constituting a line of business of any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

(5)   any license agreement pursuant to which the Company or any of its Subsidiaries (i) has acquired the right to use any material Company Intellectual Property, other than “off-the-shelf” software that is generally commercially available, or (ii) has granted to any third party any license to use any material Company Intellectual Property or any Company Intellectual Property on an exclusive basis;

(6)   any agreement for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or any of its Subsidiaries, requiring payments by the Company or any of its Subsidiaries in excess of $100,000 for the fiscal year ended December 31, 2006 or any fiscal year thereafter;

(7)   any Contract containing a covenant not to compete or that materially impairs the ability of the Company or any of its Subsidiaries to freely conduct the Business in any geographic area, any line of business or industry or containing any non-solicitation restriction or that materially limits the ability of the Company or any of its Subsidiaries to hire or solicit any employees, in each case other than Contracts with any customer that restrict the ability of the Company or  any of its Subsidiaries to hire or solicit employees of such customer;

(8)   any Contract which creates a partnership or joint venture or similar arrangement;

(9)   any Contract relating to the acquisition or disposition, since January 1, 2002, by the Company or any of its Subsidiaries of any operating business, assets (other than inventory in the ordinary course of business consistent with past practice) or capital stock of any other Person;

(10) any Contract with Seller or any of its Affiliates (other than the Company and its Subsidiaries);

(11) any Contract which would be required to be filed as an exhibit to a Registration Statement on Form S-1 if the Company was the registrant thereunder; and

(12) any Contract that would reasonably be expected to prevent, materially delay or materially impede the Seller’s or the Company’s ability to consummate the transactions contemplated by this Agreement;

(13) any individual Contract to which the Company or any of its Subsidiaries is a party or by which it is bound (other than customer contracts), the loss of which would have a Material Adverse Effect; and

(14) any outstanding written commitment to enter into any agreement of the type described in subsections (1) through (13) of this Section 3.1(n)(i).

(ii)   A true, correct and complete copy of each Company Contract has been previously made available to Buyer. Except as set forth in Section 3.1(n)(ii) of the Seller Disclosure Schedule, (i) each Company Contract (A) constitutes a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and (B) assuming such Company Contract is binding and enforceable against the other parties thereto, is enforceable against the Company or the Subsidiary party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Company Contract, except, in each case set forth in clauses (i) and (ii), where such failure to be so valid, binding and enforceable, or such breach or default, would not have a Material Adverse Effect. Except as disclosed in Section 3.1(n) of the Seller Disclosure Schedule, the Seller is not party to any Company Contract.

(o)   Labor.   Except as set forth in Section 3.1(o) of the Seller Disclosure Schedule, since January 1, 2006, no executive employee of the Company or any of its Subsidiaries and no group of employees of the Company or any of its Subsidiaries has informed the Company or any of its Subsidiaries in writing of any plans to terminate his or their employment. No labor strike or work stoppage against the Company or any of its Subsidiaries is pending or, to the Knowledge of Seller, threatened, and neither the Company nor any of its Subsidiaries is subject to any pending labor dispute, arbitration, lawsuit or administrative proceeding which would have a Material Adverse Effect. No employees of the Company and any of its Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees in connection with their employment by the Company or any of its Subsidiaries, and no union organizing activities involving such employees are pending or, to the Knowledge of Seller, threatened. Except for such independent contractors, if any, as are set forth in Section 3.1(o) of the Seller Disclosure Schedule, all employees and independent contractors of the Business are employed or retained, as applicable, by the Company or one of its subsidiaries.

(p)   Compliance With Law.   Except for laws relating to Taxes and employee benefits, which shall be governed exclusively by Section 3.1(l) and Section 3.1(r), respectively, and except as set forth in Section 3.1(p) of the Seller Disclosure Schedule, the Company and any of its Subsidiaries are, and since June 14, 2004 have been, in compliance with applicable Laws, except to the extent any non-compliance therewith would not have a Material Adverse Effect. Except as set forth in Section 3.1(p) of the Seller Disclosure Schedule, all approvals, authorizations, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the Business, as conducted on the date hereof, are in the possession of one or more of the Company or its Subsidiaries, as applicable, are in full force and effect and the Company and its Subsidiaries are and, since June 14, 2004 have been, in compliance therewith, except for such Permits the failure of which to possess or with which to be in compliance would not have a Material Adverse Effect.

(q)   No Undisclosed Liabilities.   Except as reflected or reserved against in the Financial Statements or the notes thereto, or in Section 3.1(q) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries had, as of the Balance Sheet Date, any liabilities required by GAAP to be reflected or reserved against on an unaudited balance sheet of the Company and any of its Subsidiaries. Except as set forth in Section 3.1(q) of the Seller Disclosure Schedule, since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liabilities required by GAAP to be reflected or reserved against on an unaudited balance sheet of the Company and any of its Subsidiaries, except such liabilities which were incurred in the ordinary course of business which would not have a Material Adverse Effect.

(r)   Employee Benefit Plans.

(i)    Section 3.1(r)(i) of the Seller Disclosure Schedule sets forth a list of each Company Plan.

(ii)   Seller represents and warrants, except as set forth in Section 3.1(r)(ii) of the Seller Disclosure Schedule, that:

(1)   each Company Plan has been established and administered in accordance with its terms and applicable Law, including, as to each Company Plan that is subject to United States Law, ERISA and the Code, except as would not have a Material Adverse Effect;

(2)   each Company Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) of the Company and any of its Subsidiaries has received a favorable determination letter as to its qualification. To the Seller’s Knowledge, no event has occurred or circumstance exists that would give rise to disqualification or loss of tax-exempt status of any Company Plan or a related trust. No Company Plan is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) has occurred with respect to any Company Plan that is reasonably likely to result in material liability to the Company and none of the Seller, the Company, nor its Subsidiaries is reasonably expected to be subject to a material liability under Title IV of ERISA;

(iii)  With respect to each Company Plan, no Action that is reasonably likely to result in material liability to the Company is pending or, to the Seller’s Knowledge, threatened, other than claims for benefits in the ordinary course;

(iv)  Except as contemplated by Section 4.2 or as set forth in Section 3.1(r)(iv) of the Seller Disclosure Schedule, the consummation of the transactions contemplated hereby (either alone or in connection with any termination of employment following the Closing) shall not (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefit due any such employee or officer, or (iii) require the Company or any of its Subsidiaries to fund any vehicle for the benefit of any of their respective employees; and

(v)    With respect to each Company Plan that is not subject to United States Law, each such plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(s)   Intellectual Property.

(i)    Section 3.1(s)(i) of the Seller Disclosure Schedule sets forth, for the Company Intellectual Property owned by the Company or any of its Subsidiaries, (a) a list of all U.S. and foreign:  (i) patents and patent applications; (ii) trademark registrations and applications (including Internet domain name registrations); and (iii) copyright registrations and applications, and (b) a list of all material unregistered trademarks and tradenames, material proprietary databases and material internally developed software. The registrations set forth in Section 3.1(s)(i) of the Seller Disclosure Schedule are in effect and subsisting, except as otherwise noted in Section 3.1(s)(i) of the Seller Disclosure Schedule.

(ii)   Except as set forth in Section 3.1(s)(ii) of the Seller Disclosure Schedule, (a) the Company and its Subsidiaries, own or have the right to use all Intellectual Property, and the goodwill associated therewith, used in the conduct of their businesses as currently conducted or as currently proposed to be conducted by the Seller, free and clear of all Encumbrances (other than licenses in the ordinary course of business relating thereto), except as would not have a Material Adverse Effect, (b) the conduct of the Business does not infringe or otherwise violate any Person’s Intellectual Property, and there is no such claim pending or threatened against the Company or any of its Subsidiaries, except as would not have a Material Adverse Effect, (c) to the Knowledge of the Seller, no Person is infringing or otherwise violating any Company Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries, and no such claims are pending or threatened against any Person by the Company or any of its Subsidiaries and (d) the Company and its Subsidiaries take reasonable actions to protect and maintain material Company Intellectual Property, including executing all appropriate confidentiality agreements and invention assignments, except as would not have a Material Adverse Effect.

(t)   Brokers’ Fees.   No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, other than Deutsche Bank Securities Inc., which is acting as financial advisor to Seller and its Affiliates in connection with the transactions contemplated by this Agreement, and Monitor Clipper Partners, LLC. Seller shall pay and satisfy all fees and expenses of, and liabilities to, Deutsche Bank Securities Inc. and Monitor Clipper Partners, LLC.

(u)   Customers.   Section 3.1(u) of the Seller Disclosure Schedule sets forth for the year ended December 31, 2006, the names of the ten (10) largest customers of the Business based on the dollar volume of sales. Since December 31, 2005 through the date of this Agreement, none of the Seller, the Company nor any of its Subsidiaries has received written notice from any such customer to the effect, and as of the date of this Agreement, the Seller has no Knowledge that, any such customer will stop buying products or services of, or otherwise materially and adversely change its business relationship with, the Company or any of its Subsidiaries.

(v)   Affiliate Transactions.   Except as set forth in Section 3.1(v)(i) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement, transaction or understanding with the Seller or any Affiliate of the Seller (other than the Company or any of its Subsidiaries) (such Affiliates, “Non-Company Affiliates”). Section 3.1(v)(i) of the Seller Disclosure Schedule describes all material services provided by any Non-Company Affiliate to the Company or any of its Subsidiaries and all other material arrangements of the Company and its Subsidiaries with any of the Non-Company Affiliates. Prior to the Closing, all of the agreements, arrangements, transactions and understandings set forth in Section 3.1(v)(ii) of the Seller Disclosure Schedule shall be terminated without any liability to the Company or its Subsidiaries. The Seller does not have any material assets or material operations other than its ownership of the capital stock of the Company.

(w)   Insurance.   Schedule 3.1(w) lists and briefly describes each insurance policy maintained by the Company or any of its Subsidiaries (collectively, “Insurance Policies”) and sets forth the date of expiration of each such Insurance Policy. The Seller has made available to Buyer complete and correct copies of the Insurance Policies. All of such Insurance Policies are in full force and effect in accordance with their respective terms, and none of the Company and its Subsidiaries is in default in any material respect with respect to their obligations under any of the Insurance Policies. None of the premiums or payments payable under the Insurance Policies for periods prior to and ending on the Closing Date shall be due after the Closing Date.

(x)   Proxy Statement.   The information to be supplied by the Seller for inclusion in the Proxy Statement to be sent in connection with the meeting of Buyer’s shareholders to consider the approval of this Agreement (the “Buyer Shareholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to Buyer’s shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Closing, any event relating to the Company or any of its Subsidiaries should be discovered by the Seller which should be set forth in a supplement to the Proxy Statement, the Seller shall promptly inform Buyer. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information supplied by Buyer or any Person other than the Seller or any agent or representative thereof which is contained in any of the foregoing documents. Without limiting the foregoing, and for the avoidance of doubt, any disclosure in the “description of the business”, “risk factors” or the “MD&A” section of the Proxy Statement shall not be considered as among the information supplied by the Seller for inclusion in the Proxy Statement.

(y)   Disclaimer of Warranties.   NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.1. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY SELLER.

Section 3.2   Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)   Due Organization and Good Standing of Buyer.   Buyer is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)   Authorization of Transaction by Buyer.   Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby will be, upon Buyer Shareholder Approval, duly and validly authorized by all necessary corporate action on the part of Buyer, and, other than the Buyer Shareholder Approval, no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes, and each Ancillary Agreement, when executed and delivered by Buyer (assuming due authorization and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity).

(c)   Governmental Filings.   No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by Buyer, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings that become applicable as a result of matters specifically related to Seller or its Affiliates or (iii) such other Governmental Filings the failure of which to be obtained or made would not materially impair Buyer’s ability to consummate the transactions contemplated hereby.

(d)   No Conflict or Violation.   The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not (i) assuming all authorizations, consents and approvals described in Section 3.2(c) have been obtained or made, violate any applicable Law to which Buyer is subject; (ii) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Buyer is a party; or (iii) violate the certificate of incorporation or by-laws of Buyer, except with respect to the foregoing clause (i) and (ii) as would not, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated hereby.

(e)   Legal Proceedings.   As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Buyer, threatened which challenge the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby. Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair Buyer’s ability to consummate the transactions contemplated hereby.

(f)   Acquisition of Shares for Investment.   Buyer has such Knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Shares. Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares, has been furnished the materials relating to Buyer’s purchase of the Shares which it has requested, and Seller has provided Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and its Subsidiaries. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

(g)   Debt Commitment Letter.   Buyer has delivered to the Seller a true and complete copy of the executed commitment letter from Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, certain lenders and their affiliates have committed to provide and arrange the financings described therein, the proceeds of which may be used to consummate the purchase of the Shares and the other transactions contemplated by this Agreement (the “Debt Financing”). As of the date of this Agreement, (i) the Debt Commitment Letter, in the form so delivered, is (A) a valid and binding obligation of the Buyer and, to the knowledge of the Buyer, the other parties thereto and (B) valid and in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect and (ii) Buyer is not in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Debt Commitment Letter. As of the date of this Agreement, subject to the accuracy of the representations and warranties set forth in Section 3.1 hereof, and the satisfaction of the conditions set forth in Section 5.1(a)(i) and (ii) hereof, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term of condition of closing to be satisfied by it set forth in the Debt Commitment Letter prior to or on the Closing Date. Assuming the funding of the Debt Financing in accordance with the Debt Commitment Letter, the proceeds from such Debt Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and, together with the funds in the Trust Fund (of not less than $220 million and not more than $245 million), are sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of the Purchase Price (and any fees and expenses of or payable by Buyer). All of the conditions precedent to the obligations of the lenders under the Debt Commitment Letter to make the Debt Financing available to Buyer are set forth in the Debt Commitment Letter. Notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letter may be amended, modified or supplemented after the date hereof but prior to the Closing; provided that the terms thereof shall not (i) reduce the aggregate amount of the Debt Financing, (ii) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter delivered to the Seller at or prior to the date hereof in any respect that would reasonably be expected to make such conditions less likely to be satisfied, or (iii) reasonably be expected to delay the Closing.

(h)   Solvency.   Each of Buyer and the Company and its Subsidiaries shall be Solvent immediately following the Closing, after giving effect to (i) the transactions contemplated in this Agreement (assuming the accuracy of the representations and warranties in Section 3.1 in all material respects and assuming the Company and its Subsidiaries are Solvent immediately prior to the Closing) and (ii) the incurrence of the Debt Financing, together with the payment of all estimated legal, accounting and other fees related to such financing.

(i)   Brokers’ Fees.   No broker, investment banker, financial advisor or other person, other than Evercore Group LLC and, in connection with the financing of the transactions contemplated by this Agreement, Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc., the fees and expenses for which shall be paid by Buyer and its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

(j)   Trust Fund.   As of the date hereof and at the Closing Date, Buyer has and will have no less than Two Hundred Forty-Five Million Dollars ($245,000,000) invested in United States Government securities or in money market funds in a trust account (the “Trust Fund”).

(k)   SEC Filings.   Buyer has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Buyer with the SEC (the “Buyer SEC Reports”) prior to the date of this Agreement. As of their respective dates, the Buyer SEC Reports:  (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)   Financial Statements.   Each set of financial statements of Buyer (including, in each case, any related notes thereto) contained in Buyer SEC Reports, including each Buyer SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Buyer at the respective dates thereof and the results of this operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a material adverse effect on Buyer taken as a whole.

(m)   No Reliance.   Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Company and its Subsidiaries and the nature and condition of their respective properties and assets and the Business and, in making the determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, has relied solely on the results of its own independent investigation and the representations and warranties set forth in this Agreement. Buyer acknowledges that none of Seller, the Company or any of its Subsidiaries, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, the Business or other matters that is not included in this Agreement. Without limiting the generality of the foregoing, none of Seller, the Company or any of its Subsidiaries, nor any other Person, has made a representation or warranty to Buyer with respect to (a) any projections, estimates or budgets for the Business, the Company or any of its Subsidiaries, or (b) any material, documents or information relating to the Company or any of its Subsidiaries made available to Buyer or its Representatives in any data room or otherwise, except as expressly covered by a representation or warranty set forth in this Agreement. Buyer will not assert, except as provided in Article VII, any claim against Seller, any of its Subsidiaries or any of their respective directors, officers, employees, advisors, agents, direct or indirect equity holders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or hold Seller or any such Person liable, for any inaccuracies, misstatements or omissions with respect to information furnished by Seller or such Persons concerning the Business, the Company or any of its Subsidiaries, this Agreement or the transactions contemplated hereby.

ARTICLE IV

COVENANTS

Section 4.1   Conduct of the Company’s Business.   Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as (i) otherwise expressly contemplated hereby, (ii) required by applicable Law, (iii) set forth in Section 4.1 of the Seller Disclosure Schedule or (iv) consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), Seller shall cause each of the Company and any of its Subsidiaries to (A) use reasonable best efforts to preserve intact the present business organizations of the Company and its Subsidiaries, (B) use reasonable best efforts to preserve the relationships with customers, employees and others having business dealings with the Company and its Subsidiaries in all material respects, (C) conduct their respective businesses and operations in the ordinary course of business and (D) subject to the foregoing clauses (i), (ii), (iii) and (iv), shall procure that each of the Company and any of its Subsidiaries shall not:

(a)    authorize or effect any amendment to or change its certificate of incorporation, by-laws or other organizational documents;

(b)   issue or authorize the issuance of any equity interests or equity securities, or grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell or otherwise dispose of any of its equity securities, other than to the Company or a Subsidiary of the Company;

(c)    (A) issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness (other than any Indebtedness incurred as a result of any draw on the revolving credit facility under the terms of the Specified Debt) or (B) make any payments in respect of any Indebtedness except as required under the terms of thereof;

(d)   enter into any Contract, or materially amend or modify any existing Contract, in each case, with any Affiliate of the Company;

(e)    except in connection with customer engagements in the ordinary course of business and except as otherwise expressly permitted by this Section 4.1, sell, lease, transfer, abandon, license, mortgage, pledge, create an Encumbrance or otherwise dispose of the material property or assets of the Company and its Subsidiaries other than pursuant to Contracts listed in the Seller Disclosure Schedule;

(f)    make any capital expenditure, or commitments therefor, in excess of $250,000;

(g)    cancel, compromise or settle any claim in excess of $250,000, or intentionally waive or release any material rights, of the Company or any of its Subsidiaries;

(h)   (A) adopt, enter into, amend in any material respect or terminate any Company Plan, (B) grant or agree to grant any increase in the wages, salary, bonus severance or other compensation, remuneration or benefits of any employee of the Company or any of its Subsidiaries who is below partner-level, except in accordance with any existing Company Plan or in the ordinary course of business consistent with past practice or as required under applicable Law or (C) grant or agree to grant any severance, other than Contracts providing for severance payments entered into following the date of this Agreement not to exceed $300,000 in the aggregate, or grant or agree to grant any increase in the wages, salary, bonus, severance or other compensation, remuneration or benefits of any partner-level or above partner-level employee of the Company or any of its Subsidiaries;

(i)    make any changes to their accounting principles (including revaluation of any assets of the Company or any of its Subsidiaries, timing of the collection of accounts receivable, billing of its customers, pricing and payment terms, cash collection, cash payments, or writing off receivables or reserves) or practices, other than as may be required by Law, GAAP or generally accepted accounting principles in the jurisdictions of incorporation of the relevant Company or Subsidiary;

(j)     enter into any material new line of business;

(k)   cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse;

(l)    pay, make or declare any dividends or distributions in respect of any of its capital stock;

(m)  change or make any material Tax elections, change any method of accounting with respect to Taxes, file any amended Tax Return, or settle or compromise any federal, state, local or foreign material Tax liability;

(n)   acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(o)   make any loans, advances or capital contributions to any Person, other than any advance to employees that is less than $10,000 and in the ordinary course of business;

(p)   except as set forth in Section 4.1(p) of the Seller Disclosure Schedule and except as expressly permitted by clauses (c), (e), (f), (g), (h) and (o) of this Section 4.1, (i) enter into any Company Contract (other than customer Contracts entered into in the ordinary course of business consistent with past practices), (ii) amend or modify in any material respect, or terminate or fail to renew (to the extent such Contract can be unilaterally renewed by the Company or its Subsidiaries), any Company Contract or waive, release or assign any material rights or claims thereunder or (iii) take any action, or omit to take any actions, or permit any omission to act within the Company’s control, which will cause a material breach of or default under any Company Contract; and

(q)   agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (a) through (p).

Section 4.2   Employment Matters.

(a)    Upon the Closing Date, each of the Company and any of its Subsidiaries shall continue to employ all individuals who are employees of the Company or any of its Subsidiaries on the Closing Date, including employees not actively at work due to injury, vacation, military duty, disability or other leave of absence (the “Affected Employees”). Until at least April 24, 2008, Buyer shall not reduce any Affected Employee’s base salary or cash incentive compensation opportunity, each as in effect immediately prior to the Closing Date, and shall provide employee benefits and base salary, wage rates and annual cash bonus opportunity (including group health, life, disability and severance arrangements but excluding equity participation or equity-based compensation) to Affected Employees that are no less favorable in the aggregate than those provided to such persons and their dependents and beneficiaries immediately prior to the Closing Date. Periods of employment with the Company and any of its Subsidiaries shall be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting of any employee under all employee benefit plans offered by Buyer or any Affiliate of Buyer to the Affected Employees, including vacation plans or arrangements, 401(k) or other retirement savings plans and any severance or welfare plans. Buyer shall (i) waive any limitation on medical coverage of Affected Employees due to pre-existing conditions and/or waiting periods under the applicable medical plan of Buyer or any Affiliate of Buyer to the extent such Affected Employees are currently covered under a medical employee benefit plan of the Company or any of its Subsidiaries and (ii) credit each Affected Employee with all deductible payments and co-payments paid by such employee under the medical employee benefit plan of the Company or their Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any medical plan of Buyer or any Affiliate of Buyer for such year. The Buyer shall recognize, and cause the Company and its

Subsidiaries to recognize, the vacation days and paid time off accrued by the employees of the Company or any of its Subsidiaries prior to the Closing

(b)   Buyer shall take all actions necessary to assume and honor, in accordance with their terms, the Company Plans maintained by the Company or its Subsidiaries. Buyer shall be solely responsible for all liabilities relating to the amendment, termination or alleged termination of any Company Plan. Buyer shall not be responsible for any liabilities of Company Plans maintained by Seller, if any.

(c)    This Section 4.2 is for the sole benefit of the parties hereto and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 4.3   Publicity.   Buyer and Seller agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement. Buyer and Seller agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior consent of Buyer and Seller, except as such release or announcement, upon the advice of outside counsel, may be required by Law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.4   Confidentiality.   (a) Buyer and its Representatives (as such term is defined in the Confidentiality Agreement between the Operating Company and the Buyer, dated February 26, 2007 (the “Confidentiality Agreement”)) shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 6.2 hereof in accordance with its terms.

(b)   From and after the Closing, Buyer shall, and shall cause each of the Company and any of its Subsidiaries to, keep confidential and not use for any purpose all nonpublic information regarding Seller or its Affiliates (other than the Company and any of its Subsidiaries) of which the Company or any of its Subsidiaries may be aware. From and after the Closing, the Seller shall, and shall cause each of its Affiliates to, keep confidential and not use for any purpose all nonpublic information regarding the Company and any of its Subsidiaries of which the Seller or any of its Affiliates may be aware; provided, that the foregoing shall not apply with respect to any use of nonpublic information in connection with the preparation and filing of any Tax Returns, any Actions related this Agreement and the transactions contemplated hereby, any Actions related to any Tax Returns or any enforcement of rights provided under this Agreement.

(c)    Prior to the Closing, the Seller shall, and shall cause its Affiliates to, assign to the Company the rights under any confidentiality agreement relating to the Company or any of its Subsidiaries to which the Seller or any of its Affiliates is a party and which is assignable pursuant to its terms. If any such confidentiality agreements are not assignable pursuant to its terms, upon the reasonable request by the Buyer, the Seller shall, at the sole expense of the Buyer, enforce its rights under such agreements.

Section 4.5   Access to Information.   Subject to Section 4.4 hereof, Seller shall cause its officers, directors, employees, auditors and other agents to afford the officers, directors, employees, auditors and other agents and advisors of Buyer and its financing sources reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities of the Company and any of its Subsidiaries and their books and records, and shall furnish Buyer with such financial, operating and other data and information with respect to the Business, as Buyer, through its officers, employees or agents, may reasonably request in connection with the Buyer’s preparation of the Proxy Statement or for any other such reasonable purposes. In exercising its rights hereunder, Buyer shall conduct itself so as not to interfere in the conduct of the business of the Company and any of its Subsidiaries prior to Closing. Buyer acknowledges and agrees that any contact by Buyer and its agents and representatives with officers, employees, customers or agents of the Company and any of its Subsidiaries hereunder shall be arranged and supervised by representatives of Seller, unless Seller otherwise expressly consents with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Affiliates (including the Company and any of its Subsidiaries) shall be required to disclose to Buyer or any agent or representative thereof any information if doing so could violate any Contract or Law to which Seller or any of its Affiliates (including the Company and any of its Subsidiaries) is a party or is subject or which it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges). The parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 4.6   Post-Closing Access.   Following the Closing, for so long as such information is retained by the Buyer, the Company or any of its Subsidiaries (which shall be for a period of at least six years), the Buyer and the Company shall permit the Seller and its authorized representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior notice to the Buyer or the Company, to the books, records and personnel relating to the Business or the Company and its Subsidiaries with respect to the period prior to the Closing, to the extent that such access may be reasonably required (i) in connection with the preparation of any accounting records or with any audits, (ii) in connection with any suit, claim, action, proceeding or investigation relating to the Company or any of its Subsidiaries or the Business, (iii) in connection with any regulatory filing or matter or (iv) in connection with any other valid legal or business purpose.

Section 4.7   Filings and Authorizations, Including HSR Act Filing.

(a)    Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause its Affiliates to, promptly file or cause to be filed all necessary Governmental Filings, including (i) filing within ten (10) Business Days of the date of this Agreement all necessary Governmental Filings under the HSR Act and (ii) submissions of additional information requested by any Governmental Entity, and Buyer shall be solely responsible for all filing fees required to be paid in connection with any of the foregoing. Each of Buyer and Seller further agrees that it shall, and shall cause its Affiliates to, comply with any applicable post-Closing notification or other requirements of any antitrust, trade competition, investment or control reporting or similar Law or regulation of any Governmental Entity with competent jurisdiction. Each of Buyer and Seller agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Entity to the other party or its counsel.

(b)   In addition to the agreements set forth in (a) above, Buyer shall ensure that the consents, approvals, waivers or other authorizations from Governmental Entities, including antitrust clearance under the HSR Act, are obtained as promptly as practicable and that any conditions set forth in or established by any such consents, approvals, waivers or other authorizations from Governmental Entities are wholly satisfied. In fulfillment of this covenant, Buyer agrees, among other steps or actions and without limiting the scope of Buyer’s obligations, to:

(i)    offer and agree to an order providing for the divestiture by Buyer and its Affiliates of such properties, assets, operations or businesses (including such properties, assets, or operations of the Company or any of its Subsidiaries) as are necessary to permit Buyer fully to complete the transactions contemplated hereby;

(ii)   offer and agree to hold separate such properties, assets, operations or businesses, pending the satisfaction or termination of any such conditions, restrictions or agreements affecting Buyer’s full rights of ownership of the Company or any of its Subsidiaries (or any portion thereof) as may be necessary to permit Buyer fully to complete the transactions contemplated hereby;

(iii)  satisfy any additional conditions imposed by Governmental Entities with respect to the acquisition of the Company or any of its Subsidiaries; and

(iv)  oppose fully and vigorously any litigation relating to this Agreement or the transactions contemplated hereby, including to appeal promptly any adverse decision or order by any Governmental Entity or, if reasonably requested by Seller, to commence or threaten to commence and to pursue vigorously litigation reasonably believed by Seller to be helpful in obtaining authorization from Governmental Entities or in terminating any outstanding proceedings, it being understood that the costs and expenses of all such legal action shall be borne by Buyer.

Section 4.8   Directors’ and Officers’ Indemnification and Insurance.   From the Closing Date through the sixth anniversary of the Closing Date, Buyer shall cause the Company and its Subsidiaries and any successor to the Company and its Subsidaries to, indemnify and hold harmless each present (as of the Closing Date) and former officer or director of the Company and its Subsidiaries (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Company and its Subsidiaries. From the Closing Date through the sixth anniversary of the Closing Date, Buyer shall cause the certificate of incorporation and bylaws (or equivalent governing documents) of the Company and its Subsidiaries, or any successor to the Company or any of its Subsidiaries, to contain provisions that are no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers as are set forth in the certificate of incorporation and bylaws (or equivalent governing documents) of the Company and its Subsidiaries as of the date of this Agreement. Prior to the Closing Date, the Buyer will arrange for the Company to purchase “tail” coverage for the six-year period following the Closing under the directors’ and officers’ liability insurance policies of the Company and/or its Subsidiaries in place prior to the Closing Date with respect to matters existing or occurring at or prior to the Closing Date that provides coverage substantially similar in scope and amount to the coverage provided by such policies on the date hereof. This Section 4.8 shall be for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, or any of them, and their respective heirs or estates.

Section 4.9   Reasonable Best Efforts.   Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 4.7, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of applicable consents, waivers or approvals of any third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; (iv) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement and (v) the preparation of the Proxy Statement. Notwithstanding the foregoing, neither Seller, the Company or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.

Section 4.10   Compliance with WARN Act and Similar Statutes.   Buyer shall not, and shall cause the Company and its Subsidiaries not to, at any time within ninety days after the Closing Date, effectuate (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and any of its Subsidiaries; or, in the case of clauses (i) and (ii), any similar action under applicable Law requiring notice to employees in the event of a plant closing or layoff. For the avoidance of doubt, Buyer shall be responsible for notices or payments due to any employees, and all notices, payments, fines or assessments due to any Governmental Entity pursuant to any applicable Law with respect to the employment, discharge or layoff of any employees by Buyer, the Company or any Subsidiary of the Company on or after the Closing, including the WARN Act or any comparable state or local law and any rules or regulations as have been issued in connection with the foregoing.

Section 4.11   Buyer’s Financing Activities.

(a)    Buyer shall use reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and to satisfy on a timely basis the conditions to obtaining the financing set forth therein, (ii) negotiate and enter into definitive financing agreements on the terms and conditions contained in the Debt Commitment Letter (the “Debt Financing Agreements”) so that the Debt Financing Agreements are in effect promptly but in any event no later than the Closing Date, (iii) comply with its obligations under the Debt Commitment Letter, (iv) enforce its rights under the Debt Commitment Letter, and (v) consummate the financings contemplated by the Debt Commitment Letter at or prior to Closing.

(b)   If (A) any of the Debt Commitment Letters or the Debt Financing Agreements expire or are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, (B) if Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. indicates that it is unwilling to fund the Debt Financing in accordance with the Debt Commitment Letter or if it breaches its commitments under the Debt Commitment Letter, (C) if any of the conditions of the Debt Commitment Letter become incapable of being satisfied or (D) in the event that Buyer becomes aware of any event or circumstance (including a breach by the Buyer of any of its commitments under the Debt Commitment Letter) that makes procurement of any portion of the Debt Financing unlikely to occur in the manner or from the sources contemplated in the Debt Commitment Letter (each, a “Debt Replacement Event” ), Buyer shall (i) immediately notify the Company of such expiration or termination or unavailability and the reasons therefor and (ii) use its reasonable best efforts to as promptly as practicable arrange for alternative financing on such terms not less favorable to Buyer in the aggregate as the terms set forth in the Debt Commitment Letter to replace the financing contemplated by such expired or terminated or unavailable commitments or agreements, sufficient to consummate the transactions contemplated by this Agreement (the “Alternative Financing” ). In such event, the term “Debt Commitment Letter” as used herein shall refer to the commitment letter with respect to the Alternative Financing, to the extent then in effect, and the term “Debt Financing Agreements shall refer to the definitive financing agreements on the terms and conditions contained in the debt commitment letter with respect to the Alternative Financing. Buyer shall provide to the Company copies of all documents relating to the financing of the transactions contemplated hereby, shall keep the Company informed of the status of the financing process relating thereto and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter except as expressly provided in Section 3.2(g). Buyer shall give the Company prompt notice upon becoming aware of any material breach by any party of the Debt Commitment Letters or the Debt Financing Agreements or any termination thereof.

(c)    The Seller shall, and shall cause the Company and its Subsidiaries to, provide such reasonable cooperation, as may be reasonably requested by Buyer in connection with the financings contemplated by the Debt Commitment Letter, including (i) upon reasonable advance notice by Buyer, and on a reasonable number of occasions, participation by appropriate officers in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using reasonable best efforts to assist Buyer to prepare offering memoranda, private placement memoranda and similar documents, (iii) using reasonable best efforts to compile the requisite financial information, (iv) granting Buyer and its accountants full and complete access to the books and records of the Company and its Subsidiaries and to any officer, director or employee knowledgeable about such books and records, in each case to the extent reasonably requested by Buyer, (v) using reasonable best efforts to furnish necessary financial information for interim periods subsequent to the date of the Financial Statements and prior to the Closing in connection with such financings, (vi) using reasonable best efforts to facilitate the pledge of collateral and obtain the release of collateral from existing lenders, (vii) using reasonable best efforts to assist in obtaining customary “pay-off” letters from existing lenders, (viii) using reasonable best efforts to assist in obtaining comfort letters, legal opinions, ratings from rating agencies and such other matters as may be reasonably requested by Buyer and (ix) using reasonable best efforts to assist in the negotiation and execution of the Debt Financing Agreements; provided, that neither the Seller not the Company shall be required to (x) provide any such assistance which would interfere unreasonably with the business or operations of the Company and its Subsidiaries or (y) enter into any commitment which is not conditioned on the Closing and does not terminate without liability to the Seller and the Company upon the termination of this Agreement; provided further that Buyer shall be solely responsible for all out-of-pocket expenses of the Seller, the Company and its Subsidiaries incurred in connection with the foregoing. Buyer shall indemnify and hold harmless the Seller, the Company, its Subsidiaries and their officers and directors from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing of the transactions contemplated hereby and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries). In no event shall the Seller, the Company or any of its Subsidiaries be required to pay any commitment or other fee or incur any liability in connection with the financing of the transactions contemplated hereby prior to the Closing. Seller hereby consents to the use of the Company’s name and logos in connection with the financing; provided that such name and logos are used solely in a manner that is not intended to or reasonably likely to harm  or disparage the Company, its reputation or goodwill or its marks.

Section 4.12   Escrow Agreement.   On the Closing Date, Buyer and Seller shall enter into the Escrow Agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).

Section 4.13   Preparation of Tax Returns.   Seller will prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company for all periods ending on or prior to the Closing Date, whether filed before or after the Closing Date (the “Seller Returns”). All Seller Returns will be prepared on a basis consistent with the most recent Tax Returns of the Company unless the Seller determines that there is no reasonable basis for such position, and will be true, correct and complete in all material respects. Not later than thirty (30) days prior to the due date for filing of a Seller Return, Seller will provide Buyer with a copy of such Seller Return. If Buyer, within 15 days after the delivery of such

Seller Return notifies Seller in writing that it objects to any of the items on such Seller Return, Seller and Buyer will attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time) by a nationally recognized independent accounting firm selected jointly by Seller and Buyer.

Section 4.14   Proxy Statement.

(a)    As promptly as practicable after the execution of this Agreement, the Buyer will prepare and file the Proxy Statement with the SEC. Prior to filing, the Seller shall be given the reasonable opportunity to review and comment the Proxy Statement, including those portions involving disclosure of the Company and its Subsidiaries. Buyer will respond to any comments of the SEC and use its commercially reasonable efforts to mail the Proxy Statement to its shareholders at the earliest practicable time and, prior to any response to such comments, Buyer shall reasonably consult with the Seller with respect thereto and the Seller shall be given the reasonable opportunity to review and comment thereon. As promptly as practicable after the execution of this Agreement, the Buyer will and the Seller will, or will cause the Company to, each prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal, foreign or state blue sky laws relating to the Merger and the transactions contemplated by this Agreement (collectively, the “Other Filings”). Subject to the Seller’s right to review and comment on the Proxy Statement set forth above, the Seller hereby consents to the disclosure of information regarding the Company, its Subsidiaries and the Business, as well as the terms of the transactions contemplated hereby in the Proxy Statement and the Other Filings. Each party will notify the other promptly upon the receipt of any comments from the SEC and of any request by the SEC or any other Governmental Entity for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or other Governmental Entity, on the other hand, with respect to the Proxy Statement or any Other Filing. The Proxy Statement and the Other Filings will comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Seller or Buyer, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or any other Governmental Entity and/or mailing to shareholders of Buyer, such amendment or supplement. The proxy materials will be sent to the shareholders of Buyer for the purpose of soliciting proxies from holders of Buyer Common Stock to vote in favor of approving this Agreement and the transactions contemplated hereby (“Buyer Shareholder Approval”) at the Buyer Shareholders’ Meeting. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Buyer Common Stock (the “Proxy Statement”).

(b)   In connection with the Proxy Statement, Seller shall (i) cause the Company to deliver to Buyer requisite annual audited financial statements and interim unaudited financial statements which meet the applicable requirements of Regulation S-X under the Securities Act for inclusion in the Proxy Statement and cause the Company to use reasonable best efforts to obtain customary comfort letters from its independent accountants with respect thereto and (ii) cause the Company to provide customary access and cooperation necessary to prepare the disclosures relating to the Company and its Subsidiaries (including “description of the business,” “risk factors” and “MD&A”).

(c)    As soon as practicable following its approval by the SEC, Buyer shall distribute the Proxy Statement to the holders of Buyer Common Stock and, pursuant thereto, shall call the Buyer Shareholders’ Meeting in accordance with its certificate of incorporation, bylaws and the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption and approval of this Agreement and the other matters presented to the shareholders of Buyer for approval or adoption at the Buyer Shareholders’ Meeting.

(d)   Buyer shall comply with all applicable provisions of and rules under the Exchange Act, all applicable provisions of its certificate of incorporation and bylaws and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder and the calling and holding of the Buyer Shareholders’ Meeting.

(e)    Buyer, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Buyer Common Stock vote in favor of adoption of this Agreement, which recommendation shall not be withdrawn or otherwise modified.

Section 4.15   Trust Fund.   Buyer shall make appropriate arrangements to have the Trust Fund made available to Buyer immediately upon the Closing.

Section 4.16   Exclusivity.   From the date hereof until earlier of the Closing Date and the termination of this Agreement in accordance with Article VI hereof, the Seller agrees that the Seller shall not, and shall cause the Company and its Subsidiaries not to, directly or indirectly through any of their respective officers, directors, partners, employees, stockholders, agents or representatives, solicit, discuss or pursue a possible sale,  merger or other disposition of the Company or any of its Subsidiaries, any equity securities or substantial portion of the assets of the Company or any of its Subsidiaries or any interest therein, with any Person other than Buyer or its representatives or provide any information to any Person other than Buyer or its representatives in connection therewith.

Section 4.17   Standstill.   From the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement in accordance with Article VI (the “Pre-Closing Period”), Buyer shall: (a) cease all existing discussions and negotiations concerning any acquisition by the Buyer, directly or indirectly, whether by merger, capital stock exchange, purchase of assets or securities (debt or equity) or other similar type of transaction or a combination of the foregoing, of one or more domestic or international businesses (each, an “Acquisition”); and (b) terminate any letter of intent or term sheet contemplating any Acquisition that is in effect as of the date of this Agreement. During the Pre-Closing Period, without the express prior written consent of the Seller, which consent shall not be unreasonably withheld, Buyer shall not and shall not permit its Representatives to enter into any confidentiality or non-disclosure agreement or any other similar type of agreement with any Person contemplating a possible Acquisition.

Section 4.18   Assignment of Rights.   Prior to the Closing, the Seller shall assign to the Company its rights under the Contracts set forth in Section 4.18 of the Seller Disclosure Schedule.

ARTICLE V

CONDITIONS OF PURCHASE

Section 5.1   Conditions to Obligations of Buyer.   The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a)    Representations and Warranties and Covenants of Seller.

(i)    The representations and warranties of Seller contained in this Agreement, without giving effect to any materiality or Material Adverse Effect qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not in the aggregate have a Material Adverse Effect; provided, however, that notwithstanding the foregoing, the Seller Specified Representations shall be true and correct in all material respects or, if qualified by materiality or Material Adverse Effect, shall be true and correct in all respects;

(ii)   Seller shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(iii)  Except as set forth in Section 3.1(m) of the Seller Disclosure Schedule and otherwise expressly contemplated hereby, there will not have occurred any Material Adverse Effect since the Balance Sheet Date;

(iv)  Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date, to the effect of the foregoing clauses (i) and (ii); and

(v)    Seller shall have delivered to Buyer a FIRPTA certificate issued by the Company pursuant to Treasury regulations section 1.897-2(h), certifying that interests in the Company are not U.S. real property interests and otherwise satisfying the requirements of Treasury regulations section 1.1445-2(c)(3).

(b)   Waiting Periods.   All waiting periods applicable under the HSR Act shall have expired or been terminated. All waiting periods applicable to the transaction under any other applicable antitrust or competition Laws shall have expired, except in jurisdictions in which the failure of such waiting periods to have expired or been terminated is not reasonably likely to (i) have a Material Adverse Effect or (ii) subject the parties hereto or any of their respective directors or officers to criminal liability if the transactions contemplated hereby were to be consummated (the “Excepted Jurisdictions”).

(c)   No Prohibition.   No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

(d)   Buyer Shareholder Approval.   Buyer shall have obtained the approval of its shareholders with respect to the execution, delivery and performance of this Agreement and the consummation of all  transactions contemplated hereby, and holders of 20% or more the Buyer’s common stock shall not have exercised the right to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the Trust Fund pursuant to the terms set forth in the Buyer’s Fourth Amended and Restated Certificate of Incorporation in effect as of the date of this Agreement (the “Buyer Charter”).

Section 5.2   Conditions to Obligations of Seller.   The obligations of Seller to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Seller:

(a)   Representations and Warranties and Covenants of Buyer.

(i)    The representations and warranties of Buyer contained in this Agreement, without giving effect to any materiality or similar qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, such representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not in the aggregate prevent or materially delay consummation by Buyer of the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the Buyer Specified Representations shall be true and correct in all material respects or, if qualified by materiality or material adverse effect, shall be true and correct in all respects;

(ii)   Buyer shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii)  Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date to the effect of the foregoing clauses (i) and (ii).

(b)   Waiting Periods.   All applicable waiting periods under the HSR Act shall have expired or been terminated. All waiting periods applicable to the transaction under any other applicable antitrust or competition Laws shall have expired or been terminated, except in the Excepted Jurisdictions.

(c)   No Prohibition.   No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

ARTICLE VI

TERMINATION

Section 6.1   Termination of Agreement.   This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)    by mutual written consent of Buyer and Seller;

(b)   by the written notice of Seller to Buyer if the Closing shall not have occurred on or before February 24, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to Seller if the failure of Seller to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)    by the written notice of Buyer to Seller if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to Buyer if the failure of Buyer to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)   by written notice of Seller to Buyer if a request for additional information and documentary material pursuant to the HSR Act has been received from either the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or if an equivalent request has been received under any other antitrust or competition Laws (other than in the Excepted Jurisdictions); or

(e)    by written notice of Seller to Buyer upon the occurrence of a Debt Replacement Event, provided, that, the Seller shall not have the right to terminate pursuant to this Section 6.1(e) if the Buyer delivers to the Seller a duly executed commitment letter for Alternative Financing in compliance with the terms set forth in Section 4.11(b) within 45 days of the occurrence of such Debt Replacement Event;

(f)    by written notice of the Seller or Buyer, if the Buyer Shareholder Approval shall not have been obtained by reason of the failure to obtain such Buyer Shareholder Approval at a duly held meeting of the shareholders of the Buyer or at any adjournment or postponement thereof; provided, however, that the Buyer shall not have the right to terminate this Agreement under this Section 6.1(f) if the Buyer has failed to comply in any material respect with its obligations under Section 4.14;

(g)    by written notice of the Seller or Buyer, if holders of 20% or more of the Buyer’s common stock exercise the right to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the Trust Fund pursuant to the terms set forth in the Buyer Charter; provided, however, that the Buyer shall not have the right to terminate this Agreement under this Section 6.1(g) if the Buyer has failed to comply in any material respect with its obligations under Section 4.14; or

(h)   by written notice of the Seller, if the Buyer has (i) materially breached or materially failed to perform any of its covenants or other agreements set forth in subsection (a), (c) or (d) of Section 4.14 or (ii) breached or failed to perform in any respect any of its covenants or other agreements set forth in subsection (e) of Section 4.14, provided, that, in the case of clause (i) above only, the Seller shall have given the Buyer written notice, delivered at least thirty (30) days prior to such termination, stating Seller’s intention to terminate this Agreement pursuant to this Section 6.1(h) and, in reasonable detail, the basis for such termination and the Buyer shall have failed to cure such breach or failure within such thirty (30) day period.

Section 6.2   Effect of Termination.

(a)    In the event of termination of this Agreement by a party hereto pursuant to, and in accordance with, Section 6.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 3.1(t), Section 3.2(i), Section 4.4, Section 6.2 and ARTICLE VIII shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful and material breach of this Agreement prior to the time of such termination.

(b)   In the event (x) this Agreement is terminated by the Seller pursuant to Section 6.1(f), (g) or (h) or (y) the Closing shall not have occurred within 10 days following the satisfaction of all of the conditions set forth in Section 5.1, the Buyer shall make a lump-sum payment to the Seller for expenses in the amount of $500,000 in cash in immediately available funds, to an account or accounts notified by the Seller.

(c)    Notwithstanding anything to the contrary stated in this Agreement, in the event of termination of this Agreement by a party hereto pursuant to Section 6.1 hereof, (i) the maximum liability of the Buyer to the Seller arising under this Agreement or any of the transactions contemplated hereby shall not exceed $15,000,000 and (ii) the maximum liability of the Seller, the Company and its Subsidiaries, collectively, to the Buyer arising under this Agreement or any of the transactions contemplated hereby shall not exceed $15,000,000.

ARTICLE VII

INDEMNIFICATION

Section 7.1   Obligations of Seller.

(a)    If the Closing occurs, subject to the terms of this Article VII, Section 8.1 and Section 8.15, Seller agrees to indemnify and hold harmless Buyer from and against all losses, damages, liabilities, claims, costs and expenses, interest, penalties, judgments and settlements (collectively, “Losses”) incurred by Buyer by reason of:  (i) any breach of or inaccuracy in any of the representations or warranties (in each case, when made) of Seller in this Agreement or in the certificate delivered pursuant to Section 5.1(a)(iii) (it being agreed that, for purposes of this Article VII only, the accuracy of such representations and warranties shall be determined without giving effect to any “materiality”

or “Material Adverse Effect” qualifications contained in such representations and warranties); and (ii) any breach of any of the covenants or agreements of Seller in this Agreement.

(b)   The obligation of Seller to indemnify Buyer for Losses is subject to the following limitations:  (i) Seller shall not be required to provide indemnification to Buyer pursuant to Section 7.1(a)(i) unless the aggregate amount of Losses incurred by Buyer in respect of claims against Seller subject to indemnification under  Section 7.1(a)(i) (“Buyer Claim”) exceeds $1,500,000 (the “Basket”), and then Buyer shall be entitled to indemnification for only the amount in excess of the Basket, provided, that the foregoing monetary limitation shall not apply with respect to a Buyer Claim for any breach of the Seller Specified Representations or Seller’s representations and warranties set forth in Section 3.1(l); and (ii) in no event shall the aggregate amount of Losses for which Sellers are obligated to indemnify Buyer pursuant to Section 7.1(a) exceed $15,000,000 (the “Ceiling”).

Section 7.2   Obligations of Buyer.

(a)    If the Closing occurs, subject to the terms of this Article VII, Section 8.1 and Section 8.15, Buyer agrees to indemnify and hold harmless Seller and each of its equity holders (collectively, the “Seller Indemnified Parties”) from and against Losses incurred by any Seller Indemnified Party by reason of (i) any breach of or inaccuracy in any of the representations or warranties (in each case, when made) of Buyer in this Agreement; and (ii) any breach in any material respect of any of the covenants or agreements of Buyer in this Agreement.

(b)   The obligation of Buyer to indemnify the Seller Indemnified Parties for Losses is subject to the following limitations:  (i) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 7.2(a)(i) unless the aggregate amount of Losses incurred by all the Seller Indemnified Parties in respect of claims against Buyer subject to indemnification under Section 7.2(a)(i) (“Seller Claim”) exceeds the Basket, and then the Seller Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket, provided, that the foregoing monetary limitation shall not apply with respect to a Seller Claim for any breach of the Buyer Specified Representations; and (ii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to Section 7.2(a) of this Agreement exceed the Ceiling.

Section 7.3   Indemnification Procedures.

(a)    The obligations of an indemnifying party under Section 7.1 or Section 7.2 (an “Indemnifying Party”) with respect to Losses arising from any Actions commenced by any third party which are subject to the indemnification provided for in Section 7.1 or Section 7.2 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:  if a party that that may be entitled to indemnification pursuant to Article VII (an “Indemnified Party”) shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 20 days of the receipt by the Indemnified Party of such notice and a copy of the papers served with respect to such claim (if any); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 7.1 or Section 7.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within twenty Business Days of the receipt of such notice from the Indemnified Party; provided, however, the Indemnified Party may, at its sole cost and expense, participate in the defense of such Third Party Claim, it being understood that the Indemnifying Party shall control such defense; provided, further, that if counsel to the Indemnified

Party advises such Indemnified Party in writing that the Third Party Claim involves a conflict of interest (other than any relating to this Article VII and the obligations of the Indemnifying Party to the Indemnified Party hereunder) that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Parties, taken together). In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, it will keep the Indemnified Party reasonably informed of progress of the defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is conducting the defense against any such Third Party Claim, it will keep the Indemnifying Party reasonably informed of progress of the defense of such Third Party Claim, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No Third Party Claim shall be settled or compromised by the party conducting the defense of such Third Party Claim without the written consent of the Indemnifying Party or Indemnified Party, as applicable, which is not conducting such defense (which such consent shall not be unreasonably withheld or delayed).

(b)   In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments recovered by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax benefit actually realized by the Indemnified Party with respect to such Losses; provided, that if there is any subsequent additional Tax benefit actually realized by the Indemnified Party, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the amount of any such additional Tax benefit realized by the Indemnified Party within twenty Business Days after such additional Tax benefit is realized.

(c)    Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VII to the extent any Losses were attributable to such Indemnified Party’s own gross negligence or willful misconduct.

(d)   Claims for indemnification pursuant to Section 7.1(a) and Section 7.2(a) shall not be made after the Survival Expiration Date.

(e)    To the extent that Seller makes any payment pursuant to this Article VII in respect of Losses for which Buyer or any of its Affiliates have a right to recover against a third party (including an insurance company), Seller shall be subrogated to the right of Buyer or any of its Affiliates to seek and obtain recovery from such third party; provided, however, that if Seller shall be prohibited from such subrogation,  Buyer or its Affiliates, as applicable, shall seek recovery from such third party on Seller’s behalf and pay any such recovery to Seller.

(f)    For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Purchase Price.

Section 7.4   Indemnification Sole Remedy.   After the Closing, the provisions of this Article VII shall constitute the sole and exclusive remedy of the parties against each other with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement or the Ancillary Agreements other than in respect of claims based on breaches of Section 4.4, Section 4.6, Section 4.8, Section 4.10, Section 4.13 or Section 4.18.

Section 7.5   Recoupment Exclusively Against Escrow.   Any claim for indemnification to which Buyer is entitled under this Agreement as a result of any Losses it may suffer will be satisfied solely from the funds held in the Escrow Account and in accordance with the terms of the Escrow Agreement and this Agreement, and Buyer will not be entitled to any payment from any source other than the Escrow Account for any such indemnification claim.

ARTICLE VIII

MISCELLANEOUS

Section 8.1   Survival.

(a)    The representations and warranties in this Agreement shall survive the Closing and terminate on the 18 month anniversary of the Closing Date (the “Survival Expiration Date”).

(b)   All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate, except that claims for indemnification in respect of any breach thereof shall terminate on the Survival Expiration Date.

Section 8.2   Assignment; Binding Effect.   This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Buyer and Seller and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no such consent shall be required for an assignment by Buyer to any of its affiliates or financing sources so long as such assignment does not relieve the Buyer of any of its obligations hereunder.

Section 8.3   Choice of Law.   This Agreement shall be governed by an interpreted and enforced in accordance with the Laws of the State of New York (other than any such Laws which would result in the application of the Laws of another jurisdiction).

Section 8.4   Consent to Jurisdiction and Service of Process.   ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 8.5; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO

CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

Section 8.5   Notices.   All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed cable, telecopy, telegram or facsimile, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

Information Services Group, Inc.
Four Stamford Plaza
107 Elm Street
Stamford, CT 06902
Attn: Earl H. Doppelt
Fax: 203-517-3199

with copies, in the case of notice to Buyer, to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: John Finley
Edward Chung
Fax: 212-455-2502

If to Seller, to:

MCP-TPI Holdings, LLC
c/o Monitor Clipper Partners, LLC
Two Canal Park
Cambridge, MA 02141
Attn: Mark Thomas
Charles Yoon
Fax: 617-252-2211

with copies, in the case of notice to Seller, to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York  10036
Attn: Chris Henry
Fax: 212-841-5725

Section 8.6   Headings.   The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 8.7   Fees and Expenses.

(a)    Except as otherwise specified in this Agreement (including Section 4.11(c), Section 6.2 and clause (c) of this Section 8.7 below), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Company or the Seller (including investment advisory and legal fees and expenses and the payment obligation set forth in

Section 8.7(a) of the Seller Disclosure Schedule) shall be borne by the Seller (excluding the Reimbursable Transaction Expenses, the “Seller Transaction Expenses”); provided, that upon the consummation of the transactions contemplated by this Agreement, all reasonable out-of-pocket fees and expenses incurred by the Seller or the Company in connection with (x) their cooperation in the preparation of the Proxy Statement and (y) any employment related arrangements (including any equity incentive, roll-over or other compensation arrangements) contemplated or requested by the Buyer with respect to the current or future employees of the Company (including, in the case of clause (x) and (y) above, all travel, legal and accounting and other out-of-pocket fees and expenses), shall be paid by the Buyer or the Company (the “Reimbursable Transaction Expenses”) at the Closing.

(b)   Except as otherwise specified in this Agreement (including Section 4.11(c), Section 6.2 and paragraphs (a) and (c) of this Section 8.7), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Buyer (including investment advisory and legal fees and expenses) shall be borne by the Buyer.

(c)    The Buyer and the Seller shall each be responsible for one-half of all the Transfer Taxes and each party will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges if required by applicable Law.

Section 8.8   Entire Agreement.   This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 8.9   Interpretation.

(a)    When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated.

(b)   Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)    Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(d)   References to “dollars” or “$” are to U.S. dollars.

(e)    The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(f)    This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 8.10   Disclosure.   Any matter disclosed in any Section of the Seller Disclosure Schedule shall be considered disclosed with respect to each other Section of such Schedule to the extent the applicability thereto is reasonably apparent. The inclusion of information in any Section of the Seller Disclosure Schedule shall not be construed as an admission that such information is material.

Section 8.11   Waiver and Amendment.   This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Buyer. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.12   Third-party Beneficiaries.   This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder; provided, however, that each of the D&O Indemnified Parties are express third party beneficiaries of Section 4.8.

Section 8.13   Specific Performance.   The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without having to post a bond or other security.

Section 8.14   Severability.   If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 8.15   Damages Limitation.   NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL SELLER OR BUYER BE LIABLE UNDER THIS AGREEMENT FOR PUNITIVE DAMAGES OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT (EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT). IN NO EVENT SHALL SELLER OR BUYER BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, EVEN IF UNDER APPLICABLE LAW, SUCH LOST PROFITS WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES (EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT).

Section 8.16   Negotiation of Agreement.   Each of Buyer and Seller acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

Section 8.17   Counterparts; Facsimile Signatures.   This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 8.18   Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY

FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE COMPANY THAT THIS Section 8.18 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS Section 8.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 8.19   Waiver of Claims to Trust Account.   Seller acknowledges and understands that Buyer is a special purpose acquisition corporation and that the proceeds of the offering of shares of its stock have been designated for completing a business combination with one or more target businesses and that if the transactions contemplated by this Agreement are not consummated by Buyer by August 9, 2008 (which may be extended to February 9, 2009 if certain extension criteria are satisfied), Buyer will be obligated to return to its shareholders the amounts being held in the Trust Fund. If the Closing does not occur, the sole remedy for any claim by Seller against Buyer for any monetary claims or otherwise, for any reason whatsoever, including breaches of this Agreement by Buyer or any negotiations, agreements or understandings in connection herewith, shall, except as otherwise provided in Section 6.2, be limited to the termination of this Agreement pursuant to Section 6.1 hereof. Seller hereby waives any and all right, title, interest and claim of any kind it may have in or to any moneys in the Trust Fund.

Section 8.20   Waiver of Conflict.   In the event the Seller or any of its equity holders desires to engage Ropes & Gray LLP to represent them in connection any post-Closing dispute with respect to this Agreement or any of the matters contemplated hereby, Buyer hereby consents to such representation and agrees to sign and deliver (and to cause the Company and its Subsidiaries to sign and deliver) such consent and/or waivers of conflict with respect to such matters as may reasonably be requested of Buyer, the Company or any of the Company’s Subsidiaries.

Section 8.21   Non-Recourse.   No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller, Buyer or their respective Affiliates shall have any liability for any obligations or liabilities of Seller or Buyer (as applicable) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[The remainder of this page has been intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

MCP-TPI HOLDINGS, LLC
By:	/s/ MARK THOMAS
Name: Mark Thomas
Title: Managing Director
INFORMATION SERVICES GROUP, INC.
By:	/s/ MICHAEL P. CONNORS
Name: Michael P. Connors
Title: Chairman & CEO

Annex B

2007 INFORMATION SERVICES GROUP, INC.

EQUITY INCENTIVE PLAN

1. Purpose of the Plan

The purpose of the Plan is to aid Information Services Group, Inc., a Delaware corporation (“ISG”) and its Affiliates in recruiting and retaining key employees, directors or other independent contractors and to motivate such employees, directors or independent contractors to exert their best efforts on behalf of ISG and its Affiliates by providing incentives through the granting of Awards. ISG expects that it will benefit from the added interest which such key employees, directors or independent contractors will have in the welfare of ISG as a result of their proprietary interest in ISG’s success.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)   Act:   The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)   Affiliate:   With respect to ISG, any entity directly or indirectly controlling, controlled by, or under common control with, ISG or any other entity designated by the Board in which ISG or an Affiliate has an interest.

(c)   Award:   An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d)   Beneficial Owner:   A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)   Board:   The Board of Directors of ISG.

(f)   Change in Control:   The occurrence of any of the following events:

(i)    the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of ISG to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Act or any successor sections thereto) other than the Permitted Holders;

(ii)   any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of ISG (or any entity which controls ISG), including by way of merger, consolidation, tender or exchange offer or otherwise;

(iii)  a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving ISG, unless securities representing 66 2/3% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of ISG or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of ISG immediately prior to such Corporate Transaction; or

(iv)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of ISG was approved by a vote of a majority of the directors of ISG, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

(g)   Code:   The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)   Committee:   The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(i)   Company:   ISG, a Delaware corporation.

(j)   Disability:   Inability of a Participant to perform in all material respects his duties and responsibilities to ISG, or any Subsidiary of ISG, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

(k)   Effective Date:   The date the Board approves the Plan, or such later date as is designated by the Board.

(l)   Employment:   The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment, if the Participant is an employee of ISG or any of its Affiliates, (ii) a Participant’s services as an independent contractor, if the Participant is an independent contractor to ISG or its Affiliates, and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

(m)   Fair Market Value:   On a given date, if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading.

(n)   ISO:   An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(o)   Option:   A stock option granted pursuant to Section 6 of the Plan.

(p)   Option Price:   The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(q)   Other Stock-Based Awards:   Awards granted pursuant to Section 8 of the Plan.

(r)   Participant:   An employee, director or independent contractor who is selected by the Committee to participate in the Plan.

(s)   Permitted Holder:   Any and all of an employee benefit plan (or trust forming a part thereof) maintained by (A) ISG or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by ISG.

(t)   Performance-Based Awards:   Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(u)   Plan:   The 2007 Information Services Group, Inc. Equity Incentive Plan.

(v)   Shares:   Shares of common stock of ISG.

(w)   Stock Appreciation Right:   A stock appreciation right granted pursuant to Section 7 of the Plan.

(x)   Subsidiary:   A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3. Shares Subject to the Plan

Subject to Section 9, the total number of Shares which may be issued under the Plan is 4,000,000. Additionally, subject to Section 9, the maximum number of Shares for which Options and Stock Appreciation Rights (or other Awards under Section 8(b)) may be granted during a calendar year to any Participant shall be 4,000,000.  The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan.

4. Administration

(a)   Delegation.   The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of the applicable principal national exchange listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of ISG or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time.

(b)   Substitute Awards.   Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by ISG or its affiliates or a company acquired by ISG or with which ISG combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(c)   Interpretation.   The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)   Terms.   The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(e)   Taxes.   The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies in an Award agreement or otherwise, and subject to limitations as the Committee may impose (including due to applicable law or accounting rules), the Participant may elect to pay a portion or all of such withholding taxes by (i) delivery in Shares or (ii) having Shares withheld by ISG from any Shares that would have otherwise been received by the Participant under the Award.

5. Limitations

No Award may be granted under the Plan after the fifth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6. Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)   Option Price.   The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4).

(b)   Exercisability.   Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)   Exercise of Options.   Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by ISG and, if applicable, the date payment is received by ISG pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to ISG as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for such period, if any, as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles, (iii) partly in cash and partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to ISG an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased or (v) through net settlement in Shares as described in Section 4(e)(ii) above. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)   ISOs.   The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of ISG or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify ISG of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, ISG or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)   Attestation.   Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case ISG shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7. Terms and Conditions of Stock Appreciation Rights

(a)   Grants.   The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)   Terms.   The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than in the case of Stock Appreciation Rights granted in substitution of previously granted awards, as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to ISG the unexercised Option, or any portion thereof, and to receive from ISG in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by ISG of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by ISG shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)   Limitations.   The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8. Other Stock-Based Awards

(a)   Generally.   The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)   Performance-Based Awards.   Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is intended to be deductible by ISG under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital (xviii) return on assets and (xix) total shareholder return. The foregoing criteria may relate to ISG, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are denominated in Shares, 500,000 Shares and (y) with respect to Performance-Based Awards that are not denominated in Shares, $5,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

9. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)   Generally.   In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, or in the event of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 17 below), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii)  the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any stock appreciation right and/or (v) any other affected terms of such Awards.

(b)   Change in Control.   In the event of a Change in Control after the Effective Date, (i) if determined by the Committee in the applicable Award agreement or otherwise at the time of the Change in Control, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Committee may (subject to Section 17 below), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (B) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least ten (10) business days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

10. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on ISG or any Affiliate to continue the Employment of a Participant and shall not lessen or affect ISG’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11. Successors and Assigns

The Plan shall be binding on all successors and assigns of ISG and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12. Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13. Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of ISG, if such action would

(except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to ISG or to Participants).

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, ISG may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section  409A of the Code.

14. International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, ISG or an Affiliate.

15. Governing Law.

This Plan shall be governed by applicable laws of the State of Delaware without regard to conflict of laws.

16. Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of ISG.

17  Section 409A Delay of Payment

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, ISG will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code which, with respect to any Participant that is a “specified employee” within the meaning of Section 409A of the Code, will be no earlier than the first day following six months after termination of Employment (other than due to death), if such payment is payable in respect of such termination. ISG shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither ISG, the Committee nor any of ISG’s employees, directors or representatives shall have any liability to Participants with respect to this Section 17.

 Annex C

INFORMATION SERVICES GROUP, INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

Approved by the Board of Directors on                            , 2007

Approved by Stockholders on                            , 2007

Termination Date:                            , 2017

The following constitute the provisions of the 2007 Employee Stock Purchase Plan of Information Services Group, Inc.

1.   Purpose.   The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. The Company intends that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.   Definitions.

(a)   “Applicable Law” means the legal requirements relating to the administration of an employee stock purchase plan under applicable U.S. state corporate and securities laws, U.S. federal securities laws, the Code, any stock exchange rules or regulations, and the applicable laws of any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.

(b)   “Beneficial Owner” means a “beneficial owner”, as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto).

(c)   “Board” means the board of directors of the Company.

(d)   “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)   “Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(f)   “Common Stock” means the common stock of the Company, par value $0.001 per Share, or any securities into which such stock may be converted.

(g)   “Company” means Information Services Group, Inc., a Delaware corporation.

(h)   “Compensation” means base cash compensation and commissions earned by an Employee from the Company or a Designated Subsidiary, but excluding overtime, shift differentials, bonuses, incentive compensation, relocation, expense reimbursements, tuition and other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary, and other forms of extraordinary compensation. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

(i)   “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Committee, provided that such leave is for a period of not more than three (3) months, unless reemployment upon the expiration of such leave is guaranteed by contract (including Company policy) or statute; or (iv) transfers between the Company and its Designated Subsidiaries.

(j)   “Contributions” means all amounts credited to the account of a Participant pursuant to the Plan.

(k)   “Change in Control” means the occurrence of any of the following events:

(i)     the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act or any successor sections thereto) other than the Permitted Holders;

(ii)     any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(iii)     a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 66 2/3% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction; or

(iv)     during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

(l)   “Designated Subsidiary” means a Subsidiary that has been designated by the Committee in its sole discretion, from time to time, as eligible to participate in the Plan with respect to its Employees.

(m)   “Effective Date” means the date the Board and the shareholders of the Company approve the Plan.

(n)   “Employee” means any person, including an Officer, who is an employee of the Company or one of its Designated Subsidiaries for tax purposes and who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries; provided, however, that the Committee may establish administrative rules requiring that employment commence some minimum period (not to exceed thirty (30) days) prior to an Offering Date in order to be eligible to participate in the Offering Period beginning on that Offering Date.

(o)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(p)   “Fair Market Value” means, as of a given date, (x) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading; and (y) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Board in good faith.

(q)   “Offering Date” means the first Trading Day of each Offering Period of the Plan.

(r)   “Offering Period” means a period of time established by the Committee from time to time not to exceed twelve (12) months. The Offering Period may be evidenced by such documents are may be determined by the Committee in its sole discretion.

(s)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t)   “Participant” shall mean an Employee who is eligible to, and elects to, be a participant in the Plan as provided in Section 5 and whose participation has not terminated in accordance with the terms of the Plan; provided however, that an Employee shall not be eligible to be a Participant in the Plan if, immediately after the grant of an option under the Plan, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary.

(u)   “Permitted Holder” means any and all of an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other “person” (as such term is defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor sections thereto) of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company.

(v)   “Plan” means this Information Services Group, Inc. 2007 Employee Stock Purchase Plan.

(w)   “Purchase Date” means the last Trading Day of each Offering Period of the Plan, or such earlier date as determined by the Committee in its sole discretion.

(x)   “Purchase Price” means, with respect to an Offering Period, an amount equal to a percentage (not less than 90%) established by the Committee (the “Designated Percentage”) of the Fair Market Value of a Share on the Purchase Date, as adjusted by the Committee pursuant to Section 18 in accordance with Section 424(a) of the Code. The Committee may change the Designated Percentage with respect to any future Offering Period.

(y)   “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(z)   “Share” means a share of Common Stock, as adjusted in accordance with Section 18 of the Plan.

(aa)   “Subsidiary” means any entity treated as a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, within the meaning of Section 424(f) of the Code, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(bb)   “Trading Day” shall mean a day on which U.S. national stock exchanges are open for trading and the Common Stock is being publicly traded on one or more of such markets.

3.   Eligibility.

(a)  Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of this Section 3, Section 5(a) and the limitations imposed by Section 423(b) of the Code.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) if such option would permit his or her rights to purchase Common Stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c)  All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Section 423(b)(5) of the Code; provided that individuals participations in a sub-plan adopted pursuant to Section 24 which is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in the Plan as established to qualify under Section 423 of the Code.

4.   Offering Periods.   The Plan shall be implemented by a series of Offering Periods of approximately six (6) months’ duration. The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future Offering Periods if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected, subject to compliance with Applicable Laws.

5.   Participation.

(a)  An eligible Employee may become a Participant in the Plan by completing a subscription agreement and any other required documents (all such documents, the “Enrollment Documents”) provided by the Company and submitting them to the Company or, as applicable, the stock brokerage or other financial services firm designated by the Company (the “Designated Broker”) within the period set by the Committee with respect to a given Offering Period. The Enrollment Documents and their submission may be electronic, as directed by the Company.

(b) Payroll deductions shall commence on the date of the first paycheck paid on or after the Offering Date and shall end on the date of the last paycheck paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, unless sooner terminated by the Participant as provided in Section 10.

(c)  Once an eligible Employee becomes a Participant in the Plan, he or she will automatically participate in all subsequent Offering Periods at the same Contribution rate, unless he or she (i) submits new Enrollment Documents or (ii) withdraws from participation in the Plan as provided in Section 10.

6.   Method of Payment of Contributions.

(a)  A Participant shall elect to have payroll deductions made on each payday during the Offering Period at the rate of any whole percentage of the Participant’s Compensation not less than one percent (1%) and not more than ten percent (10%) (or such greater percentage as the Committee may establish from time to time before an Offering Date). All Contributions made by a Participant will be credited to a bookkeeping account in his or her name under the Plan. A Participant may not make any additional payments into the Plan. Notwithstanding the foregoing, in locations in which Applicable Law prohibits payroll deductions, an eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee, and such Employees shall be deemed to be participating in a sub-plan, unless the Committee otherwise expressly provides that such Employees shall be treated as participating in the Plan.

(b) The Committee may establish rules pertaining to the changes to the rate of a Participant’s Contributions, limiting the frequency with which Participants may change his or her rate of participation, the timing of the elections for such changes, and whether or not changes may effectuate an increase in Contributions or only a decrease in Contributions. A Participant may change his or her rate of

Contributions with respect to current or future Offering Periods by filing new Enrollment Documents at such times and on such terms as specified by the Committee.

(c)  To the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s payroll deductions may be decreased by the Company to 0% during any Offering Period scheduled to end during the current calendar year. Payroll deductions shall re-commence at the rate provided in such Participant’s then-effective Enrollment Documents at the beginning of the first Offering Period that is scheduled to end in the following calendar year. In addition, a Participant’s payroll deductions may be decreased by the Company to 0% at any time during an Offering Period in order to avoid unnecessary payroll contributions as a result of application of the maximum share limit set forth in Section 8, in which case payroll deductions shall re-commence at the rate provided in such Participant’s then-effective Enrollment Documents at the beginning of the next Offering Period.

7.   Grant of Option.   On the Offering Date of each Offering Period, each eligible Employee shall be granted an option to purchase on each Purchase Date a number of Shares determined by dividing the accumulated Contributions credited to the Participant’s account as of the Purchase Date by the applicable Purchase Price. An option will expire upon the earliest to occur of (i) the failure of a newly eligible Employee to complete and submit the Enrollment Documents by the date determined by the Committee with respect to that Offering Period, (ii) the termination of a Participant’s participation in the Plan, (iii) the exercise of the option on the Purchase Date or (iv) the termination of the Offering Period or the Plan as provided in the Plan.

8.   Exercise of Option.

(a)  Unless a Participant withdraws from the Plan as provided in Section 10, and except as otherwise provided in Sections 7, 18, 19 or 21, the Participant’s option for the purchase of Shares will be exercised automatically on the Purchase Date of the Offering Period for the purchase of that number of whole Shares that can be purchased under the option with the accumulated Contributions credited to the Participant’s account at the applicable Purchase Price. Notwithstanding the foregoing, and in addition to any other limitations set forth in the Plan and under Applicable Law, no Participant shall be granted an option under the Plan if such option would permit his or her rights to purchase Common Stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, in each case subject to any adjustment pursuant to Section 18 below. The Company shall retain the full amount of Contributions used to purchase Common Stock as payment for the Common Stock.

(b) For tax purposes, the Shares purchased upon exercise of an option hereunder shall be deemed to be sold to the Participant on the Purchase Date. The Company or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance or other payroll deductions as required by Applicable Law. Each Participant is responsible for the payment of all individual tax liabilities arising under the Plan, including with respect to the sale or other disposition of Shares acquired under the Plan.

9.   Delivery.

(a)  The Company will deliver Shares purchased under the Plan (or a record thereof) as promptly as possible. The Committee may permit or require that Shares purchased under the Plan be deposited directly with the Designated Broker, and the Committee may utilize electronic or automated methods of Share transfer; provided, however, the Participant’s Shares shall be subject to a transfer restriction during the six month period immediately following the Purchase Date. The Committee may require that Shares be retained with the Designated Broker for a designated period of time and/or may establish other procedures to permit tracking of “disqualifying dispositions” of such Shares. A “disqualifying disposition” is any sale or other disposition which is made within two years after the Offering Date or within one year after the Purchase Date. A “qualifying disposition” will occur if the sale or other disposition of the Shares is made after the Shares have been held for more than two years after the Offering Date and more than one year after the Purchase Date. Participants are urged to consult their personal tax advisors regarding the specific U.S. federal, state, local and foreign income and other tax consequences applicable to dispositions.

(b) The Committee may in its discretion direct the Company to retain in a Participant’s account for the subsequent Offering Period any payroll deductions which are not sufficient to purchase a whole Share of Common Stock or return such amount to the Participant. Any other amounts left over in a Participant’s account after a Purchase Date shall be returned to the Participant.

(c)  No Participant shall have any voting, dividend, or other stockholder rights with respect to Shares subject to any option granted under the Plan until the Shares subject to the option have been purchased and delivered to the Participant as provided in this Section 9.

10.   Voluntary Withdrawal; Termination of Employment.

(a)  A Participant may terminate his or her participation in the Plan and withdraw all of the Contributions credited to his or her account under the Plan prior to a Purchase Date by submitting a completed “Notice of Withdrawal” form to the Company (or, as applicable, the Designated Broker). As soon as practicable following the Company’s receipt of the Notice of Withdrawal, all of the Participant’s Contributions credited to his or her account will be returned without any interest thereon, and no further Contributions for the purchase of Shares will be made during the Offering Period. The Committee may establish rules (i) pertaining to the timing of withdrawals, (ii) limiting the frequency with which Participants may withdraw and re-enroll and (iii) imposing a waiting period on Participants wishing to re-enroll following withdrawal.

(b) Upon termination of the Participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto, and his or her option will be automatically terminated.

(c)  The Committee may establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, and the Committee may establish termination-of-employment procedures for this Plan that are independent of similar rules established under other benefit plans of the Company and its Designated Subsidiaries; provided that such procedures are not in conflict with the requirements of Section 423 of the Code.

11.   Interest.   No interest shall accrue on the Contributions of a Participant in the Plan.

12.   Stock.

(a)  Subject to adjustment as provided in Section 18, the maximum number of Shares that may be made available for sale and which may be issued under the Plan shall be 1,200,000 Shares. The Shares may consist, in whole or in part, of unissued Shares, treasury Shares, or Shares purchased by the Company on the open market. The issuance of Shares pursuant to the Plan shall reduce the total number of Shares that may be made available for sale and which may be issued under the Plan.

(b) If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (1) the number of Shares that were available for sale under the Plan as of the Offering Date, or (2) the number of Shares available for sale under the Plan with respect to that Offering Period, the Committee may in its sole discretion provide for a pro rata allocation of the Shares available for purchase in that Offering Period in as uniform a manner as shall be practicable and equitable among all Participants in that Offering Period and either (i) continue the Plan or (ii) terminate the Plan pursuant to Section 19 below.

13.   Administration.

(a)  The Committee will have the authority and responsibility for the day-to-day administration of the Plan as well as the authority and responsibility specifically provided in this Plan, in addition to any other duties, responsibilities and authority delegated to the Committee by the Board. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to (i) adopt, amend and rescind any Plan rules which it deems desirable and appropriate for the proper administration of the Plan, (ii) construe and interpret the provisions of the Plan, (iii) supervise the administration of the Plan, (iv) make factual determinations relevant to Plan entitlements and (v) take all other actions in connection with administration of the Plan as it deems necessary or advisable, consistent with any delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all Participants.

(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the timing of future Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with the Plan.

14.   Designation of Beneficiary.   The Committee may establish rules pertaining to the designation by the Participant of a beneficiary who is to receive any Shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering Period.

15.   Transferability.   During his or her lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by him or her. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or the receipt of Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10.

16.   Use of Funds.   All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17.   Reports.   Individual accounts will be maintained for each Participant in the Plan. Statements of account will be provided to Participants by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

18.   Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a)   Adjustment.   Subject to any required action by the stockholders of the Company, in the event of any change in the Common Stock subject to the Plan or subject to or underlying any outstanding option, by reason of any stock dividend, stock split, reverse stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination, exchange of Shares or other corporate exchange, or any distribution or dividend to stockholders of Common Stock (whether paid in cash or otherwise) or any transaction similar to the foregoing, the Board in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable to (i) the number and kind of Shares or other securities that have been authorized for issuance under the Plan but have not yet been placed under option, including the number of Shares set forth in Section 12(a) above, (ii) the maximum number of Shares that may be purchased by a Participant and/or by all Participants in an Offering Period as set forth in Section 8, (iii) the number and kind of Shares or other securities covered by each option under the Plan that has not yet been exercised, (iv) the Purchase Price per Share covered by each option under the Plan that has not yet been exercised and (v) any other affected terms of the Plan or any outstanding option. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b)   Corporate Transactions.   In addition to the provisions of Section 18(a) above:

(i)          In the event of a dissolution or liquidation of the Company, and unless otherwise provided by the Board, (x) any Offering Period then in progress, and any options outstanding thereunder will terminate prior to the consummation of such transaction and (y) all Contributions will be refunded to the Participants.

(ii)        In the event of a Change in Control, the Board may provide, in its sole discretion, for any of the following: (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor entity, (2) a date established by the Board on or before the date of consummation of such Change in Control shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, (3) all outstanding options shall terminate and all Contributions will be refunded to the Participants, and/or (4) all outstanding options shall continue unchanged.

19.   Amendment or Termination.   The Board may, at any time and for any reason, terminate, suspend or amend the Plan; provided, however, that no such actions may adversely affect outstanding options except as provided in Section 18 and this Section 19. Notwithstanding the foregoing, the Board may terminate or suspend the Plan and/or an on-going Offering Period if the Board determines that such action is in the best interests of the Company and the stockholders. Upon a termination or suspension of the Plan, the Board may in its discretion (i) return without interest, the Contributions credited to Participants’ accounts to such Participants or (ii) set an earlier Purchase Date with respect to an Offering Period then in progress. The Company shall obtain stockholder approval of any amendments or terminations in such a manner and to such a degree as required by Applicable Law.

20.   Notices.   All notices or other communications by an Employee to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.   Conditions Upon Issuance of Shares.   Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. In connection with the granting or exercise of an option, the Company may require a Participant to make such representations and warranties which, in the opinion of counsel for the Company, are required by Applicable Law.

22.   Term of Plan; Effective Date.   This Plan shall be effective on the Effective Date. It shall continue in effect for a term of ten (10) years from the Effective Date unless sooner terminated under Section 19.

23.   Additional Restrictions of Rule 16b-3.   The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

24.   Rules for Foreign Jurisdictions.   The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of Applicable Laws. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not the Plan. The Committee may also adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 12, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

25.   No Enlargement of Rights.   Nothing contained in this Plan shall be deemed to give any Employee or other individual the right to be retained in the employ or service of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee or other individual at any time, for any reason or no reason, with or without notice.

26.   Lock-Up.   By electing to participate in the Plan, the Participant agrees that the Company (or a representative of the underwriter(s)) may, in connection with any underwritten registration of the offering of any securities of the Company under the Securities Act, require that the Participant not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by the Participant (including but not limited to any Shares purchased under the Plan), for a period of time specified by the underwriter(s) following the effective date of the registration statement of the Company filed under the Securities Act. The Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to Shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

27.   Governing Law.   This Plan shall be governed by applicable laws of the State of Delaware without regard to conflict of laws.

Annex D

EVERCORE GROUP L.L.C.

April 24, 2007

Members of the Board of Directors
Information Services Group, Inc.
Four Stamford Plaza
107 Elm Street
Stamford, CT 06902

Members of the Board of Directors:

We understand that Information Services Group, Inc., a Delaware corporation (“ISG” or the “Company”), proposes to enter into a Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), with MCP-TPI Holdings, LLC, a Texas limited liability company (“MCP”), which beneficially owns all of the issued and outstanding shares of capital stock (the “Shares”) of TPI Advisory Services Americas, Inc., a Texas corporation (“TPI”), pursuant to which ISG will purchase the Shares from MCP (the “Transaction”). We further understand that the purchase price is to be $280 million in cash plus an amount equal to the normalized cash and cash equivalents of TPI and its Subsidiaries as of 11:59 p.m. Central Time on the day immediately prior to the date hereof (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement and terms used herein and not defined shall have the meanings ascribed in the Purchase Agreement.

You have asked us for our opinion as to whether the Consideration to be paid in the Transaction is fair, from a financial point of view, to ISG.

In connection with rendering our opinion, we have, among other things:

(i)             Reviewed the Purchase Agreement dated as of April 24, 2007;

(ii)         Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to TPI that were prepared and furnished to us by the management of TPI;

(iii)     Reviewed certain financial projections relating to TPI that were provided to us for use in connection with this opinion by the management of the Company;

(iv)       Discussed the past and current operations, financial projections and current financial condition of TPI with the management of TPI;

(v)           Compared the financial performance of TPI with that of certain publicly-traded companies and their securities that we deemed relevant;

(vi)       Reviewed the financial terms of certain publicly available transactions that we deemed relevant; and

(vii)   Performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any responsibility for independent verification of, the accuracy and completeness of the information publicly available, and the information supplied or otherwise made available to, discussed with, or reviewed by us, and assume no liability therefor. For purposes of rendering this opinion, members of the management of the Company have provided us certain financial projections relating to TPI. With respect to the financial

April 24, 2007

projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of TPI.

For purposes of rendering our opinion, we have assumed, with your consent, that the representations and warranties of each party contained in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Purchase will be satisfied without waiver or modification thereof, except, in each case, as would not be material to our analysis. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any delay, limitation, restriction or condition that would, in any respect material to our analysis, have an adverse effect on TPI or ISG or the consummation of the Transaction.

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities of TPI or any of its subsidiaries, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of TPI or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any holder of ISG Common Stock as to how such holder vote his or her common stock in connection with the Transaction.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date hereof, of the Consideration to be paid in the Transaction, to ISG. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Board of Directors in connection with the Transaction and will receive a fee for rendering this opinion. We will receive an additional fee, which represents the principal portion of the total fee that we may receive from the Company, that is conditioned on the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of our engagement.

It is understood that this letter and the opinion expressed herein is for the information of the Board of Directors in connection with and for the purposes of their evaluation of the Transaction, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, creditor or any other person other than the members of the Board of Directors of the Company, or be used or relied upon for any other purpose. This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent, except a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this Transaction if such inclusion is required by applicable law, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form reasonably acceptable to us and our counsel.

[Signature page follows]

D-2

April 24, 2007

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Consideration to paid in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,
EVERCORE GROUP L.L
By:

D-3

Information Services Group, Inc.

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS – [   ]

The undersigned, a stockholder of INFORMATION SERVICES GROUP, INC. (the “Company”), does hereby appoint [      ] and [      ], or either of them, proxies with full power of substitution, for and in the name of the undersigned to attend the Special Meeting of stockholders of the Company to be held at the offices of the Company, Four Stamford Plaza, 107 Elm Street, Stamford, Connecticut 06902, on [    ], 2007 at [     ]., [     ] time, or at any adjournment or postponement thereof, and there to vote, as designated on the reverse side, all shares of Common Stock of said Company which the undersigned would be entitled to vote if personally present at said meeting.  The undersigned hereby revokes any proxy heretofore given and acknowledges receipt of the Notice of Special Meeting and Proxy Statement dated [     ].

This proxy is revocable and will be voted as directed by the undersigned.  The Board of Directors of Information Services Group, Inc. recommends a vote FOR proposals 1, 2, 3, and 4.  If this proxy is signed and returned but does not specify a vote on any proposal, this proxy will be voted FOR any such proposal.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE TO CAST VOTE

SPECIAL MEETING OF STOCKHOLDERS OF

Information Services Group, Inc.

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS – [   ]

Please sign, date and mail

your proxy card in the

envelope provided

as soon as possible.

 Please detach along perforated line and mail in the envelope provided.

PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY – Votes MUST be indicated (x) in Blue or Black Ink as shown here ☒

The Board of Directors recommends a vote FOR proposal 1.

1.  Approval of the Acquisition Proposal — a proposal to adopt the Purchase Agreement, dated as of April 24, 2007, by and between MCP-TPI Holdings, LLC and Information Services Group, Inc. (“ISG”), and to approve the acquisition contemplated thereby, pursuant to which ISG will acquire all of the outstanding shares of capital stock of TPI Advisory Services Americas, Inc. for approximately $280 million in cash.

For	Against	Abstain
☐	☐	☐

If you voted “AGAINST” the acquisition proposal and you hold shares of ISG common stock issued as part of the units issued in the ISG initial public offering, you may exercise your conversion rights and demand that ISG convert your shares of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of ISG’s initial public offering are held, by marking the “Exercise Conversion Rights” box below. You must affirmatively vote against the acquisition proposal and demand that ISG convert your shares into cash no later than the close of the vote on the acquisition proposal in order to exercise your conversion rights.

If you exercise your conversion rights, then you will be exchanging your shares of ISG common stock for cash and will no longer own these shares. You will only be entitled to receive cash in connection with the conversion of these shares if the acquisition is completed and you continue to hold these shares through the closing date of the acquisition and tender your physical stock certificate to our stock transfer agent. Failure to (a) vote against the adoption of the acquisition proposal, (b) check the following box or, alternatively, demand conversion in writing, (c) continue to hold your shares of common stock through the closing date and tender your physical stock certificate to our stock transfer agent or (d) submit this proxy in a timely manner will result in the loss of your conversion rights. If you return your proxy card without an indication of how you wish to vote, your shares will be voted for the adoption of the acquisition proposal and you will not be eligible to have your shares converted.  If you hold the shares in street name and wish to tender your shares in connection with the exercise of your conversion rights, you will need to instruct your bank or broker to withdraw the shares from your account and request that a physical stock certificate be issued in your name.  Please call [       ] at ISG at 203-517-3100 for additional information on exercising your conversion rights.

I Hereby Exercise My Conversion Rights
☐

The Board of Directors recommends a vote FOR proposal 2.

2.  Approval of the Equity Incentive Plan Proposal — a proposal to approve the 2007 Equity Incentive Plan.

For	Against	Abstain
☐	☐	☐

The Board of Directors recommends a vote FOR proposal 3.

3.  Approval of the Employee Stock Purchase Plan Proposal – a proposal to approve the 2007 Employee Stock Purchase Plan.

For	Against	Abstain
☐	☐	☐

The Board of Directors recommends a vote FOR proposal 4.

4.  Approval of the Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the adoption of the acquisition proposal and the transactions contemplated thereby, the equity incentive plan proposal or the employee stock purchase plan proposal.

For	Against	Abstain
☐	☐	☐

I PLAN TO ATTEND THE SPECIAL MEETING. ☐

Note: Please sign exactly as name or names appear hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Date

Signature

Co-Owner Sign Here

Title(s)

TO CHANGE YOUR ADDRESS, PLEASE MARK THIS BOX ☐

AND INDICATE YOUR NEW ADDRESS IN THE SPACE ABOVE